UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☒	Soliciting Material under §240.14a-12
Avangrid, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Proxy Statement 2024	Letter to Shareholders

Preliminary Proxy Materials – Subject to Completion

AVANGRID, INC.

180 Marsh Hill Road

Orange, Connecticut 06477

[ ● ], 2024

Dear Shareholders:

You are cordially invited to attend the 2024 annual meeting (such meeting, including any adjournments or postponements thereof, the “Annual Meeting”) of shareholders of Avangrid, Inc., a New York corporation (“Avangrid” or the “Company”). The Annual Meeting will be held at [ ● ] a.m. Eastern Time on [ ● ], 2024 in Boston, Massachusetts. Please be sure to follow instructions found in the accompanying proxy statement (the “Proxy Statement”) and the accompanying notice of the Annual Meeting (the “Notice of Annual Meeting”). Details regarding the business to be conducted at the Annual Meeting are described in the accompanying Proxy Statement and the Notice of Annual Meeting.

At the Annual Meeting, you will be asked to consider and vote upon the following proposals:

1.

to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of May 17, 2024, by and among Iberdrola, S.A., a corporation organized under the laws of Spain (“Parent”), Arizona Merger Sub, Inc., a New York corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Avangrid (the “Merger Agreement Proposal”). The Merger Agreement provides that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will merge with and into Avangrid (the “Merger”), with Avangrid continuing as the surviving corporation and a wholly-owned subsidiary of Parent;

2.	to elect 14 director nominees to Avangrid’s Board of Directors (the “Director Election Proposal”);

3.	to ratify the selection of KPMG LLP as Avangrid’s Independent Registered Public Accounting Firm for the year ending December 31, 2024 (the “Accounting Firm Ratification Proposal”);

4.	to approve, on an advisory basis, named executive officers compensation (the “Compensation Proposal”);

Proxy Statement 2024	Letter to Shareholders

5.

to consider and vote on any proposal to adjourn the Annual Meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Annual Meeting (the “Adjournment Proposal”); and

6.	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

If the Merger is completed, at the time at which the Merger becomes effective (the “Effective Time”), as a result of the Merger, each share of common stock of Avangrid (“Avangrid Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Avangrid Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and shares of Avangrid Common Stock owned by Avangrid or any direct or indirect wholly-owned subsidiary of Avangrid, and in each case not held on behalf of third parties) will be converted into the right to receive $35.75 per share of Avangrid Common Stock in cash (the “Per Share Merger Consideration”), without interest, as more fully described in the accompanying Proxy Statement. The $35.75 per share price represents an 11.4% premium over the closing price of Avangrid Common Stock of $32.08 per share on March 6, 2024, the last unaffected trading day prior to Avangrid’s announcement of receipt of Parent’s unsolicited offer, and a 15.2% premium over $31.03 per share, the volume-weighted average price of Avangrid Common Stock over the 30 trading days leading up to the last unaffected trading day prior to Avangrid’s announcement of receipt of Parent’s unsolicited offer. In addition, under the terms of the Merger Agreement, Avangrid will continue paying regular quarterly cash dividends not to exceed $0.440 per share through the closing of the Merger, including a pro-rated dividend for any partial quarter prior to the closing of the Merger.

The proposed Merger is a “going private transaction” under the rules of the U.S. Securities and Exchange Commission (the “SEC”). If the Merger is completed, Avangrid will become a privately held company, wholly owned by Parent.

Consistent with the requirements of the shareholder agreement dated December 16, 2015, between Avangrid and Parent (the “Shareholder Agreement”), the Avangrid Board of Directors (the “Board”) delegated to the unaffiliated committee of the Board comprised solely of independent and disinterested directors (the “Unaffiliated Committee”) the full authority to, among other things, examine, evaluate and negotiate the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Merger, and any other strategic alternatives that may be available to the Company. The Unaffiliated Committee, as more fully described in the accompanying Proxy Statement, evaluated the Merger, with the assistance of its own independent legal and financial advisors. At the conclusion of its review, the Unaffiliated Committee unanimously (1) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (2) determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the Unaffiliated Shareholders (as defined below), (3) recommended that the Board authorize and approve

Proxy Statement 2024	Letter to Shareholders

the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth therein, and (4) recommended that the Board recommend that the shareholders of the Company adopt the Merger Agreement. In addition, the Unaffiliated Committee believes that the Merger is fair to Avangrid’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Board, acting upon the unanimous recommendation of the Unaffiliated Committee, unanimously (1) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (2) determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of the Company and its shareholders, including the Unaffiliated Shareholders, (3) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth therein, (4) resolved to recommend that the shareholders of the Company adopt the Merger Agreement, and (5) directed that the Merger Agreement be submitted to the shareholders of the Company for their adoption at a duly held meeting of such shareholders for such purpose. In addition, the Board, on behalf of the Company, believes that the Merger is fair to Avangrid’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 promulgated under the Exchange Act.

The Board unanimously recommends that you vote (1) “FOR” the Merger Agreement Proposal, (2) “FOR” the Director Election Proposal, (3) “FOR” the Accounting Firm Ratification Proposal, (4) “FOR” the Compensation Proposal and (5) “FOR” the Adjournment Proposal.

Your vote is very important, regardless of the number of shares you own. Approval of the Merger Agreement Proposal requires the affirmative vote cast at the Annual Meeting in person or by proxy by holders at the close of business on the Record Date (as defined below) of: (1) a majority of all outstanding shares of Avangrid Common Stock, (2) a majority of all outstanding shares of Avangrid Common Stock held by the Company’s shareholders other than Parent and the Parent Controlled Affiliates (as defined below), and (3) a majority of all outstanding shares of Avangrid Common Stock held by the Unaffiliated Shareholders. The “Parent Controlled Affiliates” means (a) any entity in which Parent owns, directly or indirectly, capital stock or other interests representing more than 50% of the aggregate equity interest in such entity and (b) any person as to which Parent, directly or indirectly, through one or more intermediaries, possesses the power to (i) vote the capital stock or other equity interests representing 50% or more of the capital stock or other equity interests of such person, or (ii) designate, elect, appoint or otherwise select 50% or more of the members of the governing body of such person (but, for the avoidance of doubt, does not include Avangrid and its subsidiaries). The “Unaffiliated Shareholders” means all of the holders of outstanding shares of Avangrid Common Stock, excluding (i) Parent, Merger Sub and their respective Affiliates (as defined in the accompanying Proxy Statement), (ii) any members of the Board who are employees of Parent or its Affiliates, (iii) any officer of the Company, and (iv) any member of any of the foregoing’s “immediate

Proxy Statement 2024	Letter to Shareholders

family” (as defined in Rule 16a-1 of the Exchange Act), or any “affiliate” or “associate” (as defined in Rule 12b-2 of the Exchange Act) of any of the foregoing. Each record holder of Avangrid Common Stock is entitled to one (1) vote for each share of Avangrid Common Stock owned of record at the close of business on [ ● ], 2024 (the “Record Date”). If you fail to vote on the Merger Agreement Proposal, the effect will be the same as a vote against such proposal.

Approval of each of the Director Election Proposal, Accounting Firm Ratification Proposal, Compensation Proposal, and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by of the holders of Avangrid Common Stock voting in person at the Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote thereon.

The accompanying Proxy Statement provides you with more detailed information about the Annual Meeting, the Merger Agreement and the transactions contemplated thereby, including the Merger, and the other proposals to be considered at the Annual Meeting. A copy of the Merger Agreement is attached as Annex A to the accompanying Proxy Statement. Please carefully read the entire Proxy Statement and its annexes, including the Merger Agreement and the documents referred to or incorporated by reference in the accompanying Proxy Statement in their entirety. You may also obtain additional information about the Company from other documents we have filed with the SEC. In particular, you should read the “Special Factors” section beginning on page 43 of the accompanying Proxy Statement and the “Risk Factors” section beginning on page 26 of our 2023 Annual Report on Form 10-K, as well as other risk factors detailed from time to time in the Company’s reports filed with the SEC and incorporated by reference in the accompanying Proxy Statement, in their entirety for risks relating to our business and for a discussion of the risks you should consider in evaluating the Merger and how they may affect you.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, we urge you to promptly vote and submit your proxy by phone, via the Internet, or, if you received paper copies of these materials, by signing, dating and returning the accompanying proxy card in the accompanying envelope, which requires no postage if mailed in the United States. If you have previously received our Notice of Internet Availability of the Proxy Materials, then instructions regarding how you can vote are contained in that notice. If you have received a proxy card, then instructions regarding how you can vote are contained on the proxy card. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the Annual Meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Annual Meeting without your instructions. As a result, if you do not provide your bank, broker or other nominee with any voting instructions, your shares of Avangrid Common Stock will not be counted for purposes of a quorum

Proxy Statement 2024	Letter to Shareholders

and will not be voted at the Annual Meeting, which will have the same effect as a vote against the Merger Agreement Proposal. If you give voting instructions to your bank, broker or other nominee with respect to one of the proposals but give no instruction as to the other proposals, then your shares of Avangrid Common Stock will be deemed present at the Annual Meeting for purposes of establishing a quorum at the Annual Meeting, will be voted as instructed with respect to the proposal as to which instructions were given and may be voted with respect to the Accounting Firm Ratification Proposal (with respect to which your bank, broker or other nominee will have discretionary authority to vote your shares in this circumstance), and will not be voted with respect to any non-routine proposals (i.e., the Merger Agreement Proposal, the Director Election Proposal, the Compensation Proposal, and the Adjournment Proposal) for which instructions are not given.

If you have any questions or need assistance voting your shares, please contact our proxy solicitors:

For U.S. Holders of Avangrid Common Stock:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, NY 10036, USA

Telephone for Banks, Brokers, and International Shareholders: (212) 297-0720

Shareholders may call toll-free (from the U.S. and Canada): (877) 279-2311

Email: info@okapipartners.com

For Non-U.S. Holders of Avangrid Common Stock:

Georgeson LLC

c/Orense 34, Edificio Norte, 8ª Planta, 28020,

Madrid, Spain

Telephone for Banks, Brokers and Shareholders: (+44) 370 703 0282

Thank you for your support.

Sincerely,

Ignacio S. Galán	Robert Duffy
Chairman of the Board	Chairman of the Unaffiliated Committee

The accompanying Proxy Statement is dated [ ● ], 2024 and, together with the accompanying form of proxy card, is first being mailed to shareholders on or about [ ● ], 2024.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT OR THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Proxy Statement 2024	Notice of 2024 Annual Meeting

Notice of 2024 Annual Meeting of Shareholders

125 High Street	[ ● ], 2024
Boston, Massachusetts 02110	[ ● ] a.m. Eastern Time

The Notice of Annual Meeting, Proxy Statement, and 2023 Annual Report on Form 10-K are available free of charge at www.avangrid.com.

Items of Business

Notice is given that the 2024 annual meeting (such meeting, including any adjournments or postponements thereof, the “Annual Meeting”) of shareholders of Avangrid, Inc., a New York corporation (“Avangrid” or the “Company”) will be held at [ ● ] a.m. Eastern Time on [ ● ], 2024 in Boston, Massachusetts, for the following purposes:

1.

to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of May 17, 2024, by and among Iberdrola, S.A., a corporation organized under the laws of Spain (“Parent”), Arizona Merger Sub, Inc., a New York corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Avangrid (the “Merger Agreement Proposal”). The Merger Agreement provides that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will merge with and into Avangrid (the “Merger”), with Avangrid continuing as the surviving corporation and a wholly-owned subsidiary of Parent;

2.	to elect 14 director nominees to Avangrid’s Board of Directors (the “Director Election Proposal”);

3.	to ratify the selection of KPMG LLP as Avangrid’s Independent Registered Public Accounting Firm for the year ending December 31, 2024 (the “Accounting Firm Ratification Proposal”);

4.	to approve, on an advisory basis, named executive officer compensation (the “Compensation Proposal”);

5.

to consider and vote on any proposal to adjourn the Annual Meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Annual Meeting (the “Adjournment Proposal”); and

6.	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Proxy Statement 2024	Notice of 2024 Annual Meeting

Approval of the Merger Agreement Proposal requires the affirmative vote cast at the Annual Meeting in person or represented by proxy holders of Avangrid Common Stock at the close of business on the Record Date (as defined below) of (1) the holders of a majority of all outstanding shares of Avangrid Common Stock, (2) the holders of a majority of all outstanding shares of Avangrid Common Stock held by the Company’s shareholders other than Parent and the Parent Controlled Affiliates, and (3) the holders of a majority of all outstanding shares of Avangrid Common Stock held by the Unaffiliated Shareholders (as defined below). The “Parent Controlled Affiliates” means (a) any entity in which Parent owns, directly or indirectly, capital stock or other interests representing more than 50% of the aggregate equity interest in such entity and (b) any person as to which Parent, directly or indirectly, through one or more intermediaries, possesses the power to (i) vote the capital stock or other equity interests representing 50% or more of the capital stock or other equity interests of such person, or (ii) designate, elect, appoint or otherwise select 50% or more of the members of the governing body of such person (but, for the avoidance of doubt, does not include Avangrid and its subsidiaries). The “Unaffiliated Shareholders” means all of the holders of outstanding shares of Avangrid Common Stock, excluding (i) Parent, Merger Sub and their respective Affiliates (as defined in the accompanying Proxy Statement), (ii) any members of the Avangrid Board of Directors (the “Board”) who are employees of Parent or its Affiliates, (iii) any officer of the Company, and (iv) any member of any of the foregoing’s “immediate family” (as defined in Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or any “affiliate” or “associate” (as defined in Rule 12b-2 of the Exchange Act) of any of the foregoing. Approval of each of the Director Election Proposal, Accounting Firm Ratification Proposal, Compensation Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of Avangrid Common Stock voting in person, or represented by proxy at the Annual Meeting and entitled to vote thereon.

The Board unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal, (2) “FOR” the Director Election Proposal, (3) “FOR” the Accounting Firm Ratification Proposal, (4) “FOR” the Compensation Proposal and (5) “FOR” the Adjournment Proposal.

The proposed Merger is a “going private transaction” under the rules of the U.S. Securities and Exchange Commission.

Each record holder of Avangrid Common Stock is entitled to one (1) vote for each share of Avangrid Common Stock owned of record at the close of business on the Record Date. If you fail to vote on the Merger Agreement Proposal, the effect will be the same as a vote against such proposal.

Your vote is very important. To ensure your representation at the Annual Meeting, it is important that you submit a proxy for your shares, whether or not you plan to attend the Annual Meeting. As promptly as possible, please complete, date, sign and return the accompanying proxy card in the accompanying prepaid reply envelope, or submit your proxy over the Internet or by telephone by following the instructions set forth on the accompanying proxy card. If you have previously received our Notice of Internet Availability of the Proxy Materials, then instructions regarding how you can vote

Proxy Statement 2024	Notice of 2024 Annual Meeting

are contained in that notice. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy. If you fail to (i) vote online or by phone, (ii) return your proxy card or (iii) attend the Annual Meeting, your shares of Avangrid Common Stock will not be counted for purposes of a quorum and will have the same effect as a vote against the Merger Agreement Proposal.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the Annual Meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Annual Meeting without your instructions. As a result, if you do not provide your bank, broker or other nominee with any voting instructions, your shares will not be counted for purposes of a quorum and will not be voted at the Annual Meeting, which will have the same effect as a vote against the Merger Agreement Proposal. If you give voting instructions to your bank, broker or other nominee with respect to one of the proposals, but give no instruction as to the other proposals, then your shares of Avangrid Common Stock will be deemed present at the Annual Meeting for purposes of establishing a quorum at the Annual Meeting, will be voted as instructed with respect to the proposal as to which instructions were given, may be voted with respect to the Accounting Firm Ratification Proposal (with respect to which your bank, broker or other nominee will have discretionary authority to vote your shares in this circumstance), and will not be voted with respect to any non-routine proposals (i.e., the Merger Agreement Proposal, the Director Election Proposal, the Compensation Proposal, and the Adjournment Proposal) for which instructions are not given.

Record Date

[ ● ], 2024 (the “Record Date”)

Date These Proxy Materials Are First Being Made Available

[ ● ], 2024

Sincerely,

R. Scott Mahoney

Senior Vice President – General Counsel and Corporate Secretary

180 Marsh Hill Road

Orange, Connecticut 06477

[ ● ], 2024

Proxy Statement 2024	Table of Contents

Proxy Statement 2024	Table of Contents

Proxy Statement 2024	Table of Contents

Proxy Statement 2024	Important Notice of Availability of Proxy Materials	| 1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on [ ● ], 2024:

The Notice of Annual Meeting, Proxy Statement,

and 2023 Annual Report on Form 10-K are available at www.proxyvote.com.

Proxy Statement 2024	Defined Terms	| 2

Defined Terms

Unless stated otherwise, whenever used in this proxy statement (the “Proxy Statement”), the following terms have the meanings set forth below:

•	Accounting Firm Ratification Proposal means the proposal to ratify the selection of KPMG LLP as Avangrid’s Independent Registered Public Accounting Firm for the year ending December 31, 2024.

•

Adjournment Proposal means the proposal to consider and vote on any proposal to adjourn the Annual Meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement Proposal at the time of the Annual Meeting.

•	Adjusted EBITDA means EBITDA adding back the pre-tax effect of retained PTCs and ITCs and PTCs allocated to tax equity investors.

•

Adjusted Net Income and Adjusted Earnings Per Share mean non-GAAP financial measures defined as net income calculated in accordance with GAAP, adjusted to excluding the impact of accelerated depreciation from the repowering of wind farms in Renewables.

•

Affiliate means, when used with respect to any party, any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act. For purposes of this Proxy Statement, “control” (as used in Rule 405 promulgated under the Securities Act) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract, management control, or otherwise. “Controlled” and “controlling” shall be construed accordingly. For the avoidance of doubt, for purposes of this Proxy Statement, (1) Parent and its Affiliates (other than the Company and its Subsidiaries) shall not be deemed to be Affiliates of the Company and its Subsidiaries and (2) the Company and its Subsidiaries shall not be deemed to be Affiliates of Parent and its Affiliates.

•	Annual Meeting means the 2024 annual meeting of the shareholders of the Company.

•

Audit Committee means the standing committee of the Board that is responsible for overseeing the integrity of the Company’s financial statements and internal controls, independence and qualifications of the Company’s principal independent registered public accounting firm, performance of the internal audit of the Company, and the policies and procedures with respect to risk assessment and management.

•	Avangrid, Company, we, our or us means Avangrid, Inc., a New York corporation.

•	Avangrid Common Stock means Avangrid common stock, par value $0.01 per share.

•	Board means the Board of Directors of the Company.

•

Burdensome Condition means any Remedy that (i) relates to Parent or any of its Affiliates (other than the Company and its Subsidiaries) or their respective businesses, product lines or assets or (ii) relates to the Company or its Subsidiaries or their respective businesses, product lines or assets that, individually or in the aggregate, would reasonably be expected to have more than an immaterial effect on the business, assets, liabilities,

Proxy Statement 2024	Defined Terms	| 3

properties, condition (financial or otherwise) of (x) the Company and each of its Subsidiaries, taken as a whole, and (y) certain of the Company’s Subsidiaries, taken individually.

•	Business Day means any day other than a Saturday or Sunday or other day on which banks are required or authorized to close in the City of New York, United States, Bilbao, Spain or Madrid, Spain.

•	Company Board Recommendation means the Board’s recommendation that the shareholders of the Company approve the Merger Agreement Proposal.

•	Company Equity-Based Awards means the Company PSUs and the Company Phantom Awards and any other awards granted under any Incentive Plan.

•	Company Phantom Award means the phantom restricted stock unit awards granted under the Incentive Plans.

•	Company PSU means the restricted stock unit awards granted under the Incentive Plans and subject to performance-based vesting conditions.

•

Company Requisite Vote means the affirmative vote in favor of adoption of the Merger Agreement by (1) the holders of a majority of all outstanding shares of Avangrid Common Stock, (2) the holders of a majority of all outstanding shares of Avangrid Common Stock held by the Company’s shareholders other than Parent and the Parent Controlled Affiliates, and (3) the holders of a majority of all outstanding shares of Avangrid Common Stock held by the Unaffiliated Shareholders.

•

Company Shareholder Approval means the Merger Agreement is duly adopted by holders of shares of Avangrid Common Stock constituting the Company Requisite Vote in accordance with applicable Law, the certificate of incorporation and bylaws of the Company, and the Shareholder Agreement.

•	Compensation and Nominating Committee means the standing committee of the Board that is responsible for overseeing executive compensation and the director nomination process.

•	Compensation Proposal means the proposal to approve, on an advisory basis, the named executive officers’ compensation.

•	Corporate means Avangrid’s corporate and other non-regulated entities.

•	DCF means discounted cash flow.

•	Director Election Proposal means the proposal to elect 14 director nominees to the Board.

•

EBIT means a non-GAAP financial measure defined as net income calculated in accordance with GAAP, adjusted for the impact of net loss attributable to noncontrolling interests, income tax expense (benefit), interest expense, net of capitalization, other income and earnings from equity method investments.

•

EBITDA means a non-GAAP financial measure defined as net income calculated in accordance with GAAP adjusted for the impact of net loss attributable to noncontrolling interests, income tax expense (benefit), depreciation and amortization, interest expense, net of capitalization, other income and earnings from equity method investments.

Proxy Statement 2024	Defined Terms	| 4

•	Effective Time means the time at which the Merger becomes effective.

•	Exchange Act means the Securities Exchange Act of 1934, as amended.

•

Excluded Shares means shares of Avangrid Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and shares of Avangrid Common Stock owned by the Company or any direct or indirect wholly-owned subsidiary of the Company, and in each case not held on behalf of third parties.

•

Executive Committee means the standing committee of the Board that, in accordance with Section 3.5 of the by-laws of Avangrid, the Board may delegate, unless otherwise decided by the Board, all the authorities of the Board, to the extent permitted by applicable law and provided that any of the authorities assigned to the Unaffiliated Committee, as defined in the Shareholder Agreement, or the Audit Committee may not be so delegated.

•	FERC means the Federal Energy Regulatory Commission.

•	GAAP means generally accepted accounting principles in the United States.

•

Governance and Sustainability Committee means the standing committee of the Board that is responsible for overseeing Avangrid’s governance and sustainability system, compliance with legal and regulatory requirements, environmental, social and governance activities and initiatives, and non-financial sustainability reporting.

•	Governmental Entity means any domestic or foreign governmental or regulatory body, commission, agency, court, instrumentality, authority or other legislative, executive or judicial entity.

•	Iberdrola or Parent means Iberdrola, S.A., a corporation organized under the laws of the Kingdom of Spain.

•	Incentive Plans means the Amended and Restated Omnibus Incentive Plan, as amended and/or restated from time to time.

•	ITCs means investment tax credits.

•

Law means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, legally enforceable requirements or orders enacted, issued, adopted, or promulgated by any governmental entity and any judicial interpretation thereof.

•	Merger means the merger of Merger Sub with and into Avangrid with Avangrid surviving the merger as a wholly-owned subsidiary of Parent.

•

Merger Agreement means the Agreement and Plan of Merger, dated as of May 17, 2024, by and among Parent, Merger Sub, and the Company, as may be amended from time to time, and which is attached to this Proxy Statement as Annex A.

•	Merger Agreement Proposal means the proposal to adopt the Merger Agreement.

•	Merger Sub means Arizona Merger Sub, Inc., a New York corporation and wholly-owned subsidiary of Parent.

•	MPUC means the Maine Public Utilities Commission.

Proxy Statement 2024	Defined Terms	| 5

•

NECEC Project means the New England Clean Energy Connect transmission project to construct a 145-mile transmission line linking the electrical grids in Québec, Canada and New England adding 1,200 MW of transmission capacity to supply Maine and the rest of New England with power from hydroelectric generation.

•	Networks means Avangrid Networks, Inc. and its subsidiaries that operate the Company’s networks business.

•	NYBCL means the New York Business Corporation Law.

•	NYPSC means the New York State Public Service Commission.

•	NYSE means the New York Stock Exchange.

•

Parent Controlled Affiliates means (a) any entity in which Parent owns, directly or indirectly, capital stock or other interests representing more than 50% of the aggregate equity interest in such entity, and (b) any person as to which Parent, directly or indirectly, through one or more intermediaries, possesses the power to (i) vote the capital stock or other equity interests representing 50% or more of the capital stock or other equity interests of such person, or (ii) designate, elect, appoint or otherwise select 50% or more of the members of the governing body of such person (but, for the avoidance of doubt, does not include Avangrid and its subsidiaries).

•	P/E means price over earnings per share.

•	Per Share Merger Consideration means $35.75 per share of Avangrid Common Stock in cash.

•

Person means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

•	PTCs means production tax credits.

•	Record Date means [ ● ], 2024.

•

Regulatory Approval Condition means the approval of FERC under Section 203 of the Federal Power Act and all notices, reports, filings, consents, registrations, approvals and authorizations from state utility commissions in Maine and New York shall have been duly obtained, shall have been received or deemed to have been received, or shall have been made or given, as applicable, and shall not have required a Burdensome Condition, and each of the foregoing remains in full force and effect.

•	Renewables means Avangrid Renewables, LLC and its subsidiaries that operate the Company’s renewables business.

•	Remedy means any imposition of any undertakings, terms, conditions, liabilities, obligations, commitments, restrictions, sanctions or other measures or provisions.

•

Representatives means, with respect to any Person, such Person’s officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors, Affiliates and other representatives.

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•	Sarbanes-Oxley Act means the Sarbanes-Oxley Act of 2002.

•	SEC means the United States Securities and Exchange Commission.

•	Securities Act means the Securities Act of 1933, as amended.

•	Shareholder Agreement means that certain Shareholder Agreement, dated as of December 16, 2015, by and between the Company and Parent.

•	Standing NECEC Committee means the standing special committee of the Board responsible for oversight of the NECEC Project.

•

Subsidiary means, with respect to any Person (the “Subject Person”), any other Person in which the Subject Person and/or one or more other Subsidiaries of the Subject Person (a) owns, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests or (b) directly or indirectly holds the voting power or right to elect a majority of the board of directors or others performing similar functions with respect to such other Person.

•	Surviving Corporation means Avangrid as the surviving corporation in the Merger.

•

Unaffiliated Committee means the unaffiliated committee of the Board established pursuant to the Shareholder Agreement and comprised solely of independent and disinterested directors which is responsible for, among other things, reviewing, evaluating and negotiating the Merger Agreement and the transactions contemplated thereby, including the Merger, and any other alternatives that may be available to the Company. The Unaffiliated Committee is defined as the “Special Committee” in the Merger Agreement.

•	unaffiliated security holders means Avangrid’s “unaffiliated security holders” as such term is defined in Rule 13e-3 promulgated under the Exchange Act.

•

Unaffiliated Shareholders means all of the holders of outstanding shares of Avangrid Common Stock, excluding (i) Parent, Merger Sub and their respective Affiliates, (ii) any members of the Board who are employees of Parent or its Affiliates, (iii) any officer of the Company, and (iv) any member of any of the foregoing’s “immediate family” (as defined in Rule 16a-1 of the Exchange Act), or any “affiliate” or “associate” (as defined in Rule 12b-2 of the Exchange Act) of any of the foregoing.

•	U.S. means the United States.

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Summary Term Sheet Relating to the Merger

This summary term sheet (this “Summary Term Sheet”) discusses the material information regarding the Merger contained in this Proxy Statement, but does not contain all of the information in this Proxy Statement that is important to your voting decision with respect to the Merger Agreement Proposal or the other matters being considered at the Annual Meeting. We encourage you to read carefully this entire Proxy Statement, its annexes and the documents referred to or incorporated by reference in this Proxy Statement, as this Summary Term Sheet may not contain all of the information that may be important to you. The items in this Summary Term Sheet include page references directing you to a more complete description of that topic in this Proxy Statement.

The Merger Agreement is described in this Proxy Statement and included as Annex A only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding Parent, Merger Sub or the Company or their respective businesses. Such information can be found elsewhere in this Proxy Statement or, in the case of the Company, in the public filings that the Company makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov. For additional information, see the section entitled “Where You Can Find Additional Information” beginning on page 252.

The representations, warranties and covenants made in the Merger Agreement by and among Parent, Merger Sub and the Company are qualified and subject to important limitations agreed to by Parent, Merger Sub and the Company in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this Summary Term Sheet, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement and were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by the Company, which disclosures are not reflected in the Merger Agreement. The representations and warranties in the Merger Agreement will not survive completion of the Merger. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Proxy Statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or

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warranty may or may not have been included in the Company’s periodic and current reports, this Proxy Statement and other documents filed with the SEC. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference or attached as annexes in this Proxy Statement.

The Parties to the Merger Agreement (Page 113)

•

Avangrid. Avangrid is headquartered in Orange, CT with approximately $45 billion in assets and operations in 24 U.S. states. Avangrid has two primary lines of business: networks and renewables. Through its networks business, Avangrid owns and operates eight (8) electric and natural gas utilities, serving more than 3.3 million customers in New York and New England. Through its renewables business, Avangrid owns and operates a portfolio of renewable energy generation facilities across the United States. Avangrid employs approximately 8,000 people and was recognized by JUST Capital as one of the JUST 100 companies – a ranking of America’s best corporate citizens—in 2024 for the fourth (4th) consecutive year. In 2024, Avangrid ranked first (1st) within the utility sector for its commitment to the environment. The Company supports the U.N.’s Sustainable Development Goals and was named among the World’s Most Ethical Companies in 2024 for the sixth (6th) consecutive year by the Ethisphere Institute. Avangrid is a member of the group of companies controlled by Iberdrola. Avangrid is listed on the NYSE under the symbol “AGR”. The principal executive office is located at 180 March Hill Road, Orange, CT 06477 and the telephone number of our principal executive office is +1 (207) 629-1190. For more information about Avangrid, see “The Parties to the Merger Agreement—Avangrid, Inc.” beginning on page 113.

•

Parent. Iberdrola is a holding company incorporated under the laws of the Kingdom of Spain. Iberdrola is the parent of a group of companies whose main activities are production of electricity from renewable and conventional sources, transmission and distribution of electricity, retail supply of electricity, gas and energy-related services and other activities, mainly linked to the energy sector. Iberdrola’s main markets include Europe (Spain, the United Kingdom, Portugal, France, Germany, Italy and Greece), the United States, Brazil, Mexico and Australia. Parent’s registered address and principal executive office is at Plaza de Euskadi, 5, 48009 Bilbao, Spain and the telephone number of parent is +34 91 784 3232. For more information about Parent, see “The Parties to the Merger Agreement—Iberdrola, S.A.” beginning on page 113.

•

Merger Sub. Merger Sub, a New York corporation, was incorporated on May 14, 2024, solely for the purpose of completing the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Merger. Merger Sub is a direct, wholly-owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The principal business address

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of Merger Sub is c/o Iberdrola, S.A., Plaza de Euskadi, 5, 48009 Bilbao, Spain and the telephone number of Merger Sub is +34 91 784 3232. For more information about Merger Sub, see “The Parties to the Merger Agreement—Arizona Merger Sub, Inc.” beginning on page 114.

The Merger Agreement Proposal (Page 149)

The Company is asking you to approve the Merger Agreement Proposal pursuant to which Merger Sub will be merged with and into the Company with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Approval of the Merger Agreement Proposal requires the Company Requisite Vote. The Board, acting upon the unanimous recommendation of the Unaffiliated Committee, unanimously recommends that you vote “FOR” the Merger Agreement Proposal.

For more information, see “Proposal One—The Merger Agreement Proposal” beginning on page 149.

Conditions to the Merger (Page 145)

Obligations of Parent, Merger Sub and Avangrid. The obligations of Parent, Merger Sub and Avangrid, as applicable, to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including:

•	receipt of the Company Shareholder Approval;

•

receipt of approval from FERC, the NYPSC, and the MPUC (or an exemption of the Merger from the applicable portion of the Maine Revised Statutes), in each case, without having required Parent, the Company or any of their respective Affiliates to effect any action contemplated by a Burdensome Condition; and

•	consummation of the Merger not being restrained, enjoined, prohibited or otherwise made illegal.

Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain additional conditions, including:

•

the accuracy of the representations and warranties of Avangrid in the Merger Agreement, subject to applicable materiality and Company Material Adverse Effect (as defined below in “The Merger Agreement—Representations and Warranties”) qualifiers, as of certain dates set forth in the Merger Agreement;

•	Avangrid having performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the closing of the Merger;

•	the absence of a Company Material Adverse Effect that is continuing as of the Effective Time; and

•	receipt by Parent of a customary closing certificate of Avangrid.

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Obligations of Avangrid. The obligation of Avangrid to consummate the Merger are subject to the satisfaction or waiver of certain additional conditions, including:

•

the accuracy of the representations and warranties of Parent in the Merger Agreement, subject to applicable materiality and Parent Material Adverse Effect (as defined below in “The Merger Agreement—Representations and Warranties”) qualifiers, as of certain dates set forth in the Merger Agreement;

•	Parent and Merger Sub having performed in all material respects all of their obligations under the Merger Agreement required to be performed by them at or prior to the closing of the Merger; and

•	receipt by Avangrid of a customary closing certificate of Parent.

For more information, see “The Merger Agreement—Conditions to the Merger” beginning on page 145.

When the Merger Will be Completed (Page 145)

We currently expect to consummate the Merger during the fourth quarter of calendar year 2024. Since the Merger is subject to receipt of the Company Requisite Vote and the approval of FERC, the MPUC, and the NYPSC, it is possible that factors outside the control of Avangrid or Parent could result in the Merger being consummated at a later time, or not at all. There may be a substantial amount of time between the Annual Meeting and the consummation of the Merger. We expect to consummate the Merger promptly following receipt of the Company Shareholder Approval, the satisfaction of the Regulatory Approval Condition and the satisfaction or waiver of the other conditions precedent as described in the Merger Agreement. For more information, see “The Merger Agreement—Conditions to the Merger” beginning on page 145.

Reasons for the Merger; Recommendation of the Unaffiliated Committee; Fairness of the Merger (Page 62)

The Unaffiliated Committee unanimously (i) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) determined that the Merger, and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the Unaffiliated Shareholders, (iii) recommended that the Board authorize and approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth therein, and (iv) recommended that the Board recommend that the shareholders of the Company adopt the Merger Agreement.

For descriptions of the reasons considered and fairness determination made by the Unaffiliated Committee and the Board in determining to recommend approval of the Merger Agreement Proposal, see “Special Factors—Reasons for the Merger; Recommendation of the Unaffiliated Committee; Fairness of the Merger” beginning on page 62.

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Recommendation of the Board (Page 69)

The Board, acting on behalf of the Company and upon the unanimous recommendation of the Unaffiliated Committee with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger, unanimously (i) determined that the Merger Agreement and other transaction documents and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of the Company and its shareholders, including the Unaffiliated Shareholders, (ii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and consummation of the transactions contemplated thereby, including the Merger, and (iii) directed that the Merger Agreement be submitted for adoption by the Company’s shareholders and recommended that the Company’s shareholders vote in favor of the Merger Agreement Proposal. The Board further believes that the Merger is substantively and procedurally fair to the Company’s unaffiliated security holders. For a description of the reasons considered by the Board, see the section of this Proxy Statement captioned “Special Factors—Reasons for the Merger” beginning on page 62.

Opinion of Financial Advisor to the Unaffiliated Committee (Page 71 and Annex B)

The Unaffiliated Committee retained Moelis & Company LLC (“Moelis”) to act as its financial advisor in connection with the Merger. At the meeting of the Unaffiliated Committee on May 17, 2024 to evaluate and consider approval of the Merger Agreement and the Merger, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated May 17, 2024, addressed to the Unaffiliated Committee (solely in its capacity as such) to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken as set forth in the opinion, the Per Share Merger Consideration to be received by the Unaffiliated Shareholders was fair from a financial point of view to such holders.

The full text of Moelis’ written opinion dated May 17, 2024, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this Proxy Statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Unaffiliated Committee (solely in its capacity as such) in its evaluation of the Per Share Merger Consideration. Moelis’ opinion was limited solely to the fairness from a financial point of view of the Per Share Merger Consideration to be received by the Unaffiliated Shareholders in the Merger and does not address Avangrid’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to Avangrid and does not address any legal, regulatory, tax, or accounting matters. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Merger or any other matter.

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For a further discussion of Moelis’ opinion, see “Special Factors—Opinion of Financial Advisor to the Unaffiliated Committee” beginning on page 71 and Annex B.

Opinion of Financial Advisor to Parent (Page 82 and Annex C)

On May 16, 2024, Morgan Stanley & Co. LLC (“Morgan Stanley”), rendered its written opinion, to the Parent board of directors to the effect that as of such date, and based on and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the Per Share Merger Consideration to be paid by Parent pursuant to the Merger Agreement was fair from a financial point of view to Parent.

The full text of Morgan Stanley’s written opinion to the Parent board of directors, dated May 16, 2024, is attached to this Proxy Statement as Annex C, and is incorporated by reference into this Proxy Statement in its entirety. You are encouraged to read Morgan Stanley’s opinion in its entirety for a discussion of the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley’s opinion was directed to the Parent board of directors for the benefit of the Parent board of directors, in its capacity as such, and addressed only the fairness from a financial point of view to Parent, as of the date of the opinion, of the Per Share Merger Consideration to be paid by Parent pursuant to the Merger Agreement. Morgan Stanley’s opinion did not address any other aspects of the Merger and did not and does not constitute a recommendation as to how the holders of Avangrid Common Stock should vote on the Merger Agreement Proposal at the Annual Meeting.

For more information, see “Special Factors—Opinion of Financial Advisor to Parent” beginning on page 82 and Annex C.

Parent’s Purpose and Reason for the Merger (Page 91)

For Parent, the purpose of the Merger is to enable Parent to acquire 100% ownership and control of the Company in a transaction in which the Company’s shareholders (other than the holders of Excluded Shares) will be cashed out in exchange for the Per Share Merger Consideration, so that Parent will bear the rewards and risks of the sole ownership of the Company after the Merger, including any increase in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses, or any decrease in value due to negative performance of the Company. For more information, see “Special Factors—Parent’s Purpose and Reason for the Merger” beginning on page 91.

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Position of Parent as to Fairness of the Merger (Page 92)

Parent believes that the transactions contemplated by the Merger Agreement, including the Merger, are substantively and procedurally fair to the unaffiliated security holders. However, Parent has interests in the transactions contemplated by the Merger Agreement, including the Merger, that are different from those of the Unaffiliated Shareholders by virtue of Parent’s continuing interests in the Company after the consummation of the Merger. Therefore, the fairness of the transaction to the Unaffiliated Shareholders was not the sole or primary goal of Parent in negotiating the Merger Agreement, and Parent attempted to negotiate a transaction that would be most favorable to it. None of Parent or its affiliates participated in the deliberations of the Unaffiliated Committee regarding, nor received any advice from the Unaffiliated Committee’s independent legal or financial advisors as to, the fairness of the transactions contemplated by the Merger Agreement, including the Merger, to the Unaffiliated Shareholders. The belief of Parent as to the fairness of the Merger is based on the factors discussed in the section of this Proxy Statement captioned “Special Factors—Position of Parent as to Fairness of the Merger” beginning on page 92.

Certain Effects of the Merger (Page 98)

If the Company Shareholder Approval is obtained and all other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

At the Effective Time, each share of Avangrid Common Stock issued and outstanding immediately prior to the Effective Time (but excluding any Excluded Shares) will be cancelled and cease to exist and converted into the right to receive the Per Share Merger Consideration, in accordance with and subject to the terms and conditions set forth in the Merger Agreement.

For more information, see “Special Factors—Certain Effects of the Merger” beginning on page 98.

When the Merger Becomes Effective (Page 121)

The closing of the Merger will take place at 10:00 a.m. New York time on a date which will be no later than the third (3rd) Business Day following the satisfaction or, if permissible under applicable Law, waiver of the last of the conditions to closing to be satisfied (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the fulfillment or, to the extent permissible under applicable Law, waiver of those conditions), or such other date and time as Avangrid and Parent may mutually agree.

For more information, see “The Merger Agreement—When the Merger Becomes Effective” beginning on page 121.

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Intent of Avangrid’s Directors and Executive Officers to Vote in Favor of the Merger (Page 103)

Avangrid’s directors and executive officers have informed Avangrid that, as of the date of this Proxy Statement, they intend to vote all of the shares of Avangrid Common Stock beneficially owned by them in favor of the Merger Agreement Proposal and each of the other proposals listed in this Proxy Statement. As of [ ● ], 2024, Avangrid’s directors and executive officers beneficially owned, in the aggregate, [ ● ]% of the voting power of the shares of Avangrid Common Stock outstanding as of [ ● ], 2024. For more information, see “Special Factors—Intent of Avangrid’s Directors and Executive Officers to Vote in Favor of the Merger” beginning on page 103.

Interests of Avangrid’s Directors and Executive Officers in the Merger (Page 104)

In considering the recommendations of the Unaffiliated Committee and of the Board that you vote to approve the Merger Agreement Proposal, you should be aware that, aside from their interests as shareholders of the Company, the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of other shareholders of the Company. The members of the Unaffiliated Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in making recommendations to the Board, which was also aware of and took into account these interests, among other matters, when making its recommendation to the shareholders of the Company that the Merger Agreement Proposal be approved. For more information, see “Special Factors—Interests of Avangrid’s Directors and Executive Officers in the Merger” beginning on page 104.

Treatment of Avangrid Equity Awards in the Merger (Page 104)

Company Phantom Awards

Immediately prior to the Effective Time and as a result of the Merger, each Company Phantom Award will be automatically cancelled and converted into the right to receive a cash-settled award equal to (x) the Per Share Merger Consideration multiplied by (y) the total number of shares of Avangrid Common Stock underlying such Company Phantom Award.

Company PSUs

Immediately prior to the Effective Time and as a result of the Merger:

•

Each Company PSU granted in 2020 for which the applicable performance period has ended prior to the Effective Time will be automatically cancelled and converted into the right to receive a cash-settled award with

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the cash payable under such award equal to (x) the Per Share Merger Consideration multiplied by (y) the total number of shares of Avangrid Common Stock underlying such Company PSU, with the number of shares used for this purpose calculated based on the actual achievement of the applicable performance goals. The cash-settled awards will be subject to the same terms and conditions, including the vesting schedule and terms regarding treatment upon termination of employment.

•

Each Company PSU for which the applicable performance period is ongoing as of the Effective Time will be automatically cancelled and converted into the right to receive a cash-settled award with the cash payable under such award equal to (x) the Per Share Merger Consideration, multiplied by (y) the total number of shares of Avangrid Common Stock underlying such Company PSU, with the number of shares used for this purpose calculated based on achievement of target performance, with certain adjustments to such goals. The cash-settled awards will be subject to the same terms and conditions as applied to such Company PSU prior to the Effective Time, including the vesting schedule and terms regarding treatment upon termination of employment.

All amounts will be paid less any applicable withholding taxes, and paid as soon as practicable following the Effective Time.

For more information, see “Special Factors—Treatment of Company Equity-Based Awards in the Merger” beginning on page 104.

No Solicitation (Page 135)

Under the terms of the Merger Agreement, subject to certain exceptions described below, the Company has agreed that, from the date of the Merger Agreement until the earlier of the Effective Time or the date (if any) the Merger Agreement is terminated, the Company will not and will cause its Subsidiaries and its and their directors, officers and employees not to, and use reasonable best efforts to cause other Representatives not to, directly or indirectly:

•

solicit, initiate, knowingly encourage or knowingly facilitate the submission of any Acquisition Proposal (as defined below) or any inquiry, proposal, discussion, offer or request that would reasonably be expected to result in an Acquisition Proposal;

•

furnish information, or afford access to the business, employees, officers, contracts, properties, assets, books and records or other aspects of the Company or any of its subsidiaries, to any person (other than Parent, Merger Sub or any of their designees) in connection with, or that would reasonably be expected to result in an Acquisition Proposal, with the intent to induce the making, submission or announcement of, or to knowingly encourage or knowingly facilitate an Acquisition Proposal (or any inquiry, proposal, discussion, offer or request that would reasonably be expected to result in an Acquisition Proposal);

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•

enter into, continue or otherwise participate in any discussions or negotiations with any Person (other than Parent, Merger Sub or any of their designees) with respect to an Acquisition Proposal or any inquiry, proposal, discussion, offer or request that would reasonably be expected to result in an Acquisition Proposal;

•	approve, agree to, adopt, recommend or submit or agree to submit to a vote of its shareholders any Acquisition Proposal, or propose publicly to do any of the foregoing;

•	fail to make, or withdraw, or materially and adversely, qualify, modify or amend, the Company Board Recommendation (or recommend an Acquisition Proposal);

•	fail to include the Company Board Recommendation in this Proxy Statement;

•	make any public statement, filing or release inconsistent with the Company Board Recommendation;

•

fail to publicly reaffirm the Company Board Recommendation in connection with the public disclosure by the Company of an Acquisition Proposal by any person other than Parent and Merger Sub within three (3) Business Days after Parent so requests in writing (provided, that, Parent may make such a request no more than once in respect of such public disclosure of an Acquisition Proposal except in connection with a material amendment thereof (and no more than once in connection with each such amendment));

•

fail to recommend, in a “Solicitation/Recommendation Statement” on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act after the commencement of such Acquisition Proposal, however, the Board may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the tenth (10th) Business Day after the commencement of such proposal; or

•	commit or agree to do any of the foregoing.

For more information, see “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page 135.

Regulatory Approvals (Page 110)

Under the Merger Agreement, the Merger cannot be completed until, among other things, FERC has approved the Merger, the NYPSC has approved the Merger, and the MPUC has approved the Merger (or granted an exemption for the Merger), in each case, without having required a Burdensome Condition.

For more information, see “Special Factors—Regulatory Approvals” beginning on page 110.

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Termination (Page 146)

The Merger Agreement contains certain termination rights for the Company (upon the recommendation of the Unaffiliated Committee), on the one hand, and Parent, on the other hand, who may by mutual consent terminate the Merger Agreement at any time prior to the Effective Time. In addition, either the Company (upon the recommendation of the Unaffiliated Committee) or Parent may terminate the Merger Agreement and abandon the Merger, at any time prior to the Effective Time if:

•

the Merger has not been consummated by June 30, 2025, which date may be extended by three (3) months by either Parent or the Company (upon the recommendation of the Unaffiliated Committee) if the Regulatory Approval Condition has not been satisfied but all other conditions to the closing of the Merger have been satisfied or waived;

•	the Company Shareholder Approval has not been obtained at the Annual Meeting; or

•

any order or law has been issued, entered, enforced, enacted or promulgated by a governmental entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and non-appealable.

In addition, Parent and the Company have the right in certain circumstances to unilaterally terminate the Merger Agreement.

For more information, see “The Merger Agreement—Termination” beginning on page 146.

Specific Performance (Page 148)

The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions, specific performance or other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement.

For more information, see “The Merger Agreement—Specific Performance” beginning on page 148.

Material U.S. Federal Income Tax Consequences of the Merger (Page 106)

The receipt of cash by a U.S. Holder (as defined in “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s Avangrid Common Stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference between the cash such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in Avangrid Common Stock surrendered in

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the Merger. A Non-U.S. Holder (as defined in “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Avangrid Common Stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States or shares of Avangrid Common Stock constitute a United States real property interest. Holders of Avangrid Common Stock should refer to the discussion under the section of this Proxy Statement captioned “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” and should consult their own tax advisors concerning the U.S. federal income tax consequences of the Merger to them in light of their particular circumstances and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction or other tax laws.

The Annual Meeting (Page 115)

The Annual Meeting will be held on [ ● ], 2024, starting at [ ● ] a.m. Eastern Time, at 125 High Street, Boston, Massachusetts 02110, or at any adjournment or postponement of the meeting.

The purpose of the Annual Meeting is to take action on the following:

1.	The Merger Agreement Proposal;

2.	The Director Election Proposal;

3.	The Accounting Firm Ratification Proposal;

4.	The Compensation Proposal; and

5.	The Adjournment Proposal.

For more information, see “The Annual Meeting—Date, Time, Place and Purpose” beginning on page 115.

Record Date and Quorum (Page 115)

The holders of record of Avangrid Common Stock at the close of business on the Record Date are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, [ ● ] shares of Avangrid Common Stock were issued and outstanding. For each share of Avangrid Common Stock owned on the Record Date, the shareholder is entitled to cast one (1) vote on each matter voted upon at the Annual Meeting.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of shares of Avangrid Common Stock outstanding on the Record Date will constitute a quorum, permitting the Company to conduct its business at the Annual Meeting. Your shares of Avangrid Common Stock will be counted as present at the Annual Meeting if you vote online or by phone, you return your proxy card by mail or you attend the Annual Meeting in person.

For more information, see “The Annual Meeting—Record Date and Quorum” beginning on page 115.

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Required Votes (Page 115)

•

Proposal One—The Merger Agreement Proposal. Approval of the Merger Agreement Proposal requires the affirmative vote cast at the Annual Meeting in person or by proxy by holders of Avangrid Common Stock at the close of business on the Record Date of: (i) the holders of a majority of all outstanding shares of Avangrid Common Stock, (ii) the holders of a majority of all outstanding shares of Avangrid Common Stock held by Avangrid’s shareholders other than Parent and the Parent Controlled Affiliates and (iii) the holders of a majority of all outstanding shares of Avangrid Common Stock held by the Unaffiliated Shareholders.

•

Proposal Two—The Director Election Proposal. The nominees to the Board receiving a majority of the votes cast at the Annual Meeting in person or by proxy by holders of shares of Avangrid Common Stock at the close of business on the Record Date will be elected as directors of Avangrid.

•

Proposal Three—The Accounting Firm Ratification Proposal. Approval of the Accounting Firm Ratification Proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy by holders of shares of Avangrid Common Stock at the close of business on the Record Date.

•

Proposal Four—The Compensation Proposal. Approval of the Compensation Proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy by holders of shares of Avangrid Common Stock at the close of business on the Record Date.

•

Proposal Five—The Adjournment Proposal. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy by holders of shares of Avangrid Common Stock at the close of business on the Record Date.

For more information, see “The Annual Meeting—Required Votes” beginning on page 115.

No Appraisal Rights (Page 112)

Under the NYBCL, holders of shares of Avangrid Common Stock are not entitled to exercise any appraisal or dissenters’ rights in connection with the Merger. For more information, see “Special Factors—No Appraisal Rights for Avangrid Common Shareholders” beginning on page 112.

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Questions and Answers About the Annual Meeting and the Merger

The following questions and answers address briefly some questions you may have regarding the Annual Meeting, the Merger Agreement, and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of Avangrid. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this Proxy Statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this Proxy Statement, all of which you should read carefully in their entirety. See “Where You Can Find Additional Information” beginning on page 252.

1.	Q:	Why am I receiving these materials?

A:

On May 17, 2024, Avangrid entered into the Merger Agreement pursuant to which, among other things, Merger Sub will merge with and into Avangrid with Avangrid surviving the Merger as a wholly-owned subsidiary of Parent. If the Merger is completed, each share of Avangrid Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) will be cancelled and extinguished and automatically converted into and thereafter represent the right to receive the Per Share Merger Consideration, subject to and in accordance with the terms and conditions set forth in the Merger Agreement. A copy of the Merger Agreement is attached to this Proxy Statement as Annex A and is incorporated herein by reference.

You are viewing or have received these proxy materials because the Board is soliciting your proxy to vote your shares on the Merger Agreement Proposal, the Director Election Proposal, the Accounting Firm Ratification Proposal, the Compensation Proposal and the Adjournment Proposal. This Proxy Statement includes information that Avangrid is required to provide to you under the rules of the SEC and that is designed to assist you in voting your shares. You should read this Proxy Statement carefully as it contains important information about the Merger, the Merger Agreement, the Annual Meeting and the other matters to be voted on at our Annual Meeting.

In accordance with SEC rules, we are using the internet as the primary means of furnishing proxy materials to shareholders. Accordingly, most shareholders will not receive paper copies of our proxy materials. We instead sent shareholders a Notice of Internet Availability of the Proxy Materials (the “Notice”) with instructions for voting and for accessing the proxy materials online, including the notice of Annual Meeting, Proxy Statement, and 2023 Annual Report on Form 10-K. The Notice was mailed on or about [ ● ], 2024. The Notice also provides

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information on how shareholders may obtain paper copies of our proxy materials if they so choose. Additionally, and in accordance with SEC rules, you may access our proxy materials at www.proxyvote.com.

The Notice provides you with instructions regarding how to:

•  view the proxy materials for the Annual Meeting on the internet and vote at the Annual Meeting; and

•  instruct us to send future proxy materials to you in printed form or electronically by e-mail.

If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.

Your vote is very important. Even if you plan to attend the Annual Meeting, we encourage you to submit a proxy as soon as possible.

2.	Q:	What is the proposed transaction and what effects will it have on Avangrid?

A:

Pursuant to the Merger Agreement, subject to the satisfaction or waiver of certain conditions (see the section of this Proxy Statement captioned “The Merger Agreement—Conditions to the Merger”), Merger Sub will merge with and into Avangrid with Avangrid surviving the Merger as a wholly-owned subsidiary of Parent. If the Merger is completed, each share of Avangrid Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) will be converted into the right to receive the Per Share Merger Consideration and will be cancelled and cease to exist, subject to and in accordance with the terms and conditions set forth in the Merger Agreement.

In addition, following completion of the Merger, there will be no further market for the shares of Avangrid Common Stock and, as soon as practicable following the Effective Time and in compliance with applicable Law, Avangrid’s securities will be delisted from the NYSE and de-registered under the Exchange Act, upon application to the SEC. As a result of the Merger, Avangrid will no longer be a public company, the shares of Avangrid Common Stock will no longer be listed on any exchange or quotation system, price quotations will no longer be available and Avangrid’s registration and reporting obligations under the Exchange Act will cease.

Following completion of the Merger, your shares of Avangrid Common Stock will represent only the right to receive the Per Share Merger Consideration, subject to and in accordance with the terms and conditions of the Merger Agreement, and you will no longer have any interest in Avangrid’s future earnings, growth or value.

For more information about the Merger Agreement and the transactions contemplated thereby, including the Merger, see “Special Factors.”

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3.	Q:	What will I receive if the Merger is consummated?

A:

If the Merger is consummated, you will be entitled to receive $35.75 in cash, without interest and subject to any applicable withholding taxes, for each share of Avangrid Common Stock that you own. For example, if you own 100 shares of Avangrid Common Stock, you will be entitled to receive $3,575 in cash in exchange for your shares of Avangrid Common Stock, without interest and subject to any applicable withholding taxes. You will not be entitled to receive shares of the Surviving Corporation or Parent.

4.	Q:	How does the Per Share Merger Consideration compare to the market price of Avangrid Common Stock?

A:

The Per Share Merger Consideration constitutes a premium of approximately an 11.4% premium over the closing price of Avangrid Common Stock of $32.08 per share on March 6, 2024, the last unaffected trading day prior to Avangrid’s announcement of receipt of Parent’s unsolicited offer, and a 15.2% premium over $31.03 per share, the volume-weighted average price of Avangrid Common Stock over the 30 trading days leading up to the last unaffected trading day prior to Avangrid’s announcement of receipt of Parent’s unsolicited offer.

5.	Q:	What will happen to Company Equity-Based Awards?
A:

Generally speaking, Company Equity-Based Awards will be treated as follows immediately prior to the Effective Time:

•  Each Company Phantom Award will be automatically cancelled and converted into the right to receive a cash-settled award equal to (x) the Per Share Merger Consideration, multiplied by (y) the total number of shares of Avangrid Common Stock underlying such Company Phantom Award.

•  Each Company PSU granted in 2020 for which the applicable performance period has ended prior to the Effective Time will be automatically cancelled and converted into the right to receive a cash-settled award with the cash payable under such award equal to (x) the Per Share Merger Consideration, multiplied by (y) the total number of shares of Avangrid Common Stock underlying such Company PSU, with the number of shares used for this purpose calculated based on the actual achievement of the applicable performance goals and will be settled in March 2025 in cash in accordance with their existing vesting and payment schedules.

•  Each Company PSU for which the applicable performance period is ongoing as of the Effective Time will be automatically cancelled and converted into the right to receive a cash-settled award with the cash payable under such award equal to (x) the Per Share Merger Consideration, multiplied by (y) the total number of shares of Avangrid Common Stock underlying such Company PSU, with the number of shares used for this purpose calculated based on achievement of target performance. Each cash-settled award will be subject to the same terms and conditions as applied to such Company PSU prior to the Effective Time, including the vesting schedule and terms regarding treatment upon termination of employment, except (x) applicable performance metrics will be adjusted to exclude the Total Shareholder Return (as defined in the Merger

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Agreement) metric (with such metric’s weighting re-allocated between the remaining performance metrics) and (y) achievement of the Adjusted Net Income performance metric will be adjusted to take into account certain transaction-related costs. These adjusted awards will be settled in 2026, 2027 and 2028, as applicable, pursuant to their existing vesting and payment schedules, in cash.

6.	Q:	Am I entitled to exercise appraisal rights instead of receiving the Per Share Merger Consideration for my shares of Avangrid Common Stock?
	A:	No. Pursuant to Section 910 of the NYBCL, holders of shares of Avangrid Common Stock are not entitled to exercise any appraisal or dissenters’ rights in connection with the Merger.

7.	Q:	When is the Merger expected to be completed?
A:

We currently expect to consummate the Merger during the fourth quarter of calendar year 2024. Since the Merger is subject to receipt of the Company Requisite Vote and the approval of FERC, the MPUC, and the NYPSC, it is possible that factors outside the control of Avangrid or Parent could result in the Merger being consummated at a later time, or not at all. There may be a substantial amount of time between the Annual Meeting and the consummation of the Merger. We expect to consummate the Merger promptly following receipt of the Company Shareholder Approval, satisfaction of the Regulatory Approval Condition and the satisfaction or waiver of the other conditions precedent as described in the Merger Agreement. See “The Merger Agreement—Conditions to the Merger” for additional information.

8.	Q:	Will I be subject to U.S. federal income tax upon the exchange of Avangrid Common Stock for cash pursuant to the Merger?
A:

If you are a U.S. Holder, the exchange of your shares of Avangrid Common Stock for the Per Share Merger Consideration generally will require you to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the aggregate amount of Per Share Merger Consideration you receive and your aggregate adjusted tax basis in your shares of Avangrid Common Stock surrendered pursuant to the Merger.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to the exchange of their shares of Avangrid Common Stock for the Per Share Merger Consideration unless such Non-U.S. Holder has certain connections to the United States or shares of Avangrid Common Stock constitute a United States real property interest.

You should consult your own tax advisor to determine the U.S. federal income tax consequences of the Merger to you in light of your own particular circumstances and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction or other tax laws. See “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” for a more complete description of certain U.S. federal income tax consequences of the Merger.

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9.	Q:	When and where is the Annual Meeting?
A:

[ ● ], 2024 at [ ● ] a.m. Eastern Time, at 125 High Street, Boston, Massachusetts 02110. Admission to the Annual Meeting will be on a first-come, first-served basis. Proof of Avangrid share ownership at the close of business on the Record Date, along with photo identification, will be required for admission. No cameras, recording equipment, electronic devices, use of cell phones or other mobile devices, large bags, or packages will be permitted at the Annual Meeting.

If you are a street name shareholder (i.e., you hold your shares through an intermediary, such as a bank or broker), you also must bring a letter from your intermediary confirming your beneficial ownership of your shares of Avangrid Common Stock and, if you intend to vote your shares of Avangrid Common Stock, a proxy permitting you to vote them. Even if you plan on attending the Annual Meeting, we encourage you to vote your shares in advance online, or if you requested printed copies of the proxy materials, by phone or by mail, to ensure that your vote will be represented at the Annual Meeting.

10.	Q:	Who is entitled to vote at the Annual Meeting?
A:

All of Avangrid’s shareholders of record at the close of business on [ ● ], 2024, the Record Date, are entitled to receive notice of, attend and vote at the Annual Meeting, or any adjournments or postponements thereof. For each share of Avangrid Common Stock that you owned at the close of business on the Record Date, you will have one vote on each matter submitted to a vote at the Annual Meeting.

For more information about who can vote at the Annual Meeting, see “The Annual Meeting—Voting; Proxies; Revocation.”

11.	Q:	What matters will be voted on at the Annual Meeting?
A:

You will be asked to consider and vote on the following proposals:

•  Proposal One: The Merger Agreement Proposal;

•  Proposal Two: To elect Ignacio S. Galán, John Baldacci, Pedro Azagra Blázquez, Daniel Alcain Lopéz, María Fátima Báñez García, Agustín Delgado Martín, Robert Duffy, Teresa Herbert, Patricia Jacobs, John Lahey, Santiago Martínez Garrido, José Sáinz Armada, Alan Solomont, and Camille Joseph Varlack as directors of Avangrid;

•  Proposal Three: The Accounting Firm Ratification Proposal;

•  Proposal Four: The Compensation Proposal; and

•  Proposal Five: The Adjournment Proposal.

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For more information on each of these proposals, see “Proposal One—The Merger Agreement Proposal”, “Proposal Two—The Director Election Proposal”, “Proposal Three—The Accounting Firm Ratification Proposal”, “Proposal Four—The Compensation Proposal”, and “Proposal Five—The Adjournment Proposal.”

12.	Q:	What quorum is needed for the Annual Meeting?
A:

The holders of a majority of the shares of Avangrid Common Stock outstanding at the close of business on [ ● ], 2024, the Record Date, must be present at the Annual Meeting, in person or by proxy, to constitute a quorum. There must be a quorum for business to be conducted at the Annual Meeting. If a quorum is not present, the person presiding at the Annual Meeting may adjourn the Annual Meeting from time to time until a quorum exists.

For more information about the quorum required at the Annual Meeting, see “The Annual Meeting—Record Date and Quorum.”

13.	Q:	What vote of Avangrid shareholders is required approve the Merger Agreement Proposal?
A:

The approval of the Merger Agreement Proposal requires the affirmative vote cast at the Annual Meeting in person or by proxy by holders at the close of business on the Record Date of: (i) a majority of all outstanding shares of Avangrid Common Stock, (ii) a majority of all outstanding shares of Avangrid Common Stock held by Avangrid’s shareholders other than Parent and the Parent Controlled Affiliates, and (iii) a majority of all outstanding shares of Avangrid Common Stock held by the Unaffiliated Shareholders.

At the close of business on [ ● ], 2024, the Record Date, there were:

•  [ ● ] shares of Avangrid Common Stock outstanding;

•  [ ● ] shares of Avangrid Common Stock owned by shareholders other than Parent and the Parent Controlled Affiliates; and

•  [ ● ] shares of Avangrid Common Stock held by the Unaffiliated Shareholders.

In order for the Merger Agreement Proposal to be approved:

•  [ ● ] shares of Avangrid Common Stock must be voted in favor of the Merger Agreement Proposal;

•  [ ● ] shares of Avangrid Common Stock owned by shareholders other than Parent and the Parent Controlled Affiliates must be voted in favor of the Merger Agreement Proposal; and

•  [ ● ] shares of Avangrid Common Stock held by the Unaffiliated Shareholders must be voted in favor of the Merger Agreement Proposal.

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If the requisite number of votes in favor of approving the Merger Agreement Proposal is not obtained in any of the three votes described above, the Merger Agreement Proposal will not be approved.

14.	Q:	What vote of Avangrid shareholders is required to approve other matters to be presented at the Annual Meeting?
A:

For purposes of Proposal Two—The Director Election Proposal, the nominees receiving a majority of the votes cast will be elected as directors of Avangrid. Each of Proposal Three—The Accounting Firm Ratification Proposal, Proposal Four—The Compensation Proposal, and Proposal Five—The Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy by holders of shares of Avangrid Common Stock of Avangrid at the close of business on the Record Date.

15.	Q:	What is the Unaffiliated Committee, and what role did it play in evaluating the Merger?
A:

Consistent with the requirements of the Shareholder Agreement, the Board delegated to the Unaffiliated Committee the full authority to, among other things, examine, evaluate and negotiate the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Merger, and any other strategic alternatives that may be available to the Company. The Unaffiliated Committee is comprised solely of members of the Board who were determined by the Board to be independent from Parent and disinterested in any transaction between Avangrid and Parent.

As more fully described in the sections of this Proxy Statement captioned “Special Factors—Reasons for the Merger; Recommendation of the Unaffiliated Committee; Fairness of the Merger” and “Special Factors— Recommendation of the Board,” the Unaffiliated Committee evaluated the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, with the assistance of its own independent financial and legal advisors.

At the conclusion of its review, the Unaffiliated Committee, among other things, unanimously (1) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (2) determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the Unaffiliated Shareholders, (3) recommended that the Board authorize and approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth therein, and (4) recommended that the Board recommend that the shareholders of the Company adopt the Merger Agreement. In addition, the Unaffiliated Committee believes that the Merger is fair to Avangrid’s unaffiliated security holders.

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16.	Q:	How does the Board recommend that I vote?
A:

Based in part on the unanimous recommendation of the Unaffiliated Committee, the Board unanimously recommends that Avangrid shareholders vote “FOR” the Merger Agreement Proposal.

Furthermore, the Board unanimously recommends that the Avangrid shareholders vote:

•  “FOR” each of the following director nominees: to elect Ignacio S. Galán, John Baldacci, Pedro Azagra Blázquez, Daniel Alcain Lopéz, María Fátima Báñez García, Agustín Delgado Martín, Robert Duffy, Teresa Herbert, Patricia Jacobs, John Lahey, Santiago Martínez Garrido, José Sáinz Armada, Alan Solomont, and Camille Joseph Varlack;

•  “FOR” the Accounting Firm Ratification Proposal;

•  “FOR” the Compensation Proposal; and

•  “FOR” the Adjournment Proposal.

17.	Q:	What will happen if the Merger is not consummated?
A:

If the Merger Agreement Proposal is not adopted as a result of the failure to obtain the Company Shareholder Approval, or if the Merger is not consummated for any other reason, Avangrid’s shareholders will not receive any payment for their shares of Avangrid Common Stock in connection with the Merger. Instead, unless the Company is sold to a third party: (1) the Company will remain a public company, (2) the shares of Avangrid Common Stock will continue to be listed and traded on the NYSE, so long as Avangrid continues to meet the applicable listing requirements, and will continue to be registered under the Exchange Act, and (3) Avangrid will continue to file periodic reports with the SEC. In addition, if the Merger is not consummated, Avangrid expects that management will operate Avangrid’s business in a manner similar to that in which it is being operated today and that the Company’s shareholders will continue to be subject to the same risks and opportunities to which they are currently subject. There is no assurance as to the effect of these risks and opportunities on the future value of your shares of Avangrid Common Stock, including the risk that the market price of shares of Avangrid Common Stock may decline to the extent that the current market price of shares of Avangrid Common Stock reflects a market assumption that the Merger will be completed. For more information about what happens if the Merger is not consummated, see “Special Factors—Certain Effects of the Merger.”

18.	Q:	What is a proxy?
A:

A proxy is your legal designation of another person to vote your shares of Avangrid Common Stock. This written document describing the matters to be considered and voted on at the Annual Meeting is called a proxy statement. The document used to designate a proxy to vote your shares of Avangrid Common Stock is called a proxy card.

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19.	Q:	What will happen if the advisory proposals are not approved?
A:

Approval of Proposal Three—The Accounting Firm Ratification Proposal and Proposal Four—The Compensation Proposal are not conditions to the consummation of the Merger. These votes are separate and apart from the vote to adopt the Merger Agreement. The Board will consider the outcome of the vote on these proposals when considering what action if any, should be taken in response to the advisory vote by the shareholders. Regardless of the outcome of such votes, the Audit Committee may engage KPMG as Avangrid’s Independent Registered Public Accounting Firm and the compensation that is subject to Proposal Four may be paid to Avangrid’s named executive officers.

20.	Q:	What will happen if the Director Election Proposal is not approved?
A:

Approval of the Director Election Proposal is not a condition to the consummation of the Merger. This vote is separate and apart from the vote to adopt the Merger Agreement. If the Director Election Proposal is not approved by the majority of votes cast at the Annual Meeting in person or by proxy by the holders of shares of Avangrid Common Stock entitled to vote therein as of the close of business on the Record Date, any such director not receiving such required votes must tender his or her resignation to the Board and the Board will decide, through a process managed by the Compensation and Nominating Committee, whether to accept such resignation or to have such director serve on a holdover basis until a successor is appointed.

21.	Q:	What do I need to do now?
A:

We urge you to read this Proxy Statement carefully, including its annexes and the documents referred to as incorporated by reference in this Proxy Statement, as well as the related Schedule 13E-3, including the exhibits thereto, filed with the SEC, and to consider how the Merger affects you.

If you are a shareholder of record at the close of business on the Record Date, there are four ways to vote:

•  Online Prior to the Annual Meeting. You may vote by proxy by visiting www.proxyvote.com and entering the control number found in your Notice. The availability of online voting may depend on the voting procedures of the organization that holds your shares.

•  Phone. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by proxy by calling the toll-free number found on the card or form. The availability of phone voting may depend on the voting procedures of the organization that holds your shares.

•  Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by proxy by filling out the card or form and returning it in the envelope provided.

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•  Vote during the Annual Meeting. You may vote in person during the Annual Meeting.

All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting or the applicable deadline set forth in the proxy card or voting instruction form will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions. Even if you plan on attending the Annual Meeting, we encourage you to vote your shares in advance online, by phone, or by mail to ensure that your vote will be represented at the Annual Meeting.

22.	Q	How are votes tabulated and results reported?
A:

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. Avangrid will publish the final voting results in a Current Report on Form 8-K filed with the SEC within four (4) Business Days following the Annual Meeting.

23.	Q	Where is your principal executive office?
	A:	The Company’s principal executive office is located at 180 Marsh Hill Road, Orange, Connecticut 06477.

24.	Q:	What is the difference between being a “shareholder of record” and holding in “street name”?
A:

Holding in “Street Name”. Most of our shareholders hold their shares through a broker, bank, trustee or other nominee (that is, in “street name”) rather than directly in their own name. If you hold your shares in street name, the proxy materials were made available to you by the organization holding your account. As a holder in street name, you have the right to instruct that organization on how to vote the shares held in your account. If you requested printed copies of the proxy materials by mail, you will receive a voting instruction form from your bank, broker, trustee or other nominee.

Shareholders of Record. If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc, you are considered the shareholder of record with respect to those shares, and the proxy materials were made available directly to you by the Company.

25.	Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or nominee vote my shares for me?
A:

Your broker, bank or other nominee may have discretionary authority to vote your shares for you on certain proposals that are considered routine matters. The only routine matter to be voted on at the Annual Meeting is the Accounting Firm Ratification Proposal. This means that a broker, bank or other nominee is entitled to vote

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shares held for a beneficial owner on Proposal Three. The other proposals, including the Merger Agreement Proposal, are non-routine matters and your broker, bank or other nominee will only vote your shares on these proposals if you provide specific instructions on how to vote.

You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without instructions, your shares will not be voted for the Merger Agreement Proposal (i.e., Proposal One) and will effectively be votes against the Merger Agreement Proposal. A failure to give voting instructions to your broker, bank or other nominee will have no effect on the other non-routine proposals (i.e., Proposals Two, Four, and Five). If you give voting instructions to your bank, broker or other nominee with respect to one of the proposals, but give no instruction as to the other proposals, then your shares of Avangrid Common Stock will be deemed present at the Annual Meeting for purposes of establishing a quorum at the Annual Meeting, will be voted as instructed with respect to the proposal as to which instructions were given and may be voted with respect to the Accounting Firm Ratification Proposal (with respect to which your bank, broker or other nominee will have discretionary authority to vote your shares in this circumstance), and will not be voted with respect to any non-routine proposals (i.e., the Merger Agreement Proposal, the Director Election Proposal, the Compensation Proposal and the Adjournment Proposal) for which instructions are not given.

26.	Q:	What do I do if I receive more than one proxy or set of voting instructions?
A:

If, at the close of business on [ ● ], 2024, the Record Date, you hold shares of Avangrid Common Stock as the beneficial owner of shares of Avangrid Common Stock held in “street name,” or through more than one broker, bank or other nominee, and also directly as the shareholder of record or otherwise, you may receive more than one Notice or set of proxy materials relating to the Annual Meeting. To ensure that all of your shares of Avangrid Common Stock are voted, for each Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the accompanying proxy card in the accompanying envelope.

27.	Q:	What will happen if I abstain from voting or fail to vote on the proposals presented at the Annual Meeting?
A:

An “abstention” represents a shareholder’s affirmative choice to decline to vote on a proposal. Abstentions have the effect of votes against the Merger Agreement Proposal, and no effect on the other proposals.

28.	Q:	Can I change my vote after I have delivered my proxy?
A:

Yes. You may change your vote at any time before the polls close at the Annual Meeting. You may do this by using one of the following methods:

•  Online Prior to the Annual Meeting. You may change your vote using the online voting method described above, in which case only your latest internet proxy submitted by the applicable deadline prior to the Annual Meeting will be counted.

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•  During the Annual Meeting. You may change your vote by attending the Annual Meeting and voting in person.

•  Phone. You may change your vote using the phone voting method described above, in which case only your latest telephone proxy submitted by the applicable deadline prior to the Annual Meeting will be counted.

•  Mail. You may revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, in which case only your latest proxy card or voting instruction form received by the applicable deadline prior to the Annual Meeting will be counted. You may also revoke your proxy by sending a written notice of revocation, which must be received before the commencement of the Annual Meeting, to R. Scott Mahoney, Senior Vice President – General Counsel and Corporate Secretary, Avangrid, Inc., 180 Marsh Hill Road, Orange, Connecticut 06477.

29.	Q:	Should I send in my stock certificates or other evidence of ownership now?
A:

No. Following the Effective Time, you may be sent a letter of transmittal with detailed written instructions for exchanging your shares of Avangrid Common Stock for the Per Share Merger Consideration. If your shares of Avangrid Common Stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the Per Share Merger Consideration. Do not send in your certificates now.

30.	Q:	What happens if I sell my shares of Avangrid Common Stock before completion of the Merger?
A:

If you transfer your shares of Avangrid Common Stock, you will have transferred your right to receive the Per Share Merger Consideration in the Merger. In order to receive the Per Share Merger Consideration, you must hold your shares of Avangrid Common Stock through completion of the Merger.

If you transfer your shares of Avangrid Common Stock before the close of business on the Record Date, you will not be entitled to vote at the Annual Meeting and will not be entitled to receive the Per Share Merger Consideration. If you transfer your shares of Avangrid Common Stock after the close of business on the Record Date but before the Annual Meeting, you will, unless special arrangements are made, retain your right to vote at the Annual Meeting, but will transfer the right to receive the Per Share Merger Consideration to the person to whom you transfer your shares of Avangrid Common Stock. Unless special arrangements are made, the person to whom you transfer your shares of Avangrid Common Stock after the close of business on the Record Date will not have a right to vote those shares of Avangrid Common Stock at the Annual Meeting. For more information, see “The Annual Meeting—Voting; Proxies; Revocation.”

31.	Q:	What is householding and how does it affect me?
A:

To reduce the expense of delivering duplicate proxy materials to our shareholders, we are relying on the SEC rules that permit us to deliver only one set of proxy materials, including our Proxy Statement, our 2023 Annual

Proxy Statement 2024	Questions and Answers About the Annual Meeting and the Merger	| 32

Report on Form 10-K and the Notice, to multiple shareholders who share an address unless we receive contrary instructions from any shareholder at that address. This practice, known as “householding,” reduces duplicate mailings, thus saving printing and postage costs as well as natural resources. Each shareholder retains a separate right to vote on all matters presented at the Annual Meeting. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you wish to request that we promptly deliver to you and to receive a separate copy of the 2023 Annual Report on Form 10-K or other proxy materials, free of charge, or if you wish to receive separate copies of future annual reports or proxy materials or request delivery of a single copy of these materials, please mail your request to Avangrid, Inc., 180 Marsh Hill Road, Orange, Connecticut 06477 or call +1 (207) 629-1190.

32.	Q:	Who will solicit and pay the cost of soliciting proxies?
A:

Avangrid has engaged Okapi Partners LLC and Georgeson LLC to assist in the solicitation of proxies for the Annual Meeting. Avangrid has agreed to pay Okapi Partners LLC and Georgeson LLC an aggregate fee of approximately $100,000, and to reimburse Okapi Partners LLC and Georgeson LLC for certain reasonable out-of-pocket costs and expenses. Avangrid will also reimburse brokers, banks, other nominees, custodians and fiduciaries representing beneficial owners of the shares of Avangrid Common Stock for their reasonable expenses in forwarding soliciting materials to beneficial owners of shares of Avangrid Common Stock. Proxies may be solicited on our behalf by directors, officers, or employees (for no additional compensation) in person or by telephone or electronic transmission. For more information, see “The Annual Meeting—Solicitation of Proxies.”

33.	Q:	Who can help answer my other questions?
A:

If you have more questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of this Proxy Statement or the accompanying proxy and voting instruction card(s), please contact Okapi Partners LLC or Georgeson LLC, who are acting as the proxy solicitation agents and information agents in connection with the Merger and the Annual Meeting.

For U.S. Holders of Avangrid Common Stock:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, NY 10036, USA

Telephone for Banks, Brokers, and International Shareholders: (212) 297-0720

Shareholders may call toll-free (from the U.S. and Canada): (877) 279-2311

Email: info@okapipartners.com

For Non-U.S. Holders of Avangrid Common Stock:

Georgeson LLC

c/Orense 34, Edificio Norte, 8ª Planta, 28020,

Madrid, Spain

Telephone for Banks, Brokers and Shareholders: (+44) 370 703 0282

If your broker, bank or other nominee holds your shares, you can also call your broker, bank or other nominee for additional information.

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Corporate Governance and Compensation Highlights

This summary highlights corporate governance and compensation information described in more detail in this Proxy Statement. In addition, this summary provides a brief description of our purpose and values and sustainability achievements during 2023.

Director Nominees

Name	Age	Independent	Director Since	Committee Memberships
Ignacio S. Galán (Board Chair)	73		2014	Executive Committee
John Baldacci (Board Vice Chair)	69	✓	2014	Unaffiliated Committee Standing NECEC Committee
Pedro Azagra Blázquez	55		2019	Executive Committee Standing NECEC Committee
Daniel Alcain Lopéz	51		2020
María Fátima Báñez García	57	✓	2022	Executive Committee Governance and Sustainability Committee
Agustín Delgado Martín	52		2022
Robert Duffy	69	✓	2019	Unaffiliated Committee
Patricia Jacobs	60	✓	2019	Compensation and Nominating Committee Unaffiliated Committee
Teresa Herbert	62	✓	2019	Audit Committee
John Lahey	77	✓	2015	Compensation and Nominating Committee Executive Committee
Santiago Martínez Garrido	55		2015	Standing NECEC Committee
José Sáinz Armada	64		2014	Compensation and Nominating Committee Executive Committee Governance and Sustainability Committee
Alan Solomont	75	✓	2014	Audit Committee
Camille Joseph Varlack	48	✓	2022	Audit Committee Governance and Sustainability Committee

Key Statistics

71%	self-identify as women and/or ethnically diverse	57%	independent	62	average age	6.5	average tenure

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Purpose and Values

Our purpose reflects our commitment to a clean energy model that benefits the communities we serve:

Our Values

Sustainable: We seek to be a model of inspiration for creating economic, social and environmental value in our communities, and we act positively to affect local development, generate employment, and give back to the community.

Agile: We act efficiently and with passion to drive innovation and continuous improvement at both the local and global level.

Collaborative: We work together toward a common purpose and mutual benefit while valuing each other and our differences.

For more information about our purpose and values, please see the Corporate Governance section of our website at www.avangrid.com.

Committed to Sustainable Development

Climate change presents an unprecedented global challenge, and at Avangrid, we are committed to achieving a clean, sustainable, and equitable energy future. By investing in our network’s infrastructure, expanding generation of clean, renewable energy, and protecting our customers from the increasingly significant impacts of extreme weather events, we are working to deliver a more robust, sustainable and equitable energy future designed to increase stability while addressing climate impacts. Our respect for people, safety, communities, and the environment are key priorities that drive our business strategy, and sustainability is firmly entrenched in the values and principles that our board of directors oversee. Our business is guided and strengthened by our environmental, social, governance, and financial (“ESG+F”) commitments.

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Sustainability Corporate Governance Structure

Board: Led by our chairman, the Board oversees our sustainability-related risks and opportunities, including impacts on Avangrid’s overall strategy. The Board is responsible for defining and overseeing our Governance and Sustainability System strategies, and guidelines, making strategic decisions, and overseeing risks including strategic risks related to major projects, climate change, and extraordinary external events.

Chief Executive Officer (“CEO”): Our CEO is responsible for Avangrid’s performance and long-term success. The CEO oversees execution of our strategy in accordance with our Governance and Sustainability System and the strategy set by our Board, which includes regularly reporting to the Board on the status of our sustainability goals, initiatives, and actions.

Vice President – Sustainability (“VP-Sustainability”): Our VP-Sustainability oversees Avangrid’s sustainability department and, under the direction of our CEO, is responsible for the execution of our sustainability goals, initiatives and actions. The VP-Sustainability regularly reports to the Governance and Sustainability Committee on our sustainability goals, initiatives and actions. The VP-Sustainability also chairs the Sustainability Committee described below.

Chief Risk Officer (“CRO”): Our CRO oversees Avangrid’s risk management function and is responsible for coordinating the identification, assessment, and reporting of risks, including those related to climate change such as extreme weather events, flooding, and other natural disasters. The CRO regularly reports to the Audit Committee on Avangrid’s major risks, and to the Governance and Sustainability Committee on our sustainability risks.

Executive Management: Under the direction of our CEO, Avangrid’s executive management executes the long-term growth plan and key initiatives defined by our Board and implements our sustainability strategy. Our leaders are responsible for day-to-day management of sustainability-related risks and opportunities and achieving specific sustainability-related goals.

Sustainability Committee: This internal management (non-Board) committee coordinates Avangrid’s ESG commitments across the organization and provides leadership on sustainable development strategies, policies, programs, practices, and initiatives to inform and advance these commitments. The Sustainability Committee meets quarterly and includes cross-functional representatives from legal, general services, risk, internal audit, investor relations, environmental health and safety, Avangrid Foundation, compliance, and our lines of business.

Climate Risk Steering Committee: In 2023, the internal management cross-functional Climate Risk Steering Committee was established to coordinate the analysis and development of climate-related scenario-based risk and opportunity assessment aligned with the Taskforce for Climate Related Financial Disclosures (“TCFD”) framework. The committee is also responsible for the ongoing climate-risk assessment and management, reporting, and oversight.

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Diversity Equity & Inclusion Executive Council: This council is comprised of key members of Avangrid’s senior leadership and our Business Resource Group Executive Sponsors to inspire a more diverse and inclusive organizational culture, advocate for diversity, equity, and inclusion across the entire Company, and promote more connections between employees and senior leaders.

Employees: Avangrid employees execute against goals and complete routine non-financial information reporting on sustainability metrics, which we believe are pivotal to meeting Avangrid’s sustainability priorities.

2023 Targets and Successes

In connection with our sustainability stewardship strategy, we have established several environmental goals including striving to achieve carbon neutrality for Scopes 1 and 2 carbon emissions as defined by the U.S. Environmental Protection Agency, by 2030. Our Board has adopted a Governance and Sustainability System that reflects our sustainability stewardship strategy, including a Climate Action Policy that explicitly sets forth our Scope 1 and Scope 2 emissions targets. We also have defined a set of goals to reduce the environmental impact of our facilities, including goals of having 100% of our corporate facilities powered by renewable electricity, 100% of our light duty fleet consisting of clean energy vehicles, and increasing our emissions-free generation capacity by more than 114% against a 2013 base year, all by 2030. By addressing our Company’s carbon emissions, we seek to help reduce the chronic and extreme threats and impacts associated with climate change.

We believe that Avangrid continues to be one of the cleanest energy companies in the U.S., with a carbon emission intensity six (6) times lower than the U.S. utility average over six (6) years.1 Our sustainability commitments are articulated in our sustainable development policies, which have been adopted by our Board and are available in the Corporate Governance section of www.avangrid.com, and support the United Nations Sustainable Development Goals (SDGs). Information on our website is not incorporated by reference herein.

Our actions, investments, and goals to address climate change reflect our aspiration to achieve carbon neutrality, and we continue to see positive impacts of these actions across our operations. In 2023, these impacts included the following:

•	Decreasing our CO2 emissions intensity by 28% compared to a 2015 base year.

•	Maintaining our place as the third-largest renewable energy operator in the U.S. with 8.8 GW of operational wind and solar facilities.

•	Achieving a 91% emissions-free generating capacity.

•	Continued leadership in sustainability financing as one of the top 3 utility green bond issuers in the United States.

[1]	Energy Information Administration March 2023 Energy Data.

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In 2023, we continued to be recognized for our ESG leadership, including receiving the following awards and recognitions:

•	JUST Capital’s JUST 100 Companies

•	Bloomberg’s Gender-Equality Index

•	USA Today’s America’s Climate Leader

•	FTSE4Good Index Series

In 2023, we also conducted a detailed qualitative risk assessment of climate-related transition risk and opportunities. The process included identifying key climate risks and opportunities through interviews with Avangrid stakeholders and a comprehensive review of internal and external documents, assessing the identified risks and opportunities, and integration into our enterprise risk management system to support the ongoing review of climate related risks and opportunities embedded into our risk governance and procedures. Our efforts to assess and mitigate against climate risk are designed to help us support our customers while protecting our communities from increasingly severe weather events and providing reliable and safe energy.

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2023 Business Highlights

At Avangrid, we are accelerating America’s clean energy transformation. By defining a clear focus on operational and financial excellence, consistent execution, and sustainable value creation, we delivered on our financial and operational objectives in 2023. Highlights of our performance include:

Fiscal year 2023 consolidated net income of $786 million (or $2.03 per share); consolidated adjusted net income of $808 million (or $2.28 per share).(1) Year over year, we delivered an 18% adjusted earnings growth, excluding $181 million from a 2022 offshore wind gain and $37 million from the Inflation Reduction Act’s upfront tax benefits.

Rate cases and other regulatory proceedings secured $9 billion in new capital expenditures, including over $6 billion of investments through the New York rate case and an additional $2 billion in New York’s Climate Leadership & Community Protection Act (CLCPA). In Maine, we were approved for over $400 million of investments to improve safety, reliability, and resiliency.

Commissioned 311 megawatts of renewable energy, increasing our operating capacity from 8.3 gigawatts last year to 8.6 gigawatts today. We also have a total of 998 megawatts of renewable energy under construction, including 472 megawatts of renegotiated power purchase agreements and 526 megawatts of new power purchase agreements signed in 2023. In addition, we announced plans to repower more than 4.6 gigawatts of our existing portfolio.

Avangrid’s 806 MW Vineyard Wind 1 project successfully started the first turbine in 2023, and we are continuing the steady progress in constructing this landmark project.

1. Adjusted net income is a financial measure that was not prepared in accordance with GAAP. See Annex D to this Proxy Statement for a discussion of adjusted net income as well as a reconciliation of adjusted net income to net income prepared in accordance with GAAP.

Executive Compensation Highlights

Our executive compensation program is designed to effectively reward performance while reflecting the responsibilities of our executive officers. Our compensation philosophy is to offer compensation that makes it possible to attract, retain, and motivate highly-talented professionals in a way that aligns with our long-term business goals and values, without motivating or rewarding excessive risk-taking. At our 2023 annual meeting, approximately 98.5% of the votes cast were in favor of our named executive officer compensation.

The key elements of our program are:

●	Base salary;
●	Annual cash incentive; and
●	Long-term equity incentive.

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As part of our compensation program, we also link a portion of executive compensation to our corporate sustainability metrics. In 2023, our short-term incentive plan and our long-term incentive plan included sustainability-related performance metrics such as metrics related to the reduction of CO2 emissions intensity, increasing purchases from sustainable suppliers, and reducing employee and contractor injuries.

What We Do	What We Don’t Do

Engage independent compensation consultant	No guaranteed annual salary increases or incentive payments

Use variable pay and long-term equity incentive awards as substantial portion of total compensation	No excessive perquisites

Maintain robust stock ownership guidelines with an equity retention requirement for CEO and executive officers	No hedging, pledging or short sale transactions

Clawback executive compensation paid in the event of certain acts of misconduct	No single trigger change of control arrangements

Engage shareholders on executive compensation matters and consider prior year’s “say-on-pay” vote	No new stock option awards or stock option repricing

For a detailed discussion of our executive compensation program, please see the “Compensation Discussion and Analysis” beginning on page 187.

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Corporate Governance Highlights

We believe that effective corporate governance is not a one-size-fits-all approach. We carefully consider our corporate governance practices to ensure that they are appropriately tailored to our business and promote the long-term interests of our shareholders. We encourage constructive dialogue with and feedback from all our shareholders to help shape our governance practices. Highlights of our corporate governance include:

Listed by Forbes and JUST Capital as one of the 2023 Just 100, an annual ranking of the most just U.S. public companies
Recognized as one of the World’s Most Ethical Companies® for 2023 for the fifth consecutive year
Earned the Compliance Leader Verification certification from the Ethisphere Institute, a third-party verification of our ethics and compliance program
Earned World Finance Most Sustainable Electric Company and Best Corporate Governance Awards 2023 from World Finance magazine
Majority voting in uncontested elections of directors
57% of our director nominees are independent
Majority independent Compensation and Nominating Committee and Governance and Sustainability Committee
Audit Committee and Unaffiliated Committee comprised of all independent members
Separation of the Board chairman and CEO roles
Independent director leads regular executive sessions of non-management and independent directors
Annual Board and committee self-assessment

Annual evaluation by an independent third party of the Board, Audit Committee, Compensation and Nominating Committee, Governance and Sustainability Committee, and principal subsidiary governance bodies

No poison pill
Single class of stock with equal voting rights
Annual election of directors (i.e., no staggered board)

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Cautionary Statement Concerning Forward-Looking Information

This Proxy Statement, and the documents incorporated by reference in this Proxy Statement, include “forward-looking statements” that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the Merger and other information relating to the Merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this Proxy Statement, including under the headings, among others, “Summary Term Sheet Relating to the Merger,” “Questions and Answers About the Annual Meeting and the Merger,” “Special Factors,” “The Annual Meeting,” and “Important Additional Information Regarding Avangrid,” and in statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning, or the negative of these terms. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of Avangrid. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this Proxy Statement or elsewhere as a result of new information, future events or otherwise, except as required by applicable Law. In addition to other factors and matters referred to or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•

the inability to consummate the Merger due to the failure to obtain the Company Shareholder Approval or the failure to satisfy (or to have waived) other conditions to the consummation of the Merger, including satisfying the Regulatory Approvals Condition;

•	the failure of the Merger to close in the anticipated timeframe or at all for any other reason;

•

risks that the Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger, including the effects of disruption from the Merger making it more difficult to hire key personnel and maintain relationships with customers, suppliers, vendors, licensors, licensees and other business partners;

•

the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against Avangrid and/or others relating to the Merger Agreement or any of the transactions contemplated by the Merger Agreement, including the Merger;

•	diversion of management’s attention from ongoing business concerns;

Proxy Statement 2024	Cautionary Statement Concerning Forward-Looking Information	| 42

•

the effect of the announcement of the Merger on our business relationships, operating results and business generally, including risks that Avangrid’s business will have been adversely impacted during the pendency of the Merger;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	the parties’ ability to meet expectations regarding the timing and consummation of the Merger, including uncertainties as to the timing of the closing of the Merger;

•	the risk that competing offers will be made;

•	the impact of the Merger on Avangrid’s credit rating;

•	the fact that Avangrid’s shareholders would forgo the opportunity to realize the potential long-term value of the successful execution of Avangrid’s current strategy as an independent company;

•

the possibility that Parent could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of Avangrid’s assets to one or more as-yet unknown purchasers, that could conceivably produce a higher aggregate value than that available to shareholders in the Merger; and

•	other risks detailed in our filings with the SEC, including in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K.

See “Where You Can Find Additional Information” beginning on page 252 for the location of those SEC filings. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained in this Proxy Statement, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date of this Proxy Statement. We cannot guarantee any future results, levels of activity, performance or achievements.

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Special Factors

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation of or among members of the Unaffiliated Committee, the Board, Company management, the Company’s and the Unaffiliated Committee’s advisors and representatives, or other parties, including Iberdrola.

Iberdrola has been the majority shareholder of the Company since 2008. In 2015, the Company acquired UIL Holdings Corporation (“UIL”) for a combination of cash and stock consideration. Immediately following the completion of the acquisition of UIL, former UIL shareholders owned 18.5% of the issued and outstanding shares of Avangrid Common Stock and Iberdrola owned the remaining 81.5% of the issued and outstanding shares of Avangrid Common Stock. In connection with the UIL acquisition, the Company entered into the Shareholder Agreement, which sets forth certain governance arrangements, including the establishment of the Unaffiliated Committee responsible for reviewing and approving all transactions entered into between the Company, on the one hand, and Iberdrola or its affiliates, on the other hand, and requiring that any such transaction is entered into on an arms’ length basis.

Since the UIL acquisition, the Company’s senior management and the Board, including the directors affiliated with Iberdrola, periodically review the Company’s business and operations, competitive position in the industry, historical performance, future prospects and long-term strategic plan with the goal of maximizing shareholder value. As part of these ongoing evaluations, the Board and the Company’s senior management have, from time to time, considered various strategic alternatives, including the continued execution of the Company’s strategy as a stand-alone public company, potential acquisitions of other companies or businesses in the industry in which the Company operates, or the possible combination of the Company with a third party. In addition, during the second half of 2023, Company management discussed with the Board the capital needs of the Company going forward, and the challenges of raising capital in the current debt and equity market conditions. Separately, Iberdrola, as a beneficial owner of a majority of the outstanding shares of Avangrid Common Stock, periodically reviews its investment in the Company based on various factors, including, without limitation, the Company’s financial position, results of operations, conditions in the securities market and general economic and industry conditions.

On March 5, 2024, Mr. David José Mesonero Molina, Global Head of Corporate Development of Iberdrola, sent a communication during the morning to Mr. Robert Duffy, the Chairman of the Unaffiliated Committee, introducing himself and requesting to have a conversation in the afternoon, without disclosing the topics to be discussed.

On March 5, 2024, Mr. Ignacio Sánchez Galán, the Executive Chairman of the Board of Directors of Iberdrola, separately called Mr. Pedro Azagra Blázquez, the Chief Executive Officer of the Company, and Mr. Scott Mahoney, Senior

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Vice President—General Counsel & Corporate Secretary of the Company, to inform them that Mr. Mesonero Molina would be contacting Mr. Duffy to present a non-binding proposal by Iberdrola to acquire all of the outstanding shares of Avangrid Common Stock not already beneficially owned by Iberdrola or its affiliates. No specific terms of a potential transaction were proposed or discussed at that time. Promptly following the call with Mr. Galán, Mr. Azagra Blázquez called Mr. Mahoney, in his capacity as legal counsel for the Company, and instructed him to call a special meeting of the Board on March 6, 2024.

Later on March 5, 2024, after market close of the NYSE, Mr. Mesonero Molina informed Mr. Duffy that Iberdrola was planning to submit a preliminary non-binding proposal the following day during the morning contemplating an acquisition by Iberdrola of all the outstanding shares of Avangrid Common Stock not already beneficially owned by Iberdrola or its affiliates. No specific terms of a potential transaction were proposed or discussed at that time.

Also during the evening of March 5, 2024, Mr. Mesonero Molina held a meeting with Mr. Azagra Blázquez to discuss the delivery of the preliminary non-binding proposal but did not discuss specific terms of a potential transaction.

On March 6, 2024, Mr. Duffy received a preliminary non-binding proposal (the “Initial Proposal”) from Iberdrola to acquire all of the outstanding shares of Avangrid Common Stock not already beneficially owned by Iberdrola or its affiliates for $34.25 in cash per share. In the Initial Proposal, Iberdrola indicated that the Initial Proposal represented an approximately 8% premium over the Company’s closing stock price of $31.77 on March 5, 2024 and an approximately 10% premium over the volume-weighted average price per share for the 30-day period ended March 5, 2024. The Initial Proposal indicated that Iberdrola did not intend to sell Iberdrola’s stake in the Company to any third party. Further, the Initial Proposal indicated that Iberdrola would not move forward with a transaction between the Company and Iberdrola unless it was approved by a special committee of the Board comprised solely of independent and disinterested directors and subject to a non-waivable condition requiring the approval of a majority of the issued and outstanding shares of Avangrid Common Stock not held by Iberdrola and its affiliates, consistent with the requirements under the Shareholder Agreement. In connection with Iberdrola’s submission of the Initial Proposal, Iberdrola also provided an initial due diligence request list requesting certain non-public information regarding the Company’s business and operations.

Shortly following delivery of the Initial Proposal, Mr. Mesonero Molina had a call with Mr. Duffy during which Mr. Mesonero Molina informed Mr. Duffy that Iberdrola intended to publicly announce Iberdrola’s submission of the Initial Proposal on the morning of Thursday, March 7, 2024, prior to the opening of the equity trading market in Spain.

Also on March 6, 2024 Mr. Duffy had a conference call with Mr. Azagra Blázquez and Mr. Mahoney. After discussion, Mr. Duffy instructed Company management to contact five investment banks (including an investment bank that had previously provided financial advisory services to Avangrid (“Bank A”)) and two law firms with requests for proposals to act as advisors to the Unaffiliated Committee for the Unaffiliated Committee to consider.

Later on March 6, 2024, Mr. Azagra Blázquez, Mr. Duffy, Mr. Mahoney and Mr. Ignacio Estella, Senior Vice President—Corporate Development of the Company, had a call with representatives of Latham & Watkins LLP, legal

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counsel to the Company (“Latham & Watkins”), and representatives of Bank A during which it was discussed that the Unaffiliated Committee would need to interview and retain its own independent financial advisor, and that Bank A would be invited to make a proposal to the Unaffiliated Committee to act as the Unaffiliated Committee’s financial advisor.

Later on March 6, 2024, the Board held a special meeting via videoconference with all of the members of the Board and Mr. Mahoney in attendance. After discussion, including confirmation that the Unaffiliated Committee members could devote the time and attention to consider the Initial Proposal, and deliberation at the March 6 Board meeting, the Board delegated to the Unaffiliated Committee the full authority of the Board to examine, negotiate and evaluate the terms, conditions and advisability of a transaction involving the Company and Iberdrola or any other strategic transaction, including with a third party, to oversee negotiations of any such transaction, and to determine to elect not to pursue any such transaction. The Board also granted the Unaffiliated Committee the authority to engage, at the Company’s expense, its own counsel, financial advisors and such other advisors as the Unaffiliated Committee deemed appropriate, to assist the Unaffiliated Committee in performing its functions. In delegating such authority to the Unaffiliated Committee, each of the members of the Unaffiliated Committee, Mr. Duffy, Governor John Baldacci and Ms. Patricia Jacobs, confirmed, and the Board determined, that each of them was unaffiliated with, and otherwise independent from, Iberdrola, and otherwise had no material interests or relationships that would impede his or her ability to continue to serve on the Unaffiliated Committee. The Board resolutions delegating the Unaffiliated Committee such authority also provided that the Board would not approve any strategic transaction that was not recommended by the Unaffiliated Committee.

On March 7, 2024, the Company issued a press release announcing that Iberdrola had submitted the Initial Proposal and filed a copy of the press release as an exhibit to a Current Report on Form 8-K.

The Unaffiliated Committee interviewed law firms to serve as independent counsel to the Unaffiliated Committee, including Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”). On March 14, 2024, the members of the Unaffiliated Committee held a meeting via videoconference with Elizabeth Riotte, Vice President—Deputy General Counsel and Assistant Corporate Secretary of the Company and Secretary for the Unaffiliated Committee, in attendance. The Unaffiliated Committee discussed the independence, expertise, qualifications and relevant experience of the law firms it interviewed. The Unaffiliated Committee also considered the relationship disclosure from Paul, Weiss regarding its relationship with the Company and Iberdrola. Following the executive session, after considering the presentations of these law firms, the respective qualifications, reputation and experience of these and other law firms, and the relevant relationship disclosure the Unaffiliated Committee received, the Unaffiliated Committee determined that there were no conflicts of interest that would affect Paul, Weiss’ ability to serve as an independent legal counsel to the Unaffiliated Committee and the Unaffiliated Committee selected Paul, Weiss to act as its independent legal counsel.

On March 15, 2024, Mr. Mesonero Molina contacted Mr. Duffy to request an update on the Unaffiliated Committee’s evaluation of the Initial Proposal. Mr. Duffy conveyed to Mr. Mesonero Molina that the Unaffiliated Committee was not

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ready to provide any update yet. Mr. Mesonero Molina subsequently contacted Mr. Duffy on two occasions requesting an update. Mr. Duffy did not provide Mr. Mesonero Molina with any updates on the Unaffiliated Committee’s evaluation of the Initial Proposal in response to such requests.

On March 19, 2024, representatives of White & Case LLP (“White & Case”), legal counsel to Iberdrola, following an introductory call between representatives of White & Case and representatives of Paul, Weiss on March 18, 2024, shared an illustrative timeline for a proposed transaction between the Company and Iberdrola that contemplated the parties negotiating the terms of such transaction by the end of April 2024.

On March 22, 2024, representatives of Paul, Weiss shared an initial draft of a mutual confidentiality agreement (“NDA”) with representatives of White & Case. Between March 22, 2024 and March 26, 2024, representatives of Paul, Weiss, representatives of Latham & Watkins, and representatives of White & Case, on behalf of the Unaffiliated Committee, the Company and Iberdrola, respectively, negotiated the terms of the NDA. On March 26, 2024, the Company and Iberdrola executed the NDA.

On March 26, 2024, on behalf of Iberdrola, representatives of White & Case shared an initial draft of the Merger Agreement with representatives of Paul, Weiss. The draft Merger Agreement, among other things, (x) contemplated that the proposed transaction would be conditioned on (i) the approval of the Unaffiliated Committee and its recommendation to the Board and (ii) the approval of a “majority of the minority” shareholders of the Company and (y) prohibited the payment of any future dividends by the Company.

During the month of March, including with the assistance of Paul, Weiss, the Unaffiliated Committee contacted eight investment banks, including Moelis & Company LLC (“Moelis”) and Bank A, regarding their qualifications and experience, and relationships with the Company and Iberdrola. The Unaffiliated Committee interviewed four (4) of the investment banks, including Moelis and Bank A, on March 26, 2024, with representatives of Paul, Weiss present for each interview. In each interview, the Unaffiliated Committee asked representatives of the financial advisors questions regarding their qualifications and experience in special committee engagements in similar transactions, their past engagements with the Company and Iberdrola and their perspectives on designing a process that would maximize shareholder value, and discussed with representatives of the financial advisors their answers. After the conclusion of the four (4) interviews, the Unaffiliated Committee discussed with the Paul, Weiss representatives the qualifications and experience, and relationship disclosure, of each financial advisor. Following this discussion, the Unaffiliated Committee met in executive session and determined to engage Moelis as its independent financial advisor, based on Moelis’ qualifications and experience advising special committees in circumstances similar to that of the Unaffiliated Committee, Moelis’ experience advising, and familiarity with, companies in the same industry as the Company and the Unaffiliated Committee’s determination, based on the disclosure letter provided by Moelis to the Unaffiliated Committee prior to its interview, that Moelis would be able to act as an unconflicted financial advisor for the Unaffiliated Committee in respect of its evaluation of any potential transaction. On March 27, 2024, the Unaffiliated Committee executed an engagement letter with Moelis, providing for Moelis’ engagement as financial advisor to the Unaffiliated Committee.

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On March 27, 2024, a representative of a large minority shareholder of the Company, which is also a significant shareholder of Iberdrola (“Shareholder A”), contacted Mr. Azagra Blázquez to request a meeting with the Unaffiliated Committee to discuss the Initial Proposal. Mr. Azagra Blázquez promptly informed the Unaffiliated Committee’s advisors of this request from Shareholder A.

On March 27, 2024, the Unaffiliated Committee held a meeting via videoconference with all members of the Unaffiliated Committee and representatives of Paul, Weiss in attendance. At that meeting, the Unaffiliated Committee and the Paul, Weiss representatives discussed the fiduciary duties of the members of the Unaffiliated Committee under New York law in considering any transaction with Iberdrola or a third party, including the fact that the Initial Proposal stated that any transaction between the Company and Iberdrola would be irrevocably conditioned on the approval of a majority of the issued and outstanding shares of Avangrid Common Stock not held by Iberdrola or its affiliates. Each of the members of the Unaffiliated Committee also confirmed that he or she was unaffiliated with, and otherwise independent from, Iberdrola, and otherwise disinterested with respect to a potential transaction involving Iberdrola. The Unaffiliated Committee and the Paul, Weiss representatives also discussed initial matters to facilitate the Unaffiliated Committee’s oversight of the process of exploring any transaction with Iberdrola or a third party, including the communication guidelines that should be established within the Company and with Iberdrola to protect the confidentiality of the Unaffiliated Committee’s process and to ensure that the Unaffiliated Committee would be able to negotiate with Iberdrola vigorously on an arms’ length basis and effectively execute its mandate. At that meeting, the Unaffiliated Committee also discussed (x) an illustrative timeline for the Unaffiliated Committee’s review and evaluation of Iberdrola’s proposal, including the potential timeline for Moelis to review and form a preliminary perspective on the financial analyses of the Company, and (y) considerations relating to potentially postponing the Company’s annual shareholder meeting that would have been scheduled for the summer of 2024. The Unaffiliated Committee determined that in light of the Unaffiliated Committee’s desire to implement a process for reviewing Iberdrola’s proposal that would maximize shareholder value and allow the Unaffiliated Committee to negotiate any potential transaction with Iberdrola or any third party on an arm’s length basis (if the Unaffiliated Committee were to proceed with a potential transaction), the Unaffiliated Committee would recommend that the Board resolve to postpone the Company’s annual meeting. The Unaffiliated Committee also determined to direct Company management to work with Moelis and provide Moelis the information regarding the Company’s business and operations that Moelis deemed relevant for its financial analyses of the Company, including any draft financial projections prepared by Company management.

At the Unaffiliated Committee meeting on March 27, 2024, the Unaffiliated Committee’s advisors informed the Unaffiliated Committee of Shareholder A’s request to meet with the Unaffiliated Committee. The Unaffiliated Committee discussed with its advisors the potential benefits of engaging with certain unaffiliated shareholders of the Company and hearing their perspectives on the Initial Proposal. The Unaffiliated Committee instructed Paul, Weiss to coordinate with Moelis to respond to Shareholder A agreeing to a meeting with Shareholder A.

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Later in the day on March 27, 2024, Mr. Azagra Blázquez responded to Shareholder A, directing Shareholder A to reach out directly to the Unaffiliated Committee and its advisors.

On March 28, 2024, representatives of Moelis, as instructed by the Unaffiliated Committee, requested from Company management, among other things, business due diligence and certain financial projections for the Company that would be required for Moelis to undertake certain financial analyses in connection with the Unaffiliated Committee’s review of a potential transaction with Iberdrola or any alternative transaction that the Unaffiliated Committee deemed appropriate.

On March 29, 2024, the Company granted representatives of Moelis access to a virtual data room to facilitate Moelis’ due diligence review of the Company. Between March 29, 2024 and May 16, 2024, the Company provided certain confidential due diligence information to Moelis in response to due diligence questions from Moelis, and the representatives of Moelis and Company management held meetings to discuss due diligence matters.

On April 1, 2024, representatives of Moelis held a call with the representatives of Shareholder A to discuss on a preliminary basis the topics that Shareholder A planned to discuss with the Unaffiliated Committee at its meeting.

On April 2, 2024, representatives of Paul, Weiss spoke with legal counsel of Shareholder A to discuss the procedures and parameters for the meeting between the Unaffiliated Committee and Shareholder A to protect the confidentiality of the Unaffiliated Committee’s process.

On April 2, 2024, representatives of Company management held a previously scheduled regular bi-monthly update call with representatives of Iberdrola to discuss topics relating to the Company’s ongoing corporate development initiatives. Company management did not discuss with the representatives of Iberdrola the Initial Proposal or any other topics related to any potential transaction between the Company and Iberdrola.

On April 3, 2024, representatives of Shareholder A’s legal counsel sent representatives of Paul, Weiss a draft confidentiality agreement that Shareholder A proposed to execute with the Company prior to the meeting between the Unaffiliated Committee and Shareholder A.

Also on April 3, 2024, with the permission of the Unaffiliated Committee, representatives of Paul, Weiss shared with White & Case a draft of the Company’s analysis, with input from Latham & Watkins and the Company’s state regulatory counsel, regarding the regulatory approvals and clearances required in connection with the consummation of the transaction between the Company and Iberdrola contemplated by the Initial Proposal.

Also on April 3, 2024, Moelis held three meetings via videoconference with Mr. Estella and other members of Company management. At the first meeting, members of management of the Renewables business provided an overview of their business. At the second meeting, members of management of the Networks business provided an overview of

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their business. At the final meeting of that day, Moelis and members of Company management, including Mr. Estella and Mr. Justin Lagasse, Chief Financial Officer and Senior Vice President—Controller of the Company, discussed the Company’s business performance, growth outlook and financial projections.

On April 4, 2024, the Unaffiliated Committee held a meeting via videoconference with all members of the Unaffiliated Committee, representatives of Paul, Weiss and representatives of Moelis in attendance. The Moelis representatives updated the Unaffiliated Committee on its due diligence review of the Company and the information regarding the Company’s business and operations that Company management had provided to Moelis to date. The Paul, Weiss representatives provided the Unaffiliated Committee an update on its discussions with Shareholder A’s legal counsel and noted that Shareholder A’s legal counsel shared a draft confidentiality agreement that Shareholder A proposed to be executed with the Company prior to the Unaffiliated Committee’s meeting with Shareholder A that was scheduled for April 9, 2024. After discussion and deliberation, the Unaffiliated Committee directed the Paul, Weiss representatives to finalize negotiations of the confidentiality agreement prior to the April 9 meeting. Over the next few days, representatives of Paul, Weiss and representatives of Shareholder A’s legal counsel completed negotiations regarding the confidentiality agreement.

On April 4, 2024, with the permission of the Unaffiliated Committee, the Company granted Iberdrola and its advisors access to a virtual data room to facilitate Iberdrola’s due diligence review of the Company. Between April 4, 2024 and May 16, 2024, the Company provided certain confidential due diligence information to Iberdrola and its advisors in response to due diligence questions, including the Financial Projections.

On April 8, 2024, the Company and Shareholder A executed a confidentiality agreement.

Also on April 8, 2024, representatives of Moelis held a meeting via videoconference with members of the Company’s management to discuss various operational metrics of the Networks business.

On April 9, 2024, the Unaffiliated Committee held a meeting via videoconference with all members of the Unaffiliated Committee, representatives of Paul, Weiss and representatives of Moelis in attendance. The Unaffiliated Committee and its advisors further discussed Moelis’ due diligence review of the Company and inbound communications from purported unaffiliated shareholders, including the inquiry from Shareholder A. The Unaffiliated Committee determined that the Moelis representatives should respond to inbound communications as the Moelis representatives deem appropriate and that the members of the Unaffiliated Committee would make themselves available to meet with purported unaffiliated shareholders, as appropriate. The Unaffiliated Committee directed the Moelis representatives to do so.

Later on April 9, 2024, the Unaffiliated Committee met with the representatives of Shareholder A. During the meeting, Shareholder A informed the Unaffiliated Committee that despite having a greater stake in Iberdrola’s common stock compared to its stake in the Avangrid Common Stock, Shareholder A held its shares of Iberdrola’s common stock separately from its shares of Avangrid Common Stock, and that Shareholder A had not, and was not, acting in concert

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with Iberdrola or any other third party with respect to any potential transaction involving the Company. The representative of Shareholder A also relayed to the Unaffiliated Committee that Shareholder A believed that the offer price in the Initial Proposal was materially inadequate and expressed Shareholder A’s concerns regarding the scope of information available to Iberdrola as compared to the minority shareholders and the conflicting interests between Iberdrola and the minority shareholders. No other terms of any potential transaction between the Company and Iberdrola or any third party were discussed at that meeting.

Also on April 9, 2024, the Company received an inbound communication from another purported unaffiliated shareholder of the Company (“Shareholder B”), requesting a meeting with the Unaffiliated Committee to express its views on the Initial Proposal. The Company informed the Unaffiliated Committee’s advisors of such inbound communication.

On April 10, 2024, the Audit Committee held a meeting in Boston, Massachusetts with all members of the Audit Committee, Mr. Lagasse, other members of Company management and representatives from KPMG, LLP, the Company’s independent registered public accounting firm, in attendance. At that meeting, Mr. Lagasse reviewed with the Audit Committee a summary of the financial projections for the Company for the fiscal years 2024 to 2030 that Company management prepared (the “Seven-Year Projections”), which were a subset of the Financial Projections provided to Moelis and Iberdrola.

On April 11, 2024, the Board held a meeting in Boston, Massachusetts with all members of the Board in attendance. At that Board meeting, Mr. Duffy informed the other directors of the Board that the Unaffiliated Committee had engaged Paul, Weiss as its independent legal counsel and Moelis as its independent financial advisor and that the Unaffiliated Committee, with the assistance of its advisors, had been working to review and develop a perspective with respect to the Initial Proposal. The Unaffiliated Committee and the Board did not discuss any of the terms of, or any other topics relating to, the Initial Proposal. Also at that Board meeting, Mr. Lagasse reviewed with the Board a summary of the financial projections for the Company for the fiscal years 2024 to 2026 (the “Three-Year Projections”). The Three-Year Projections were a subset of the Seven-Year Projections that Mr. Lagasse reviewed with the Audit Committee earlier that day and of the Financial Projections provided to Moelis and Iberdrola. At this Board meeting, after further review and discussion, the Board, other than the non-independent directors of the Board, each of whom had recused themselves, approved the Three-Year Projections.

At the Board meeting on April 11, 2024, the Board also approved the Company entering into indemnification agreements with its directors and certain officers substantially in the form previously approved by the Board in 2015. Later that day, the Company entered into indemnification agreements with each person serving as a director of the Company and certain officers of the Company.

On April 15, 2024, at the request of Iberdrola, Moelis representatives, Mr. Azagra Blázquez, Mr. Estella, Mr. Lagasse and other members of the Company’s management participated in due diligence discussions regarding the Company’s

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business and operations with a representative of Iberdrola and representatives of Morgan Stanley, Iberdrola’s financial advisor. On April 20, 2024, in response to additional requests from Moelis, the Company provided Moelis access to the full Financial Projections.

On April 22, 2024, the Unaffiliated Committee held a meeting via videoconference with all of the members of the Unaffiliated Committee, Paul, Weiss representatives and Moelis representatives in attendance. The Moelis representatives informed the Unaffiliated Committee that the Morgan Stanley representatives informed them that Iberdrola was continuing to conduct their financial due diligence review of the Company. At the meeting, the Unaffiliated Committee reviewed and discussed with its advisors the Seven-Year Projections, including Moelis’ views on the Seven-Year Projections and the key assumptions thereunder, recent developments in the utilities industry, equity markets and the general economy. The Unaffiliated Committee asked questions about, and asked for more detail on, various areas with respect to the Seven-Year Projections. The Unaffiliated Committee instructed the Moelis representatives to ask Company management to provide answers to such questions and for the Moelis representatives to provide the Unaffiliated Committee such responses at the Unaffiliated Committee’s next meeting on April 25, 2024, during which the Moelis representatives would present its financial analyses of the Company to the Unaffiliated Committee. At the April 22 meeting of the Unaffiliated Committee, the Paul, Weiss representatives discussed with the Unaffiliated Committee the draft Merger Agreement provided by White & Case, including the fact that it contemplated that the Company would not be permitted to declare or pay dividends between the signing and closing of the proposed transaction.

On April 23, 2024, the Company announced its financial results for the fiscal quarter ended March 31, 2024.

On April 25, 2024, the Moelis representatives had a call with representatives of Shareholder B to discuss Shareholder B’s views and perspectives on the Initial Proposal. No other terms of any potential transaction between the Company and Iberdrola or any third party were discussed at that meeting.

On April 25, 2024, the Unaffiliated Committee held a meeting via videoconference with all of the members of the Unaffiliated Committee, Paul, Weiss representatives and Moelis representatives in attendance. At that meeting, the Moelis representatives informed the Unaffiliated Committee that Moelis had spoken with representatives of Shareholder B earlier that day and that Shareholder B stated that its view was that the offer price proposed by Iberdrola in the Initial Proposal undervalued the Company.

At that meeting, the Moelis representatives further reviewed with the Unaffiliated Committee the financial aspects of the Initial Proposal and the Financial Projections. The Moelis representatives reviewed and discussed with the Unaffiliated Committee the responses from Company management to the Unaffiliated Committee’s questions and the further conversations between the Moelis representatives and Company management regarding the Financial Projections.

The Moelis representatives also presented to the Unaffiliated Committee Moelis’ financial analyses of the Company at that meeting, including analyses based on the Financial Projections. Following Moelis’ presentation of its financial analyses,

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the Unaffiliated Committee discussed with its advisors the Unaffiliated Committee’s review of its strategic alternatives, including whether to engage in further discussions with Iberdrola regarding the Initial Proposal, to maintain the Company as a stand-alone company, or to explore potential third-party interest in a transaction involving the Company. The Unaffiliated Committee discussed with its advisors, among other things, the fact that Iberdrola explicitly indicated that it was only interested in exploring a take-private transaction of the Company and was not interested in selling its shares of Avangrid Common Stock and the low likelihood of a third party being interested in, or making a compelling offer for, shares of Avangrid Common Stock not held by Iberdrola. Following discussion, the Unaffiliated Committee determined that a strategic transaction with a third party for either all of the outstanding shares of Avangrid Common Stock or the outstanding shares of Avangrid Common Stock not then held by Iberdrola was not practical at the time, and that therefore exploring third-party interest in a transaction involving the Company was not an efficient use of the Unaffiliated Committee’s time or resources.

The Unaffiliated Committee also discussed with its advisors proposed next steps with Iberdrola. The Unaffiliated Committee and its advisors engaged in an extensive discussion of what would be an appropriate response to Iberdrola’s Initial Proposal, including what level of counteroffer would be most likely to maximize the value obtained by the Unaffiliated Shareholders. After extensive discussion and deliberation, the Unaffiliated Committee determined to reject Iberdrola’s Initial Proposal and to make a counterproposal of $38.25 per share of Avangrid Common Stock, plus the continuation of dividends between the signing of any definitive transaction agreement for a proposed transaction and the closing of any such transaction (including a pro-rata dividend for any partial quarterly period ending upon the closing of the proposed transaction). The Unaffiliated Committee directed Mr. Duffy to communicate the counterproposal to Iberdrola and for the Moelis representatives to communicate the counterproposal to Morgan Stanley.

On April 26, 2024, Mr. Duffy called Mr. Galán to inform him about the Unaffiliated Committee’s counterproposal, but before receiving it, Mr. Galán explained that such counterproposal had to be made to Mr. Mesonero Molina or to Iberdrola’s advisors. The Moelis representatives subsequently delivered the Unaffiliated Committee’s counterproposal to Morgan Stanley.

On April 26, 2024, with the permission of the Unaffiliated Committee, the Paul, Weiss representatives shared a revised draft of the Merger Agreement with White & Case.

Also on April 26, 2024, the Latham & Watkins representatives shared with White & Case an updated draft of the Company’s analysis regarding the regulatory approvals and clearances required in connection with the consummation of the transaction between the Company and Iberdrola contemplated in the Initial Proposal.

On April 28, 2024, Mr. Mesonero Molina contacted Mr. Duffy to inform the Unaffiliated Committee that Iberdrola had designated him as the appropriate point of contact for Iberdrola in respect of any transaction between the Company and Iberdrola, and requested that communications from the Unaffiliated Committee to Iberdrola be made through Mr. Mesonero Molina going forward.

On April 29, 2024, the Morgan Stanley representatives requested from the Moelis representatives additional support for the Unaffiliated Committee’s counterproposal.

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On May 1, 2024, representatives of Morgan Stanley and representatives of Moelis had a call, during which the Morgan Stanley representatives, at the direction of Iberdrola, delivered to the representatives of Moelis a revised proposal by Iberdrola at an offer price of $34.75 in cash per share of Avangrid Common Stock (the “May 1 Proposal”) and indicated its agreement for the Company to continue to declare and pay the Company’s regular quarterly cash dividends between the signing and closing of any proposed transaction. The Morgan Stanley representatives also shared a presentation it prepared illustrating Iberdrola’s position that the May 1 Proposal was consistent with median analyst price targets and informed the Moelis representatives that Iberdrola continued to conduct its financial due diligence review on the Company, but that Iberdrola did not expect its perspective on value to change once their financial due diligence review is completed. At the direction of Iberdrola, the Morgan Stanley representatives also shared a list of Iberdrola’s positions with respect to key open issues in the draft Merger Agreement that were identified by White & Case to the Paul, Weiss representatives. Among the issues identified by White & Case were: (i) the efforts required by the Company and Iberdrola to obtain regulatory approvals and clearances, and (ii) Iberdrola’s view, in response to a query from Paul, Weiss, that Shareholder A did not have an interest in Iberdrola sufficient to warrant excluding Shareholder A from the minority shareholders for purposes of the majority of the minority voting condition to the proposed transaction.

Following Moelis’ conversation with the Morgan Stanley representatives, the Unaffiliated Committee held a meeting on May 2, 2024 via videoconference with all members of the Unaffiliated Committee, Paul, Weiss representatives and Moelis representatives in attendance. The Unaffiliated Committee discussed with its advisors the May 1 Proposal, including Morgan Stanley’s presentation that was shared on May 1, 2024; the inbound communications from the various purported unaffiliated shareholders expressing their views that the Initial Proposal undervalued the Company; the fact that the May 1 Proposal only represented an increase of $0.50 per share of Avangrid Common Stock from the Initial Proposal, plus the continuation of regular dividends; and the fact that the Morgan Stanley representatives had relayed to Moelis that despite the fact that Iberdrola continues to conduct their financial due diligence review on the Company, Iberdrola does not expect that its perspective on value to change once its financial due diligence review was completed. At that meeting, the Unaffiliated Committee and its advisors further discussed the fiduciary duties of the members of the Unaffiliated Committee under New York law in considering any transaction with Iberdrola or a third party. After discussion and deliberation, the Unaffiliated Committee determined to reject the May 1 Proposal. However, the Unaffiliated Committee determined not to provide a counterproposal to Iberdrola at that time and that Iberdrola should complete its financial due diligence review of the Company prior to the Unaffiliated Committee engaging in further price negotiations with Iberdrola. The Unaffiliated Committee directed the Moelis representatives to inform Morgan Stanley of its determination. Promptly following the Unaffiliated Committee meeting, the Moelis representatives communicated the message to the Morgan Stanley representatives as directed.

Over the next several days, the Moelis representatives held a series of calls with the Morgan Stanley representatives to discuss Morgan Stanley’s and Iberdrola’s approach to performing the preliminary financial analysis of the Company and to gather additional information regarding Iberdrola’s rationale for the May 1 Proposal.

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Following the series of calls between representatives of Moelis and Morgan Stanley, the Unaffiliated Committee held a meeting on May 6, 2024 via videoconference with all of the members of the Unaffiliated Committee, Paul, Weiss representatives and Moelis representatives in attendance. The Moelis representatives provided the Unaffiliated Committee an update on their discussions with representatives of Morgan Stanley and reviewed with the Unaffiliated Committee the underlying methodologies that Morgan Stanley and Iberdrola utilized in performing their preliminary financial analysis of the Company and Iberdrola’s views on the Financial Projections, as explained by the Morgan Stanley representatives to Moelis. The Unaffiliated Committee continued to discuss with its advisors the May 1 Proposal and the proposed next steps that the Unaffiliated Committee could take with respect to the Initial Proposal, including ceasing discussions with Iberdrola regarding a potential transaction and remaining a stand-alone public company, evaluating alternative transactions structures with respect to a potential transaction with Iberdrola and continuing to engage in price negotiations with Iberdrola. The Unaffiliated Committee considered, among other things, the value that the Unaffiliated Shareholders could receive from a potential transaction with Iberdrola, including as a result of exchanging their shares for the merger consideration at the per share price indicated in the May 1 Proposal and the quarterly dividends that the Company could continue to declare and pay during any signing and closing of a proposed transaction; the continuation of the Company’s business plan as a stand-alone public company; and the Unaffiliated Committee’s belief that the May 1 Proposal did not represent the best and final offer from Iberdrola. The Unaffiliated Committee and its advisors engaged in an extensive discussion of potential responses to the May 1 Proposal. After extensive discussion and deliberation, the Unaffiliated Committee determined to continue to reject the May 1 Proposal and respond to Iberdrola’s May 1 Proposal with a counteroffer of $36.25 per share, plus the continuation of regular dividends. The Unaffiliated Committee directed the Moelis representatives to communicate such counterproposal to Morgan Stanley.

Promptly following the Unaffiliated Committee meeting, the Moelis representatives delivered the Unaffiliated Committee’s counterproposal to the Morgan Stanley representatives, as directed.

Later in the day on May 6, 2024, the Morgan Stanley representatives held a call with the Moelis representatives during which the Morgan Stanley representatives, at the direction of Iberdrola, submitted a revised offer of $35.25 in cash per share of Avangrid Common Stock (the “May 6 Proposal”) to the Unaffiliated Committee. At the direction of Iberdrola, the Morgan Stanley representatives noted that the May 6 Proposal was subject to the parties’ negotiation of a satisfactory Merger Agreement on terms acceptable to the parties and that it also assumed that the Company would continue to declare and pay regular quarterly cash dividends between the signing of any definitive transaction agreement for a proposed transaction and the closing of any such transaction.

In the evening on May 6, 2024, after the Morgan Stanley representatives communicated the May 6 Proposal to Moelis, the Unaffiliated Committee held a meeting via videoconference with all of the members of the Unaffiliated Committee, Paul, Weiss representatives and Moelis representatives in attendance. The Unaffiliated Committee and its advisors discussed the May 6 Proposal. It was noted that the Morgan Stanley representatives had communicated to Moelis that the May 6 Proposal was subject to the parties’ negotiation of a satisfactory Merger Agreement on terms acceptable to the parties and that

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Iberdrola agreed to allow the Company to continue to declare and pay regular quarterly cash dividends between the signing and closing of any proposed transaction. The Unaffiliated Committee discussed with its advisors the Unaffiliated Committee’s options in respect of next steps, including ceasing discussions with Iberdrola or continuing to engage in further discussions and negotiations with Iberdrola, and the risks associated with making a further counterproposal to Iberdrola, including the possibility that Iberdrola could decide to abandon discussions. At that meeting, the Unaffiliated Committee also discussed with its advisors the key legal issues reflected in the legal issues list that White & Case shared previously and Iberdrola’s positions with respect to such issues. Following these discussions, the Unaffiliated Committee determined not to respond immediately to Iberdrola’s May 6 Proposal and to instead schedule a follow-up meeting between the Unaffiliated Committee and its advisors for the following day to determine the best course of action.

On May 7, 2024, the Unaffiliated Committee held a meeting via videoconference at which all the members of the Unaffiliated Committee, Paul, Weiss representatives and Moelis representatives were in attendance. The Unaffiliated Committee further discussed the May 6 Proposal and Iberdrola’s positions on the key legal issues reflected in the legal issues list. The Unaffiliated Committee also discussed with its advisors potential counterproposals with respect to the key legal issues and with respect to price. After extensive discussion and deliberation, the Unaffiliated Committee determined to respond to Iberdrola’s May 6 Proposal with a further counteroffer of $35.75 per share of Avangrid Common Stock, plus the continuation of regular dividends, and directed the Moelis representatives to communicate such counteroffer to the Morgan Stanley representatives. The Unaffiliated Committee also directed the Paul, Weiss representatives to deliver the Unaffiliated Committee’s counterproposals to the key legal issues to representatives of White & Case and Clifford Chance US LLP (“Clifford Chance”), legal counsel to Iberdrola, and to discuss with the White & Case and Clifford Chance representatives.

Promptly following the Unaffiliated Committee’s meeting, the Moelis representatives informed representatives of Morgan Stanley of the Unaffiliated Committee’s counterproposal, which included the Unaffiliated Committee’s responses to Iberdrola’s positions on the key legal issues identified on the legal issues list.

Shortly after the Moelis representatives delivered the Unaffiliated Committee’s counterproposal to Morgan Stanley, at the direction of Iberdrola, representatives of Morgan Stanley informed the Moelis representatives that Iberdrola would agree to increase the offer price to $35.75, plus the continuation of regular dividends, subject to the parties’ negotiation of a satisfactory Merger Agreement on terms acceptable to the parties.

Also on May 7, 2024, the Paul, Weiss representatives sent a draft of the Company’s disclosure letter to representatives of White & Case and Clifford Chance.

On May 8, 2024, representatives of Paul, Weiss had a call with representatives of White & Case and Clifford Chance to discuss the key open issues reflected in the legal issues list White & Case shared previously. During the call, the White & Case representatives informed the Paul, Weiss representatives that Iberdrola would like to finalize negotiations of the legal documentation for a proposed transaction by May 16, 2024, before Iberdrola’s annual shareholders’ meeting

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scheduled on May 17, 2024. The Paul, Weiss, White & Case and Clifford Chance representatives also discussed the standard for the majority of the minority vote condition to the proposed transaction and the inclusion of Shareholder A’s shares of Avangrid Common Stock in such vote. At the request of the Paul, Weiss representatives, the White & Case and Clifford Chance representatives agreed to request that Iberdrola provide the Unaffiliated Committee additional information relating to Iberdrola’s business relationship with Shareholder A.

Later on May 8, 2024, representatives of White & Case and Clifford Chance shared a revised draft of the Merger Agreement with the Paul, Weiss representatives. The revised draft of the Merger Agreement contemplated, among other things, that the Company was permitted to declare and pay dividends for any completed fiscal quarter between the signing and closing of a proposed transaction, but not a pro-rata dividend for any partial quarterly period ending upon the closing of the proposed transaction.

On May 9, 2024, representatives of Latham & Watkins, on behalf of Company management, sent an email to representatives of White & Case and Clifford Chance and representatives of Paul, Weiss detailing Company management’s perspective on various legal issues in the revised draft of the Merger Agreement previously shared by White & Case. It was noted by representatives of Paul, Weiss that the perspectives presented by Company management did not reflect the position of the Unaffiliated Committee, which had been delegated the full authority of the Board to examine, negotiate and evaluate the terms, conditions and advisability of any transaction involving the Company and Iberdrola or any other strategic transaction. A representative of White & Case acknowledged Paul, Weiss’ response and noted that Iberdrola will await the Unaffiliated Committee’s response to be conveyed through Paul, Weiss.

On May 10, 2024, the Unaffiliated Committee held a meeting via videoconference with all of the members of the Unaffiliated Committee, Paul, Weiss representatives and Moelis representatives in attendance. At that meeting, the Unaffiliated Committee discussed with its advisors the revised draft of the Merger Agreement that was received from White & Case on May 8, 2024, the key terms and open issues thereunder, including whether the Company would be able to declare and pay a pro-rata dividend for any partial quarterly period ending upon the closing of the proposed transaction and the efforts standard required by the Company and Iberdrola to obtain regulatory approval and clearances. The Unaffiliated Committee also discussed the Unaffiliated Committee’s proposed responses to the open issues.

The Unaffiliated Committee and its advisors also discussed the email that the Latham & Watkins representatives sent to the representatives of White & Case and Clifford Chance and representatives of Paul, Weiss detailing Company management’s perspective on various legal issues in the draft Merger Agreement. The Unaffiliated Committee and its advisors discussed that in view of Iberdrola’s majority ownership in the Company, the positions in the email on behalf of Company management should have no bearing on the Unaffiliated Committee’s position on the legal issues in the draft Merger Agreement. After discussion and deliberation, the Unaffiliated Committee directed the Paul, Weiss representatives to revise the draft Merger Agreement to reflect its discussion and to share the revised draft with White & Case and Clifford Chance.

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Later on May 10, 2024, the Paul, Weiss representatives sent a revised draft of the Merger Agreement to the White & Case and Clifford Chance representatives.

On May 12, 2024, the White & Case representatives sent a revised draft of the Merger Agreement and a revised draft of the Company’s disclosure letter to the Paul, Weiss representatives.

On May 12, 2024, the Paul, Weiss representatives had a call with the White & Case and Clifford Chance representatives, Latham & Watkins representatives and the Company’s representatives, to discuss the open issues in the draft Merger Agreement, including the efforts required by the Company and Iberdrola to obtain regulatory approval and clearances. The Paul, Weiss representatives also noted the Unaffiliated Committee’s position that the parties’ agreement on the per share merger consideration of $35.75 assumed that the Company can continue to declare and pay regular quarterly cash dividends, including any pro rata dividend for any partial quarterly period prior to the closing. Also on May 12, 2024, on behalf of Iberdrola, White & Case representatives sent the Paul, Weiss representatives additional information regarding the business relationship between Iberdrola and Shareholder A.

On May 13, 2024, the Paul, Weiss representatives had a call with Mr. Azagra Blázquez, Mr. Mahoney and representatives of Latham & Watkins, during which Mr. Azagra Blázquez shared with the Paul, Weiss representatives Company management’s views and perspectives with respect to various open issues in the draft Merger Agreement.

Later on May 13, 2024, the Unaffiliated Committee held a meeting via videoconference with all of the members of the Unaffiliated Committee, Paul, Weiss representatives and Moelis representatives in attendance. At that meeting, the Unaffiliated Committee and its advisors discussed the status of the Merger Agreement and the Paul, Weiss representatives shared with the Unaffiliated Committee Company management’s views and perspectives on certain open issues in the draft Merger Agreement that representatives of Latham & Watkins shared with the Paul, Weiss representatives earlier that day. The Unaffiliated Committee also discussed with its advisors the open issues in the Merger Agreement, including whether the Company was able to declare and pay a pro-rata dividend for any partial quarterly period prior to the closing of the proposed transaction and the efforts standard required by the Company and Iberdrola to obtain regulatory approval and clearances.

After the Moelis representatives were excused from the meeting, the Unaffiliated Committee discussed the question of whether Shareholder A could be treated as a minority shareholder for purposes of the majority of the minority voting condition to the proposed transaction. The participants discussed the relationship between Shareholder A and Iberdrola, including Shareholder A’s ownership of Iberdrola shares and other information provided by Iberdrola through White & Case or available publicly. The participants also discussed Shareholder A’s actions to date, including the concerns it had raised over Iberdrola’s Initial Proposal and the other concerns raised in its meeting with the Unaffiliated Committee on April 9, 2024. After extensive discussion and deliberation, the Unaffiliated Committee determined that Shareholder A did not have an interest in Iberdrola that would require that the shares of Avangrid Common Stock held by Shareholder A be disregarded for purposes of determining whether a majority of the Unaffiliated Shareholders voted in favor of the proposed transaction.

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Following its discussion at the meeting, the Unaffiliated Committee directed the Paul, Weiss representatives to revise the Merger Agreement to reflect the Unaffiliated Committee’s discussion and to send a revised draft to White & Case and Clifford Chance.

Promptly following the Unaffiliated Committee meeting, the Paul, Weiss representatives sent a revised draft of the Merger Agreement to White & Case and Clifford Chance on May 13, 2024.

On May 14, 2024, the Unaffiliated Committee held a meeting via videoconference with all of the members of the Unaffiliated Committee, Paul, Weiss representatives and Moelis representatives in attendance. At that meeting, the Unaffiliated Committee continued to discuss the open issues in the draft Merger Agreement that the Paul, Weiss representatives sent to the White & Case and Clifford Chance representatives on May 13, 2024. The Paul, Weiss representatives noted that the White & Case representatives had not yet indicated whether Iberdrola was in agreement with the draft or if Iberdrola had any further counterproposals on any of the legal issues.

Later on May 14, 2024, the White & Case representatives sent a revised draft of the Merger Agreement to the Paul, Weiss representatives.

Following the receipt of the revised draft of the Merger Agreement, the Latham & Watkins representatives, Mr. Azagra Blázquez and Mr. Mahoney held a call with the White & Case and Clifford Chance representatives to discuss certain open issues in the Merger Agreement relating to the regulatory approvals that are required for the consummation of any transaction between the Company and Iberdrola and the efforts likely required by the Company and Iberdrola in order to receive requisite regulatory approval and clearance.

In the evening of May 14, 2024, the Unaffiliated Committee held a meeting via videoconference with all of the members of the Unaffiliated Committee, Paul, Weiss representatives and Moelis representatives in attendance. At the request of representatives of Paul, Weiss, Mr. Mahoney was also in attendance for part of the meeting. At that meeting, at the instruction of representatives of Paul, Weiss, Mr. Mahoney provided the Unaffiliated Committee an update on the discussion he, Mr. Azagra Blázquez and the Latham & Watkins representatives had with the White & Case representatives. Mr. Mahoney also shared Company management’s views and perspectives with respect to certain outstanding open issues in the draft Merger Agreement. Mr. Mahoney was then excused from the meeting.

After Mr. Mahoney left the meeting, the Unaffiliated Committee discussed with its advisors the remaining open issues in the Merger Agreement and Company management’s views and perspectives with respect to certain open issues. It was noted that in the draft Merger Agreement shared by the White & Case representatives, Iberdrola agreed to permit the Company to declare and pay a pro-rata dividend for any partial quarter prior to the closing of the proposed transaction. After discussion and deliberation, the Unaffiliated Committee directed the Paul, Weiss representatives to revise the Merger Agreement to reflect the Unaffiliated Committee’s discussion and to send a revised draft back to White & Case and Clifford Chance.

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Promptly following the Unaffiliated Committee meeting, the Paul, Weiss representatives shared a revised draft of the Merger Agreement with the White & Case and Clifford Chance representatives, as directed.

Also on May 14, 2024, at the instruction of representatives of Paul, Weiss, the Latham & Watkins representatives shared a revised draft of the Company’s disclosure letter with the White & Case and Clifford Chance representatives.

Also on May 14, 2024, the Moelis representatives provided the Unaffiliated Committee and its legal advisor updated customary relationship disclosures, which included disclosure of certain relationships between Moelis and its affiliates, on the one hand, and the Company, Iberdrola and Shareholder A, on the other hand.

On May 15, 2024, the White & Case representatives sent a revised draft of the Merger Agreement and a revised draft of the Company’s disclosure letter to the Paul, Weiss representatives.

On May 15, 2024, the Unaffiliated Committee held a meeting via videoconference with all of the members of the Unaffiliated Committee, Paul, Weiss representatives and Moelis representatives in attendance. At the request of representatives of Paul, Weiss, Mr. Mahoney was also in attendance at part of the meeting. Mr. Mahoney discussed with the Unaffiliated Committee the Board process for considering the final terms of the Merger Agreement, if applicable. After Mr. Mahoney left the meeting, the Unaffiliated Committee discussed with its advisors the remaining open points of the Merger Agreement. After discussion and deliberation, the Unaffiliated Committee determined that it was close to finalizing the final terms of the Merger Agreement with Iberdrola, and directed the Paul, Weiss representatives to revise the Merger Agreement to reflect the Unaffiliated Committee’s discussion, and to finalize the terms of the Merger Agreement with White & Case and Clifford Chance.

Later on May 15, 2024, the Paul, Weiss representatives shared a revised draft of the Merger Agreement with the White & Case and Clifford Chance representatives and at the direction of representatives of Paul, Weiss, the Latham & Watkins representatives shared a revised draft of the Company’s disclosure letter with the White & Case and Clifford Chance representatives.

Over the next day, the Unaffiliated Committee and Iberdrola through their respective advisors negotiated the remaining terms of the Merger Agreement.

On May 16, 2024, the Unaffiliated Committee held a meeting via videoconference with all of the members of the Unaffiliated Committee, Paul, Weiss representatives and Moelis representatives in attendance. The Paul, Weiss representatives provided the Unaffiliated Committee an update on the status of the Merger Agreement and its discussions with White & Case and Clifford Chance. The Paul, Weiss representatives discussed the remaining points to be finalized before final approval of the Merger Agreement and that the Board has called a meeting for May 17, 2024 to review the final terms of the Merger Agreement and to consider the Unaffiliated Committee’s recommendation with respect to the proposed transaction, if applicable. After discussion and deliberation, the Unaffiliated Committee determined to reconvene the next day to consider the final terms of the Merger Agreement.

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Also on May 16, 2024, the White & Case representatives shared revised drafts of the Merger Agreement and the Company’s disclosure letter with Paul, Weiss and the parties agreed to a final form of both drafts.

On the morning of May 17, 2024, Reuters published an article reporting that Iberdrola and the Company were nearing a deal for Iberdrola to acquire the outstanding shares of Avangrid Common Stock that it does not already own for $35.75 per share, and the trading of the Avangrid Common Stock was halted until the public announcement of the proposed transaction later that day.

On May 17, 2024, the Unaffiliated Committee held a meeting via videoconference with all of the members of the Unaffiliated Committee, Paul, Weiss representatives and Moelis representatives in attendance. During the meeting, representatives of Paul, Weiss further reviewed with the Unaffiliated Committee the fiduciary duties of directors under New York law in considering any transaction with Iberdrola or a third party. The Unaffiliated Committee’s advisors also reviewed with the Unaffiliated Committee the process that the Unaffiliated Committee had conducted to review and evaluate the Initial Proposal. At that meeting, each of the members of the Unaffiliated Committee reconfirmed that he or she was unaffiliated with, and otherwise independent from, Iberdrola, and otherwise disinterested with respect to a potential transaction involving Iberdrola.

At that meeting, the Paul, Weiss representatives also reviewed with the Unaffiliated Committee the final terms of the draft Merger Agreement, including the conditions to closing of the Merger and the requisite shareholder votes required to approve the Merger; the efforts that each of Iberdrola and the Company committed to take in order to obtain regulatory approvals and clearances; certain interim operating covenants, including the Company’s ability to continue to declare and pay to the Company’s shareholders its regular cash dividend between the signing and closing of the proposed transaction and a pro-rata dividend for any partial quarter prior to the closing of the proposed transaction; the Company’s ability to engage with third parties submitting an alternative acquisition proposal under certain circumstances and the Board’s and the Unaffiliated Committee’s ability to withdraw or change its recommendation in favor of the proposed transaction under certain circumstances. During the meeting, representatives of Moelis reviewed with the Unaffiliated Committee the financial aspects of the final terms of the Merger Agreement and its financial analyses of the Company. At the direction of the Unaffiliated Committee, the financial analyses presented by Moelis utilized the Financial Projections. At the direction of the Unaffiliated Committee, the Moelis representatives delivered to the Unaffiliated Committee its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated May 17, 2024, and that is attached to this Proxy Statement as Annex B, that as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Per Share Merger Consideration to be received by the Unaffiliated Shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

After discussion and deliberation, the Unaffiliated Committee unanimously (i) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) determined that the Merger and

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the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the Unaffiliated Shareholders, (iii) recommended that the Board authorize and approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth therein and (iv) recommended that the Board recommend that the shareholders of the Company adopt the Merger Agreement.

Immediately following the meeting of the Unaffiliated Committee on May 17, 2024, the Board held a meeting via videoconference with all members of the Board, Moelis representatives, and Mr. Mahoney in attendance. The Unaffiliated Committee delivered its recommendation to the Board that the Board authorize and approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby and that the Board recommend that the shareholders of the Company adopt the Merger Agreement. Representatives of Moelis reviewed with the Board its financial analyses of the Company and the financial aspects of the final terms of the Merger Agreement. Mr. Mahoney, in his capacity as legal counsel to the Company, reviewed with the Board a presentation on the fiduciary duties of directors under New York law in considering any transaction with Iberdrola or a third party prepared and made available by Latham & Watkins prior to the Board meeting and the final terms of the Merger Agreement as negotiated between the Unaffiliated Committee and Iberdrola. The directors of the Board affiliated with Iberdrola left the meeting and the independent directors of the Board discussed the final terms of the Merger Agreement in executive session. After discussion and deliberation in executive session, the directors of the Board affiliated with Iberdrola were invited back into the meeting.

After further discussion and deliberation and based in part on the unanimous recommendation of the Unaffiliated Committee, the Board (i) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of the Company and its shareholders, including the Unaffiliated Shareholders, (iii) authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth therein, (iv) resolved to recommend that the shareholders of the Company adopt the Merger Agreement and (v) directed that the Merger Agreement be submitted to the shareholders of the Company for their adoption at a duly held meeting of such shareholders for such purpose.

Following the meeting of the Board, representatives of Paul, Weiss notified representatives of White & Case that the Unaffiliated Committee and the Board had adopted resolutions approving the Merger Agreement.

Shortly thereafter, the Company and Iberdrola executed the Merger Agreement.

Shortly after the parties’ execution of the Merger Agreement, the Company issued a press release announcing the execution of the Merger Agreement and filed a copy of the Merger Agreement and the press release as exhibits to a Current Report on Form 8-K.

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Reasons for the Merger; Recommendation of the Unaffiliated Committee; Fairness of the Merger

Both the Unaffiliated Committee and the Board believe, based on their consideration of the factors described below, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are substantively and procedurally fair to the Company and its shareholders (including the Company’s unaffiliated security holders).

The Unaffiliated Committee, with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the Merger Agreement and the transactions contemplated thereby, including the Merger. At a meeting held on May 17, 2024 (described above in the section entitled “Special Factors—Background of the Merger”), the Unaffiliated Committee unanimously (i) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the Unaffiliated Shareholders, (iii) recommended that the Board authorize and approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth therein and (iv) recommended that the Board recommend that the shareholders of the Company adopt the Merger Agreement. The Unaffiliated Committee further believes that the Merger is substantively and procedurally fair to the unaffiliated security holders.

In evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, the Unaffiliated Committee consulted with the Unaffiliated Committee’s independent legal counsel and financial advisor and with Company management and, in the course of making the determinations described above, the Unaffiliated Committee considered a number of factors, including, but not limited to, the following factors (which are not necessarily presented in any relative order of importance):

Merger Consideration

•

The immediacy and certainty of the value of the cash consideration to be paid to the unaffiliated security holders in the Merger, as compared to the recent historical trading prices of Avangrid Common Stock and the potential long-term business and execution risk to the Company’s shareholders and the fact that the liquidity provided by cash consideration may not otherwise be available to the unaffiliated security holders in connection with alternative forms of consideration. In addition, the unaffiliated security holders will have the opportunity to liquidate their ownership of Avangrid Common Stock without incurring the transaction costs typically associated with market sales;

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•	The current historical market prices of shares of Avangrid Common Stock, and the fact that the Per Share Merger Consideration represents:

•

A premium of approximately 11.4% over the closing price per share of Avangrid Common Stock on March 6, 2024 (the last full trading day prior to the public announcement of Iberdrola’s submission of the Initial Proposal to the Unaffiliated Committee); and

•

A premium of approximately 15.2% over the 30-day volume-weighted average price per share of Avangrid Common Stock prior to March 6, 2024 (the last full trading day prior to the public announcement of Iberdrola’s submission of the Initial Proposal to the Unaffiliated Committee);

•

The fact that the Unaffiliated Committee negotiated an increase in the Per Share Merger Consideration to $35.75 per share in cash from the Initial Proposal of $34.25 per share in cash on March 6, 2024;

•

The Unaffiliated Committee’s belief that, based on the negotiations between the parties and their respective advisors, the Per Share Merger Consideration was the highest per share consideration that Iberdrola was willing to pay at the time of those negotiations, and that the combination of Iberdrola’s agreement to pay the Per Share Merger Consideration and Iberdrola’s statement in the Initial Proposal and repeatedly thereafter that it was not interested in selling its 81.6% stake in the Company to a third party and was only interested in a transaction in which it was a buyer of Avangrid Common Stock, resulted in a sale of the Company at the highest per share consideration that was reasonably attainable, and that further negotiations would create a risk of causing Iberdrola to abandon the Merger altogether or materially delay the entry into a definitive transaction agreement with respect to the Merger;

•

The financial analysis reviewed by Moelis with the Unaffiliated Committee as well as the opinion of Moelis rendered to the Unaffiliated Committee on May 17, 2024, to the effect that as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Per Share Merger Consideration to be received by the Unaffiliated Shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to such holders, which financial analysis and conclusion the Unaffiliated Committee adopted as its own. See “—Opinion of Financial Advisor to the Unaffiliated Committee” beginning on page 71;

Shareholder Approvals

•

The conditions that the Merger Agreement must be adopted by the affirmative vote of the holders of a majority of all outstanding shares of Avangrid Common Stock, and the affirmative vote of the holders of a majority of all outstanding shares of Avangrid Common Stock held by the Company’s shareholders other than Parent and the Parent Controlled Affiliates, and the non-waivable condition that the Merger Agreement must be adopted by the affirmative vote of the holders of at least a majority of all outstanding shares of Avangrid Common Stock held by the Unaffiliated Shareholders;

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Available Alternatives

•

Information with respect to the Company’s business, operations, financial condition, earnings and prospects and long-range plans, including the Company’s long-term renewable energy projects, and the costs relating to the achievement or execution by the Company of those plans and projects and the risk of failing to achieve or execute on those plans and projects, in each case, in the event the Company were to remain a publicly traded company;

•

The Company’s long-term capital needs as a publicly traded company and the difficulty and cost of obtaining capital (as compared to the expected benefit from improved access to capital and a more efficient cost of capital as a wholly-owned subsidiary of Parent), including the risk that such needs could (i) affect the Company’s current credit rating, (ii) result in dilution to the shareholders of the Company or (iii) affect the Company’s ability to continue paying its regular quarterly cash dividends;

•

The costs, risks and uncertainties relating to repairing, maintaining or upgrading the Company’s utility assets in the event the Company were to remain a publicly traded company, as compared to the expected benefit from improved access to capital and a more efficient cost of capital as a wholly-owned subsidiary of Parent;

•	Industry, economic and market conditions and trends, the impact on the Company of macro-economic developments and other risks and uncertainties discussed in the Company’s public filings with the SEC;

•

Current financial market conditions, and historical market prices and volatility and trading information with respect to the Avangrid Common Stock, as well as the general risks of market conditions that could reduce the trading price per share of Avangrid Common Stock;

•

The Unaffiliated Committee’s review, with the assistance of Moelis, of the strategic alternatives available to the Company, including seeking to continue to execute on the Company’s existing business plan, and seeking a sale to, or merger with, another buyer, all of which had significant risks and uncertainties and did not appear to be reasonably available;

•

The fact that the Company publicly announced its receipt of the Initial Proposal on March 7, 2024 and that the Unaffiliated Committee had been delegated the authority to evaluate strategic alternatives for the Company; however, no inbound offers from third parties relating to strategic alternatives for the Company had been received following such time and prior to execution and announcement of the Merger Agreement;

•

The statement in the Initial Proposal that Iberdrola would not be willing to sell its 81.6% equity stake in the Company, and the fact that, because Iberdrola owns a majority of the Company’s voting power, any alternative transaction requiring a shareholder vote would require Iberdrola’s approval;

Negotiations with Iberdrola

•

The course of negotiations regarding the Merger Agreement and the transactions contemplated thereby, including the Merger, between the Unaffiliated Committee and Iberdrola resulting in more favorable terms to the Company

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and the unaffiliated security holders than those originally proposed by Iberdrola and the Unaffiliated Committee’s belief, based on the course of negotiations, that the Merger Agreement reflected overall the most favorable terms and conditions that Iberdrola was willing to agree to or that were reasonably attainable from any third party;

•

The fact that the Merger Agreement permitted the Company to pay regular quarterly cash dividends through the closing of the Merger, including a pro-rated dividend for any partial quarter prior to the closing;

•

The fact that the consideration and negotiation of the Merger Agreement was conducted through arm’s-length negotiations by a special committee comprised entirely of disinterested and independent directors, who were fully empowered to say “no” definitively to any transaction and to take all actions the Unaffiliated Committee considered necessary or desirable in connection with examining and negotiating and making recommendations to the Board regarding the Initial Proposal and any alternative transactions;

Likelihood of Consummation

•	The probability that the Merger will be consummated, based on, among other matters:

•

The relatively limited number of conditions to Iberdrola’s obligations to consummate the Merger under the Merger Agreement, as more fully described under “The Merger Agreement—Conditions to the Merger” beginning on page 145;

•	The absence of a financing condition to Iberdrola’s obligation to consummate the Merger;

•	The perceived absence of any significant regulatory impediments to the Merger;

Terms of the Merger Agreement and Certain Other Agreements

•	The terms and conditions of the Merger Agreement, including:

•

The ability of the Board (acting on the Unaffiliated Committee’s recommendation) and the Unaffiliated Committee, in each case, to change, qualify, withhold, withdraw or modify the Board’s recommendation that the shareholders of the Company adopt the Merger Agreement under the circumstances described in the Merger Agreement and under “The Merger Agreement—Change of Recommendation; Match Rights” beginning on page 138;

•

The terms of the Merger Agreement provide the Company with sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the Merger or the termination of the Merger Agreement;

•

That the Merger Agreement does not require that the Company pay Parent any termination fee if Parent terminates the Merger Agreement as a result of the Board (upon the recommendation of the Unaffiliated Committee) or the Unaffiliated Committee making a Company Adverse Recommendation Change;

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•	The Company’s ability to seek specific performance to prevent breaches of the Merger Agreement by Parent or Merger Sub and to enforce specifically the terms of the Merger Agreement; and

•

That the Merger Agreement contains terms that, taken as a whole, the Unaffiliated Committee believed (i) provided a significant degree of certainty that the Merger will be consummated on a reasonably prompt basis, (ii) while restricting the Company from taking certain actions during the pendency of the Merger, would not unduly interfere with the Company’s ability to operate its business in the ordinary course, and (iii) were of a customary nature for mergers involving companies of the Company’s size and operating in the Company’s industry.

In the course of reaching the determinations and making the recommendation described above, the Unaffiliated Committee also considered factors relating to the procedural safeguards that it believed would ensure the fairness of the Merger and permit the Unaffiliated Committee to represent effectively the interests of the unaffiliated security holders, including, but not limited to, the following factors (which are not necessarily presented in any relative order of importance):

Process of the Unaffiliated Committee

•

The Unaffiliated Committee consists solely of directors of the Company who are independent, disinterested with respect to the Merger and not otherwise affiliated with the Company or Iberdrola; in addition, none of the Unaffiliated Committee members is an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the Merger that is different from that of the Company’s unaffiliated security holders other than the members’ receipt of Board compensation (which is not contingent upon the consummation of the Merger or the Unaffiliated Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their rights to indemnification from the Company, subject to the terms of the applicable indemnification agreement, the Company’s organizational documents, the NYBCL and the terms of the Merger Agreement;

•

The Unaffiliated Committee was provided a clear mandate to retain independent legal counsel and financial advisors and to determine whether to proceed with a transaction with Iberdrola, and, if a decision was made to so proceed, to review and negotiate any such transaction;

•	The Unaffiliated Committee had no obligation to recommend any transaction and the Unaffiliated Committee was fully empowered to say “no” definitively to any transaction;

•	The Board resolved that it would not approve or authorize a potential transaction involving the Company and Iberdrola without the prior favorable recommendation of the Unaffiliated Committee;

•

The Unaffiliated Committee was represented by Paul, Weiss, as its independent legal counsel, and by Moelis, as its independent financial advisor, each a globally recognized firm selected by the Unaffiliated Committee;

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•

The Initial Proposal stated that any transaction between the Company and Iberdrola would be conditioned on an irrevocable condition of the approval of a special committee of the Board comprised of independent and disinterested directors and the approval of a majority of the issued and outstanding common shares not held by Iberdrola and its controlled affiliates;

•

The adoption of the Merger Agreement is conditioned on the affirmative vote of the holders of a majority of all outstanding shares of Avangrid Common Stock entitled to vote thereon and by the affirmative vote of the holders of a majority of all outstanding shares of Common Stock held by the Company’s shareholders other than Parent and the Parent Controlled Affiliates, and the non-waivable condition that the Merger Agreement must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock held by the Unaffiliated Shareholders;

•

The Unaffiliated Committee, together with its legal and financial advisors, met on 17 occasions prior to the Company’s entry into the Merger Agreement, to discuss and evaluate extensively the Merger and alternatives to the Merger;

•	With the assistance of its financial and legal advisors, the Unaffiliated Committee conducted arm’s-length negotiations with Iberdrola; and

Terms of the Merger Agreement

•

The terms and conditions of the Merger Agreement, including provisions relating to the Company’s ability to enforce the terms of the Merger Agreement, allow the Company to ensure that the Merger is consummated as negotiated by the Unaffiliated Committee.

In the course of reaching the determinations and decisions and making the recommendation described above, the Unaffiliated Committee considered risks and potentially negative factors relating to the Merger Agreement and the transactions contemplated thereby, including the Merger, including, but not limited to, the following (which are not necessarily presented in any relative order of importance):

•

The Company’s unaffiliated security holders will have no ongoing equity participation in the Company following the Merger, and that such shareholders will cease to participate in the Company’s future earnings or growth, if any, and to benefit from increases, if any, in the value of the shares of Avangrid Common Stock, and will not participate in any future sale of the Company to a third party;

•

The fact that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger, including the Regulatory Approval Condition, will be satisfied, and, as a result, that the Merger may not be consummated even if the Merger Agreement is adopted by the requisite holders of Avangrid Common Stock;

•

The risks and costs to the Company if the Merger is not consummated in a timely manner or at all, including the potential adverse effect on the Company’s ability to attract and retain key personnel, the diversion of management and employee attention and the potential disruptive effect on the Company’s day-to-day operations and

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relationships with third parties, any or all of which risks and costs, among other things, could adversely affect the Company’s overall competitive position and the trading price of shares of Avangrid Common Stock;

•

Uncertainty about the effect of the proposed Merger on the Company’s employees, customers and other parties, which may impair the Company’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers, financial counterparties and others to seek to change existing business relationships with the Company;

•

The Merger Agreement’s restrictions on the conduct of the Company’s business prior to the consummation of the Merger, which may delay or prevent the Company from pursuing business opportunities that would otherwise be in its best interest as a stand-alone company;

•

The fact that Iberdrola owns shares in the Company representing approximately 81.6% of the outstanding shares of Common Stock and have expressed an unwillingness to sell its stake in the Company to a third party, which may have discouraged, and may in the future discourage, third parties from submitting Acquisition Proposals with terms and conditions, including price, that may be superior to the Merger;

•	Certain restrictions that the Merger Agreement imposes on soliciting competing Acquisition Proposals;

•

The significant cost involved with negotiating the Merger Agreement and consummating the Merger, including in connection with any litigation that may result from the announcement or pendency of the Merger, and the fact that if the Merger is not consummated, the Company may be required to bear such costs; and

•	The fact that the Per Share Merger Consideration will generally be taxable to the Company’s shareholders for U.S. federal income tax purposes.

The Unaffiliated Committee concluded that the potential benefits that it expected the unaffiliated security holders would achieve as a result of the Merger outweighed the risks and the potentially negative factors relevant to the Merger. The foregoing discussion of the information and factors considered by the Unaffiliated Committee is not intended to be exhaustive but includes the material factors considered by the Unaffiliated Committee. In view of the variety of factors considered in connection with its evaluation of the Merger, the Unaffiliated Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual members of the Unaffiliated Committee may have given different weights to different factors. The Unaffiliated Committee did not undertake to make any specific determination as to whether any factor or any particular aspect of any factor supported or did not support its ultimate determination. Accordingly, the Unaffiliated Committee recommended to the Board that the Merger Agreement and the Merger be approved based upon the totality of the information it considered.

In addition, the Unaffiliated Committee was aware of and considered the fact that certain of the Company’s directors and executive officers have financial interests in the transactions contemplated by the Merger Agreement that may be different from, or in addition to, those of the Company’s shareholders generally, including those interests that are a result

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of employment and compensation arrangements with the Company, as more fully described in the section entitled “Special Factors—Interests of Avangrid’s Directors and Executive Officers in the Merger” beginning on page 104.

In its analysis of the fairness of the Merger, the Unaffiliated Committee did not consider the liquidation value of the Company, and did not believe it to be a relevant methodology, because it considered the Company to be a viable going concern and it considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of the Company and that the Company will continue to operate its business following the Merger. For the foregoing reasons, the Unaffiliated Committee did not consider liquidation value to be a relevant methodology. Further, the Unaffiliated Committee did not consider net book value as a factor because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and because net book value does not take into account the prospects of the Company, market conditions, trends in the industry in which the Company operates or the business risks inherent in that industry.

The Unaffiliated Committee did not seek to establish a pre-Merger going concern value for the Company, and therefore no such value was considered by the Board in making its fairness determination on behalf of the Company. Rather, the Unaffiliated Committee believed that the financial analyses of Moelis, as more fully summarized in the section entitled “Special Factors—Opinion of Financial Advisor to the Unaffiliated Committee” beginning on page 71 on which the Unaffiliated Committee relied in making its recommendation to the Board, were indicative of going concern values for the Company as it continues to operate its business.

In addition, the Unaffiliated Committee did not view the purchase prices paid in the transactions described in the section of this Proxy Statement captioned “Important Additional Information Regarding Avangrid—Transactions in Avangrid Common Stock” to be relevant except to the extent that those prices indicated the trading price of Avangrid Common Stock during the applicable periods.

Other than as described in this Proxy Statement, the Unaffiliated Committee is not aware of any firm offer by any other Person during the prior two years for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets, or (c) a purchase of the Company’s securities that would enable such Person to exercise control of the Company.

Recommendation of the Board

On May 17, 2024, the Board, acting on behalf of the Company and upon the unanimous recommendation of the Unaffiliated Committee with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of the Company and its shareholders, including the Unaffiliated Shareholders, (ii) authorized and approved the execution, delivery and performance by the Company of the Merger

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Agreement and other transaction documents and consummation of the transactions contemplated thereby, including the Merger, and (iii) directed that the Merger Agreement be submitted for adoption by the Company’s shareholders and recommended that the Company’s shareholders vote in favor of the Merger Agreement Proposal. The Board further believes that the Merger is substantively and procedurally fair to the Company’s unaffiliated security holders. The Board produced the foregoing fairness determinations on behalf of the Company and, in so doing, expressly adopted the Unaffiliated Committee’s determinations, analyses and conclusions in their entirety. In adopting the Unaffiliated Committee’s recommendations and concluding that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Company and its shareholders, including the Unaffiliated Shareholders, the Board consulted with outside legal counsel and considered and relied upon the same factors and considerations that the Unaffiliated Committee relied upon, as described above.

In the course of making such determinations, the Board considered the following additional factors (which factors are not in any relative order of importance):

•

the fact that the Unaffiliated Committee was unanimous in its determination to recommend that the Board approve the Merger Agreement and recommend that the Company’s shareholders adopt the Merger Agreement;

•	the fact that the Unaffiliated Committee consists of three (3) independent and disinterested directors of the Company and with respect to the Merger, and the transactions contemplated thereby;

•	the fact that the Unaffiliated Committee had the authority to select and engage, and was advised by, its own independent legal and financial advisors; and

•

the fact that the Unaffiliated Committee was fully empowered to say “no” definitively to any transaction and to take all actions the Unaffiliated Committee considered necessary, desirable or convenient in connection with identifying, evaluating, negotiating and making recommendations to the Board regarding the March 6, 2024 proposal and any alternative transactions.

The Board concluded that the potential benefits that it expected the Company’s shareholders (other than the holders of Excluded Shares) would achieve as a result of the Merger outweighed the risks and the potentially negative factors relevant to the Merger. The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether any factor or any particular aspect of any factor supported or did not support its ultimate determination. Accordingly, the Board approved the Merger Agreement and the Merger based upon the totality of the information it considered.

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The Board unanimously recommends that you vote “FOR” the Merger Agreement Proposal.

The Board believes, based on its consideration of the factors described above, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are substantively and procedurally fair to the Company and its shareholders, including the Company’s unaffiliated security holders. The Board produced the foregoing fairness determinations on behalf of the Company and, in so doing, expressly adopted the Unaffiliated Committee’s determinations, analyses and conclusions in their entirety. In adopting the Unaffiliated Committee’s recommendations and concluding that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Company and its shareholders, including the Unaffiliated Shareholders, the Board consulted with outside legal counsel and considered and relied upon the same factors and considerations that the Unaffiliated Committee relied upon, as described above, including the financial analyses of Moelis, as more fully summarized in the section entitled “Special Factors—Opinion of Financial Advisor to the Unaffiliated Committee” beginning on page 71, which financial analysis and conclusion the Board, acting on behalf of the Company, expressly adopted as its own.

Opinion of Financial Advisor to the Unaffiliated Committee

The Unaffiliated Committee considered the financial analyses of Moelis, as reviewed and discussed with the Unaffiliated Committee, as well as the opinion of Moelis to the effect that, as of May 17, 2024, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken as set forth in Moelis’ written opinion, the Per Share Merger Consideration to be received by the Unaffiliated Shareholders in the Merger was fair from a financial point of view to such holders.

At the meeting of the Unaffiliated Committee on May 17, 2024 to evaluate and consider approval of the Merger Agreement and the Merger, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated May 17, 2024, addressed to the Unaffiliated Committee (solely in its capacity as such) to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken as set forth in the opinion, the Per Share Merger Consideration to be received by the Unaffiliated Shareholders in the Merger was fair from a financial point of view to such holders.

The full text of Moelis’ written opinion dated May 17, 2024, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this Proxy Statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Unaffiliated Committee (solely in its capacity as such) in its evaluation of the Per Share Merger Consideration. Moelis’ opinion was limited solely to the fairness from a financial point of view of the Per Share Merger Consideration to be received by the Unaffiliated Shareholders in the Merger and does not address Avangrid’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions

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that might be available to Avangrid and does not address any legal, regulatory, tax, or accounting matters. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Merger or any other matter.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to Avangrid, including publicly available research analysts’ reports;

•

reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Avangrid furnished to Moelis by Avangrid, including financial forecasts provided to or discussed with Moelis by the management of Avangrid;

•	reviewed information regarding the capitalization of Avangrid furnished to Moelis by Avangrid;

•

conducted discussions with members of the senior management and representatives of Avangrid concerning the information described in the preceding three bullets, as well as the business and prospects of Avangrid generally;

•	reviewed the reported prices and trading activity for the Avangrid Common Stock;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•	reviewed the financial terms of certain other transactions that Moelis deemed relevant;

•	reviewed a draft, dated May 16, 2024, of the Merger Agreement;

•	participated in certain discussions and negotiations among representatives of Avangrid and Parent and their advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its analysis and opinion, Moelis, at the direction of the Unaffiliated Committee, relied on the information supplied to, discussed with or reviewed by Moelis for purposes of its opinion being complete and accurate in all material respects. Moelis did not independently verify any such information (or assume any responsibility for the independent verification of any of such information). With the consent of the Unaffiliated Committee, Moelis relied on the representation of Avangrid’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With the consent of the Unaffiliated Committee, Moelis also relied upon, without independent verification, the assessment of Avangrid and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts referred to above, Moelis assumed, at the direction of the Unaffiliated Committee, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Avangrid as to the future performance of Avangrid. Moelis expressed no views as to

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the reasonableness of any financial forecasts or the assumptions on which they were based. In addition, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Avangrid, nor was Moelis furnished with any such evaluation or appraisal.

Moelis’ opinion did not address Avangrid’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to Avangrid and did not address any legal, regulatory, tax or accounting matters. At the direction of the Unaffiliated Committee, Moelis was not asked to, and did not, offer any opinion as to any terms of the Merger Agreement or any aspect or implication of the Merger, except for the fairness of the Per Share Merger Consideration from a financial point of view to the Unaffiliated Shareholders. Moelis did not express any opinion as to fair value, viability or the solvency of Avangrid following the closing of the Merger. In rendering its opinion, Moelis assumed, with the consent of the Unaffiliated Committee, that the final executed form of the Merger Agreement would not differ in any material respect from the draft that Moelis reviewed, that the Merger would be consummated in accordance with the terms of the Merger Agreement without any waiver or modification that could be material to Moelis’ analysis, that the representations and warranties of each party set forth in the Merger Agreement were accurate and correct and that the parties to the Merger Agreement would comply with all the material terms of the Merger Agreement. Moelis assumed, with the consent of the Unaffiliated Committee, that all governmental, regulatory or other consents or approvals necessary for the completion of the Merger would be obtained, except to the extent that could not be material to Moelis’ analysis. Moelis was not authorized to solicit and has not solicited indications of interest in a possible transaction with Avangrid from any party.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion, and Moelis assumed no responsibility to update its opinion for developments after the date of its opinion.

Moelis’ opinion did not address the fairness of the Merger or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of Avangrid, other than the fairness of the Per Share Merger Consideration from a financial point of view to the Unaffiliated Shareholders. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Per Share Merger Consideration or otherwise. Moelis’ opinion was approved by a Moelis fairness opinion committee.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Moelis to the Unaffiliated Committee at its meeting held on May 17, 2024 in connection with delivery of Moelis’ opinion. This summary describes the material analysis underlying Moelis’ opinion but does not purport to be a complete description of the analyses performed by Moelis in connection with its opinion. The complete written presentation delivered to the Unaffiliated Committee at the meeting,

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which has been filed as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the Merger, will be made available for inspection and copying at the principal executive offices of Avangrid during its regular business hours by any interested holder of Avangrid Common Stock, and may be obtained by requesting it in writing from Avangrid at the address described in the section captioned “Where You Can Find Additional Information.” Moelis provided this presentation for the use and benefit of the Unaffiliated Committee (in its capacity as such) in its evaluation of the Merger.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

For purposes of its financial analyses, Moelis reviewed a number of financial and operating metrics, including the following: EBIT, EBITDA, Adjusted EBITDA and P/E.

Unless the context indicates otherwise, (i) the estimates of the future financial performance for the selected publicly traded companies listed below were based on certain publicly available research analyst estimates for those companies, and (ii) the financial analysis of Moelis described below utilized the Financial Projections.

Based on Moelis’ professional judgment and experience, Moelis performed its financial analyses (with respect to its DCF analyses and selected publicly traded companies as set forth below) on a sum-of-the parts basis. As such, Moelis performed separate analyses for Networks, Renewables and Avangrid’s corporate and other non-regulated entities (“Corporate”) and summed the results of such analyses to determine the implied share value range for the Avangrid Common Stock, as further discussed below.

Discounted Cash Flow Analysis

Networks. Utilizing the Financial Projections, Moelis performed a DCF analysis of Networks to calculate the present value, as of June 30, 2024, of (a) estimated present value of unlevered after-tax free cash flows of Networks for the six (6) months ending December 31, 2024 and the calendar years ending December 31, 2025 through December 31, 2035 (discounted using the mid-year discounting convention) and (b) the estimated terminal value of Networks. For purposes of the DCF analysis, Moelis calculated Networks’ unlevered free cash flow as EBIT less (a) (i) taxes, (ii) capital expenditures and (iii) changes in working capital and others, plus (b) (i) depreciation and amortization and (ii) change in deferred income taxes, in each case, with such information being provided by Avangrid management.

Moelis utilized a range of discount rates of 6.25% to 7.00% based on an estimated range of Networks’ weighted average cost of capital (“WACC”). The estimated WACC range for Networks was calculated using the capital asset pricing model. Moelis used the foregoing range of discount rates to calculate estimated present values as of June 30, 2024 of (a) estimated present

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value of unlevered after-tax free cash flows of Networks for the six months ending December 31, 2024 and the calendar years ending December 31, 2025 through December 31, 2035 (discounted using the mid-year discounting convention) and (b) the estimated terminal values derived by the terminal multiple method and applying a range of selected terminal multiples of 10.5x to 11.5x to Networks’ estimated terminal year EBITDA. Networks’ estimated terminal year EBITDA represents its 2035E EBITDA. For purposes of selecting the reference range of terminal multiple to apply to Networks’ estimated terminal year EBITDA, Moelis noted that the terminal multiple range was based on reference to current and historical enterprise value (“EV”) over EBITDA (“EV / EBITDA”) (next 12 months (“NTM”)) multiples for the selected publicly traded companies.

Based on the foregoing, Moelis derived an implied EV range for Networks of $19.2 billion to $22.9 billion.

Renewables. Utilizing the Financial Projections, Moelis performed a DCF analysis of Renewables to calculate the present value, as of June 30, 2024, of (a) estimated future value of unlevered after-tax free cash flows of Renewables for the six months ending December 31, 2024 and the calendar years ending December 31, 2025 through December 31, 2035 (discounted using the mid-year discounting convention), taking into account certain tax credits and (b) the estimated terminal value of Renewables, taking into account certain tax credits. For purposes of the DCF analysis, Moelis calculated Renewables’ unlevered free cash flow as EBIT less (a) (i) taxes, (ii) capital expenditures and (iii) changes in working capital and others, plus (b) (i) tax credits, (ii) depreciation and amortization and (iii) change in deferred income taxes, in each case, with such information being provided by Avangrid management.

Moelis utilized a range of discount rates of 6.50% to 7.50% based on an estimated range of Renewables’ WACC. The estimated WACC range for Renewables was calculated using the capital asset pricing model. Moelis used the foregoing range of discount rates to calculate estimated present values as of June 30, 2024 of (a) estimated present value of unlevered after-tax free cash flows of Renewables for the six months ending December 31, 2024 and the calendar years ending December 31, 2025 through December 31, 2035 (discounted using the mid-year discounting convention) and (b) estimated terminal values derived by the terminal multiple method and applying a range of selected terminal multiples of 9.5x to 11.5x to Renewables’ estimated terminal year Adjusted EBITDA of $2.3 billion. The Renewables’ terminal year Adjusted EBITDA represents estimated run-rate EBITDA (reflective of capital spend through 2035) provided by Avangrid management plus the average of the last five years of annual tax credits (PTCs and retained ITCs), which was informed by the Company’s accounting valuation methodology. Estimated run-rate EBITDA was utilized in the terminal year for Renewables based on the forecasted capital expenditures during the forecast period and the lag expected between investment and EBITDA generation. In addition to the inclusion of certain tax credits in the terminal value, tax assets created by Renewables were included in the DCF analysis for Renewables in the following ways: (i) tax credits (PTCs and ITCs) expected to be generated between 2024E and 2035E were included in the calculation of unlevered after-tax free cash flow, and (ii) Net Operating Losses (“NOLs”) expected to be generated were provided by Avangrid management and valued separately for inclusion in the calculation of EV. For purposes of selecting the reference range to apply to Renewables’ estimated terminal year Adjusted EBITDA, Moelis noted that the terminal multiple range was based on reference to current and historical EV / EBITDA (NTM) multiples for the selected publicly traded companies.

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In calculating the implied EV of the Renewables business, Moelis separately valued the Renewables business’s NOLs expected to be generated in the forecast period. For purposes of this analysis, Moelis discounted tax savings (offset by NOLs) to June 30, 2024 using the same discount rate range derived from the Networks business WACC analysis and included in the calculation of the Renewables EV. Per the Financial Projections, Moelis based this analysis on the Renewables business generating NOLs equal to its negative EBIT, and any NOLs would be used to immediately offset taxes owed on income generated by the Networks Business. EBIT was calculated as EBITDA less depreciation, amortization and taxed at a 26.5% tax rate. Because Avangrid expects the tax savings to offset revenues generated at the Networks business, Moelis discounted the tax savings for the NOLs to June 30, 2024 using the Networks discount rate range of 6.25% to 7.00% to calculate the present value of the NOLs.

Based on the foregoing, Moelis derived an implied EV range for Renewables of $6.3 billion to $9.6 billion.

Corporate. Utilizing the Financial Projections, Moelis performed a DCF analysis of Corporate to calculate the present value of Corporate using a similar methodology to the Networks and Renewables DCF analyses. For purposes of selecting the reference range of terminal multiple to apply to Corporate’s estimated terminal year EBITDA, Moelis used the weighted average (weighted based on EBITDA contribution) multiple range based on the selected publicly traded companies from Networks and Renewables, whereby Corporate’s estimated terminal year EBITDA represents its 2035E EBITDA. For purposes of calculating the present value, as of June 30, 2024, of (a) estimated future value of unlevered after-tax free cash flows of Corporate and (b) the estimated terminal value of Corporate, Moelis utilized a range of discount rates of 6.32% to 7.12% based on the weighted average (weighted based on EBITDA contribution) of the discount rates for Networks and Renewables.

Based on the foregoing, Moelis derived an implied EV range for Corporate of approximately $(0.6 billion).

Combined Networks plus Renewables plus Corporate. To determine the implied equity value of Avangrid based on the foregoing analyses, Moelis added the foregoing EV ranges of Networks, Renewables and Corporate and, from that total, (i) subtracted Avangrid’s net debt and non-controlling interest of $13.9 billion and (ii) divided the fully diluted shares outstanding, in each case as provided by Avangrid management. This analysis indicated an implied per share value range of $28.42 to $46.39.

Selected Publicly Traded Companies Analysis

Networks. Moelis reviewed financial and stock market trading data of the selected publicly traded companies noted below that have a significant presence in the electric networks, gas networks and electric and gas combined networks industry, in each case, with similar operations deemed generally relevant by Moelis in certain respect to Networks.

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For the selected publicly traded companies in the Networks industry, Moelis reviewed a combination of both P / E and EV / EBITDA multiples for 2024E and 2025E EBITDA and earnings per share for the Networks segment. Financial data for the selected publicly traded companies was based on publicly available consensus research analyst estimates and public filings.

The selected publicly traded companies in the Networks industry used in this analysis and their P / E and EV / EBITDA multiples for calendar year 2024 and calendar year 2025 are summarized in the following table:

Electric

($ in mm, except per share data)	EV / EBITDA 2024E	EV / EBITDA 2025E	P / E 2024E	P / E 2025E

Electric Companies

American Electric Power Company, Inc.	11.2x	10.4x	16.4x	15.4x

Entergy Corporation	10.5x	9.6x	15.6x	14.6x

FirstEnergy Corp.	11.6x	10.6x	15.0x	14.1x

Evergy, Inc.	10.1x	9.6x	14.5x	13.6x

Pinnacle West Capital Corporation	10.7x	9.8x	16.3x	15.7x

Portland General Electric Company	8.6x	7.9x	14.5x	13.7x

PNM Resources, Inc.	10.7x	9.3x	14.2x	13.6x

Gas

($ in mm, except per share data)	EV / EBITDA 2024E	EV / EBITDA 2025E	P / E 2024E	P / E 2025E

Gas Companies

Atmos Energy Corporation	12.2x	10.7x	17.0x	16.4x

ONE Gas, Inc.	10.1x	9.0x	16.7x	15.5x

Spire Inc.	10.8x	9.9x	14.5x	13.3x

Northwest Natural Holding Company	9.2x	7.9x	16.6x	13.3x

Combination

($ in mm, except per share data)	EV / EBITDA 2024E	EV / EBITDA 2025E	P / E 2024E	P / E 2025E

Combination (Electric and Gas)

Duke Energy Corporation	11.9x	11.0x	17.3x	16.3x

Exelon Corporation	10.1x	9.5x	15.9x	14.8x

Consolidated Edison, Inc.	11.4x	10.3x	18.2x	17.3x

Xcel Energy Inc.	10.3x	9.4x	15.7x	14.6x

PPL Corporation	10.8x	10.1x	17.4x	16.3x

CenterPoint Energy, Inc.	10.9x	10.0x	18.4x	17.1x

Alliant Energy Corporation	12.4x	11.4x	17.0x	16.0x

NiSource Inc.	10.9x	9.9x	17.0x	15.7x

Black Hills Corporation	10.2x	9.9x	14.5x	13.8x

NorthWestern Energy Group, Inc.	10.1x	9.8x	14.8x	14.1x

Avista Corporation	10.3x	9.7x	15.7x	14.5x

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In selecting a reference range for its selected publicly traded companies analysis of Networks, Moelis focused on companies who, among other reasons, had one (1) or more similar operating and financial characteristics, including electric networks, gas networks and combined networks utility companies. Moelis noted that none of the companies above reviewed in their analysis were deemed directly comparable to Avangrid. Moelis noted that a number of factors limit comparability of the selected publicly traded companies, including company size, business profile, regulatory jurisdiction and environments and capital expenditure profiles.

To calculate the EV of the Networks segment, Moelis took the EVs implied by applying the selected references ranges to 2024E and 2025E EBITDA and the EV implied by applying the applicable selected references ranges to 2024E and 2025E earnings per share and adding the net debt and non-controlling interest attributable to the Networks business. Based on the foregoing analysis and its professional judgment and experience, Moelis selected reference ranges of 10.0x to 11.5x EBITDA for calendar year 2024 and 9.0x to 11.0x EBITDA for calendar year 2025 and net income ranges of 14.5x to 16.5x for calendar year 2024 and 13.5x to 15.5x for calendar 2025. The analysis indicated an EV range for Networks of $19.0 billion to $22.5 billion and $19.1 billion to $23.3 billion for calendar year 2024 and 2025, respectively.

Renewables. Moelis reviewed financial and stock market trading data of the selected publicly traded companies noted below that have a significant presence in the renewable power generation industry, in each case, with similar operations deemed generally relevant by Moelis in certain respect to Renewables.

For the selected publicly traded companies in the Renewables industry, Moelis reviewed EV / EBITDA multiples for 2024E and 2025E EBITDA for the Renewables segment. Financial data for the selected publicly traded companies was based on publicly available consensus research analyst estimates, public filings and Avangrid senior management.

The selected publicly traded companies in the Renewables industry used in this analysis and their EV / EBITDA for calendar year 2024 and calendar year 2025 multiples are summarized in the following table:

Renewables

($ in mm, except per share data)	EV / EBITDA 2024E	EV / EBITDA 2025E

Renewables

Brookfield Renewable Partners L.P.	17.3x	16.2x

NextEra Energy Partners, LP	11.6x	11.4x

Northland Power Inc.	10.1x	9.7x

Clearway Energy, Inc.	11.4x	10.9x

Atlantica Sustainable Infrastructure plc	9.8x	9.4x

Boralex Inc.	9.8x	9.2x

Innergex Renewable Energy Inc.	11.3x	9.9x

In selecting a reference range for its selected publicly traded companies analysis of Renewables, Moelis focused on companies who, among other reasons, had one or more similar operating and financial characteristics, including

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renewable power generation companies. Moelis noted that none of the companies above reviewed in their analysis were deemed directly comparable to Avangrid. Moelis noted that a number of factors limit comparability of the selected publicly traded companies, including company size, geography, business mix, contract profile and counterparties.

Based on the foregoing analysis and its professional judgment and experience, Moelis selected EV / EBITDA reference ranges of 10.0x to 11.0x for calendar year 2024 and 9.0x to 10.0x for calendar year 2025. To calculate the EV of the Renewables segment, Moelis added the 2024E and 2025E tax credits (PTCs and retained ITCs) generated by Renewables to the applicable year’s EBITDA and then applied the selected EV / EBITDA multiples reference ranges. The analysis indicated an EV range for Renewables of $7.4 billion to $8.2 billion and $8.3 billion and $9.2 billion for calendar year 2024 and 2025, respectively.

Combined Networks plus Renewables plus Corporate. To determine the implied equity value of Avangrid based on the foregoing analyses, Moelis added the foregoing EV ranges of Networks and the Renewables business, and, from that total, (i) EV range of Corporate, derived from the DCF analysis (ii) subtracted Avangrid’s forecasted net debt and non-controlling interest of $13.9 billion as of June 30, 2024 and (iii) divided the fully diluted shares outstanding as of March 31, 2024. This analysis indicated implied per share value ranges of the Avangrid Common Stock of $30.67 to $41.77 for calendar year 2024 and $33.12 to $46.48 for calendar year 2025.

Other Information

Moelis also noted for the Unaffiliated Committee additional information that were not considered part of Moelis’ financial analyses with respect to its opinion, but were referenced for informational purposes, including, among other things:

Selected Precedent Transactions Analysis

Moelis reviewed and analyzed, but did not rely on, selected precedent transactions involving companies whose operations Moelis believes to be generally relevant for each of the Avangrid businesses segments, which indicated a range of $32.58 to $62.81 per share. Moelis did not view the selected precedent transactions analysis as relevant because (i) many of the selected precedent transactions were completed in materially different market and interest rate environments, (ii) as Parent already controls Avangrid, there is not a change of control in a potential transaction, and (iii) due to a lack of comparability of the selected precedent transaction target company and Avangrid.

Consolidated Selected Publicly Traded Companies Analysis

Moelis reviewed and analyzed, but did not rely on, an illustrative analysis of consolidated selected publicly traded companies which indicated a range of $36.55 to $41.12 and $37.07 to $42.01 for calendar years 2024 and 2025, respectively. Moelis did not rely upon this analysis for purposes of its financial analysis due to the lack of comparability of the selected publicly traded companies with a business mix similar to Avangrid.

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52-Week High/Low Avangrid Per Share Price Analysis

Moelis reviewed the historical closing prices during the 52-week period as of March 6, 2024, which reflected low and high stock prices during such period of $28.36 and $41.02 per share.

Analyst Price Target Analysis

Moelis reviewed publicly available research analysts’ price targets from eight brokers for the Avangrid Common Stock prior to the announcement of the Parent’s indicative offer, which ranged from $30.00 to $52.00 per share, with a median of $34.00 per share.

Miscellaneous

The foregoing is a summary of the analyses undertaken by Moelis in connection with Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described above is identical to Avangrid or the Merger. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Avangrid nor Moelis or any other person assumes responsibility if future results are materially different from those forecasted.

The Per Share Merger Consideration was determined through arms-length negotiations between the Unaffiliated Committee (on behalf of Avangrid) and Parent and was approved by the Unaffiliated Committee. Moelis did not recommend any specific consideration to the Unaffiliated Committee, or that any specific amount or type of consideration constituted the only appropriate consideration for the Merger. The Unaffiliated Committee selected Moelis as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated March 27, 2024, Moelis acted as financial advisor to the Unaffiliated Committee in connection with the Merger and will receive a fee from Avangrid for its services, estimated to be approximately $14 million in the aggregate based on the information available as of the date of announcement of the Merger, $3 million of which was earned in connection with the delivery of Moelis’ opinion dated May 17, 2024, in connection with the Unaffiliated Committee’s consideration of the Merger, regardless of the conclusion reached therein, and the remainder of which is contingent upon completion of the Merger. Furthermore, Avangrid has agreed to reimburse Moelis for certain of its expenses and to indemnify Moelis for certain liabilities arising out of its engagement.

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Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of Avangrid or Parent or their respective affiliates. In the past two years prior to the date of its written opinion, Moelis has not been engaged (and has not received any fees) by Avangrid or Parent to provide investment banking or other services unrelated to the Merger. Shareholder A is a sovereign wealth fund of a country and a holder of Avangrid Common Stock. In the past two years prior to the date hereof, Moelis acted as financial advisor to a company in which Shareholder A was an indirect 25% shareholder, which was completed in November 2023, and for which Moelis received $1.5 million in fees. The government of the state of which Shareholder A is a sovereign wealth fund is a 65% shareholder in a company to which Moelis acted as a financial advisor, which is currently ongoing and for which Moelis has received $450,000 and expects to receive an additional $3.2 million in fees in the event of the consummation of a transaction. In the future Moelis may provide investment banking or other services to any of the parties involved in the Merger or their affiliates and may receive compensation for such services.

Additional Presentations by Moelis

In addition to the financial analysis, dated May 17, 2024, described above, Moelis presented to the Unaffiliated Committee at the meetings held on April 22, 2024, April 25, 2024, May 2, 2024 and May 6, 2024, which were supplemented by respective written presentations. Copies of such presentations have been filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the Merger, will be made available for inspection and copying at the principal executive offices of Avangrid during its regular business hours by any interested holder of Avangrid Common Stock, and may be obtained by requesting it in writing from Avangrid at the address described in the section of this Proxy Statement captioned “Where You Can Find Additional Information” beginning on page 252. The additional Moelis presentations dated April 22, 2024, April 25, 2024, May 2, 2024, and May 6, 2024 did not form the basis of the Moelis fairness opinion described above.

The additional Moelis presentations dated April 22, 2024, April 25, 2024, May 2, 2024, and May 6, 2024 were given to the Unaffiliated Committee to assist in the negotiations with Parent and the evaluation of the proposed Merger and contained, among other things, an outline of the terms of Parent’s bid as of such date, the status of Parent’s due diligence review of Avangrid, a review of the share price performance of Avangrid Common Stock over various periods and Moelis’ preliminary financial analysis (the April 22, 2024 presentation included, among other things, a summary of the Financial Projections and a summary of the selected publicly traded companies of Networks and Renewables; the April 25, 2024 presentation included, among other things, a DCF analysis of Networks, Renewables and Corporate and a selected publicly traded companies analysis of Networks and Renewables; the May 2, 2024 presentation included an analysis of the Avangrid Common Stock at various prices; the May 6, 2024 presentation included an analysis of the Avangrid Common Stock at various prices), in each case subject to further updates reflected in the financial analysis, dated May 17, 2024, described above.

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Opinion of Financial Advisor to Parent

Morgan Stanley was retained by Parent to act as its financial advisor and to render a fairness opinion in connection with the Merger. Parent selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and experience in recent transactions in the industry and its knowledge of Parent’s business and affairs. On May 16, 2024, Morgan Stanley rendered its written opinion to the Parent board of directors to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the Per Share Merger Consideration to be paid by Parent pursuant to the Merger Agreement was fair from a financial point of view to Parent.

The full text of Morgan Stanley’s written opinion to the Parent board of directors, dated May 16, 2024, is attached to this Proxy Statement as Annex C, and is incorporated by reference into this Proxy Statement in its entirety. You are encouraged to read the opinion in its entirety for a discussion of the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion was directed to the Parent board of directors for the benefit of the Parent board of directors, in its capacity as such, and addressed only the fairness from a financial point of view to Parent, as of the date of the opinion, of the Per Share Merger Consideration to be paid by Parent pursuant to the Merger Agreement. Morgan Stanley’s opinion did not address any other aspects of the Merger and did not and does not constitute a recommendation as to how the holders of Avangrid Common Stock should vote on the Merger Agreement Proposal at the Annual Meeting.

In arriving at its opinion, Morgan Stanley:

•	Reviewed certain publicly available financial statements and other business and financial information of Avangrid;

•	Reviewed certain internal financial statements and other financial and operating data concerning Avangrid;

•	Reviewed the Financial Projections (as defined below) approved for Morgan Stanley’s use by Parent;

•	Discussed the past and current operations and financial condition and the prospects of Avangrid with senior executives of Parent;

•	Reviewed the reported prices and trading activity for Avangrid Common Stock;

•

Compared the financial performance of Avangrid and the prices and trading activity of Avangrid Common Stock with that of certain other publicly-traded companies comparable with Avangrid and their securities;

•	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	Participated in certain discussions and negotiations among representatives of Avangrid and its advisors, including advisors of the Unaffiliated Committee;

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•	Reviewed the Merger Agreement and certain related documents; and

•	Performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Avangrid and Parent, and formed a substantial basis for its opinion. With respect to the Financial Projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Avangrid and Parent of the future financial performance of Avangrid.

In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the definitive Merger Agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the Merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and has relied upon, without independent verification, the assessment of Parent and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters.

Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Avangrid’s officers, directors or employees, or any class of such persons, relative to the Per Share Merger Consideration to be paid to the holders of Avangrid Common Stock in the Merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Avangrid, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of May 16, 2024. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its preparation of its written opinion to the Parent board of directors, dated May 16, 2024. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Unless stated otherwise, the following quantitative information, to the extent that it is based on market data, is based on market data as of May 13, 2024, and is not necessarily indicative of current market conditions. In performing its financial analyses summarized below and in arriving at its opinion, at Parent’s direction, Morgan Stanley used and relied upon the Avangrid projections. Some of the financial analyses summarized below

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include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.

Discounted Cash Flow Analysis

Morgan Stanley performed a DCF analysis for Avangrid on a consolidated basis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of a company.

Morgan Stanley calculated ranges of implied values per share of Avangrid Common Stock based on estimates of unlevered future cash flows for calendar years 2025 through 2035 as set forth in the Financial Projections.

Morgan Stanley calculated a terminal value for Avangrid, by applying a range of P/E multiples of 13.6x to 15.6x, which were selected based on Morgan Stanley’s experience and professional judgment. Morgan Stanley applied the multiple range to the Adjusted Net Income in the terminal year, as set forth in the Financial Projections. The unlevered free cash flows from calendar years 2025 through 2035 and the terminal value were then discounted to present values as of December 31, 2024 using a range of discount rates of 6.0% to 7.0% (which Morgan Stanley derived based on Avangrid’s weighted average cost of capital using the capital asset pricing model), to calculate an implied aggregate value for Avangrid. Morgan Stanley then adjusted the total implied aggregate value range by Avangrid’s estimated net debt as of December 31, 2024 as provided by Avangrid’s management and approved for Morgan Stanley’s use by Parent and divided the resulting implied total equity value range by Avangrid’s fully-diluted shares outstanding as provided by Avangrid’s management and approved for Morgan Stanley’s use by Parent.

Based on the above-described analysis, Morgan Stanley derived a range of implied equity values per share of Avangrid Common Stock, rounded to the nearest $0.25 per share, as follows:

Methodology	Range of Terminal P/E Multiples	Implied Equity Value Per Share Range for Avangrid

Unlevered Discounted Cash Flow	13.6x – 15.6x	$27.50 – $42.50

Morgan Stanley compared this per share range to the Per Share Merger Consideration.

Sum-Of-The-Parts Discounted Cash Flow Analysis

Morgan Stanley performed a DCF analysis for Avangrid on a sum-of-the-parts basis, separately conducting a DCF analysis for each of the following businesses of Avangrid: Networks and Renewables. Morgan Stanley’s discounted cash flow analysis was based on the Financial Projections.

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Networks

Morgan Stanley calculated ranges of implied values per share of Avangrid Common Stock for the Networks segment of Avangrid based on estimates of future cash flows for calendar years 2025 through 2035. Morgan Stanley performed this analysis on the estimated unlevered free cash flows contained in the Financial Projections.

Morgan Stanley calculated a terminal value for the Networks segment of Avangrid, by applying a range of P/E multiples of 13.6x to 15.6x, selected based on Morgan Stanley’s experience and professional judgment, to the one-year forward adjusted net income expected to be generated by the Networks business of Avangrid in the terminal year, as set forth in the Financial Projections. The unlevered free cash flows from calendar years 2025 through 2035 and the terminal value were then discounted to present values as of December 31, 2024 using a range of discount rates of 5.0% to 5.8% (which Morgan Stanley derived based on the weighted average cost of capital of the Networks business of Avangrid using the capital asset pricing model), to calculate an implied aggregate value for the Networks business of Avangrid. Morgan Stanley then adjusted the total implied aggregate value range by the Networks segment’s estimated net debt as of December 31, 2024 as provided by Avangrid’s management (including an assumed allocation of holding company debt) and divided the resulting implied total equity value range by Avangrid’s fully-diluted shares outstanding as provided by Avangrid’s management.

Based on the above-described analysis, Morgan Stanley derived a range of implied equity values per share of Avangrid Common Stock for the Networks segment of Avangrid, rounded to the nearest $0.25 per share, as follows:

Methodology	Range of Terminal P/E Multiples	Implied Equity Value Per Share Range for Networks Segment of Avangrid

Networks Unlevered Discounted Cash Flow	13.6x – 15.6x	$29.00 – $38.00

Renewables

Morgan Stanley calculated ranges of implied values per share of Avangrid Common Stock for the Renewables segment of Avangrid based on estimates of future cash flows for calendar years 2025 through 2035. Morgan Stanley performed this analysis on the estimated levered free cash flows contained in the Financial Projections.

Morgan Stanley calculated a terminal value for the Renewables segment of Avangrid, by applying a range of terminal perpetuity growth rates of 0.0% to 2.0%, selected based on Morgan Stanley’s experience and professional judgment, to the levered free cash flow expected to be generated by the Renewables segment of Avangrid in the terminal year, as set forth in the Financial Projections. The levered free cash flows from calendar years 2025 through 2035 and the terminal value were then discounted to present values as of December 31, 2024 using a range of discount rates of 10.3% to 12.3% (which Morgan Stanley derived based on the cost of equity of the Renewables segment of Avangrid using the capital asset pricing model), to calculate an implied equity value for the Renewables segment of Avangrid. Morgan Stanley then divided the resulting implied total equity value range by Avangrid’s fully-diluted shares outstanding as provided by Avangrid’s management.

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Based on the above-described analysis, Morgan Stanley derived a range of implied equity values per share of Avangrid Common Stock for the Renewables segment of Avangrid, rounded to the nearest $0.25 per share, as follows:

Methodology	Range of Terminal Perpetuity Growth Rates	Implied Equity Value Per Share Range for Renewables Segment of Avangrid

Renewables Levered Discounted Cash Flow	0.0% – 2.0%	$5.00 – $8.75

Morgan Stanley then added the ranges of implied equity values per share of Avangrid Common Stock for the Networks and Renewables segments to derive a range of implied equity values per share of Avangrid Common Stock of $34.00 to $46.75 per share. Morgan Stanley compared this per share range to the Per Share Merger Consideration.

Precedent Premia Analysis

Morgan Stanley reviewed, based on publicly available transaction information, the final offer premiums paid in selected minority squeeze-out acquisitions of U.S. public company targets across industries, based on Morgan Stanley’s experience and professional judgment, with a transaction value of $1.0 billion or more since 2019.

Based on its professional judgment and taking into consideration, among other things, the observed premiums for the selected transactions, Morgan Stanley selected a representative range of premiums of 4.8% to 44.6%. Morgan Stanley applied these ranges of premiums to the closing trading price for shares of Avangrid Common Stock on March 6, 2024, the last trading day before the public announcement of Parent’s unsolicited offer to enter into the Merger, and calculated a range of estimated implied equity values per share of Avangrid Common Stock rounded to the nearest $0.25 per share, as follows:

Benchmark	Range of Premiums	Implied Equity Value Per Share Range for Avangrid

Last Unaffected Date (March 6, 2024)	4.8% – 44.6%	$33.75 – $46.50

Morgan Stanley compared these per share ranges to the Per Share Merger Consideration.

Comparable Company Analysis

Morgan Stanley performed a comparable company trading analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared, using publicly available information, certain future financial information for Avangrid with corresponding future financial information, ratios and public market multiples for publicly traded companies in the Networks industry which Morgan Stanley views as comparable to Avangrid as a whole, and which shared certain similar business and operating characteristics to Avangrid.

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These companies were chosen based on Morgan Stanley’s knowledge of the industry and because they have businesses that may be considered similar to Avangrid. Although none of such companies are identical or directly comparable to Avangrid, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, geographic territories, business risks, growth prospects, maturity of business and size and scale of business, that, for purposes of its analysis, Morgan Stanley considered similar to Avangrid.

No company utilized in the comparable company analysis is identical to Avangrid. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Avangrid. These include, among other things, comparable company growth, the impact of competition on the businesses of Avangrid and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Avangrid or the industry, or in the financial markets in general. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using comparable company data.

For purposes of this analysis, Morgan Stanley analyzed the P/E ratio based on estimated earnings per share of each of the comparable companies listed below for calendar years 2025 and 2026:

•	Exelon Corporation

•	Consolidated Edison, Inc.

•	FirstEnergy Corp.

•	Eversource Energy

•	PPL Corp.

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley used its experience and professional judgment to select a representative range of P/E multiples for calendar years 2025 and 2026 and applied these ranges to Avangrid’s estimated earnings per share for calendar years 2025 and 2026, respectively, as set forth in the Financial Projections. Morgan Stanley calculated ranges of estimated implied equity values per share of Avangrid Common Stock, rounded to the nearest $0.25 per share, as follows:

Benchmark	Range of P/E Multiples	Implied Equity Value Per Share Range for Avangrid

2025E P/E Multiple	12.7x – 17.4x	$31.25 – $43.00

2026E P/E Multiple	12.0x – 16.5x	$31.25 – $43.00

Morgan Stanley compared these per share ranges to the Merger Consideration of $35.75.

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Historical Trading Ranges

For reference purposes only, and not as a component of its fairness analysis, Morgan Stanley reviewed the historical trading data of shares of Avangrid Common Stock for the 52-week period ended May 13, 2024, and noted that, during such period, the maximum trading price for shares of Avangrid Common stock, rounded to the nearest $0.25, was $41.25 and the minimum trading price for shares of Avangrid Common stock, rounded to the nearest $0.25, was $27.50.

Equity Research Analysts’ Price Targets

For reference purposes only, and not as a component of its fairness analysis, Morgan Stanley reviewed the undiscounted price targets for shares of Avangrid Common Stock prepared and published by nine equity research analysts prior to May 13, 2024 that were available to Morgan Stanley. These targets generally reflect each analyst’s estimate of the future public market trading price of shares of Avangrid Common Stock.

Morgan Stanley discounted each analyst’s price target to present value by applying, for a one half of a year discount period to account for the fact that price targets are generally for one-year forward, an illustrative discount rate of 9.6%, which was selected by Morgan Stanley based on Avangrid’s cost of equity (using the capital asset pricing model). This analysis resulted in a discounted analyst price target range for Avangrid Common Stock of $28.75 per share to $43.00 per share, rounded to the nearest $0.25 per share.

The price targets published by equity research analysts do not necessarily reflect current market trading prices for Avangrid Common Stock and these estimates are subject to uncertainties, including the future financial performance of Avangrid and future financial market conditions.

Preliminary Presentations by Morgan Stanley

In addition to Morgan Stanley’s written opinion and associated fairness presentation to the Parent board of directors on May 16, 2024 (and the underlying financial analyses performed in relation thereto), Morgan Stanley also delivered preliminary presentation materials to Parent on January 10, February 3, February 25, February 26, March 4, April 30, May 6 and May 8, 2024 (which are referred to as the “Preliminary Presentation Materials” in this section). The preliminary financial considerations and other information in the Preliminary Presentation Materials were based on information and data that were available as of the dates of the respective presentations. Morgan Stanley also continued to refine various aspects of its financial analyses. Accordingly, the results and other information presented in the Preliminary Presentation Materials differ from the May 16, 2024 financial analyses.

The January 10, 2024 materials included an analysis of the final offer premiums paid in selected minority squeeze-out acquisitions of U.S. public company targets.

The February 3, 2024 materials included (a) a summary of Parent and Avangrid shareholders and associated subfund analysis and (b) transaction impacts and analyses based on different per share offer prices for Avangrid Common Stock.

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The February 25, 2024 and February 26, 2024 materials included (a) an overview of strategic rationales and talking points for the transaction, (b) an overview of Avangrid’s historical trading performance, (c) transaction impacts and analyses based on different per share offer prices for Avangrid Common Stock, and (d) an analysis of the profits and losses of investment in Avangrid and Parent.

The March 4, 2024 materials included transaction impacts and analyses based on different per share offer prices for Avangrid Common Stock.

The April 30, 2024 materials included an analysis of analyst price targets in reference to different share prices for Avangrid Common Stock.

The May 6, 2024 materials included (a) an overview of Avangrid’s historical trading performance, (b) a summary of the Avangrid projections, (c) preliminary financial analyses performed by Morgan Stanley, and (d) supporting backup materials.

The May 8, 2024 materials included a financial analysis of the price of the Per Share Merger Consideration and an analysis of the final offer premiums paid in selected minority squeeze-out acquisitions of U.S. public company targets.

The Preliminary Presentation Materials were for discussion purposes only and did not present any findings or make any recommendations or constitute an opinion of Morgan Stanley with respect to the fairness of the Per Share Merger Consideration to be paid by Parent or otherwise. The financial analyses performed by Morgan Stanley in relation to Morgan Stanley’s written fairness opinion, as described above under “Summary of Financial Analyses,” superseded all analyses and information presented in the Preliminary Presentation Materials. Copies of such Preliminary Presentation Materials have been filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the Merger.

General

In connection with the review of the Merger by the Parent board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Avangrid. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Avangrid. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

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Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view to Parent of the Per Share Merger Consideration to be paid by Parent pursuant to the Merger Agreement and in connection with the delivery of its opinion, dated May 16, 2024, to the Parent board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Avangrid Common Stock might actually trade.

The Per Share Merger Consideration to be paid by Parent pursuant to the Merger Agreement was determined through arm’s-length negotiations between the Unaffiliated Committee and Parent and was unanimously approved by the Parent board of directors. Morgan Stanley provided advice to the Parent board of directors during these negotiations but did not, however, recommend any specific consideration to Parent or the Parent board of directors or that any specific consideration constituted the only appropriate consideration for the Merger.

Morgan Stanley’s opinion and its presentation to the Parent board of directors was one of many factors taken into consideration by the Parent board of directors in deciding to approve, adopt and authorize the Merger Agreement and the transactions contemplated thereby, including the Merger. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Parent board of directors with respect to the Per Share Merger Consideration pursuant to the Merger Agreement or of whether the Parent board of directors would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

The Parent board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley’s securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of Parent, Avangrid, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the Parent board of directors with financial advisory services and a fairness opinion, described in this section and attached to this Proxy Statement as Annex C, in connection with the Merger, and Parent has agreed to pay Morgan Stanley a fee of €10 million for its services, which fee is contingent upon the closing of the Merger. Parent may, in its sole discretion, also pay Morgan Stanley an additional discretionary fee of up to €2 million contingent upon the closing of the Merger. Parent has also agreed to reimburse Morgan Stanley for certain of its expenses, including reasonable fees of outside counsel and out of pocket expenses, incurred in connection with its engagement. In addition, Parent has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents, and each other person, if any, controlling Morgan Stanley or

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any of its affiliates against certain losses, claims, damages and liabilities related to or arising out of Morgan Stanley’s engagement.

In the two (2) years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financing services to Avangrid and have received aggregate fees of approximately $1 to $3 million in connection with such services. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financing services to Parent and have received aggregate fees of approximately $1 to $3 million in connection with such services. Morgan Stanley and its affiliates may in the future also seek to provide other financial advisory and financing services to Parent, Avangrid and their respective affiliates, and would expect to receive fees for the rendering of these services.

Parent’s Purpose and Reason for the Merger

Under SEC rules governing “going private” transactions, Parent is required to express its reasons for the Merger to the Company’s unaffiliated security holders. Parent is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules and regulations promulgated under the Exchange Act. The views of Parent should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the Merger Agreement Proposal.

For Parent, the purpose of the Merger is to enable Parent to acquire 100% ownership and control of the Company in a transaction in which the Company’s shareholders (other than the holders of Excluded Shares) will be cashed out in exchange for the Per Share Merger Consideration, so that Parent will bear the rewards and risks of the sole ownership of the Company after the Merger, including any increase in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses or any decrease in value due to negative performance of the Company.

Parent believes the operating environment has changed in a significant manner since the Company became a publicly traded company as a result of the merger with UIL in 2015. In particular:

•	the competitive landscape has shifted, adversely impacting the Company’s relationships with customers, vendors, and suppliers;

•	the energy industry as a whole has experienced meaningful cyclicality due to volatility in underlying commodity prices;

•	increased regulatory oversight has enhanced the uncertainty being experienced by the Company and the energy industry as a whole; and

•	the amount of capital needed to sustain growth in the Company’s business continues to increase.

These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. A response to current market challenges will require tolerance for volatility in the Company’s business,

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commitment, ability to make capital expenditures and willingness to make business decisions focused on improving the Company’s long-term performance.

As a privately held company, the Company will have greater operational flexibility and be relieved of the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act. The need for the management of the Company to be responsive to the concerns of, and to engage in an ongoing dialogue with Unaffiliated Shareholders can at times distract management’s time and attention from the effective operation and improvement of the business.

The primary detriment of the Merger to Avangrid’s unaffiliated security holders is that such unaffiliated security holders will no longer be shareholders of Avangrid, and thus will not participate in any potential future earnings, growth or value (if any) of the Company as a result of any potential future increases in the trading value of a share of Avangrid Common Stock, although there can be no guarantees that if the Merger did not occur the value of a share of Avangrid Common Stock would increase in the future. Additionally, the receipt of cash in exchange for shares of Avangrid Common Stock pursuant to the Merger will generally be a taxable sale transaction for U.S. federal income tax purposes.

Parent decided to undertake the transactions contemplated by the Merger Agreement, including the Merger, at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above. In the course of considering the transactions contemplated by the Merger Agreement, including the Merger, Parent did not consider alternative transaction structures, because it believed that the Merger was the most direct and effective way to enable it to acquire 100% ownership and control of the Company. In addition, Parent believes that the Company’s new status as a privately held company will enable Parent to facilitate its future investment plans to be deployed in the energy market of the United States.

Position of Parent as to Fairness of the Merger

Under SEC rules governing “going private” transactions, Parent is required to express its belief as to the fairness of the transactions contemplated by the Merger Agreement, including the Merger, to Avangrid’s unaffiliated security holders. Parent is making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations promulgated under the Exchange Act. The views of Parent as to the fairness of the transactions contemplated by the Merger Agreement, including the Merger, are not intended to be, and should not be construed as, a recommendation to any shareholder of the Company as to how that shareholder should vote on the Merger Agreement Proposal.

Parent believes that the interests of the unaffiliated security holders were represented by the Unaffiliated Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. Parent has interests in the transactions contemplated by the Merger Agreement, including the Merger, that are different from those of the unaffiliated security holders by virtue of Parent’s continuing interests in the Company

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after the consummation of the Merger. Therefore, the fairness of the transaction to the unaffiliated security holders was not the sole or primary goal of Parent in negotiating the Merger Agreement, and Parent attempted to negotiate a transaction that would be most favorable to it. None of Parent or its affiliates participated in the deliberations of the Unaffiliated Committee regarding, nor received any advice from the Unaffiliated Committee’s independent legal or financial advisors as to, the fairness of the transactions contemplated by the Merger Agreement, including the Merger, to the unaffiliated security holders. Nevertheless, Parent believes that the transactions contemplated by the Merger Agreement, including the Merger, are substantively fair to the unaffiliated security holders based on the following factors, which are not listed in any relative order of importance:

•

the Per Share Merger Consideration of $35.75 represents a premium of approximately 11.4% to the Company’s closing stock price of $32.08 on March 6, 2024, the last unaffected trading day prior to Avangrid’s announcement of receipt of Parent’s unsolicited offer;

•

the consideration to be paid to the unaffiliated security holders in the Merger is all cash, allowing the unaffiliated security holders to promptly realize a certain and fair value for all of their shares of Avangrid Common Stock following the consummation of the transactions contemplated by the Merger Agreement, including the Merger;

•

the holders of Avangrid Common Stock are entitled to receive regular quarterly cash dividends until the consummation of the Merger, including a pro-rated dividend for the partial quarter prior to the closing of the Merger;

•

the receipt of cash consideration eliminates downside risk associated with the continued ownership of Avangrid Common Stock, including any possible decrease in the future revenues and cash available for distribution, growth or value of the Company following the Merger;

•

the belief that the value to the unaffiliated security holders continuing as a publicly traded company would not be as great as the Per Share Merger Consideration given the capital requirements of the Company;

•

the Merger will provide liquidity for the unaffiliated security holders without the delays that would otherwise be necessary in order to liquidate the positions of larger holders, and without incurring brokerage and other costs typically associated with market sales;

•

the Merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the Merger will be consummated and the Per Share Merger Consideration will be paid to the unaffiliated security holders;

•	further increases in market interest rates may adversely affect the attractiveness of Avangrid Common Stock to investors compared to other financial instruments or alternate investment opportunities;

•

the Unaffiliated Committee consists solely of independent and disinterested directors who do not have any interests in the Merger different from, or in addition to, those of the unaffiliated security holders, other than (i) the members’ receipt of Board compensation in the ordinary course (which is not contingent upon consummation of the Merger or

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the Unaffiliated Committee’s or the Board’s recommendation of the Merger) and (ii) indemnification and liability insurance rights under the Merger Agreement;

•

notwithstanding that the opinion of Moelis was delivered to the Unaffiliated Committee only, receipt by the Unaffiliated Committee of the opinion of Moelis, dated May 17, 2024, to the Unaffiliated Committee, as to the fairness, from a financial point of view, to the Unaffiliated Shareholders of the Per Share Merger Consideration provided for in the Merger pursuant to the Merger Agreement, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Moelis as more fully described under the section entitled “Special Factors—Opinion of Financial Advisor to the Unaffiliated Committee”;

•

the Unaffiliated Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Unaffiliated Shareholders;

•

the Board, acting upon the unanimous recommendation of the Unaffiliated Committee, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of, the Company’s shareholders, including the Unaffiliated Shareholders; and

•	the Company has the ability, under certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement.

Parent also believes that the transactions contemplated by the Merger Agreement, including the Merger, are procedurally fair to the unaffiliated security holders based on the following factors, which are not listed in any relative order of importance:

•

all members of the Unaffiliated Committee during the Company’s sale process were and are independent directors and were and are unaffiliated with Parent and none of such Unaffiliated Committee members is an employee of the Company or any of its subsidiaries or affiliates;

•

the Unaffiliated Committee was formed on December 15, 2015 pursuant to the Shareholder Agreement and at the outset of the Company’s consideration of a potential transaction and prior to any consideration of the Merger Agreement and the transactions contemplated thereby, including the Merger, or any negotiations with respect thereto, the Board explicitly delegated authority to the Unaffiliated Committee with respect to the “going private” proposal from Parent;

•

the Unaffiliated Committee was delegated the full authority to, among other things, review, evaluate and negotiate the terms of the Merger and to recommend to the Board what action should be taken by the Company, including not to engage in the Merger;

•

the Unaffiliated Committee was empowered to exercise any power or authority of the Board that the Unaffiliated Committee determined was necessary or advisable in carrying out and fulfilling its duties and responsibilities;

•

the Unaffiliated Committee and the Board had no obligation to recommend the approval and authorization of the Merger Agreement and the transactions contemplated thereby, including the Merger, or any other transaction and

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under the delegation of authority by the Board to the Unaffiliated Committee, the Merger Agreement and the transactions contemplated thereby, including the Merger, require approval from the Unaffiliated Committee;

•	Parent did not participate in or seek to influence the deliberative process of, or the conclusions reached by, the Unaffiliated Committee or the negotiating positions of the Unaffiliated Committee;

•	the Unaffiliated Committee and the Board were fully informed about the extent to which the interests of Parent differed from those of the unaffiliated security holders;

•	the fact that the “going private” proposal from Parent was conditioned on the approval of the Unaffiliated Committee;

•

the fact that the “going private” proposal from Parent included a non-waivable condition requiring, among other things, the adoption of the Merger Agreement by (i) the holders of a majority of all outstanding shares of Avangrid Common Stock; (ii) the holders of a majority of all outstanding shares of Avangrid Common Stock held by the Company’s shareholders other than Parent and the Parent Controlled Affiliates; and (iii) the holders of a majority of all outstanding shares of Avangrid Common Stock held by the Unaffiliated Shareholders;

•

members of the Unaffiliated Committee do not have any interests in the Merger different from, or in addition to, those of the unaffiliated security holders, other than (i) the members’ receipt of Board compensation in the ordinary course (which is not contingent upon consummation of the Merger or the Unaffiliated Committee’s or the Board’s recommendation of the Merger), and (ii) indemnification and liability insurance rights under the Merger Agreement;

•	the Unaffiliated Committee retained and was advised by its legal and financial advisors who are experienced in advising committees such as the Unaffiliated Committee in similar transactions;

•	the Unaffiliated Committee met regularly to consider and review the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger;

•

the Per Share Merger Consideration was the result of the Unaffiliated Committee’s extensive arm’s-length negotiations with Parent and the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Unaffiliated Committee and its advisors, on the one hand, and Parent and its advisors, on the other hand, over the course of approximately seven weeks; and

•

the Board’s ability upon the recommendation of the Unaffiliated Committee or the Unaffiliated Committee’s ability, under certain circumstances, to withdraw, or materially and adversely qualify or modify the recommendation of the Board or the Unaffiliated Committee that the Company’s shareholders vote to authorize and approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

Further, in the course of reaching its determination as to the fairness of the Merger to the unaffiliated security holders, Parent considered its knowledge and assessment of available information regarding the Company and its business and the factors considered by, and the analysis, discussion and resulting conclusions of, the Unaffiliated

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Committee and the Board discussed under “Special Factors—Reasons for the Merger; Recommendation of the Unaffiliated Committee; Fairness of the Merger” beginning on page 62, and “Special Factors—Recommendation of the Board” beginning on page 69, which analysis, discussion and resulting conclusions Parent expressly adopts as its own.

The foregoing is a summary of the information and factors considered and given weight by Parent in connection with its evaluation of the fairness of the transactions contemplated by the Merger Agreement, including the Merger, to the unaffiliated security holders, which is not intended to be exhaustive, but is believed by Parent to include all material factors considered by Parent. Parent did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching its conclusion as to the fairness of the transactions contemplated by the Merger Agreement, including the Merger, to the unaffiliated security holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

Parent’s consideration of the factors described above reflects its assessment of the fairness of the Per Share Merger Consideration payable in the Merger to the unaffiliated security holders in relation to the going concern value of the Company on a stand-alone basis. Parent did not conduct a going concern valuation of Avangrid Common Stock for purposes of determining fairness of the Per Share Merger Consideration because Parent believes that the trading price of Avangrid Common Stock at any time represents the best available indicator of the Company’s going concern value, so long as the trading price at such time is not impacted by speculation regarding the likelihood of a potential transaction.

In addition, Parent did not consider the liquidation value of the Company in determining the fairness of the Per Share Merger Consideration because it considers the Company to be a viable going concern, it believes that liquidation sales generally result in proceeds substantially less than the sale of a going concern, it believes that determining a liquidation value is impracticable given the significant execution risk involved in any liquidation sales and it views the trading history of the shares of Avangrid Common Stock as an indication of the Company’s going concern value and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the transactions contemplated by the Merger Agreement, including the Merger and it expects the Company to continue to operate its business following the Merger.

Moreover, Parent did not consider net book value of Avangrid Common Stock in determining the fairness of the Per Share Merger Consideration, which is an accounting concept, because, in Parent’s view, net book value is neither indicative of the Company’s market value nor its value as a going concern, but rather is an indicator of historical costs.

Except as set forth under “Special Factors—Background of the Merger” beginning on page 43 and under “Certain Relationships and Related Party Transactions—Relationship with Iberdrola—Agreements Related to Liquidity Resources and Guarantee and Support” beginning on page 177, Parent is not aware of any firm offer made by any person, other than Parent, during the prior two years for (a) the merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) a purchase of the Company’s securities that would enable the purchaser to exercise control of the Company, nor did Parent consider the prices paid by the Company or Parent for past purchases of Avangrid Common Stock given that any such prices do not reflect the Company’s current market value.

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Aside from the opinion provided by Morgan Stanley as to the fairness from a financial point of view of the Per Share Merger Consideration to Parent, the presentation to the Parent board of directors and the Preliminary Presentation Materials, Parent did not perform or (prior to the execution of the Merger Agreement) receive any independent reports, opinions or appraisals from any other third party related to the transactions contemplated by the Merger Agreement, including the Merger.

Parent believes these factors provide a reasonable basis for its belief that the transactions contemplated by the Merger Agreement, including the Merger, are both substantively and procedurally fair to the unaffiliated security holders. This belief, however, is not intended to be and should not be construed as a recommendation by Parent to any shareholder of the Company as to how such shareholder should vote with respect to the Merger Agreement Proposal.

Plans for Avangrid After the Merger

Following the consummation of the Merger, Parent will own 100% of the outstanding equity securities of the Surviving Corporation. Parent anticipates that the Surviving Corporation will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent. In addition, the Surviving Corporation will no longer be subject to the Exchange Act and NYSE compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Parent has advised the Company that, except as set forth in this Proxy Statement and except for the transactions already under consideration by the Company, as of the date of this Proxy Statement, Parent does not have any current plans, proposals or negotiations that relate to or would result in an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of the Company’s assets. However, subsequent to the consummation of the Merger, the Surviving Corporation’s management and board of directors will continuously evaluate and review the Surviving Corporation’s entire business and operations from time to time, and may propose or develop plans and proposals, including (i) any of the foregoing actions and any actions to address the challenges referred to in “Special Factors—Reasons for the Merger; Recommendation of the Unaffiliated Committee; Fairness of the Merger” beginning on page 62 and “Special Factors—Recommendation of the Board” beginning on page 69, and (ii) the disposition or acquisition of material assets or other extraordinary transactions, including the possibility of relisting the Surviving Corporation or a substantial part of its business on another internationally recognized stock exchange, in each case, which they consider to be in the best interests of the Surviving Corporation and its shareholders. Parent expressly reserves the right to make any changes it deems appropriate to the operation of the Surviving Corporation in light of such evaluation and review as well as any future developments.

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Certain Effects of the Merger

If the Company Shareholder Approval is obtained and all other conditions to the Closing of the Merger are either satisfied or waived, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent. As a result of the Merger, the shares of Avangrid Common Stock will cease to be traded on the NYSE and the Company will instead be a wholly-owned subsidiary of Parent.

Treatment of Avangrid Common Stock

At the Effective Time, each share of Avangrid Common Stock issued and outstanding immediately prior to the Effective Time (but excluding any Excluded Shares) will be cancelled and cease to exist and converted into the right to receive the Per Share Merger Consideration, in accordance with and subject to the terms and conditions set forth in the Merger Agreement, whereupon the holders of such shares of Avangrid Common Stock will cease to have any rights with respect thereto, other than the right to receive the Per Share Merger Consideration, subject to and in accordance with the terms and conditions of the Merger Agreement.

Treatment of Company Equity-Based Awards

Immediately prior to the Effective Time and as a result of the Merger:

•

Each Company Phantom Award will be automatically cancelled and converted into the right to receive a cash-settled award equal to (x) the Per Share Merger Consideration, multiplied by (y) the total number of shares of Avangrid Common Stock underlying such Company Phantom Award.

•

Each Company PSU granted in 2020 for which the applicable performance period has ended prior to the Effective Time will be automatically cancelled and converted into the right to receive a cash-settled award with the cash payable under such award equal to (x) the Per Share Merger Consideration, multiplied by (y) the total number of shares of Avangrid Common Stock underlying such Company PSU, with the number of shares used for this purpose calculated based on the actual achievement of the applicable performance goals and will be settled in March 2025 in cash in accordance with their existing vesting and payment schedules.

•

Each Company PSU for which the applicable performance period is ongoing as of the Effective Time will be automatically cancelled and converted into the right to receive a cash-settled award with the cash payable under such award equal to (x) the Per Share Merger Consideration, multiplied by (y) the total number of shares of Avangrid Common Stock underlying such Company PSU, with the number of shares used for this purpose calculated based on achievement of target performance. Each such cash-settled award will be subject to the same terms and conditions as applied to such Company PSU prior to the Effective Time, including the vesting schedule and terms regarding treatment upon termination of employment, except (x) applicable performance metrics will be adjusted to exclude the Total Shareholder Return (as defined in the Merger Agreement) metric (with such metric’s

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weighting re-allocated between the remaining performance metrics) and (y) achievement of the Adjusted Net Income performance metric will be adjusted to take into account certain transaction-related costs. These adjusted cash-settled awards will be settled in 2026, 2027 and 2028, as applicable, pursuant to their existing vesting and payment schedules, in cash.

All amounts will be paid less any applicable withholding taxes, and paid as soon as practicable following the Effective Time.

Benefits of the Merger for the Company’s Unaffiliated Security Holders

The primary benefit of the Merger to the unaffiliated security holders will be their right to receive the Per Share Merger Consideration, without interest, less any applicable withholding taxes, for each share of Avangrid Common Stock held by such shareholders in accordance with and subject to the terms and conditions set forth in the Merger Agreement, representing a premium of 11.4% over the closing price of Avangrid Common Stock on March 6, 2024, the last unaffected trading day prior to the Company’s announcement of receipt of Parent’s unsolicited offer, and a premium of 15.2% over the volume-weighted average price of the shares of Avangrid Common Stock over the thirty (30) trading days leading up to the last unaffected trading day prior to the Company’s announcement of receipt of Parent’s unsolicited offer. Additionally, such Unaffiliated Shareholders will avoid the risk after the Merger of any possible decrease in the Company’s future earnings, growth or value.

Detriments of the Merger to the Company’s Unaffiliated Security Holders

The primary detriments of the Merger to the unaffiliated security holders, include the lack of an interest of such shareholders in the potential future earnings, growth, or value realized by the Company after the Merger and such shareholders will not be entitled to receive any dividend that the Company might pay on the shares of Avangrid Common Stock in the future. In addition, the unaffiliated security holders will not benefit from any potential sale of the Company or its assets to a third party in the future. The receipt of cash in exchange for shares of Avangrid Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes to U.S. Holders (as defined in the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 106).

Certain Effects on the Company if the Merger is Not Completed

If the Merger Agreement Proposal is not approved by the Company’s shareholders or if the Merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their shares of Avangrid Common Stock in connection with the Merger. Instead, unless the Company is sold to a third party, (1) the Company will remain a publicly traded company, (2) the shares of Avangrid Common Stock will continue to be listed and traded on the NYSE, so long as the Company continues to meet the applicable listing requirements and will continue to be registered under the Exchange Act, and (3) the Company will continue to file periodic reports with the SEC. The Company will remain subject

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to SEC reporting obligations. In addition, if the Merger is not completed, the Company expects that management will operate the Company’s business in a manner similar to that in which it is being operated today, and that the Company’s shareholders will continue to be subject to the same risks and opportunities to which they are currently subject. There is no assurance as to the effect of these risks and opportunities on the future value of your shares of Avangrid Common Stock, including the risk that the market price of shares of Avangrid Common Stock may decline to the extent the current market price of shares of Avangrid Common Stock reflects a market assumption that the Merger will be completed.

If our shareholders do not approve the Merger Agreement Proposal or the Merger is not consummated for any other reason, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted. If the Merger is not consummated for any reason, we will be subject to a number of material risks, including the disruption to our business resulting from the announcement of the signing of the Merger Agreement, the diversion of management’s attention from our day-to-day business, and the substantial restrictions imposed by the Merger Agreement on the operation of our business during the period before the consummation of the Merger, which may make it difficult for us to achieve our business goals if the Merger does not occur.

Projected Financial Information

Except for annual and quarterly guidance, the Company does not, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other results due to the inherent uncertainty, unpredictability and subjectivity of the underlying assumptions, estimates and projections. However, Avangrid management regularly prepares projections as to the Company’s future financial performance for internal use. In March 2024, in connection with its consideration of the Company’s stand-alone prospects and potential strategic transactions available to the Company, management of the Company prepared unaudited non-public prospective financial information of the Company, on a stand-alone basis without giving effect to the Merger, for fiscal years 2024 through 2035 (the “Financial Projections”). The Financial Projections were provided to the Unaffiliated Committee, Moelis, the Unaffiliated Committee’s financial advisor, and, other than EPS and Adjusted EBITDA, to Parent and Morgan Stanley, Parent’s financial advisor. The Audit Committee received a summary of the unaudited non-public prospective financial information of the Company, on a stand-alone basis without giving effect to the Merger, for fiscal years 2024 through 2030. A summary of the unaudited non-public prospective financial information of the Company, on a stand-alone basis without giving effect to the Merger, for fiscal years 2024 through 2026 was also provided to the Board. The Unaffiliated Committee directed Moelis to use the Financial Projections in connection with its financial analysis and opinion, as described in the section entitled “Special Factors—Opinion of Financial Advisor to the Unaffiliated Committee” beginning on page 71. The summary of the Financial Projections is included in this Proxy Statement solely to give the Company’s shareholders access to certain financial projections that were made available to the Unaffiliated Committee, Moelis, Parent and Morgan Stanley. The summary of the Financial Projections may not be appropriate for other purposes and is not being included in this Proxy Statement to influence a Company shareholder’s decision whether to vote for the Merger Agreement Proposal or for any other purpose.

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The Financial Projections were prepared by our management for internal use. The Financial Projections were not prepared with a view toward public disclosure or with a view toward complying with GAAP (as detailed below), the published guidelines of the SEC regarding projections, the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company’s management, were prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation and presented as of the time of preparation, to the best of the Company’s management’s knowledge and belief, the reasonable projections of the future financial performance of the Company.

Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Financial Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Financial Projections.

The Financial Projections, while presented with numerical specificity, necessarily were based on numerous judgments, estimates, variables and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events as well as matters specific to the Company’s business, as of the date they were prepared, that are difficult to predict, inherently uncertain and many of which are beyond the control of the Company. The Financial Projections are subjective in many respects and are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. In addition, the Financial Projections and forecasts assume that the Company will remain a publicly traded company. Because the Financial Projections cover multiple years, by their nature, they also become subject to greater uncertainty and become less predictive and potentially less accurate with each successive year. As such, the Financial Projections constitute forward-looking information and are expressly qualified in their entirety by the risks and uncertainties identified above and the discussions entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 41 and “Special Factors” beginning on page 43 in this Proxy Statement and other risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, the Financial Projections may be affected by the Company’s inability to achieve strategic goals, objectives and targets over the applicable period. Accordingly, there can be no assurance that the prospective results are necessarily predictive of actual future performance of the Company or that actual results will not differ materially from those presented in the Financial Projections.

The inclusion of the Financial Projections in this Proxy Statement should not be regarded as an indication that the Company or any of its Affiliates or Representatives considered or considers the Financial Projections to be necessarily predictive of actual future events, and the Financial Projections should not be relied upon as such. Neither the Company nor any of its respective Affiliates or Representatives has made or makes any representation to any of the Company’s shareholders or any other Person regarding the ultimate performance of the Company compared to the information contained in the Financial Projections or can give any assurance that actual results will not differ materially from the Financial Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Financial

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Projections to reflect circumstances existing after the date the Financial Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Financial Projections are shown to be in error. The Company does not intend to make publicly available any update or other revision to the Financial Projections, except as otherwise required by law.

The Financial Projections include non-GAAP financial measures, such as EBIT, Adjusted Net Income and Adjusted Earnings Per Share, EBITDA, and Adjusted EBITDA, which were presented because management believed they could be useful indicators of the Company’s projected future operating performance.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

The Financial Projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the Merger. The Financial Projections do not take into account the effect of any failure of the Merger to occur and should not be viewed as accurate or continuing in that context. In preparing the Financial Projections, Avangrid management assumed a 26.5% tax rate.

In light of the foregoing factors and the uncertainties inherent in the Financial Projections, the Company’s shareholders are cautioned not to place undue, if any, reliance on the Financial Projections. The Financial Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information. Please consider carefully the discussions entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 41 and “Special Factors” beginning on page 43 of this Proxy Statement and the “Risk Factors” section beginning on page 26 in our 2023 Annual Report on Form 10-K, as well as other risk factors detailed from time to time in the Company’s reports filed with the SEC and incorporated by reference in the accompanying Proxy Statement in their entirety.

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The following is a summary of the Financial Projections (unaudited):

	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
	(in millions)

Networks	1,126	1,257	1,413	1,604	1,741	1,898	2,025	2,122	2,215	2,303	2,335	2,369

Renewables	(20)	(114)	(57)	(317)	(183)	(158)	(240)	(158)	(68)	8	114	123

Corporate	(17)	(7)	(7)	(7)	(7)	(7)	(7)	(7)	(7)	(7)	(7)	(7)

Operating Income (EBIT)	$1,090	$1,136	$1,349	$1,279	$1,551	$1,733	$1,778	$1,957	$2,139	$2,304	$2,442	$2,485

Networks	835	926	944	963	1,046	1,134	1,210	1,269	1,310	1,350	1,390	1,427

Renewables	204	181	257	131	281	351	273	422	622	756	868	961

Corporate	(153)	(182)	(202)	(215)	(256)	(294)	(359)	(412)	(448)	(475)	(495)	(507)

Net income	$887	$925	$999	$879	$1,071	$1,191	$1,124	$1,279	$1,484	$1,631	$1,764	$1,881

Networks	835	926	944	963	1,046	1,134	1,210	1,269	1,310	1,350	1,390	1,427

Renewables	204	215	267	316	358	409	364	490	662	772	868	961

Corporate	(153)	(182)	(202)	(215)	(256)	(294)	(359)	(412)	(448)	(475)	(495)	(507)

Adjusted Net Income	$887	$959	$1,009	$1,063	$1,148	$1,250	$1,215	$1,347	$1,524	$1,648	$1,764	$1,881

Earnings Per Share(1)	$2.28	$2.38	$2.57	$2.26	$2.76	$3.07	$2.90	$3.30	$3.82	$4.20	$4.54	$4.85

Adjusted Earnings Per Share(1)	$2.28	$2.47	$2.60	$2.74	$2.96	$3.22	$3.13	$3.47	$3.93	$4.24	$4.54	$4.85

Networks	1,899	2,119	2,354	2,633	2,850	3,073	3,297	3,448	3,595	3,741	3,832	3,926

Renewables	443	603	636	639	680	746	784	900	1,009	1,112	1,252	1,308

Corporate	(8)	—	—	—	—	—	—	—	—	—	—	—

EBITDA	$2,334	$2,723	$2,990	$3,271	$3,530	$3,820	$4,081	$4,348	$4,603	$4,854	$5,084	$5,235

Networks(1)	1,899	2,119	2,354	2,633	2,850	3,073	3,297	3,448	3,595	3,741	3,832	3,926

Renewables(1)	743	922	978	1,020	1,140	1,303	1,369	1,614	1,865	2,077	2,277	2,423

Corporate(1)	(8)	—	—	—	—	—	—	—	—	—	—	—

Adjusted EBITDA(1)	$2,634	$3,042	$3,332	$3,653	$3,990	$4,377	$4,666	$5,061	$5,460	$5,819	$6,109	$6,350

(1)	Values were not included in the Financial Projections provided to Parent or Morgan Stanley, Parent’s financial advisor.

Intent of Avangrid’s Directors and Executive Officers to Vote in Favor of the Merger

Avangrid’s directors and executive officers have informed Avangrid that, as of the date of this Proxy Statement, they intend to vote all of the shares of Avangrid Common Stock beneficially owned by them in favor of the Merger Agreement Proposal and each of the other proposals listed in this Proxy Statement. As of [ ● ], 2024, Avangrid’s directors and executive officers beneficially owned, in the aggregate, [ ● ]% of the voting power of the shares of Avangrid Common Stock outstanding as of [ ● ], 2024.

For purposes of clarity, the shares of Avangrid Common Stock that the directors and executive officers are entitled to vote shall be included in determining whether the Merger Agreement Proposal has been approved by the affirmative vote of the holders of a majority of the outstanding shares of Avangrid Common Stock entitled to vote thereon and by the affirmative vote of the holders of a majority of the outstanding shares of Avangrid entitled to vote thereon other than

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Parent and the Parent Controlled Affiliates, but the shares held by Avangrid’s directors who are employees of Parent and officers will be excluded from determining whether the Merger Agreement Proposal has been approved by the affirmative vote of the holders of a majority of the outstanding shares of Avangrid Common Stock held by the Unaffiliated Shareholders and entitled to vote thereon.

Interests of Avangrid’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board that you vote to adopt the Merger Agreement, you should be aware that aside from their interests as shareholders of Avangrid, Avangrid’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of other shareholders of Avangrid generally. The members of the Unaffiliated Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in making it recommendations to the Board, which was also aware of and took into account these interests, among other matters, when making its recommendation to the shareholders of Avangrid that the Merger Agreement be adopted. See “Special Factors—Background of the Merger” beginning on page 43, “Special Factors—Reasons for the Merger; Recommendation of the Unaffiliated Committee; Fairness of the Merger” beginning on page 62 and “Special Factors—Recommendation of the Board” beginning on page 69.

Effective upon the consummation of the Merger, Avangrid will be wholly-owned by Parent.

Avangrid’s shareholders should take these interests into account in deciding whether to vote “FOR” the Merger Agreement Proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Treatment of Company Equity-Based Awards in the Merger

Pursuant to the terms of the Merger Agreement, immediately prior to the Effective Time, each Company Phantom Award and Company PSU will be cancelled in exchange for a comparable cash-settled award. Such cash-settled awards will be subject to the same time- and, as applicable, performance-based vesting schedule, payment timing and terms regarding treatment upon termination of employment, as applied to the original awards; provided, that, with respect to Company PSUs for which the applicable performance period has not ended prior to the Effective Time, certain performance metrics will be adjusted to reflect the occurrence of the Merger.

Treatment of Company Equity-Based Awards. Immediately prior to the Effective Time, each outstanding Company Equity-Based Award, shall automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Equity-Based Award to receive from the Surviving Corporation, as promptly as practicable after the Effective Time, a cash-settled award with the cash payable under such award, in an amount equal to the product of (A) the Per Share Merger Consideration multiplied by (B) the total number of shares of Avangrid Common Stock subject to such Company Equity-Based Award immediately prior to the Effective Time

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(with the number of shares of Avangrid Common Stock subject to any Company PSU that has not completed its applicable “Performance Period” (as defined in the applicable Company PSU award agreement) as of the Effective Time calculated based on achievement of target performance, and with the number of shares of Avangrid Common Stock subject to any Company PSU that has completed its applicable “Performance Period” calculated based on actual achievement of the performance goals). Except as expressly provided by the Merger Agreement, each such adjusted cash-settled award shall be subject to the same terms and conditions, including the time- and performance-based vesting schedule and treatment upon termination terms, as applied to the corresponding Company Equity-Based Award as of immediately prior to the Effective Time. With respect to the Company PSUs granted in 2020, such awards (to the extent that they remain unpaid) shall be settled in March 2025 in cash.

Company PSUs Without Completed Performance Periods. For Company PSUs which have not completed their applicable “Performance Period” as of the Effective Time, the performance metrics shall be adjusted in accordance with the terms of the Merger Agreement to exclude the Total Shareholder Return (as defined in the Merger Agreement) metric (with such metric’s weighting re-allocated between the remaining performance metrics), and the achievement of the Adjusted Net Income performance metric will be adjusted to take into account certain transaction-related costs.

For additional information about beneficial ownership of Avangrid Common Stock by directors and officers, see “Important Additional Information Regarding Avangrid—Security Ownership of Management and Certain Beneficial Owners” beginning on page 238.

Employment Agreements

We have entered into employment agreements with our named executive officers, other than Mr. Lagasse, that provide for certain severance payments and benefits in the event of a termination of the executive officer’s employment, including terminations in the context of a change in control. The Merger is not considered a “change in control” for purposes of any entitlements under these employment agreements or any other compensation arrangements to which any of the executive officers is a party. For additional information about these employment agreements, see “Executive Compensation—Description of Compensation Arrangements for Named Executive Officers” beginning on page 207 and “Executive Compensation—Potential Payments Upon Termination or Change in Control” beginning on page 218.

Indemnification/Insurance

Pursuant to the terms of the Merger Agreement, following the Effective Time, the Company’s current and former directors and officers will be entitled to certain ongoing rights of indemnification and to coverage under directors’ and officers’ liability insurance policies. For a description of such ongoing indemnification and insurance obligations, refer to the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 142.

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Compensation of the Unaffiliated Committee

The members of the Unaffiliated Committee will receive compensation for their Board service and their service on the Unaffiliated Committee, consistent with past practice of the Board and its committees, and will not receive additional compensation in connection with their services as members of the Unaffiliated Committee with respect to the Merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of certain material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of Avangrid Common Stock whose shares are converted into the right to receive cash pursuant to the Merger, but does not purport to be a complete analysis of all potential tax effects of the Merger. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date of this Proxy Statement. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder or Non-U.S. Holder or affect the accuracy of the statements set forth herein. Avangrid has not sought and will not seek any rulings from the IRS regarding the matters discussed below, and no opinion of counsel has been or will be rendered as to the U.S. federal income tax consequences of the Merger. This discussion is not binding on the IRS or a court and there can be no assurance that the tax consequences described in this discussion will not be challenged by the IRS or that they would be sustained by a court if so challenged.

This discussion is limited to holders of Avangrid Common Stock who hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a holder of Avangrid Common Stock in light of such holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, this discussion does not address all of the different consequences that may be relevant to a holder subject to special rules under U.S. federal income tax laws, including, without limitation:

•	banks, insurance companies, and other financial institutions;

•	mutual funds;

•	brokers or dealers in securities, currencies or commodities;

•	dealers or traders in securities subject to mark-to-market method of accounting;

•	regulated investment companies and real estate investment trusts;

•	tax-qualified retirement plans;

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•	holders that hold Avangrid Common Stock as part of a hedge, straddle, wash sale, or other risk reduction strategy or as a part of a conversion transaction or other integrated investment;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations, governmental agencies, instrumentalities or other governmental organizations and pension funds;

•	expatriated entities subject to Section 7874 of the Code;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	except as specifically provided below, holders that own or have owned (directly, indirectly or constructively) five percent or more of Avangrid Common Stock (by vote or value);

•	holders subject to special tax accounting rules as a result of any item of gross income with respect to Avangrid Common Stock being taken into account in an applicable financial statement;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	holders who hold or received Avangrid Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	holders that own (directly, indirectly or constructively) an equity interest in Parent following the Merger; and

•	holders that hold their Avangrid Common Stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes is a beneficial owner of Avangrid Common Stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partner and the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding Avangrid Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the Merger.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE TRANSACTIONS DISCUSSED HEREIN TO ANY PARTICULAR HOLDER OF AVANGRID COMMON STOCK WILL DEPEND ON SUCH HOLDER’S PARTICULAR TAX CIRCUMSTANCES. HOLDERS OF AVANGRID COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM IN CONNECTION WITH THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING ANY U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES.

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U.S. Holders

This section applies to “U.S. Holders.” For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Avangrid Common Stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

The receipt of cash by a U.S. Holder in exchange for Avangrid Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss in an amount equal to the difference between the amount of cash received in the Merger and the U.S. Holder’s adjusted tax basis in the Avangrid Common Stock surrendered pursuant to the Merger by such U.S. Holder. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for their Avangrid Common Stock, reduced (but not below zero) by the amount of distributions previously received (if any) that were not treated as dividends for U.S. federal income tax purposes. A U.S. Holder’s gain or loss on the disposition of Avangrid Common Stock generally will be characterized as capital gain or loss. Any such gain or loss generally will be long-term capital gain or loss if such U.S. Holder’s holding period in such Avangrid Common Stock is more than one (1) year at the Effective Time. The deductibility of capital losses is subject to limitations. U.S. Holders who hold different blocks of Avangrid Common Stock (i.e., shares of Avangrid Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisor to determine how the above rules apply to them.

Non-U.S. Holders

This section applies to “Non-U.S. Holders.” For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of Avangrid Common Stock that is not a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

The receipt of cash by a Non-U.S. Holder in exchange for Avangrid Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. However, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized in connection with the Merger, unless:

•

the gain is effectively connected with the conduct of a trade or business by such Non-U.S. Holder in the United States (and, if required by applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States);

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•

the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition of Avangrid Common Stock pursuant to the Merger and certain other requirements are met; or

•

shares of Avangrid Common Stock constitute a United States real property interest (“USRPI”) by reason of Avangrid’s status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes (subject to certain exceptions for a sale or other taxable disposition of interests in a USRPHC where stock of such USRPHC is considered to be regularly traded on an established securities market as discussed below).

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates generally applicable to U.S. persons. A Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized in connection with the Merger, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, if shares of Avangrid Common Stock constitute USRPIs under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) by reason of Avangrid’s status as a USRPHC, the tax consequences to a Non-U.S. Holder will depend upon whether such stock is regularly traded on an established securities market and the amount of such stock that is held by the Non-U.S. Holder. Avangrid believes that Avangrid Common Stock is regularly traded on an established securities market in the United States within the meaning of FIRPTA and the applicable Treasury Regulations. Therefore, a Non-U.S. Holder of Avangrid Common Stock will generally be treated as owning a USRPI within the meaning of FIRPTA only if the Non-U.S. Holder owned more than 5% of the shares of Avangrid Common Stock at any time during the shorter of (x) the five year period ending at the Effective Time and (y) the Non-U.S. Holder’s holding period for the Avangrid Common Stock. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences of their Avangrid Common Stock being treated as a USRPI within the meaning of FIRPTA. Because the determination of whether Avangrid is a USRPHC depends on the fair market value of Avangrid’s real property interests and other business assets, there can be no assurance that Avangrid currently is not a USRPHC or has not been a USRPHC in the past or will not become a USRPHC prior to the consummation of the Merger.

If a Non-U.S. Holder’s gain on the receipt of cash in exchange for Avangrid Common Stock pursuant to the Merger were subject to taxation under FIRPTA, such Non-U.S. Holder would be required to file a U.S. federal income tax return

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and would generally be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. Holder.

Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances, including the consequences that could result if Avangrid is or were to become a USRPHC and the procedures for claiming treaty benefits or otherwise establishing an exemption from U.S. withholding tax with respect to the cash payable to them pursuant to the Merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (i) a U.S. Holder who furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 or otherwise establishes an exemption, or (ii) a Non-U.S. Holder who provides a certification of such holder’s non-U.S. status on the applicable IRS Form W-8 or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Copies of information returns that are filed with the IRS may be made available to the tax authorities of the country in which a Non-U.S. Holder resides or is established.

Regulatory Approvals

FERC Approval

Avangrid has public utility subsidiaries subject to the jurisdiction of FERC under Part II of the Federal Power Act (the “FPA”). Section 203(a)(1) of the FPA provides that no public utility shall sell, lease or dispose of its jurisdictional facilities or merge or consolidate, either directly or indirectly, such facilities without securing an order from FERC authorizing it to do so. Section 203(a)(2) of the FPA further provides that no holding company in a holding company structure that includes a transmitting utility or an electric utility may purchase, acquire, merge or consolidate with a transmitting utility, an electric utility company or a holding company in a holding company structure that includes a transmitting utility or electric utility company without prior FERC authorization. As a holding company that already owns 81.6% of the outstanding Avangrid Common Stock, Parent will not need FERC approval under Section 203(a)(2) of the FPA for the Merger. However, FERC’s approval of the Merger under Section 203(a)(1) of the FPA is required. FERC must authorize the Merger if it finds that the Merger is consistent with the public interest. The Company and Parent filed an application with FERC on June 3, 2024.

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State Regulatory Approvals

New York Public Service Commission

Entities regulated by the NYPSC as “electric corporations” or “gas corporations” as defined by the New York Public Service Law (the “PSL”) are subject to certain statutory and regulatory restrictions, including those imposed by Section 70 of the PSL (titled “Transfers of franchises or stocks”), which requires NYPSC approval of certain transactions involving electric or gas corporations, including transfers of any electric or gas corporation’s “franchise, works or system,” contracts for the operation of such works or system, and transfers of stock/ownership interests in certain circumstances. More specifically, Section 70 (4) of the PSL prohibits an entity from acquiring more than 10% of the stock in an electric or gas corporation without the NYPSC’s authorization.

Avangrid indirectly owns 100% of the stock of New York State Electric & Gas Corporation and Rochester Gas and Electric Corporation, which are each an “electric corporation” and a “gas corporation” under the PSL. The NYPSC has interpreted Section 70 of the PSL broadly to apply to stock acquisitions and ownership transfers occurring at a holding company (i.e., upstream) level of electric and gas corporations. Accordingly, Parent will need NYPSC approval to acquire the remaining approximately 18.4% of Avangrid that it does not currently own under Section 70 of the PSL. To approve Parent’s reacquisition of the remaining Avangrid Common Stock, the NYPSC must conclude that the transaction is in the “public interest.”

Avangrid and Parent filed a petition with the NYPSC on May 31, 2024.

Maine Public Utilities Commission

Section 708 of the Maine Revised Statutes (the “MRS”) provides that unless exempted, a reorganization, including a transfer of ownership of an “affiliated interest” cannot occur without the approval of the MPUC. Avangrid is an “affiliated interest” because it owns more than 10% of Central Maine Power Company (“CMP”) and Maine Natural Gas Corporation (“MNG”).

CMP, MNG, and Avangrid filed a petition with the MPUC on May 31, 2024 seeking an exemption of the Merger from Section 708 of the MRS or in the alternative approval of the Merger under Section 708.

Delisting and Deregistration of Avangrid Common Stock

If the Merger is consummated, in accordance with applicable law, rules and regulations, all Avangrid Common Stock will be delisted from the NYSE, and deregistered under the Exchange Act. As a result, we would no longer file periodic reports with the SEC on account of Avangrid Common Stock.

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Fees and Expenses

Whether or not the Merger is consummated and except as described under “The Merger Agreement—Expenses,” in general, all fees and expenses incurred in connection with the Merger will be paid by the party incurring those fees and expenses. Total fees and expenses incurred or to be incurred by the Company, including the Unaffiliated Committee, in connection with the Merger are estimated at this time to be as follows:

Amount to be Paid
(in thousands)

Financial advisors fee and expenses	$	[	●]

Legal fees and expenses	$	[	●]

SEC filing fee	$	[	●]

Printing costs, mailing costs and other shareholders meeting costs	$	[	●]

Miscellaneous (including accounting fees and expenses)	$	[	●]

Total estimated fees and expenses	$	[	●]

These fees and expenses will not reduce the Per Share Merger Consideration to be received by our shareholders.

Anticipated Accounting Treatment of the Merger

The Merger will be accounted by Parent as an “equity transaction” for financial accounting purposes.

No Appraisal Rights for Avangrid Common Shareholders

Under the NYBCL, holders of shares of Avangrid Common Stock are not entitled to exercise any appraisal or dissenters’ rights in connection with the Merger. The NYBCL provides for appraisal rights under certain circumstances. Among other exceptions, appraisal rights are not available to a shareholder for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the Record Date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of merger or consolidation, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

Litigation

Lawsuits may be filed against Avangrid, the Board or the Company’s officers in connection with the Merger, which could prevent or delay completion of the Merger and result in substantial costs to the Company, including any costs associated with indemnification. As of the date of this Proxy Statement, no such lawsuits have been filed.

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The Parties to the Merger Agreement

Avangrid, Inc.

Avangrid, Inc.

180 March Hill

Road Orange, CT 06477

Attention: Investor Relations

Telephone: +1 (207) 629-1190

Avangrid is headquartered in Orange, CT with approximately $45 billion in assets and operations in 24 U.S. states, Avangrid has two primary lines of business: networks and renewables. Through its networks business, Avangrid owns and operates eight electric and natural gas utilities, serving more than 3.3 million customers in New York and New England. Through its renewables business, Avangrid owns and operates a portfolio of renewable energy generation facilities across the United States. Avangrid employs approximately 8,000 people and was recognized by JUST Capital as one of the JUST 100 companies – a ranking of America’s best corporate citizens – in 2024 for the fourth consecutive year. In 2024, Avangrid ranked first within the utility sector for its commitment to the environment. The Company supports the U.N.’s Sustainable Development Goals and was named among the World’s Most Ethical Companies in 2024 for the sixth consecutive year by the Ethisphere Institute. Avangrid is a member of the group of companies controlled by Iberdrola. Avangrid is listed on the NYSE under the symbol “AGR”. The principal executive office is located at 180 March Hill Road, Orange, CT 06477 and the telephone number of our principal executive office is +1 (207) 629-1190.

For more information about Avangrid, see “Important Additional Information Regarding Avangrid—Company Background” beginning on page 232 and “Where You Can Find Additional Information” beginning on page 252.

Iberdrola, S.A.

Iberdrola is a holding company incorporated under the laws of the Kingdom of Spain. Iberdrola is the parent of a group of companies whose main activities are production of electricity from renewable and conventional sources, transmission and distribution of electricity, retail supply of electricity, gas and energy-related services and other activities, mainly linked to the energy sector. Iberdrola’s main markets include Europe (Spain, the United Kingdom, Portugal, France, Germany, Italy and Greece), the United States, Brazil, Mexico and Australia. Through its direct and indirect wholly-owned subsidiaries, Iberdrola currently holds in the aggregate approximately 81.6% of the issued and outstanding Avangrid Common Stock. Parent’s registered address and principal executive office is at Plaza de Euskadi, 5, 48009 Bilbao, Spain and the telephone number of Parent is +34 91 784 3232.

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Arizona Merger Sub, Inc.

Merger Sub, a New York corporation, was incorporated on May 14, 2024, solely for the purpose of completing the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Merger. Merger Sub is a direct, wholly-owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The registered agent and address of Merger Sub is CT Corporation System, 28 Liberty Street, New York, NY, 10005. The principal business address of Merger Sub is c/o Iberdrola, S.A., Plaza de Euskadi, 5, 48009 Bilbao, Spain and the telephone number of Merger Sub is +34 91 784 3232.

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The Annual Meeting

Date, Time, Place and Purpose

This Proxy Statement is being furnished to our shareholders as part of the solicitation of proxies by the Board for use at the Annual Meeting of Shareholders to be held on [ ● ], 2024, starting at [ ● ] a.m., Eastern Time, in Boston, Massachusetts, or at any adjournment or postponement of the meeting.

The purpose of the Annual Meeting is to take action on the following:

1.	the Merger Agreement Proposal;

2.	the Director Election Proposal;

3.	the Accounting Firm Ratification Proposal;

4.	the Compensation Proposal;

5.	the Adjournment Proposal; and

6.	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Record Date and Quorum

The holders of record of Avangrid Common Stock as of the close of business on [ ● ], 2024, the Record Date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, are entitled to receive notice of and to vote at the Annual Meeting. On the Record Date, [ ● ] shares of Avangrid Common Stock were issued and outstanding. For each share of Avangrid Common Stock owned on the Record Date, the shareholder is entitled to cast one vote on each matter voted upon at the annual meeting.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of shares of Avangrid Common Stock outstanding on the Record Date and present at the Annual Meeting in person or by proxy will constitute a quorum, permitting the Company to conduct its business at the Annual Meeting. Proxies received but marked as abstentions will be included in the calculation of the number of shares of Avangrid Common Stock represented at the Annual Meeting for purposes of determining whether a quorum is present, as described below under “Required Vote—Abstentions”. Broker non-votes, as described below under “Required Vote—Broker Non-Votes,” will be considered to be present for purposes of determining whether a quorum exists.

Required Votes

The vote required and effect of abstentions and broker-non votes for the various proposals being considered at the Annual Meeting is set forth in the table below.

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Broker Non-Votes

If the organization that holds your shares does not receive voting instructions from you, that organization may inform the inspector of election that it does not have the authority to vote on the non-routine matter with respect to your shares. This is generally referred to as a “broker non-vote.” Such proxies will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, and will have no effect on the other proposals. Broker non-votes are not expected with respect to Accounting Firm Ratification Proposal, or Proposal Three. The effect of broker non-votes on the various proposals is described in the table below.

Abstentions

Proxies received but marked as abstentions will be included in the calculation of the number of shares of Avangrid Common Stock represented at the Annual Meeting for purposes of determining whether a quorum is present. Such proxies will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, and will have no effect on the other proposals. The effect of abstentions on the various proposals is described in the table below.

Effect of Abstentions and Broker Non-Votes

Proposal		Vote(s) Required	Voting Options	Effect of Abstentions	Effect of Broker Non- Votes
1.	Merger Agreement Proposal

•  Affirmative vote of a majority of all outstanding shares of Avangrid Common Stock;

•  Affirmative vote of a majority of all outstanding shares of Avangrid Common Stock held by shareholders other than Parent and the Parent Controlled Affiliates; and

•  Affirmative vote of a majority of all outstanding shares of Avangrid Common Stock held by the Unaffiliated Shareholders.

			For, against, abstain	Vote against	Vote against

2.	Director Election Proposal	Nominees receiving majority of votes cast	For, against, abstain	No effect	No effect

3.	Accounting Firm Ratification Proposal	Affirmative vote of majority of votes cast	For, against, abstain	No effect	No effect; no broker non-votes expected for this proposal

4.	Compensation Proposal	Affirmative vote of majority of votes cast	For, against, abstain	No effect	No effect

5.	Adjournment Proposal	Affirmative vote of majority of votes cast	For, against, abstain	No effect	No effect

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Voting; Proxies; Revocation

Attendance

All holders of Avangrid Common Stock as of the close of business on [ ● ], 2024, the Record Date for voting at the Annual Meeting, including shareholders of record and beneficial owners of Avangrid Common Stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the Annual Meeting. If you plan to attend the Annual Meeting in person, you must bring photo identification to be admitted. If you are a street name shareholder (i.e., you hold your shares through an intermediary, such as a bank or broker), you also must bring a letter from your intermediary confirming your beneficial ownership of your shares and, if you intend to vote the shares, a proxy permitting you to vote them. Even if you plan on attending the Annual Meeting, we encourage you to vote your shares in advance online, or if you requested printed copies of the proxy materials, by phone or by mail, to ensure that your vote will be represented at the Annual Meeting.

Providing Voting Instructions by Proxy

To ensure that your shares are represented at the Annual Meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the Annual Meeting in person.

Record Holders

If you are a shareholder of record, you may provide voting instructions by proxy using one of the methods described below.

•

Online Prior to the Annual Meeting. You may vote by proxy by visiting www.proxyvote.com and entering the control number found in your Notice. The availability of online voting may depend on the voting procedures of the organization that holds your shares.

•

Phone. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by proxy by calling the toll-free number found on the card or form. The availability of phone voting may depend on the voting procedures of the organization that holds your shares.

•

Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by proxy by filling out the card or form and returning it in the envelope provided.

•	Vote during the Annual Meeting. You may vote in person during the Annual Meeting.

All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting or the applicable deadline set forth in the proxy card or voting instruction form will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions. Even if you plan on attending the Annual Meeting, we encourage you to vote your shares in advance online, by phone, or by mail to ensure that your vote will be represented at the Annual Meeting.

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“Street Name” Shares

If your shares of Avangrid Common Stock are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

Revocation of Proxies

You may change your vote at any time before the polls close at the Annual Meeting. You may do this by using one of the following methods:

•

Online Prior to the Annual Meeting. You may change your vote using the online voting method described above, in which case only your latest internet proxy submitted by the applicable deadline prior to the Annual Meeting will be counted.

•	During the Annual Meeting. You may change your vote by attending the Annual Meeting and voting in person.

•

Phone. You may change your vote using the phone voting method described above, in which case only your latest telephone proxy submitted by the applicable deadline prior to the Annual Meeting will be counted.

•

Mail. You may revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, in which case only your latest proxy card or voting instruction form received by the applicable deadline prior to the Annual Meeting will be counted. You may also revoke your proxy by sending a written notice of revocation, which must be received before the commencement of the Annual Meeting, to R. Scott Mahoney, Senior Vice President—General Counsel and Corporate Secretary, Avangrid, Inc., 180 Marsh Hill Road, Orange, Connecticut 06477.

Uninstructed Shares

If you sign and return your proxy card or voting instruction form (including over the internet or by telephone) but do not include voting instructions, your proxy will be voted as the Board recommends on each proposal.

If you hold your shares directly in your own name, and do not vote or provide a proxy, your shares will not be voted.

If your shares are held in the name of a bank, broker or other nominee, under NYSE rules, your broker may vote your shares on “routine” matters even if you do not provide a proxy. But, if the organization that holds your shares does not receive voting instructions from you, that organization may inform the inspector of election that it does not have the authority to vote on a “non-routine” matter with respect to your shares. This is generally referred to as a “broker non-vote.”

The only routine matter to be voted on at the Annual Meeting is the Accounting Firm Ratification Proposal, or Proposal Three. Accordingly, if a brokerage firm votes your shares on this matter in accordance with these rules, your shares will count as present at the Annual Meeting for purposes of establishing a quorum and will count as “FOR” votes or

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“AGAINST” votes Proposal Three, as the case may be, depending on how the broker votes. However, because a broker lacks “discretionary” authority to vote for Proposals One, Two, Four and Five, if they sign and return a proxy on your behalf that does not contain voting instructions for these proposals, your shares will count as present at the Annual Meeting for quorum purposes, but will have no effect on Proposals Two, Four or Five and count as “AGAINST” Proposal One.

Adjournments and Postponements

The Annual Meeting may be adjourned or postponed from time to time, including for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Annual Meeting to obtain the Company Requisite Vote for adoption of the Merger Agreement Proposal, although this is not currently expected. If there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the shareholders of Avangrid necessary to adopt the Merger Agreement Proposal, Avangrid does not anticipate that it will adjourn or postpone the Annual Meeting.

Solicitation of Proxies

We pay all costs of soliciting proxies, including the cost of preparing, assembling, and mailing the Notice, Proxy Statement, and proxies. Proxies may be solicited on our behalf by directors, officers, or employees (for no additional compensation) in person or by telephone or electronic transmission. Brokers and other nominees will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses. In addition, we have hired Okapi Partners LLC and Georgeson LLC to solicit proxies for an aggregate fee that is not expected to exceed $100,000, plus reasonable out-of-pocket costs and expenses. In connection with our solicitation of proxies for our 2025 Annual Meeting, if it is held, we intend to file a proxy statement and WHITE proxy card with the SEC.

Other Business

As of the date of this Proxy Statement, we do not know of any other matters that may be presented for action at the meeting. Should any other business properly come before the meeting, the persons named on the accompanying proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxy in accordance with their best judgment.

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The Merger Agreement

The Merger Agreement is described in this Proxy Statement and included as Annex A only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding Parent, Merger Sub or the Company or their respective businesses. Such information can be found elsewhere in this Proxy Statement or, in the case of the Company, in the public filings that the Company makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov. For additional information, see the section entitled “Where You Can Find Additional Information.”

Explanatory Note Regarding the Merger Agreement

The representations, warranties and covenants made in the Merger Agreement by and among the Company, Parent and Merger Sub are qualified and subject to important limitations agreed to by Parent, Merger Sub and the Company in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement and were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by the Company, which disclosures are not reflected in the Merger Agreement. The representations and warranties in the Merger Agreement will not survive completion of the Merger. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Proxy Statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may or may not have been included in the Company’s periodic and current reports, this Proxy Statement and other documents filed with the SEC. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference in this Proxy Statement.

Capitalized terms used herein and not otherwise defined in this Proxy Statement have the meanings set forth in the Merger Agreement. Shareholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

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Structure of the Merger

Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the NYBCL, at the Effective Time, Merger Sub will be merged with and into Avangrid and the separate corporate existence of Merger Sub will cease. Avangrid will be the surviving corporation in the Merger and shall continue its corporate existence under New York law as a wholly-owned subsidiary of Parent. The Merger will have the effects specified in the Merger Agreement and as specified in the NYBCL, and at the Effective Time, all the rights, privileges, immunities, powers and purposes of Avangrid and Merger Sub will vest in the Surviving Corporation, and all liabilities, obligations and penalties of Avangrid and Merger Sub will become the liabilities, obligations and penalties of the Surviving Corporation.

When the Merger Becomes Effective

Unless otherwise mutually agreed in writing between Avangrid and Parent, the closing of the Merger will take place on a date which will be no later than the third (3rd) Business Day following the satisfaction or, if permissible under applicable Law, waiver of the last of the conditions to closing to be satisfied (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the fulfillment or, to the extent permissible under applicable Law, waiver of those conditions), or such other date and time as Avangrid and Parent may mutually agree. Concurrently with the closing of the Merger, Avangrid and Merger Sub will cause to be filed with the New York State Department of State a certificate of merger, executed and filed in accordance with, and containing such information as is required by, the relevant provisions of the NYBCL in order to effect the Merger. The Merger will become effective at such time as the certificate of merger is duly filed with the New York Department of State or on such later date and time as may be agreed by Avangrid and Parent and specified in the certificate of merger.

Certificate of Incorporation and Bylaws; Directors and Officers

At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time will be amended and restated in its entirety to read as set forth in the applicable exhibit to the Merger Agreement and become the certificate of incorporation of the Surviving Corporation. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time will become the bylaws of the Surviving Corporation. The directors of Merger Sub, and the officers of the Company immediately prior to the Effective Time will become, respectively, the initial directors and officers of the Surviving Corporation upon consummation of the Merger, each to hold office until the earlier of their death, incapacitation, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

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Per Share Merger Consideration

At the Effective Time, each outstanding share of Avangrid Common Stock (other than the Excluded Shares) will be canceled and cease to exist, in exchange for the right to receive the Per Share Merger Consideration, without interest and subject to any applicable withholding taxes. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub will be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

Exchange Procedures

At or prior to the Effective Time, Parent will deposit, or will cause to be deposited, with the paying agent selected by Parent with the Company’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed), for the benefit of the holders of shares of Avangrid Common Stock (other than the Excluded Shares) and pursuant to a paying agent agreement in customary form that is reasonably acceptable to the Company, cash in immediately available funds in the aggregate amount necessary for the paying agent to make the payments of the Per Share Merger Consideration in respect of Avangrid Common Stock required under the Merger Agreement. Promptly (and in any event within three (3) Business Days) after the Effective Time, Parent and the Surviving Corporation will cause the paying agent to mail to each holder of record of a certificate formerly representing shares of Avangrid Common Stock (other than certificates formerly representing Excluded Shares) immediately prior to the Effective Time (i) a letter of transmittal specifying that delivery will be effected, and risk of loss and title to the certificate formerly representing shares of Avangrid Common Stock will pass, only upon delivery of the certificate (or affidavit of loss in lieu thereof) to the paying agent, such letter of transmittal to be in customary form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the certificate (or affidavit of loss in lieu thereof) in exchange for the amount to which such holder is entitled as a result of the Merger pursuant to the Merger Agreement. Upon delivery of the letter of transmittal duly executed by the applicable holder and the surrender of a certificate (or affidavit of loss in lieu thereof) to the paying agent in accordance with the terms of such letter of transmittal, the holder of such certificate will be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax deductions or withholdings) equal to the product of (i) the number of shares of Avangrid Common Stock represented by such certificate (or affidavit of loss in lieu thereof), and (ii) the Per Share Merger Consideration, and the certificate so surrendered will be cancelled.

Promptly (and in any event within three (3) Business Days) after the Effective Time, Parent and the Surviving Corporation will cause the paying agent to (i) mail to each holder of record of shares of Avangrid Common Stock held in book-entry form materials advising such holder of the effectiveness of the Merger and the conversion of its shares of Avangrid Common Stock into the right to receive the Per Share Merger Consideration and (ii) subject to receipt by the paying agent of any documentary or other evidence of transmittal of the applicable book-entry shares in customary form to the extent reasonably required by the paying agent, pay to each holder of shares of Avangrid Common Stock held in

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book-entry form a cash amount in immediately available funds (after giving effect to any required tax deductions or withholdings) equal to the product of (i) the number of shares of Avangrid Common Stock held in book-entry form and (ii) the Per Share Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of a certificate or shares held in book-entry form, as the case may be. In the event of a transfer of ownership of shares of Avangrid Common Stock that is not registered in the transfer records of the Company, payment of cash to be delivered upon due surrender of the certificate or acceptable evidence of shares held in book-entry form may be made to such transferee if the certificate formerly representing shares of Avangrid Common Stock or shares held in book-entry form formerly representing such shares of Avangrid Common Stock is presented to the paying agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

From and after the Effective Time, the transfer books or ledger of the Company will be closed and there will be no further transfers on the stock transfer books or ledger of the Company of the shares of Avangrid Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificate formerly representing shares of Avangrid Common Stock is presented to the Surviving Corporation, Parent or the paying agent for transfer, the holder of such certificate formerly representing shares of Avangrid Common Stock will be given a copy of the letter of transmittal and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which the holder of such certificate is entitled pursuant to the Merger Agreement.

In the event that any certificate formerly representing shares of Avangrid Common Stock is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate formerly representing shares of Avangrid Common Stock to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in reasonable and customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such certificate formerly representing shares of Avangrid Common Stock, the paying agent will pay the amount (after giving effect to any required tax deductions or withholdings) equal to the product of (i) the number of shares of Avangrid Common Stock represented by such lost, stolen or destroyed certificate formerly representing shares of Avangrid Common Stock and (ii) the Per Share Merger Consideration, in exchange for such lost, stolen or destroyed certificate.

Treatment of Company Equity-Based Awards in the Merger

Immediately prior to the Effective Time and as a result of the Merger:

•

Each Company Phantom Award will be automatically cancelled and converted into the right to receive a cash-settled award equal to (x) the Per Share Merger Consideration, multiplied by (y) the total number of shares of Avangrid Common Stock underlying such Company Phantom Award.

•

Each Company PSU granted in 2020 for which the applicable performance period has ended prior to the Effective Time will be automatically cancelled and converted into the right to receive a cash-settled award with the cash

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payable under such award equal to (x) the Per Share Merger Consideration, multiplied by (y) the total number of shares of Avangrid Common Stock underlying such Company PSU, with the number of shares used for this purpose calculated based on the actual achievement of the applicable performance goals and will be settled in March 2025 in cash in accordance with their existing vesting and payment schedules.

•

Each Company PSU for which the applicable performance period is ongoing as of the Effective Time will be automatically cancelled and converted into the right to receive a cash-settled award with the cash payable under such award equal to (x) the Per Share Merger Consideration, multiplied by (y) the total number of shares of Avangrid Common Stock underlying such Company PSU, with the number of shares used for this purpose calculated based on achievement of target performance. Each such cash-settled award will be subject to the same terms and conditions as applied to such Company PSU prior to the Effective Time, including the vesting schedule and terms regarding treatment upon termination of employment, except (x) applicable performance metrics will be adjusted to exclude the Total Shareholder Return (as defined in the Merger Agreement) metric (with such metric’s weighting re-allocated between the remaining performance metrics) and (y) achievement of the Adjusted Net Income performance metric will be adjusted to take into account certain transaction-related costs. These adjusted cash-settled awards will be settled in 2026, 2027 and 2028, as applicable, pursuant to their existing vesting and payment schedules, in cash.

All amounts will be paid less any applicable withholding taxes, and paid as soon as practicable following the Effective Time.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by (i) its public disclosures and filings, in each case, excluding disclosures relating to predictive, cautionary or forward looking facts or information, with the SEC on or after January 1, 2022 and prior to the date of the Merger Agreement and (ii) information disclosed in the disclosure letter delivered by the Company to Parent immediately prior to the execution of the Merger Agreement. It should also be noted that information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Proxy Statement, may have changed since the date of the Merger Agreement.

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The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•

due incorporation, existence, good standing and authority to carry on the Company’s business and the due organization, existence, good standing and authority of each of the Subsidiaries of Avangrid to carry on its business;

•	the Company’s certificate of incorporation and bylaws or equivalent organizational documents;

•

the Company’s capitalization, the absence of preemptive or other rights, options, warrants, conversion rights or other rights obligating the Company or its Subsidiaries to issue or sell any equity interests or voting rights, and the absence of encumbrances on the Company’s ownership of the equity interests of its Subsidiaries;

•

the Company’s corporate power and authority to execute, deliver, and perform its obligations under and to consummate the transactions contemplated by the Merger Agreement, and the enforceability of the Merger Agreement against the Company;

•	the vote of the Company’s shareholders required to approve the Merger Agreement;

•

the declaration of advisability, the determination of fairness and the approval of the Merger Agreement by the Unaffiliated Committee, and the resolution by the Unaffiliated Committee to recommend that the Board authorize and approve the Merger Agreement and the Merger and that the Board recommend that the shareholders of the Company adopt the Merger Agreement;

•

the declaration of advisability and the approval of the Merger Agreement by the Board (upon the unanimous recommendation of the Unaffiliated Committee), and the resolution by the Board (upon the unanimous recommendation of the Unaffiliated Committee) to recommend that the Company’s shareholders adopt the Merger Agreement;

•	the receipt of a fairness opinion by the Unaffiliated Committee and the Board from Moelis & Company LLC, as the financial advisor to the Unaffiliated Committee;

•	governmental consents and approvals in connection with the transactions contemplated by the Merger Agreement, including approval of FERC and certain state utility commissions;

•

(a) the absence of any conflict with the governing documents of the Company and its Subsidiaries and (b) the absence of any breach, violation, termination or default, or creation of a Lien (other than certain Permitted Liens) on any assets of the Company or its Subsidiaries pursuant to any Contract binding upon them, under any Law to which they are subject, except for such breach, violation or termination that would not reasonably be expected to have a Company Material Adverse Effect (as defined below in this section of the Proxy Statement) or a Company Impairment Effect (as defined below in this section of the Proxy Statement);

•	the Company’s SEC filings since December 31, 2021 and the financial statements included or incorporated by reference in such SEC filings;

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•	the Company’s disclosure controls and procedures and internal control over financial reporting as required under the Exchange Act;

•

compliance with the applicable provisions and requirements of the Securities Act, the Exchange Act, the United States Sarbanes-Oxley Act of 2002 and the applicable rules and regulations of the NYSE applicable to a “controlled company”;

•	since December 31, 2023, conduct by the Company and its Subsidiaries of their businesses in the ordinary course and the absence of any Company Material Adverse Effect or a Company Impairment Effect;

•

the absence of any legal proceedings (whether civil, criminal or administrative) pending or threatened in writing against the Company or any of its Subsidiaries, except those that would not reasonably be expected to have a Company Material Adverse Effect or a Company Impairment Effect;

•	the absence of any governmental orders against the Company or its Subsidiaries, except those that would not have a Company Material Adverse Effect or a Company Impairment Effect;

•

the absence of liabilities or obligations, whether accrued, absolute or continent that would be required to be reflected or reserved for on the balance sheet of the Company and its Subsidiaries, but are not otherwise reflected or reserved, except those that would not reasonably be expected to have a Company Material Adverse Effect;

•	employee benefit plans and labor matters;

•	compliance with applicable Laws and governmental orders since December 31, 2022, except for any non-compliance that would not have a Company Material Adverse Effect or a Company Impairment Effect;

•

possession of and compliance with all authorizations, licenses, consents, registrations, approvals and permits necessary to conduct the Company and its Subsidiaries’ business as presently conducted, except for any non-compliance that would not have a Company Material Adverse Effect or a Company Impairment Effect;

•

the absence of violations of anti-bribery and anti-corruption laws and anti-money laundering laws since December 31, 2021, except for any non-compliance that would not have a Company Material Adverse Effect;

•	environmental matters;

•	tax matters;

•	intellectual property;

•	privacy and cybersecurity;

•	insurance matters;

•	real property;

•	material contracts and the absence of any default under, or breach or violation of, any material contract;

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•

the absence of any applicable “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation applicable to the Merger Agreement or the transactions contemplated thereby, including the Merger;

•	regulatory matters, including compliance with FERC and state utility commission filing requirements; and

•	the absence of any broker’s or finder’s fees, other than with respect to Moelis.

Many of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality”, “Company Material Adverse Effect” or “Company Impairment Effect”. For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any development, fact, event, change, effect, occurrence or circumstance (each, an “Effect”) that, individually or in the aggregate with all other Effects, has had a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries (taken as a whole), except to the extent such Effect arises out of, relates to or results from (either alone or in combination):

•	any changes in financial or economic conditions generally or financial or economic conditions in countries in which the Company and its Subsidiaries conduct significant operations;

•

any changes in conditions generally affecting the industries or markets in which the Company or any of its subsidiaries operate, including electric and renewable power generation industries in which the Company and/or its Subsidiaries operate;

•	regulatory, social or political conditions or securities, financial, credit or other capital markets conditions;

•

any failure, in and of itself, by the Company to meet any internal or published projections, budgets, plans or forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period or any decline in the market price or trading volume of Avangrid Common Stock, as well as any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (it being understood that the facts or occurrences giving rise to or contributing to such failure, decline or change may be deemed to constitute, or be taken into account in determining whether there has been or will be a Company Material Adverse Effect);

•

the execution, delivery or performance of the Merger Agreement or effects related to the public announcement or pendency of any of the transactions contemplated thereby, including the Merger, or the identity of, or any facts or circumstances relating to Parent or its Affiliates, including any impact of the foregoing on relationships, contractual or otherwise, with customers, lessors, suppliers, vendors, investors, lenders, partners, contractors or employees of the Company and its Subsidiaries, and including the identities of Parent and Merger Sub (with certain exceptions);

•	any adoption, implementation, promulgation, repeal, modification, amendment, change or prospective change in applicable Law or GAAP (or enforcement or authoritative interpretations thereof);

•

any hurricane, cyclone, tornado, earthquake, flood, tsunami, other natural disaster, act of God, any epidemic, pandemic, or disease outbreak (including the COVID-19 pandemic), the outbreak or escalation of war, military

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actions or any act of sabotage or terrorism in the United States or in any country in which the Company and its Subsidiaries has significant operations;

•

any Proceeding or shareholder litigation against the Company and/or any of its directors or officers relating to the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement; and

•	any action taken or omitted by the Company or its Subsidiaries that is required by the Merger Agreement or any action taken or omitted with Parent’s written consent or at Parent’s written request,

except, in the case of the first, second, third, sixth and seventh foregoing bullet points above to the extent such Effects have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies operating in the industry in which the Company and any of its Subsidiaries operate (in which case solely the incremental disproportionate effect may be taken into account in determining whether there has been, or would reasonably expected to be, a Company Material Adverse Effect).

For purposes of the Merger Agreement, a “Company Impairment Effect” means a material adverse effect on the ability of the Company to timely perform its obligations under the Merger Agreement or to consummate the Merger and the other transactions contemplated thereby.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•

their due organization, valid existence and good standing and the authority to carry on their business, except where the failure to have such authority would have a Parent Material Adverse Effect (as defined below in this section of the Proxy Statement);

•

the approval of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, by boards of directors of Parent and Merger Sub, and by Parent as the sole shareholder of Merger Sub;

•	their corporate power and authority to execute, deliver and perform their obligations under and to consummate the Merger, and the enforceability of the Merger Agreement against them;

•

governmental consents and approvals in connection with the transactions contemplated by the Merger Agreement, including approval of FERC and certain state utility commissions (other than such items that solely relate to the Company or any of its Subsidiaries or the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect);

•

(a) the absence of a breach or violation of, or a default under, the governing documents of Parent or Merger Sub and (b) the absence of a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any of their respective obligations under or the creation of a lien (other than certain Permitted Liens) on any of the assets of Parent or Merger Sub pursuant to any contract binding upon Parent or Merger Sub

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(other than any such breach, violation, termination default, creation, acceleration or change that has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect);

•

the absence of legal proceedings pending, or to the knowledge of Parent, threatened in writing against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by the Merger Agreement (except any such proceeding those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect);

•	the absence of any governmental order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

•

sufficient cash on hand and/or undrawn amounts immediately available under existing lines of credit or other sources of funds to enable Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement, including the Merger;

•	the absence of any broker’s or finder’s fees;

•

the absence of undisclosed agreements or arrangements involving Parent, Merger Sub or any of their Affiliates or Representatives, on the one hand, and (a) any member of the Company’s management or Board, on the other hand as of the date of the Merger Agreement, or (b) any shareholder of the Company (in its capacity as such), on the other hand, to receive a different amount or nature of Per Share Merger Consideration, vote in a certain respect on the Merger Agreement as of the date of the Merger Agreement or agreed to provide an equity investment to Parent, Merger Sub or the Company to finance the payment of the Per Share Merger Consideration;

•

the capitalization of Merger Sub and Parent’s ownership of Merger Sub and the lack of liabilities or obligations of Merger Sub other than related to its formation or the transactions contemplated by the Merger Agreement;

•	ownership of Avangrid Common Stock by Parent, Merger Sub and their respective Subsidiaries;

•	Parent’s, Merger Sub’s and their respective Affiliates’ lack of ownership of the shares or any other securities or other economic rights of the Company;

•	non-reliance by Parent or Merger Sub on any estimates, forecasts, projections, plans and budget information provided by the Company and its Subsidiaries; and

•	the independent investigation of the Company and its Subsidiaries by Parent and Merger Sub;

Many of the representations and warranties in the Merger Agreement made by Parent and Merger Sub are qualified as to “materiality” or “Parent Material Adverse Effect”. For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means, any development, fact, event, change, effect, occurrence or circumstance that has had or would reasonably be expected to have a material adverse effect on the ability of Parent to timely perform its obligations under the Merger Agreement in all material respects or to consummate the Merger and the other transactions contemplated by the Merger Agreement.

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Conduct of Business Pending the Merger

From the date of the Merger Agreement and until the Effective Time (except as expressly contemplated by the Merger Agreement, disclosed in the disclosure schedules, required by applicable Law, Order, a Governmental Entity or the express terms of any commercial agreement or as consented to by Parent) the Company has agreed to, and to cause its Subsidiaries to use commercially reasonable efforts to:

•	conduct its business and operations in the ordinary course; and

•

preserve substantially intact its current business organization, keep available the services of its current executive officers and key employees and preserve in all material respects its relationships and goodwill with Governmental Entities, customers, suppliers, landlords, and other Persons with material business dealings with the Company or its Subsidiaries.

Further, from the date of the Merger Agreement and until the Effective Time (except as expressly contemplated by the Merger Agreement, disclosed in the disclosure schedules, required by applicable Law, Order, a Governmental Entity or the express terms of any commercial agreement or as consented to by Parent) the Company has agreed not to, and to cause its Subsidiaries not to:

•

amend or propose to amend the Organizational Documents of the Company or any of its Subsidiaries, other than immaterial ministerial changes or amendments to the Organizational Documents of Subsidiaries of the Company that would not prevent, prohibit, restrict or delay the consummation of the Merger or any other transactions contemplated by the Merger Agreement;

•

(A) declare, set aside or pay any dividend or other distribution, with respect to its capital stock, other than (1) dividends paid or distributions entirely to the Company or a wholly owned Subsidiary of the Company, (2) ordinary course cash dividends or distributions ratably made to the equityholders of a non-wholly-owned Subsidiary of the Company to the extent permitted under the Organizational Documents of such non-wholly-owned Subsidiary, or (3) regular quarterly cash dividends on Avangrid Common Stock for each quarterly period ending after the date of the Merger Agreement (including the dividend corresponding to the quarter where the Closing Date takes place, pro-rata based on the number of days elapsed from the beginning of such quarter through the Closing Date (the “Interim Dividend”)), not to exceed $0.44 per share of Avangrid Common Stock, with usual record and payment dates for such quarterly dividends in accordance with past dividend practice (other than with respect to the Interim Dividend), (B) issue, authorize, sell, grant, transfer, pledge, dispose of or encumber, or cause to be issued, sold, granted, transferred, pledged, disposed of or encumbered, any shares of Avangrid Common Stock or other Equity Interests of the Company or any of its Subsidiaries (except pursuant to (i) the due vesting and/or settlement of Company Equity-Based Awards outstanding as of the date of the Merger Agreement in accordance with their terms as such terms are in effect on the date thereof or (ii) pursuant to certain contracts related to partnerships, joint ventures and other equity investments), (C) adjust, split, combine, subdivide or reclassify the

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shares of Avangrid Common Stock or any other Equity Interests of the Company or any of its Subsidiaries (except for the settlement of any Company Equity-Based Awards outstanding on the date of the Merger Agreement in accordance with their terms on the date thereof pursuant to the terms of the incentive plans of the Company), (D) redeem, purchase or otherwise acquire, directly or indirectly, any shares of Avangrid Common Stock or other Equity Interests of the Company or any of its Subsidiaries, other than in connection with the vesting of Company equity awards outstanding on the date of the Merger Agreement in accordance with their terms on the date thereof (including in connection with any required withholding Taxes related to such exercise or vesting), or (E) issue, allot, grant, deliver, sell, authorize or pledge any bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Avangrid Common Stock may vote by virtue of their ownership thereof;

•

except (A) as required by applicable Law, (B) pursuant to any employee benefit plan in effect and disclosed to Parent prior to the date of the Merger Agreement, (C) in the ordinary course of business, as approved by the Company’s Chief Executive Officer or (D) as approved by the Board or the Compensation and Nominating Committee thereof (i) increase the compensation or benefits payable or to become payable to any of its officers, directors, employees, agents, or consultants, (ii) enter into, establish, amend or terminate any employee benefit plans or benefit arrangement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any current or former employee, director, agent or consultant, (iii) terminate (without cause), hire or engage for services any individual with target annual cash compensation of more than $200,000, other than newly hired or replacement employees who are not officers of the Company in the ordinary course of business and consistent with past practices, (iv) enter into any employment, change of control, severance or retention agreement with any director, officer or employee of the Company, except with respect to employment agreements entered into with newly hired employees permitted to be hired by the terms of the Merger Agreement, or (v) take any action to accelerate the vesting, payment or funding of any compensation, payment or benefit;

•

make any loans, capital contributions, investments in, or advances to any of its current or former officers, directors, employees, agents or consultants or other related parties (other than advances of business expenses made in the ordinary course of business) or make any change in its existing borrowing or lending arrangements for or on behalf of any such Persons;

•

plan, announce, implement, or effect a reduction in force, any employee layoffs, furloughs, early-retirement program, severance program, or other program or effort concerning the termination of a group of employees, except in the ordinary course of business;

•

(A) incur or assume any indebtedness, other than (1) indebtedness not in excess of $50 million in the aggregate, (2) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, made in the ordinary course of business and in any event not in excess of $50 million in the aggregate, (3) intercompany indebtedness among the Company and its wholly-owned

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Subsidiaries, or (4) draws under the Company and any of its Subsidiaries’ existing revolving credit facilities for working capital purposes in the ordinary course of business, (B) assume, guarantee, endorse or otherwise become liable for the obligations of any other Person;

•

except (i) in the ordinary course of business, or (ii) among the Company and its direct or indirect wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, or (iii) make any loans, advances or capital contributions to, or investments in, any other Person, except to the Company or any wholly-owned Subsidiary of the Company in the ordinary course of business;

•

authorize, incur or commit to incur any capital expenditures other than (A) in connection with the repair or replacement of facilities, properties or other assets (provided, that any such capital expenditures shall be made in accordance with practices generally used in the industries in which the Company and its Subsidiaries operate), (B) pursuant to the Company’s capital expenditures plan or any variations to such plan approved by the Board, (C) any project that the Company is permitted to pursue without Parent’s consent pursuant to existing contracts between the Company or any of its wholly-owned Subsidiaries on the one hand, and Parent, on the other hand, or (D) is approved in accordance with the Company Investment and Divestment Standards;

•

pay, discharge, waive, settle or satisfy any action or proceeding, other than any such payment, discharge, waiver, settlement or satisfaction (A) in the ordinary course of business, of Proceedings reflected or reserved against in the Company Financial Statements for an amount not materially in excess of the amount so reflected or reserved, or (B) for amounts in cash, not to exceed $5 million individually or $50 million in the aggregate (in excess of third party insurance); provided, that the Company may not, and its Subsidiaries may not pay, discharge, waive, settle or satisfy any proceeding that would (1) involve the admission of wrongdoing by the Company or any of its Subsidiaries or (2) impose any material restriction on the business or operations of the Company, any of its Subsidiaries, the Surviving Corporation or any of their respective Affiliates following the Effective Time;

•

change its fiscal year or materially change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or applicable Law or required by any Governmental Entity or the Financial Accounting Standards Board or any similar organization;

•

(A) make, change or rescind any material tax election, (B) make any material change to any tax accounting period or tax accounting method, (C) file any amended tax return, (D) enter into a closing agreement pursuant to Section 7121 of the internal revenue code or other similar law with respect to material taxes, (E) settle or compromise any claim, assessment or proceeding with respect to material taxes, (F) surrender any right to claim a material tax refund, offset or other reduction in liability, (G) request any tax ruling from a Governmental Entity or (H) consent to any extension or waiver of the limitation period applicable to any claim or assessment, in each case with respect to with respect to any such actions taken in the ordinary course of business, or that are not reasonably expected to materially increase the tax liabilities of the Company and its Subsidiaries;

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•

(A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization, (B) directly or indirectly acquire or agree to acquire in any transaction, any equity interest in, or any material portion of the business, assets or capital stock of, any Person or division thereof, other than (x) transactions solely between the Company and any of its wholly-owned Subsidiaries or between wholly-owned Subsidiaries of the Company or (y) acquisitions for consideration that does not exceed $10 million in the aggregate or (C) sell, lease (as lessor), license, mortgage, pledge, assign to a third party, abandon, sell and leaseback or otherwise subject to any lien (other than certain Permitted Liens), or otherwise dispose of any material properties, assets or rights (including capital stock of a Subsidiary of the Company) (whether material individually or in the aggregate) or any material interests therein other than: (i) pursuant to contracts in existence on the date of the Merger Agreement that have been disclosed or made available to Parent, (ii) with respect to transactions between the Company, on the one hand, and any wholly owned Subsidiary of the Company, on the other hand, or between wholly owned Subsidiaries of the Company, (iii) sales of inventory or abandonments of obsolete or worn-out assets or equipment, or assets or equipment that are no longer used or useful, in each case, on an arms-length basis and in the ordinary course of business, (iv) capital expenditures permitted by the seventh bullet point in this section or (v) as approved in accordance with the Company Investment and Divestment Standards;

•

cancel, terminate, extend, renew, amend in any material respect or waive any of its material rights under, or enter into, any material contract, except (i) in the ordinary course of business, (ii) auto-renewals in accordance with the terms thereof, (iii) termination as a result of a material breach or a material default by the counterparty to such material contract or (iv) in compliance with the Company and its Subsidiaries existing purchasing process;

•	enter into or discontinue any material line of business, or, other than in the ordinary course of business, establish any new Subsidiary or joint venture;

•

other than in the ordinary course of business, (A) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) with individual annual rents in excess of $6 million, (B) terminate, modify, amend or exercise any right to renew any lease, with aggregate annual rents in excess of $6 million, or (C) acquire any interest in real property with a purchase price in excess of $6 million;

•

other than licenses granted in the ordinary course of business that are not material to the business of the Company and its Subsidiaries taken as a whole, (A) assign, transfer, convey, license, sublicense, covenant not to assert, encumber, abandon, allow to lapse, or fail to renew or maintain any Company Owned IP that is material to the conduct of the business of the Company and its Subsidiaries; or (B) disclose any Trade Secrets or material confidential information of the Company or its Subsidiaries to any third Person (other than pursuant to sufficiently protective written confidentiality agreements);

•

adopt, modify, extend, or enter into any collective bargaining agreement, or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the

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Company or any of its Subsidiaries, other than extensions or renewals made in the ordinary course of business to any collective bargaining agreements;

•

amend, terminate or allow to lapse (without renewal of a similar permit) any permits of the Company or any of its Subsidiaries in a manner that materially and adversely impacts the ability of the Company and its Subsidiaries to conduct their respective businesses; and.

•	enter into a contract or other commitment to do any of the foregoing.

The Company is also permitted to take any actions that would otherwise require Parent’s consent in the period beginning on the date of the Merger Agreement and ending on the Effective Time any actions that would be necessary to prevent the occurrence of, or mitigate the existence of material damage to material equipment or assets of the Company or any of its Subsidiaries or in response to any emergency or any third party supply or service disruptions caused by an emergency, in each case, in accordance with practices generally used in the industries in which the Company and its Subsidiaries operate and with written notice to Parent of such action taken as soon as reasonably practicable.

Shareholders Meeting

The Company, acting through the Board (or a committee thereof) has agreed to take all actions in accordance with applicable Law, the organizational documents of the Company and the rules of the NYSE to establish a record date for, duly call, give notice of, convene and hold a meeting for the purpose of obtaining the Company Shareholder Approval as soon as reasonably practicable after (i) the 10th calendar day after the Schedule 13E-3 (and this Proxy Statement) are filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Schedule 13E-3 and this Proxy Statement, or (ii) if the SEC has by such date informed the Company that it intends to review the Schedule 13E-3 (and this Proxy Statement), the date on which the SEC confirms that it has no further comments on the Schedule 13E-3 and this Proxy Statement. The Company will not be required to hold the Shareholders Meeting prior to the twentieth (20th) Business Day after the mailing of this Proxy Statement and the Schedule 13E-3.

The Company has agreed to use its reasonable best efforts to obtain the Company Shareholder Approval. The Company may adjourn or postpone the Shareholders Meeting without the consent of Parent (i) if there are insufficient shares of Avangrid Common Stock represented (either in person or represented by proxy) to constitute a quorum necessary to conduct the business of the Shareholders Meeting, (ii) in order to allow for additional time for the filing and distribution of any supplement or amendment to the Schedule 13E-3 or this Proxy Statement which the Unaffiliated Committee has determined in good faith, after consultation with its outside legal counsel, is necessary or advisable under applicable Law for such amended or supplemental disclosure to be reviewed by the shareholders prior to the Shareholders Meeting, (iii) after consultation with Parent, on one or more occasions for up to ten (10) Business Days (but not to a date that is less than third (3) Business Days prior to June 30, 2025) each to solicit additional proxies if necessary to obtain the Company Shareholder Approval, (iv) to the extent required by a court of competent jurisdiction in connection

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with any proceedings in connection with the Merger Agreement or the transactions contemplated thereby or required by the SEC or its staff, or (v) with Parent’s consent (not to be unreasonably withheld, conditioned or delayed).

In the event that the Board (or any committee thereof, including the Unaffiliated Committee) effects a Company Adverse Recommendation Change or provides any notice of its intent to make a Company Adverse Recommendation Change, the Company will be obligated to submit the Merger Agreement to its shareholders for approval at the Shareholders Meeting until and unless the Merger Agreement is terminated in accordance with its terms.

No Solicitation of Acquisition Proposals

Under the terms of the Merger Agreement, subject to certain exceptions described below, the Company has agreed that, from the date of the Merger Agreement until the earlier of the Effective Time or the date (if any) the Merger Agreement is terminated, the Company will not and will cause its Subsidiaries and its and their directors, officers, employees not to, and use reasonable best efforts to cause other Representatives not to, directly or indirectly:

•

solicit, initiate, knowingly encourage or knowingly facilitate the submission of an Acquisition Proposal (as defined below) or any inquiry, proposal, discussion, offer or request that would reasonably be expected to result in an Acquisition Proposal;

•

furnish information, or afford access to the business, employees, officers, contracts, properties, assets, books and records or other aspects of the Company or any of its Subsidiaries, to any Person (other than Parent, Merger Sub or any of their designees) in connection with, or that would reasonably be expected to result in an Acquisition Proposal, with the intent to induce the making, submission or announcement of, or to knowingly encourage or facilitate an Acquisition Proposal (or any inquiry, proposal, discussion, offer or request that would reasonably be expected to result in an Acquisition Proposal);

•

enter into, continue or otherwise participate in any discussions or negotiations with any Person (other than Parent, Merger Sub or any of their designees) with respect to an Acquisition Proposal or any inquiry, proposal, discussion, offer or request that would reasonably be expected to result in an Acquisition Proposal;

•	approve, agree to, adopt, recommend or submit or agree to submit to a vote of its shareholders any Acquisition Proposal, or propose publicly to do any of the foregoing;

•	fail to make, or withdraw, or materially and adversely, qualify, modify or amend, the Company Board Recommendation (or recommend an Acquisition Proposal);

•	fail to include the Company Board Recommendation in this Proxy Statement;

•	make any public statement, filing or release inconsistent with the Company Board Recommendation;

•

fail to publicly reaffirm the Company Board Recommendation in connection with the public disclosure by the Company of an Acquisition Proposal by any Person other than Parent and Merger Sub within three (3) Business

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Days after Parent so requests in writing (provided, that, Parent may make such a request no more than once in respect of such public disclosure of an Acquisition Proposal except in connection with a material amendment thereof (and no more than once in connection with each such amendment));

•

fail to recommend, in a “Solicitation/Recommendation Statement” on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act after the commencement of such Acquisition Proposal, however, the Board may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the tenth (10th) Business Day after the commencement of such proposal; or

•	commit or agree to do any of the foregoing.

The actions described in the fourth through tenth bullet points above are defined as a “Company Adverse Recommendation Change.”

In addition, under the Merger Agreement, the Company has agreed to cause its Subsidiaries and its and their respective directors, officers and employees to, and use reasonable best efforts to cause its and their other Representatives to:

•

promptly cease any existing solicitations, discussions or negotiations with, and the provision of any nonpublic information to, any Persons that may be ongoing with respect to any Acquisition Proposal or any inquiry, proposal, discussion, offer or request that would reasonably be expected to result in an Acquisition Proposal; and

•

(a) as promptly as reasonably practicable (and in any event within two (2) Business Days) following the date of the Merger Agreement, request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all confidential information previously furnished to any Person (other than Parent and Merger Sub) that has, within the one (1)-year period prior to the date of the Merger Agreement, entered into a confidentiality agreement with the Company or any of its Subsidiaries that would reasonably be expected to result in an Acquisition Proposal, and (b) enforce the provisions of any existing confidentiality or non-disclosure agreement entered into with respect to any such Person (provided, that, the Unaffiliated Committee shall be permitted to grant waivers of, and not to enforce, any standstill provision to the extent necessary to permit the counterparty thereto to make an Acquisition Proposal directly to the Unaffiliated Committee in accordance with the terms of the Merger Agreement).

Notwithstanding the prohibitions described above, if following the date of the Merger Agreement but prior to the date on which the Company Shareholder Approval is obtained the Company or any of its Subsidiaries receives a bona fide unsolicited written Acquisition Proposal from any Person or group of Persons that did not result from a breach of the Merger Agreement, the Company, the Unaffiliated Committee or their Representatives may, prior to the date on which the Company Shareholder Approval is obtained, furnish information and provide them access to the business, employees, officers, properties, assets, books and records of the Company and its Subsidiaries to such Person or group of Persons and enter into or otherwise participate in any discussions or negotiations with such Person or group of Persons regarding

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such Acquisition Proposal, as long as the Unaffiliated Committee determines in good faith, after consulting with its outside financial advisors and legal counsel, that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined below) and that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.

Prior to providing any such non-public information, (a) the Person making the Acquisition Proposal enters into a confidentiality agreement that contains confidentiality and use provisions that are not materially less restrictive of, and no more favorable to, the third party or group that is party to such agreement (provided that the confidentiality agreement is not required to include a standstill provision that would prohibit the making or amendment of any Acquisition Proposal) and that does not prohibit compliance by the Company with any of its obligations under the non-solicitation provision in the Merger Agreement, and (b) the Company provides to Parent any such information provided to such Person that was not previously provided to Parent substantially concurrently (and in any event within twenty-four (24) hours) with the time such information is provided or made available to such Person.

Under the Merger Agreement, the Company is obligated to notify Parent in writing reasonably promptly (and in any event within forty-eight (48) hours) of the Company’s receipt of any Acquisition Proposal. The notice must include a summary of the material terms and conditions of such Acquisition Proposal (including, in each case, the identity of the Person making any such Acquisition Proposal), and the Company shall as reasonably promptly as practicable provide to Parent (a) a complete and unredacted copy of such Acquisition Proposal and all related material transaction documentation (including drafts). In addition, the Company shall keep Parent reasonably informed in all material respects on a reasonably current basis of the status and terms and conditions (including amendments or proposed material amendments to) of such Acquisition Proposal and none of the Company or any of its Subsidiaries or any of their Representatives will, after the date of the Merger Agreement, enter into any agreement that would prohibit them from providing such information to Parent.

For purposes of the Merger Agreement, an “Acquisition Proposal” means any bona fide inquiry, proposal or offer (whether or not in writing) from any Person or group of Persons providing for:

•

any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (i) ten percent (10%) or more (based on the fair market value thereof, as determined in good faith by the Unaffiliated Committee) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (ii) shares of Avangrid Common Stock or other equity interests in the Company, which together with any other shares of Avangrid Common Stock or other Equity Interests in the Company beneficially owned by such Person or group, would equal ten percent (10%) or more of the aggregate voting power of the Company or any of its Subsidiaries, the business of which constitutes ten percent (10%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole;

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•

any tender offer or exchange offer that, if consummated, would result in any Person or group owning, directly or indirectly, ten percent (10%) or more of the aggregate voting power of the Company or any of its Subsidiaries, the business of which constitutes ten percent (10%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole;

•

any merger, consolidation, business combination, binding share exchange or similar transaction involving the Company pursuant to which any Person or group (or the shareholders of any Person) would own, directly or indirectly, ten percent (10%) or more of the aggregate voting power of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity;

•

any recapitalization, liquidation, dissolution or any other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes ten percent (10%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than, in each case, the transactions contemplated by the Merger Agreement; or

•	any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by the Merger Agreement or any other proposal or offer by Parent or its Affiliates).

For purposes of the Merger Agreement, a “Superior Proposal” means any bona fide written Acquisition Proposal (with all references to “ten percent (10%)” in the definition of Acquisition Proposal being deemed to be references to “fifty percent (50%)”) which the Unaffiliated Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) (a) is reasonably likely to be consummated in accordance with its terms, and (b) if consummated, would be more favorable to the shareholders of the Company that are not affiliated with Parent (solely in their capacity as such) from a financial point of view than the Merger, in each case, taking into account all financial, legal, financing, regulatory and other aspects of such Acquisition Proposal (including the Person or group making the Acquisition Proposal and timing of consummation thereof) and of the Merger Agreement as the Unaffiliated Committee deems relevant (including any changes to the terms of the Merger Agreement proposed by Parent and any conditionality and timing of such proposal).

Change of Recommendation; Match Rights

Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the date on which the Company Shareholder Approval is obtained (a) the Company receives a bona fide unsolicited written Acquisition Proposal (which Acquisition Proposal did not result from a material breach of the non-solicitation provisions in the Merger Agreement) that the Unaffiliated Committee determines in good faith, after consultation with its outside financial advisors and legal counsel, constitutes a Superior Proposal, and (b) the Unaffiliated Committee determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, then each of the Board (upon the recommendation of the Unaffiliated Committee) and the Unaffiliated Committee may make a Company Adverse Recommendation Change.

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Prior to making a Company Adverse Recommendation Change in response to a Superior Proposal, the Board (or any committee thereof, including the Unaffiliated Committee) must first provide prior written notice (a “Company Notice”) to Parent, at least four (4) Business Days in advance, of the Company’s intention to make a Company Adverse Recommendation Change, which Company Notice shall, if applicable, specify the reasons for the proposed Company Adverse Recommendation Change and, if applicable, the terms and conditions of any Superior Proposal (including the identity of the Person making such Superior Proposal) and provide complete and unredacted copies of all related transaction documentation (subject to customary redactions of any debt financing documents) (it being agreed that the provision of such Company Notice shall not constitute a Company Adverse Recommendation Change). Prior to making a Company Adverse Recommendation Change in response to a Superior Proposal, the Unaffiliated Committee will and will use reasonable best efforts to cause its Representatives to during the four (4) Business Day period, negotiate with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. The Board or the Unaffiliated Committee can only make a Company Adverse Recommendation Change in response to a Superior Proposal if the Unaffiliated Committee reaffirms in good faith (x) after consultation with its outside financial advisors and legal counsel that such Acquisition Proposal continues to constitute a Superior Proposal even if the adjustments to the terms and conditions of the Merger Agreement proposed by Parent in a written offer were given effect and (y) after consultation with outside legal counsel, that the failure to make a Company Adverse Recommendation Change would be reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law. In the event of any material revisions to an Acquisition Proposal constituting a Superior Proposal, the Board (or any committee thereof, including the Unaffiliated Committee) will be required to deliver a new Company Notice to Parent and to comply with the requirements non-solicitation requirements of the Merger Agreement with respect to such new Company Notice, except that references to the four (4) Business Day period above shall be deemed to be references to a two (2) Business Day period.

Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the date on which the Company Shareholder Approval is obtained if in response to an Intervening Event (as defined below), the Unaffiliated Committee determines in good faith (after consultation with its outside financial advisors and legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, then each of the Board (upon the recommendation of the Unaffiliated Committee) and the Unaffiliated Committee may make a Company Adverse Recommendation Change. However, neither the Board or the Unaffiliated Committee may make a Company Adverse Recommendation Change unless:

•

the Board (or any committee thereof, including the Unaffiliated Committee) has first provided prior written notice to Parent at least four (4) Business Days in advance of the Company’s intention to effect a Company Adverse Recommendation Change, which notice shall include reasonably sufficient information about the Intervening Event to enable Parent to propose revisions to the terms of the Merger Agreement in such a manner that would obviate the need for taking such action; and

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•

the Unaffiliated Committee has and has used reasonable best efforts to cause its Representatives to, during such four (4) Business Day period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that the Unaffiliated Committee can determine in good faith, after consultation with outside counsel, that the failure to make a Company Adverse Recommendation Change would not reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law (it being understood that neither the Board or the Unaffiliated Committee may make a Company Adverse Recommendation Change in response to an Intervening Event unless the Unaffiliated Committee reaffirms in good faith, after consultation with its outside legal counsel, that even if the adjustments to the terms and conditions of the Merger Agreement proposed by Parent (if any) were to be given effect, the failure to make a Company Adverse Recommendation Change would be reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law).

For purposes of the Merger Agreement, an “Intervening Event” means, with respect to the Company, any material development, fact, event, change, effect, occurrence or circumstance occurring after the date of the Merger Agreement (unrelated to an Acquisition Proposal or any inquiry, proposal, discussion, offer or request that would reasonably be expected to result in an Acquisition Proposal) that was not known to, or, if known, the consequences of which were not reasonably foreseeable by, the Unaffiliated Committee as of or prior to execution of the Merger Agreement, that becomes known to the Unaffiliated Committee after execution of the Merger Agreement and prior to receipt of the Company Shareholder Approval; provided, that, in no event shall any of the following constitute or be deemed to be an Intervening Event: (a) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or (b) changes in the stock price of the shares of Avangrid Common Stock or the fact that the Company meets or exceeds internal or published projections, budgets, plans or forecasts, estimates or predictions (it being understood, however, that any underlying cause of any of the foregoing in this clause (b) may be taken into account for purposes of determining whether an Intervening Event has occurred).

Nothing in the Merger Agreement prohibits the Company or the Board (or any committee thereof, including the Unaffiliated Committee) from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 or Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the Company’s shareholders if, in the good faith judgment of the Unaffiliated Committee, failure to make such disclosure would reasonably be expected to be inconsistent with the directors’ exercise of its fiduciary duties under applicable Law, provided that the foregoing shall not permit the Company, the Board or the Unaffiliated Committee to make a Company Adverse Recommendation Change except as expressly set forth in the Merger Agreement.

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Regulatory Approvals; Third Party Consents and Notices

Prior to the Closing, Parent, Merger Sub and the Company agreed to cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable and in any event prior to the Termination Date. Specifically, the Company and Parent agreed to (i) file an application under Section 203 of the FPA as promptly as practicable, but in any event no later than thirty (30) Business Days after the date of the Merger Agreement and (ii) file, as promptly as practicable within thirty (30) Business Days following the date of the Merger Agreement, all other filings, applications, and/or notifications required under applicable Laws with any applicable Governmental Entity, including with the NYPSC and the MPUC. The Company also agreed to provide notice or obtain consent of their employees or their Representatives and satisfy all bargaining obligations as required under applicable Law or any Collective Bargaining Agreement.

Notwithstanding anything to the contrary in the Merger Agreement, neither Parent, its Affiliates, the Company or any of its Subsidiaries will be required to agree to any undertakings, terms, conditions, liabilities, obligations, commitments, restrictions, sanctions or other measures or provisions (each, a “Remedy”) with respect to any such Person or their respective businesses, product lines or assets necessary to secure the requisite approvals, clearances, and authorizations or expiration of waiting periods for the transactions contemplated by the Merger Agreement under any applicable Law or to obtain the approval, clearance, authorization or exemption of any Governmental Entity, including (i) proposing, negotiating, committing to or effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture, disposition, or license of any assets, properties, products, rights, services or businesses (collectively “Assets”) of Parent or any of its Affiliates or any interest therein, (ii) otherwise proposing, negotiating, committing to or effecting any actions that would limit its or their freedom of action with respect to, or its or their ability to retain any Assets of, Parent or any of its Affiliates or any interest therein contemporaneously with or subsequent to the Closing, or (iii) terminating, relinquishing, modifying or waiving, or proposing or agreeing to terminate, relinquish, modify or waive, existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or any of its Affiliates, in each case, except for Remedies that solely relate to the Company and/or any of its Subsidiaries and that, individually or in the aggregate, would reasonably be expected to have an immaterial effect on the business, assets, liabilities, properties, condition (financial or otherwise) of (i) the Company and each of its Subsidiaries, taken as a whole, and (ii) certain Subsidiaries of the Company, taken individually, that are not immaterial.

Expenses

Except as otherwise provided in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expense.

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Indemnification; Directors’ and Officers’ Insurance

All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto existing in favor of any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer, employee or agent of the Company or any of its Subsidiaries, and any person who becomes a director, officer, employee or agent of the Company or any of its Subsidiaries prior to the Effective Time (each an “Indemnified Party”) as provided in the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries or any indemnification agreement will survive the Merger and will not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time.

From and after the Effective Time, the Surviving Corporation will and Parent has agreed to cause the Surviving Corporation to:

•

indemnify, hold harmless, and advance expenses as incurred to, in each case to the fullest extent permitted under the Company’s Organizational Documents and the Organizational Documents of its Subsidiaries or in any Contract in existence as of the date of the Merger Agreement providing for indemnification between the Company or any of its Subsidiaries and any Indemnified Party, each Indemnified Party against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities, penalties, costs and amounts paid in settlement incurred in connection with any actual or threatened in writing investigation, audit, inquiry or Proceeding, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Party’s service as a director, officer, employee or agent of the Company or its subsidiaries or services performed by such Person at the request of the Company or its Subsidiaries at or prior to the Effective Time (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), whether asserted or claimed prior to, at or after the Effective Time (a “Claim”); and

•

assume all obligations of the Company and its Subsidiaries to such Indemnified Parties in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company’s Organizational Documents and the Organizational Documents of its Subsidiaries as in effect on the date of the Merger Agreement or in any Contract in existence as of the date of the Merger Agreement providing for indemnification between the Company or any of its Subsidiaries and any Indemnified Party.

Neither Parent nor the Surviving Corporation will settle, compromise or consent to the entry of any judgment in any claim in respect of which indemnification has been sought by an Indemnified Party under the terms of the Merger Agreement, unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim.

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Prior to the Effective Time, the Company may purchase a six (6) year “tail” prepaid policy on the terms and conditions approved by Parent. If the Company obtains the “tail” policy, Parent will be obligated to maintain the “tail” policy in full force and effect for its full term and cause the Surviving Corporation to honor their obligations under the policy. If the Company does not purchase the “tail” policy prior to the Effective Time, then for six (6) years after the Effective Time, Parent will and will cause the Surviving Company and its Subsidiaries to maintain in full force and effect the existing directors and officers liability insurance in effect as of the date of the Merger Agreement and not take any actions that would affect the recovery under the policy by any beneficiaries of the policy.

If Parent, the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger or transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, unless provided by operation of law, proper provisions will be made so that the successors and assigns of the Surviving Corporation will assume all of the obligations set forth in the Merger Agreement with respect to indemnification.

Stock Exchange Delisting

Prior to the Effective Time, the Company has agreed to cooperate with Parent and use reasonable best efforts to take all actions required, proper or advisable to cause the Avangrid Common Stock to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Employee Matters

The Company agreed not to and to direct its Subsidiaries not to take any actions prior to the Closing which would reasonably be expected to result in “Good Reason” under any agreement between the Company or any of its Subsidiaries on the one hand, and an employee or other service provider of the Company or any of its Subsidiaries on the other. The Company also agreed to use commercially reasonable efforts to seek waivers from certain employees, which will waive the applicable employee’s eligibility to resign for “Good Reason” solely as a result of the Merger.

The employee benefit and compensation arrangements in effect at the Closing of the transactions contemplated by the Merger Agreement will not be amended or modified solely as a result of the Merger, except as expressly provided in the Merger Agreement or if deemed equitable to reflect the change in capital structure of the Company.

Shareholder Litigation

The Company has agreed to give Parent the opportunity to participate in, but not control, the defense or settlement of any shareholder litigation against the Company and/or any of its directors or officers relating to the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement, and the Company has agreed not to, and

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has agreed to cause its Representatives not to, agree to any settlement of any shareholder litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), subject to certain exceptions specified in the Merger Agreement.

State Takeover Statutes

If any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation is or becomes applicable to the Merger or the other transactions contemplated by the Merger Agreement, the Company and Parent have agreed to each use reasonable best efforts to ensure that the Merger and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to eliminate or minimize the effects of such statute or regulation on the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

Notification of Certain Matters

Subject to applicable Law, the Company has agreed to give prompt notice to Parent, and Parent has agreed to give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause any condition to the Merger to be unsatisfied in any material respect at the Effective Time, and (b) any material failure of the Company, Merger Sub or Parent, as the case may be, or any officer, director, employee, agent or representative of the Company, Merger Sub or Parent as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under the Merger Agreement, which failure would be reasonably likely to cause any condition to the Merger to be unsatisfied at the Effective Time.

Section 16 Matters

Prior to the Effective Time, the Company has agreed that the Board (or an appropriate committee thereof) will take all such steps as may be required and permitted to cause dispositions of equity securities of the Company (including derivative securities) pursuant to the Merger Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.

Other Covenants

The Merger Agreement contains other customary covenants and agreements, including, but not limited to, covenants relating to this Proxy Statement and the Schedule 13E-3, public announcements and access and information.

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Conditions to the Merger

The obligations of each party to the Merger Agreement to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the following conditions:

•	receipt of the Company Shareholder Approval;

•	Regulatory Approval Condition; and

•

no Order (whether temporary, preliminary or permanent) or Proceeding having been issued and no Law having been enacted, issued, entered, promulgated or enforced, by any Governmental Entity of competent jurisdiction that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and continues to be in effect.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

•

certain representations and warranties of the Company relating to capitalization (including authorized and issued and outstanding Avangrid Common Stock and equity interests), being true and correct in all but de minimis respects as of May 17, 2024, and as of the closing of the Merger, as though made on and as of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

certain representations and warranties of the Company relating to capitalization (including obligations to redeem, purchase, acquire, issue or sell any equity interests of the Company or any of its Subsidiaries), corporate authority and approval, anti-takeover laws, and brokers being true and correct as of May 17, 2024, and as of the closing of the Merger, as though made on and as of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date) in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties);

•

certain representations and warranties of the Company relating to absence of certain changes being true and correct as of May 17, 2024, and as of the closing of the Merger, as though made on and as of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

all other representations and warranties of the Company contained in the Merger Agreement being true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) as of May 17, 2024, and as of the closing of the Merger, as though made on and as of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect;

•	the Company having performed in all material respects all of its obligations under the Merger Agreement on or prior to the closing date of the Merger;

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•	the absence of any Effect that has or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect that is continuing as of the Effective Time; and

•	Parent having received a certificate of the Company, dated as of the closing date of the Merger, signed by an officer of the Company certifying the fulfillment of the above conditions.

In addition, the obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

•

all representations and warranties of Parent contained in the Merger Agreement being true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) as of May 17, 2024, and as of the closing of the Merger, as though made on and as of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect;

•	each of Parent and Merger Sub having performed in all material respects all their obligations under the Merger Agreement on or prior to the closing date of the Merger; and

•	the Company having received a certificate of Parent, dated as of the closing date of the Merger, signed by an officer of Parent certifying the fulfillment of the above conditions.

Termination

The Company (upon the recommendation of the Unaffiliated Committee) and Parent, by mutual written consent, may terminate the Merger Agreement and abandon the Merger at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval.

Either the Company (upon the recommendation of the Unaffiliated Committee) or Parent may terminate the Merger Agreement and abandon the Merger, at any time prior to the Effective Time if:

•

the Merger has not been consummated by June 30, 2025, which date may be extended by three (3) months by either Parent or the Company (upon the recommendation of the Unaffiliated Committee) if the Regulatory Approval Condition has not been satisfied but all other conditions to the closing of the Merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the closing of the Merger (so long as such conditions are reasonably capable of being satisfied)) and such party seeking to extend has complied in all material respects with its obligations to use reasonable best efforts to consummate the Merger, including to use reasonable best efforts to obtain such approvals (an “Outside Date Termination”);

•	the Shareholders Meeting has been held and the Company Shareholder Approval has not been obtained at such Shareholders Meeting or at any adjournments or postponements thereof; or

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•

any Order or Law has been issued, entered, enforced, enacted or promulgated by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and non-appealable (whether before or after the Company Shareholder Approval is obtained) (a “Restraints Termination”).

However, (i) the right to effect an Outside Date Termination will not be available to any party whose breach of any provision of the Merger Agreement has been a principal cause of the failure of the Merger to be consummated by such time and (ii) the right to effect a Restraints Termination will not be available to any party whose breach of any provision of the Merger Agreement has been a principal cause of such Order or Law.

The Company (upon the recommendation of the Unaffiliated Committee) may terminate the Merger Agreement, and abandon the Merger:

•

prior to the Effective Time, Parent or Merger Sub has breached any representation, warranty, covenant or agreement made by Parent or Merger Sub in the Merger Agreement such that certain closing conditions specifically set forth in the Merger Agreement would not be satisfied, and such breach or failure of a condition is not curable or, if curable, is not cured prior to the earlier of (i) the thirtieth (30th) day after written notice thereof is given by the Company to Parent and (ii) the date that is two (2) Business Days prior to the Outside Date (a “Parent Breach Termination”).

However, the right to effect a Parent Breach Termination will not be available to the Company if the Company is then in breach of the Merger Agreement so as to cause certain conditions to closing specified in the Merger Agreement not to be capable of being satisfied.

Parent may terminate the Merger Agreement and abandon the Merger if:

•	prior to receipt of the Company Shareholder Approval, the Board or any committee thereof (including the Unaffiliated Committee) has made a Company Adverse Recommendation Change; or

•

prior to the Effective Time, the Company has breached any representation, warranty, covenant or agreement made by the Company in the Merger Agreement such that certain closing conditions specifically set forth in the Merger Agreement would not be satisfied, and such breach or failure of a condition is not curable or, if curable, is not cured prior to the earlier of (i) the thirtieth (30th) day after written notice thereof is given by Parent to the Company and (ii) the date that is two (2) Business Days prior to the Outside Date (a “Company Breach Termination”).

However, the right to effect a Company Breach Termination will not be available to Parent if Parent is then in breach of the Merger Agreement so as to cause certain conditions to closing specified in the Merger Agreement not to be capable of being satisfied.

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Specific Performance

The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions or other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement.

Amendments; Waivers

The Merger Agreement may be amended or waived in writing signed, in the case of an amendment, by the Company (acting through the Unaffiliated Committee), Parent and Merger Sub or, in case of a waiver of any provision of the Merger Agreement, by a party against whom the waiver is to be effective. After receipt of the Company Shareholder Approval, if any amendment or waiver requires further approval of the Company’s shareholders, such amendment or waiver will be subject to the approval of the Company’s shareholders. The definition of certain defined terms cannot be amended and the condition relating to the Company Shareholder Approval cannot be amended or waived. Either party may extend the time for the performance by the other party of its obligations, waive any inaccuracies in the representations and warranties of the other party or waive compliance with any covenants or conditions contained in the Merger Agreement. No failure or delay by the Company or Parent in exercising any right under the Merger Agreement operates as a waiver thereof.

No amendment or waiver of any provision of the Merger Agreement and no decision or determination will be made, or action taken, by the Company under or with respect to the Merger Agreement without first obtaining the approval of the Unaffiliated Committee. The approval of the Unaffiliated Committee will be required to sell, lease, license, mortgage, pledge, assign to a third party or dispose of any material assets or rights or material interests, subject to certain exceptions described in the Merger Agreement.

Governing Law and Venue; Waiver of Jury Trial

The Merger Agreement is governed by the laws of the State of New York. Parent, Merger Sub and the Company consented to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or, if that court does not have jurisdiction, the Supreme Court of the State of New York, County of New York and the appropriate appellate courts therefrom. Parent, Merger Sub and the Company each waived their right to a trial by jury in respect of any legal proceeding arising out of or relating to the Merger Agreement or the Merger.

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Proposal One – The Merger Agreement Proposal

The Board unanimously recommends that the shareholders vote “FOR” the Merger Agreement Proposal

The Proposal

The Company is asking you to approve the proposal to adopt the Agreement and Plan of Merger, dated as of May 17, 2024, by and among Parent, Merger Sub and the Company, pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement.

Vote Required and Board Recommendation

Approval of the Merger Agreement Proposal requires the affirmative vote cast at the Annual Meeting in person or by proxy by holders at the close of business on the Record Date of: (1) a majority of all outstanding shares of Avangrid Common Stock, (2) a majority of all outstanding shares of Avangrid Common Stock held by the Company’s shareholders other than Parent and the Parent Controlled Affiliates, and (3) a majority of all outstanding shares of Avangrid Common Stock held by the Unaffiliated Shareholders. Abstentions and the failure to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement Proposal. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal. If you sign and return your proxy card and do not indicate how you wish to vote on the Merger Agreement Proposal, your shares will be voted in favor of the Merger Agreement Proposal. The Board, acting on the unanimous recommendation of the Unaffiliated Committee, unanimously recommends that you vote “FOR” the Merger Agreement Proposal.

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Directors

This section describes the director nomination process and the experience and qualifications of our Board members and how they are compensated.

Director Nomination Process

The Compensation and Nominating Committee is responsible for identifying and evaluating potential director candidates, reviewing Board and committee composition and making recommendations to the full Board. In order to maintain a Board with an appropriate mix of experience and qualifications, the Compensation and Nominating Committee routinely assesses the composition of the Board. The Compensation and Nominating Committee aims to strike a balance between the knowledge and understanding of the business that comes from longer-term service on the Board with the fresh ideas and perspective that can come from adding new members and also considers the expertise and cognitive diversity that is needed as our business changes and expands, as well as the importance of diversity of age, gender, race, ethnicity, culture, thought, geography, and nationality on the Board. The Compensation and Nominating Committee may engage an external search firm or a third party from time to time to assist it in identifying and evaluating director-nominee candidates, in addition to consulting with current members of the Board standing for reelection.

Our criteria for directors are discussed in our Corporate Governance Guidelines and Compensation and Nominating Committee Charter, copies of which are available on our website at www.avangrid.com. Consistent with these guidelines, the Compensation and Nominating Committee ensures that the nominees are qualified with relevant expertise, competence, experience, and training. Each nominee must also have the time and commitment to meet their respective responsibilities as a member of the Board. The Compensation and Nominating Committee has no specific policy on diversity. However, Avangrid is committed to cultivating an inclusive work environment and the Board recognizes the benefit of having directors who reflect differing individual attributes to contribute to the Board’s discussion, evaluation, and decision-making, and considers diversity of knowledge, experience, origin, nationality, and gender in the director nominee slate. In the Board’s annual performance evaluations conducted by the Board and its committees, the Board from time to time considers whether the members of the board reflect such diversity and whether such diversity contributes to a constructive and collegial environment.

The Compensation and Nominating Committee will consider persons recommended by shareholders for election to the Board. The Compensation and Nominating Committee will review the qualifications and experience of each recommended candidate using the same criteria for candidates proposed by Board members and communicate its decision to the candidate or the person who made the recommendation.

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To recommend an individual for Board membership, write to:

Senior Vice President – General Counsel and Corporate Secretary Avangrid, Inc. 180 Marsh Hill Road Orange, Connecticut 06477

Director Qualifications and Experience

The following matrix highlights the mix of key skills, qualities, attributes, and experiences, among other things, that the Board views as important when evaluating director nominees. The Compensation and Nominating Committee and the Board believe that each director nominee brings to the Board their own unique background and range of expertise, knowledge, and experience, including as a result of their valued service on the board and its committees, that provide the Board as a whole with an appropriate and diverse mix of qualifications, skills, and attributes necessary for the board to fulfill its oversight responsibility to our shareholders. The matrix is intended to depict notable areas of focus for each director, and not having a mark does not mean that a particular director does not possess that qualification or skill. Nominees have developed competencies in these skills through education, direct experience, and oversight responsibilities. The demographic information presented below is based on voluntary self-identification by each nominee. Additional biographical information on each nominee is set out below starting on page 151.

Director	Leadership	Risk Management	Financial	Environment and Climate	Public Policy and Government	Industry and Operations	People and Culture	Gender Identity	Race and Ethnicity

Ignacio S. Galán	✓	✓		✓	✓	✓	✓	Male	Hispanic

John Baldacci	✓				✓		✓	Male	White

Pedro Azagra Blázquez	✓	✓	✓	✓	✓	✓		Male	Hispanic

Daniel Alcain Lopéz	✓	✓	✓	✓		✓		Male	Hispanic

María Fátima Báñez García	✓	✓			✓		✓	Female	Hispanic

Agustín Delgado Martín	✓			✓	✓	✓		Male	Hispanic

Robert Duffy	✓	✓	✓	✓	✓			Male	White

Teresa Herbert	✓	✓	✓		✓		✓	Female	White

Patricia Jacobs	✓	✓			✓		✓	Female	White

John Lahey	✓		✓		✓		✓	Male	White

Santiago Martínez Garrido	✓	✓		✓	✓	✓	✓	Male	Hispanic

José Sáinz Armada	✓	✓	✓	✓		✓		Male	Hispanic

Alan Solomont	✓		✓		✓		✓	Male	White

Camille Joseph Varlack	✓	✓	✓		✓		✓	Female	Black

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Your Board’s Nominees for Director

The following biographies describe the skills, qualities, attributes, and experience of the nominees that led the Board, on the recommendation of the Compensation and Nominating Committee, to determine that it is appropriate to nominate these individuals for election at the Annual Meeting to hold office until the 2025 annual meeting and until their successor is elected and qualified. All the nominees currently serve as directors and have indicated that they will be willing and able to serve as directors. All the nominees were elected at the 2023 annual meeting of shareholders.

Ignacio S. Galán Director since 2014 Chairman of the Board Executive Committee Chair

Mr. Galán, 73, served as Chairman and Chief Executive Officer of Iberdrola from 2006 until October 2022, when he was appointed Executive Chairman of the Board of Directors of Iberdrola Mr. Galán has also served as the Chairman of the Board of Directors of Scottish Power Ltd., an energy company in the United Kingdom (“Scottish Power”), since 2007, and as Chairman of the Board of Directors of Neoenergia, S.A., a Brazilian subsidiary of Iberdrola listed on the Sao Paulo Stock Exchange (“Neoenergia”), since 2017, each subsidiaries of Iberdrola. Mr. Galán holds honorary degrees from the Universities of Salamanca, Edinburgh and Strathclyde (Glasgow). Mr. Galán graduated as an industrial engineer from the Engineering School (ICAI) of Universidad Pontificia Comillas (Madrid). He also has a degree in Business Administration and Foreign Trade from ICADE of Universidad Pontificia Comillas and in General Corporate Management and Foreign Trade from Escuela de Organizacion Industrial in Madrid. In 2023, Mr. Galán was included on the TIME100 Climate List of the 100 most influential leaders driving business climate change.

Among other qualifications, Mr. Galán brings to the Board executive leadership experience in the energy industry, including his service as executive chairman and former service as chief executive officer of a large international public company, along with extensive expertise in sustainable development, risk management, government regulatory and strategic planning, and leadership of complex organizations in the global business environment.

Other current public company directorships

Executive Chairman of the Board of Directors, Iberdrola

Chairman of the Board of Directors, Neoenergia, S.A.

Selected directorships and memberships

Presidential Advisory Board, Massachusetts Institute of Technology

Member, European Round Table of Industrialists

International Advisory Council, J.P. Morgan Chase & Co.

Member, Electricity Cluster of the World Economic Forum (Davos)

Chairman of the Board of Directors, Scottish Power Ltd.

Board of Trustees, Princess of Asturias Foundation

Board of Trustees, Universitaria Comillas-ICAI Foundation

Board of Trustees, Carolina Foundation

Board of Trustees, CYD Foundation

Board of Trustees, Elcano Royal Institute

Royal Board of Trustees, Museo del Prado

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John Baldacci Director since 2014 Vice Chair of the Board Standing NECEC Committee Chair Unaffiliated Committee

Mr. Baldacci, 70, served as Senior Advisor for Economic Development & Government Relations at Pierce Atwood LLP from 2012 until May 2021. Mr. Baldacci served as the 73rd Governor of the State of Maine from 2003 until 2011. He previously served as Director of the U.S. Department of Defense’s Military Health Care Reform Initiative from 2011 to 2012, and U.S. Representative for Maine’s 2nd Congressional District from 1995 to 2003. Mr. Baldacci earned a B.A. in History from the University of Maine at Orono.

Among other qualifications, Mr. Baldacci brings senior leadership experience to the Board, including his service as the Governor of the State of Maine, along with extensive experience in economic development and government relations.

Selected directorships and memberships

Board of Directors, Jobs for America’s Graduates

Pedro Azagra Blázquez Director since 2019 & from 2014 – 2018 Executive Committee Standing NECEC Committee

Mr. Azagra Blázquez, 55, has served as Chief Executive Officer of Avangrid since May 2022, and previously served as the Chief Development Officer of Iberdrola from 2008 until his appointment as Avangrid Chief Executive Officer. Prior to his appointment as Chief Development Officer, Mr. Azagra Blázquez served as Iberdrola’s Director of Strategy. He has also served as Professor of Corporate Finance and Mergers and Acquisitions at Universidad Pontificia de Comillas, in Madrid, Spain since 1998. Mr. Azagra Blázquez formerly served on the Board of Directors of Siemens Gamesa Renewable Energy, S.A. He earned a business degree and a law degree from Universidad Pontificia de Comillas and an M.B.A. from the University of Chicago. Mr. Azagra Blázquez has served as a member of the Company’s Board since 2019 and previously served as a member of the Board from 2014 until 2018. In addition, Mr. Azagra Blázquez serves as a member of the board of directors of Neoenergia.

Among other qualifications, Mr. Azagra Blázquez brings to the board senior leadership experience through his service as a senior executive at a large international public company and prior experience leading Iberdrola’s United States business, along with his extensive knowledge of the utilities industry, capital markets and finance, risk management and corporate strategy in the global business environment.

Other current public company directorships

Neoenergia, S.A. (member of the Iberdrola group of companies)

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María Fátima Báñez García Director since 2022 Governance and Sustainability Committee Chair

Ms. Báñez García, 57, is a business consultant and advisor and most recently served as an independent member of the Board of Directors and Audit Committee of Iberdrola México, S.A. de C.V., a member of the Iberdrola group of companies, from September 2020 until June 2022. She previously served as Minister for Employment and Social Security of the Government of Spain from 2011 to 2018, Acting Minister for Health, Social Services and Equality during 2016, a Member of the Parliament in representation of Huelva in the Congress of Deputies (Spanish lower house of the Spanish legislative branch) from 2009 to 2019, and President of the Foreign Commission of the Congress of Deputies from 2018 to 2019. Ms. Báñez García has a Law and Business Degree from Universidad Pontificia de Comillas – ICADE and graduate studies from Harvard University.

Among other qualifications, Ms. Báñez García brings to the Board executive leadership experience including her experience as Minister for Employment and Social Security of the Government of Spain, along with a global business perspective and experience in government relations, economic development, public policy, and human capital management.

Other current public company directorships

Laboratorios Farmcéuticos Rovi, S.A.

Selected directorships and memberships

Chair, CEOE Foundation

Daniel Alcain Lopéz Director since 2020

Mr. Alcain Lopéz, 51, has served as Director of Group Administration and Control of Iberdrola since 2020, and from 2018 to 2020 served as Director of Group Risk Management of Iberdrola. Previously, Mr. Alcain Lopéz served as Senior Vice President – Controller of Avangrid from December 2015 until April 2018. Mr. Alcain Lopéz served as Chief Financial Officer of Scottish Power, from April 2012 until December 2015, and Iberdrola USA, Inc., from December 2009 until March 2012. Mr. Alcain Lopéz joined the Iberdrola group in 2001 and worked for four years in Latin America within the Control area. He holds two degrees in Economy and Law from the University of Valladolid.

Among other qualifications, Mr. Alcain Lopéz brings to the Board executive leadership experience and extensive financial and accounting expertise, experience in strategic planning and risk management of complex organizations, and a global business perspective from his service as a senior executive at a large international public company.

Other current public company directorships

Neoenergia, S.A. (member of the Iberdrola group of companies)

Selected directorships and memberships (all members of Iberdrola group of companies)

Board of Directors, Iberdrola España, S.A.

Board of Directors, Scottish Power Ltd.

Board of Directors, Iberdrola Mexico

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Robert Duffy Director since 2019 Unaffiliated Committee Chair

Mr. Duffy, 69, has served as President and Chief Executive Officer of the Greater Rochester Chamber of Commerce since January 1, 2015. Prior to working for Rochester Business Alliance, Mr. Duffy served as Lieutenant Governor in New York in Governor Andrew Cuomo’s administration from January 2011 to December 2014. Mr. Duffy previously served as Rochester mayor from January 2006 to January 2011 and as Rochester police chief from March 1998 to April 2005, when he resigned his post to run for mayor. He joined the Rochester Police Department in November 1976. Mr. Duffy holds two degrees from Monroe Community College, a Bachelor of Science degree from Rochester Institute of Technology, and Master of Arts degree from the Maxwell School of Citizenship and Public Affairs at Syracuse University.

Among other qualifications, Mr. Duffy brings to the Board senior leadership experience, including his service as the Lieutenant Governor of New York, along with extensive experience in government relations, economic development, public policy, and risk management.

Selected directorships and memberships

Board of Trustees, State University of New York

Board of Directors, Business Council of New York State

Board of Directors, Center for Governmental Research

Chair, Erie County Stadium Corporation

Teresa Herbert Director since 2019 Audit Committee

Ms. Herbert, 62, has served on the Board of Directors from 2016 to 2022, and as President of Independence Holding Company, a publicly traded company on the NYSE, from July 2021 until the company merged in February 2022. She previously served as Chief Financial Officer from 2016 until her appointment as President. Ms. Herbert previously served on the Board of Directors and as Chief Financial Officer of American Independence Corp., a public company traded on the NASDAQ, until the company was acquired in 2016. Ms. Herbert is a Certified Public Accountant (inactive) and received a Bachelor of Science degree in Accounting from Rutgers University.

Among other qualifications, Ms. Herbert brings to the Board senior leadership experience, financial and accounting expertise as the Chief Financial Officer of a public company and experience in corporate strategy, risk management, government regulatory, and strategic planning.

Selected directorships and memberships

Audit Committee Chair, Independence Pet Holdings, Inc.

Board of Directors, Independence Pet Holdings, Inc.

Board of Directors and Audit Committee Member, Independence American Insurance Company (a subsidiary of Independence Pet Holdings, Inc.)

Board of Directors of Independence Pet Insurance Company (a subsidiary of Independence Pet Holdings, Inc.)

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Patricia Jacobs Director since 2019 Compensation and Nominating Committee Unaffiliated Committee

Ms. Jacobs, 60, served as the President of AT&T’s Northern Region, a position she held from March 2020 until her retirement in November 2022. Ms. Jacobs previously served as President of AT&T New England from January 2012 to March 2020. Ms. Jacobs held numerous leadership positions at AT&T including Regional Vice President for International Affairs and Regional Vice President for Federal Affairs. Prior to joining AT&T, Ms. Jacobs served as an aide to Congressman Edward J. Markey (D-MA) and as a member of the staff of the Massachusetts Senate’s Commerce and Labor Committee. Ms. Jacobs holds a B.A. from the University of Texas at Austin and an M.A. and Ph.D. in Political Science from Boston College.

Among other qualifications, Ms. Jacobs brings to the Board executive leadership experience, including her service as an executive at a global telecommunications business, along with strategic decision-making, risk management, regulatory and public policy expertise.

Selected directorships and memberships

Chair of the Board of Directors & Chair of Human/Resources Compensation Committee, Massachusetts Port Authority

Independent Director and member of the Governance and Nominating Committee and Compensation Committee, ATN International

Boards of Directors, John F. Kennedy Library Foundation

Board of Trustees, Boys & Girls Clubs of Boston

Board of Directors, Greater Boston Chamber

Vice Chair, New England Council

John Lahey Director since 2015 Compensation and Nominating Committee Chair Executive Committee

Mr. Lahey, 77, currently serves as President Emeritus and Professor of Philosophy of Quinnipiac University in Hamden, Connecticut, a private, coeducational university and served as the President of Quinnipiac University for 31 years. Mr. Lahey previously served on the Board of Directors of UIL Holdings Corporation (which we acquired in 2015) from 1994 to 2015, and as its Non-Executive Chair from 2010 until 2015, and as a member of the Board of Directors of Independence Holding Company from 2006 until February 2022. Mr. Lahey holds Bachelor’s and Master’s degrees from the University of Dayton, a Master’s degree from Columbia University and a Ph.D. from the University of Miami.

Among other qualifications, Mr. Lahey brings to the Board executive leadership experience, including his service as the former President of a prestigious coeducational university, along with strategic decision-making, communications, government regulatory, and financial experience through his service on other public company boards.

Selected directorships and memberships

Board of Directors, Yale New Haven Health System

Board of Directors, Alliance for Cancer Gene Therapy

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Agustín Delgado Martín Director since 2022

Mr. Delgado Martín, 52, has served as Director of Innovation and Sustainability of Iberdrola since 2010. He previously served as Director of Innovation from 2006 to 2010. Mr. Delgado Martín serves as a member of the Energy Transitions Commission, a global coalition of leaders from across the energy landscape committed to achieving net zero emissions by mid-century, a member of the advisory board of the Global Alliance for Sustainable Energy, a member of the advisory board of REDS, the Spanish Network for Sustainable Development and part of the United Nation’s Sustainable Development Solutions Network, a member of the advisory board of Massachusetts Institute of Technology’s Future Energy Systems Center, and co-director of the Iberdrola Chair SDG-2030 Agenda at the Polytechnic University of Madrid. Mr. Delgado Martín previously served as a member of the Board of Directors of Siemens Gamesa Renewable Energy, S.A. Mr. Delgado Martín has an industrial engineering degree from the Escuela Técnica Superior de Ingeniería (ICAI) of the Universidad Pontificia Comillas in Madrid and a doctorate in Engineering from the National Distance Education University.

Among other qualifications, Mr. Delgado Martín brings to the Board executive leadership experience, including his innovation and sustainability experience through his service as a senior executive at a large international public company

Santiago Martínez Garrido Director since 2015 Standing NECEC Committee

Mr. Martínez Garrido, 55, has served as the Head of Legal Services for Iberdrola since 2016, as General Secretary of Iberdrola since July 2021 and as Secretary of the Iberdrola Board of Directors from January 1, 2023. He previously served as the Deputy Secretary of the Iberdrola Board of Directors from 2015 until January 1, 2023. Mr. Martínez Garrido has also served as a member of the board of Neoenergia since 2014 and as a Director of Elecktro Holdings, S.A. from 2012 to 2018. Previously, he served as Head of Corporate Legal Services of Iberdrola, Secretary of the Board of Directors of Iberdrola Renovables, S.A., Secretary of the Board of Directors of Iberdrola España, S.A.U. and Secretary of the Board of Directors of Fundación Iberdrola, the charitable foundation of Iberdrola Before joining Iberdrola, Mr. Martínez Garrido served as Chief of Staff of the Minister of Justice of Spain and of the Justice Secretary of State of Spain from 2000 to 2004. Mr. Martínez Garrido has served as the Secretary of the Board of Trustees of the Royal Academy of Jurisprudence and Legislation in Madrid since 2014. Mr. Martínez Garrido is a State Lawyer and has a degree in Law from Universidad Complutense in Madrid, a degree in Business Studies from Colegio Universitario San Pablo in Madrid and a PhD from Universidad Autónoma de Barcelona.

Among other qualifications, Mr. Martínez Garrido brings to the Board executive leadership experience and extensive legal expertise in the energy industry, along with a global business perspective from his service as a senior executive at a large international public company.

Other current public company directorships

Neoenergia, S.A. (member of the Iberdrola group of companies)

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José Sáinz Armada Director since 2014 Compensation and Nominating Committee Executive Committee Governance and Sustainability Committee

Mr. Sáinz Armada, 64, has been the Chief Financial, Control and Development Officer of Iberdrola since 2022. Mr. Sáinz Armada served as the Chief Financial and Resource Officer from 2015 until 2022 and as the Chief Financial Officer from 2004 to 2015. Before joining Iberdrola, Mr. Sáinz Armada started his professional career at JP Morgan. He then held various positions at Argentaria Bolsa, Banco de Negocios Argentaria, Argentaria where he was Chief Financial Officer and Banco Bilbao Vizcaya Argentaria, S.A. (BBVA) where he was Head of Assest Management Division (including business and insurance companies). Mr. Sáinz Armada earned a degree in Law and Business Administration from the Catholic Institute of Business Administration from the Universidad Pontificia de Comillas Madrid and an M.B.A. from INSEAD in Fontainebleau, France.

Among other qualifications, Mr. Sáinz Armada brings to the Board financial and accounting expertise as the Chief Financial Control and Development Officer of a large international public company and experience in corporate strategy, risk management, and strategic planning of complex organizations from his service as a senior executive at a large international public company.

Other current public company directorships

Neoenergia, S.A. (member of the Iberdrola group of companies)

Selected directorships and memberships

Board of Directors, Scottish Power Ltd. (member of the Iberdrola group of companies)

Alan Solomont Director since 2014 Audit Committee Chair

Ambassador Solomont, 75, is Dean Emeritus of the Jonathan M. Tisch College of Civic Life at Tufts University and served as Dean from January 2014 until July 2021. He is the Chairman of the Board of Directors of the Spain-U.S. Chamber of Commerce, a volunteer position he has held since 2013. He previously served as United States Ambassador to Spain and Andorra from 2009 to 2013. Prior to his posting in Madrid, he was a member of the bipartisan Board of Directors of the Corporation for National and Community Service beginning in 2000, and he was elected chair in 2009. For many years, Ambassador Solomont was in the healthcare business. He built and operated an eldercare company which he sold in 1996. Following that, he managed an angel healthcare investing group for ten years. Ambassador Solomont has a B.A. in Political Science and Urban Studies from Tufts University and a B.S. in Nursing from the University of Massachusetts Lowell.

Among other qualifications, Ambassador Solomont brings to the Board extensive experience in the nonprofit sector, government relations, and strategic decision-making and financial experience through his service as Ambassador to Spain and Andorra and as a dean of a major United States university.

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Camille Joseph Varlack Director since 2022 Audit Committee Governance and Sustainability Committee

Ms. Varlack, 48, has served as the Chief of Staff of the 110th Mayor of the City of New York since November 2022. She previously served as the founding partner and the Chief Operating Officer of Bradford Edwards & Varlack, LLP, a complex civil and commercial litigation firm based in New York, New York, from September 2020 until December 2023. She previously served as Chief Operating Officer and Deputy General Counsel of Pierce Bainbridge LLP, a national civil litigation firm, from April 2019 to August 2020, as a member of the New York State COVID-19 Task Force from March 2020 to June 2020, in the New York State Executive Chamber as Deputy Director of State Operations from March 2018 to April 2019 and as the Chief Risk Officer and Special Counsel from July 2017 to April 2019. From May 2015 to August 2017, she served as Special Counsel to the Superintendent for Ethics, Risk and Compliance for the New York State Department of Financial Services. Ms. Varlack has a J.D. from Brooklyn Law School and a B.A. from the State University of New York at Buffalo and is admitted to the Bar of the State of New York.

Among other qualifications, Ms. Varlack brings over 18 years of hands-on experience in public and private sector legal and operational leadership to the Board including extensive experience in risk management, government relations, ethics and compliance, cybersecurity and human capital management.

Selected directorships and memberships

Board of Trustees, State University of New York

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Director Compensation

Members of the Board who are not employees of Avangrid (“non-employee directors”) received compensation for their Board service, which is regularly reviewed by the Compensation and Nominating Committee and the Board. For 2023, the Board determined the form and amount of non-employee director compensation described below. In 2023, non-employee directors received an annual cash retainer of $170,000. In 2023, the chair of the Board received and additional cash retainer of $70,000 and the vice chair of the Board received an additional annual cash retainer of $40,000; the chair of each of the Audit Committee, Compensation and Nominating Committee, Governance and Sustainability Committee, and the Unaffiliated Committee received an additional cash retainer of $40,000; and each non-employee director that was a member of one or more committees of the Board received an additional cash retainer of $30,000. All retainers are paid in quarterly installments. The following table shows information regarding the compensation earned during 2023 by each non-employee director serving on the Board during 2023.

Name	Fees Earned or Paid in Cash ($)	Total ($)

Ignacio S. Galán	240,000	240,000

John Baldacci	240,000	240,000

Daniel Alcain Lopéz	170,000	170,000

Pedro Azagra Blázquez (1)	0	0

María Fátima Báñez García	240,000	240,000

Robert Duffy	240,000	240,000

Patricia Jacobs	200,000	200,000

Teresa Herbert	200,000	200,000

John Lahey	240,000	240,000

Santiago Martínez Garrido	200,000	200,000

José Sáinz Armada	200,000	200,000

Alan Solomont	240,000	240,000

Camille Joseph Varlack (2)	0	0

1.	Mr. Azagra Blázquez is the Company’s Chief Executive Officer and did not receive any additional compensation for his service as a member of the Board.

2.	Ms. Varlack waived all compensation in 2023.

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Proposal Two – The Director Election Proposal

The Board unanimously recommends that the shareholders vote “FOR” the election of each of our 14 nominees.

Our Board has nominated Ignacio S. Galán, John Baldacci, Daniel Alcain Lopéz, Pedro Azagra Blázquez, María Fátima Báñez García, Agustín Delgado Martín, Robert Duffy, Teresa Herbert, Patricia Jacobs, John Lahey, Santiago Martínez Garrido, José Sáinz Armada, Alan Solomont, and Camille Joseph Varlack to be elected to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

At the Annual Meeting, holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for election of the Board’s 14 nominees.

The election of directors at the Annual Meeting will be decided by a majority of the votes cast at the Annual Meeting in person or by proxy by the holders of shares entitled to vote therein at the close of business on the Record Date. This means that each nominee must receive more “FOR” than “AGAINST” votes at the Annual Meeting by the holders of shares of Avangrid Common Stock. Abstentions and broker non-votes will not be counted as votes cast for such purposes. The term of any incumbent director who does not receive the affirmative vote of a majority of votes cast in person or by proxy at the Annual Meeting in an uncontested election must tender his resignation to the Board and the Board will decide, through a process managed by the Compensation and Nominating Committee, whether to accept such resignation or to have such director serve on a holdover basis until a successor is appointed. An “uncontested election” is when, as of the Record Date (or such later date as may be determined by the Board based on events occurring after the Record Date, but in no event later than the date we file this Proxy Statement with the SEC), the number of nominees does not exceed the number of directors to be elected.

Each of the directors nominated by the Board has consented to serve as a nominee, being named in this Proxy Statement, and serving on the Board if elected. Each director elected at the Annual Meeting will be elected to serve a one-year term. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy.

If any director is unable to stand for election, the Board may reduce the number of directors or designate a substitute. In that case, shares represented by proxies may be voted for a substitute director. We do not expect that any nominee will be unavailable or unable to serve. For more information, see “Directors—Director Qualifications and Experience,” beginning on page 151 “Directors—Your Board’s Nominees for Directors,” beginning on page 152 and “Certain Relationships and Related Party Transactions—The Shareholder Agreement” beginning on page 173.

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Corporate Governance

Governance and Sustainability System

Avangrid’s governance and sustainability system (the “Avangrid Governance and Sustainability System”) is integral to the Company’s corporate purpose and the creation of sustainable value for society, customers, and shareholders. Reflecting the purpose and values of the Avangrid group, the Avangrid Governance and Sustainability System is inspired by and based upon a commitment to ethical principles, transparency, and leadership in the application of best practices in good governance, and is designed to be a working structure for principled actions, effective decision-making, and appropriate monitoring of both compliance and performance. Avangrid’s charter, by-laws, corporate policies, internal corporate governance rules, and the other internal codes and procedures approved or adopted by Avangrid’s Board form the framework of governance of Avangrid, including our corporate governance guidelines, code of business conduct and ethics, and committee charters. Reflecting our focus on continuous improvement, the Board approved a refreshment of the Avangrid Governance and Sustainability System that, among other things, established a new Governance and Sustainability Committee responsible for developing and maintaining the Avangrid Governance and Sustainability System, Avangrid’s compliance with legal and regulatory requirements, oversight of Avangrid’s environmental, social, and governance (“ESG”) performance, activities and initiatives, and non-financial sustainability reporting. The Avangrid Governance and Sustainability System, including our corporate governance guidelines, code of business conduct and ethics, and committee charters are publicly available in the Corporate Governance section of Avangrid’s website at www.avangrid.com. The information contained on our website is not incorporated by reference herein.

Board Leadership Structure

The Board periodically reviews its leadership structure and the responsibilities and composition of its standing committees to determine whether they continue to serve Avangrid and its shareholders. The structure and composition of the Board and its committees are intended to leverage the diverse experience of the Board members and promote effective oversight.

The Avangrid Governance and Sustainability System allows the flexibility to separate or consolidate the positions of chairman of the Board and chief executive officer. The Board believes its current leadership structure, which separates the roles of chairman and chief executive officer, best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of Avangrid’s employees, customers, shareholders and other key stakeholders, and Avangrid’s overall corporate governance. The Board also believes that the separation of the roles of chairman and chief executive officer allows the chief executive officer to focus more of his time and energy on operating and managing the Company and leverages the chairman’s experience in the energy industry.

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The Controlled Company Exemption

Avangrid is a “controlled company” within the meaning of the rules of the NYSE because Iberdrola owns more than 50% of the Company’s outstanding shares of Avangrid Common Stock. Consequently, Avangrid is not required to comply with certain of the NYSE listed company requirements, such as the requirement to have a majority of “independent” directors on Avangrid’s Board, or the requirement to have compensation and nominating/corporate governance committees comprised of fully “independent” directors. Nonetheless, the Board has established a Compensation and Nominating Committee and a Governance and Sustainability Committee comprised of a majority of independent directors, and an Unaffiliated Committee, comprised solely of independent directors, to assist the Board in exercising its oversight responsibilities.

Director Independence

Due to Avangrid’s status as a “controlled company,” we rely on certain exemptions from the rules of the NYSE that would otherwise require that our Board be comprised of a majority of “independent” directors as defined under the rules of the NYSE. Avangrid is required to have an “independent” audit committee under the NYSE’s listed company requirements. See the section entitled “Corporate Governance Items—Audit Committee” for additional information.

The Board has undertaken a review of the independence of each director nominee. Based on this review, the board has determined that each of Mmes. Báñez García, Herbert, Jacobs, and Joseph Varlack and Messrs. Baldacci, Duffy, Lahey, and Solomont do not have a material relationship with the Avangrid group of companies (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Avangrid group of companies) and that each of these nominees is “independent” under the rules of the NYSE.

Board Meetings

During 2023, the Board held five meetings, with each member of the Board attending all of the Board meetings. Avangrid expects all directors to attend the Annual Meeting of shareholders. All directors serving at the time attended our 2023 annual meeting of shareholders.

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Committee Composition

The Board has established five standing committees—an Audit Committee, Compensation and Nominating Committee, Governance and Sustainability Committee, Executive Committee, and Unaffiliated Committee. The Board also has established an ad hoc Standing NECEC Committee more particularly described below. The current composition and responsibilities of each standing committee is described below. Members serve on committees until their resignation or until otherwise determined by the Board.

Director	Audit Committee	Executive Committee	Unaffiliated Committee	Compensation and Nominating Committee	Governance and Sustainability Committee	Standing NECEC Committee

Ignacio S. Galán

John Baldacci

Daniel Alcain Lopéz

Pedro Azagra Blázquez

Agustín Delgado Martín

Robert Duffy

Teresa Herbert

Patricia Jacobs

John Lahey

Santiago Martínez Garrido

José Sáinz Armada

Alan Solomont

María Fátima Báñez García

Camille Joseph Varlack

Chair	Member

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Audit Committee

The Audit Committee assists the Board with oversight and monitoring of Avangrid’s financial statements and other financial information provided by Avangrid to its shareholders and others; compliance with legal, regulatory, and public disclosure requirements; the independent auditors, including their qualifications and independence; Avangrid’s systems of internal controls, including the internal audit function; treasury and finance matters; enterprise risk management; physical and cybersecurity; and the auditing, accounting, and the financial and non-financial reporting process generally. The Audit Committee assists also appoints Avangrid’s independent registered public accounting firm and pre-approves the services performed by such firm, and reviews and discusses Avangrid’s major financial risk exposures with management and ensures that major risks are identified and reviewed by the Board or appropriate Board committee.

Mmes. Herbert and Joseph Varlack currently serve on and, during 2023, served on the Audit Committee, with Ambassador Solomont serving as the chair. All current members of the Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the NYSE. In addition, the Board has determined that Ms. Herbert is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933 and has the requisite accounting or related financial management expertise as set forth in the NYSE corporate governance rules. The Board has determined that each of the members of the Audit Committee is “independent” as defined under the NYSE listing standards and under Rule 10A-3(b)(1) of the Exchange Act. The Audit Committee operates under a written charter adopted by the Board in accordance with applicable rules of the NYSE and the SEC, which is available on the Company’s website at www.avangrid.com. The Audit Committee met nine times during 2023, with each of the committee members attending all of the meetings.

Compensation and Nominating Committee

The Compensation and Nominating Committee is responsible for reviewing and approving executive officer compensation and executive incentive compensation plans and equity-based plans, including those related to ESG and sustainability; administering the Company’s executive incentive compensation plans and equity-based plans; reviewing, and recommending to the Board for approval, director compensation; periodically reviewing the chief executive officer succession plan; determining the qualifications, qualities, skills, and other expertise required to be a director; and reviewing and making recommendations to the Board regarding the selection and approval of the nominees for director. The Compensation and Nominating Committee also oversees Board composition, refreshment, and diversity, approves selection of corporate peer group for compensation benchmarking, and assesses risks related to employee compensation programs. For a description of the Compensation and Nominating Committee’s processes and procedures, including the roles of the independent compensation consultant and Avangrid’s executive officers in support of the compensation decision-making processes, see the section entitled “Executive Compensation—Compensation Discussion and Analysis.”

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Ms. Jacobs and Mr. Sáinz Armada currently serve on and, during 2023, served on the Compensation and Nominating Committee, with Mr. Lahey serving as chair. Ms. Jacobs and Mr. Lahey are “independent” as defined under the NYSE listing standards applicable to compensation committee members. The Company relies on the controlled company exemption from the rules of the NYSE that would otherwise require the Compensation and Nominating Committee be comprised of solely “independent” directors as defined under the rules of the NYSE.

The Compensation and Nominating Committee operates under a written charter adopted by the Board, which is available on the Company’s website at www.avangrid.com. The Compensation and Nominating Committee held five meetings during 2023, with each committee member attending all of the meetings.

To the extent the Board and Compensation and Nominating Committee deem appropriate, executive compensation matters relating to or governed by Rule 16b-3 of the Exchange Act, are delegated to a subcommittee of the Compensation and Nominating Committee comprised entirely of two or more directors who qualify as “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act (the “Compensation Subcommittee”). Ms. Jacobs and Mr. Lahey currently serve on the Compensation Subcommittee. The Compensation Subcommittee serves to (i) establish, administer, approve, and certify performance goals for employee compensation awards and (ii) review and approve (for purposes of Rule 16b-3 of the Exchange Act) compensation grants and awards by the Company of its securities to an officer or director of the Company. Prior to the payment of any compensation awarded by the Compensation Subcommittee, all compensation decisions by the Compensation Subcommittee are subject to ratification from the full Board.

Governance and Sustainability Committee

The Governance and Sustainability Committee is responsible for overseeing the Company’s corporate governance policies and procedures; ESG policies, programs, and practices; ESG risk management and non-financial sustainability reporting; ESG performance, strategies, and trends; compliance and ethics program; political engagement; and Board and committee annual self-evaluation processes. Ms. Joseph Varlack and Mr. Sáinz Armada currently serve on and, during 2023, served on the Governance and Sustainability Committee, with Ms. Báñez García serving as chair.

The Governance and Sustainability Committee operates under a written charter adopted by the Board in accordance with applicable rules of the NYSE and the SEC, which is available on the Company’s website at www.avangrid.com. The Governance and Sustainability Committee held five meetings during 2023, with each committee member attending all of the meetings.

Executive Committee

The Board has established an Executive Committee, which may exercise all the powers of the Board when the full Board is not in session, to the extent permitted by applicable law. In particular, the Executive Committee has not been delegated, and may not exercise, the authorities and duties assigned to the Audit Committee or the Unaffiliated

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Committee. Messrs. Azagra Blázquez, Lahey, and Sáinz Armada and Ms. Báñez García currently serve on and, during 2023, served on the Executive Committee, with Mr. Galán serving as chair. The Executive Committee held five meetings during 2023, with each of the committee members attending all of the meetings.

Unaffiliated Committee

The Unaffiliated Committee was established in accordance with the shareholder agreement, dated December 15, 2015, between Avangrid and Iberdrola, (the “Shareholder Agreement”) and, among other things, is responsible for reviewing and approving all transactions entered into between the Company and Iberdrola, or its affiliates, and ensuring that such transactions are entered into on an arms’ length basis. The Unaffiliated Committee operates under a written charter adopted by the board, which is available on the Company’s website at www.avangrid.com. Ms. Jacobs and Mr. Baldacci currently serve on, and during 2023, served on the Unaffiliated Committee, with Mr. Duffy serving as the chair. The Unaffiliated Committee is comprised solely of “independent” directors. The Unaffiliated Committee held six meetings during 2023, with each of the committee members attending all of the meetings.

Standing NECEC Committee

The Board has established a Standing NECEC Committee (referred to in the Company’s 2023 Annual Report on Form 10-K as the “Special Committee”), which is responsible for, among other things, carrying out the responsibilities delegated by the Board relating to oversight of the NECEC Project. The Standing NECEC Committee operates under a written charter adopted by the Board, which is available on the Company’s website at www.avangrid.com. Messrs. Azagra Blázquez and Martínez Garrido currently serve on and, during 2023, served on the Standing NECEC Committee, with Mr. Baldacci serving as the chair. The Standing NECEC Committee held four meetings during 2023, with each of the committee members attending all of the meetings.

Executive Sessions

In accordance with our corporate governance guidelines, to ensure that non-management directors serve as an effective check on management and to encourage open discussion among such non-management directors, our non-management directors meet in executive sessions without management directors or management present on a periodic basis but no less than twice a year. Our chair, a non-management director, presides at these meetings. In accordance with the NYSE rules, our independent directors also meet in an executive session at least once a year. Mr. Lahey presided at the executive sessions of independent directors during 2023.

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Annual Board Assessment

The Board utilizes a comprehensive, multi-part process for its ongoing self-assessment to ensure that the Board and its committees are working effectively together and its processes reflect best practices. The Board also uses the results of this self-assessment process to assist it when reviewing its composition. While the formal self-assessment and independent corporate governance review described below is conducted on an annual basis, directors share perspectives, feedback, and suggestions continuously throughout the year. The Governance and Sustainability Committee designs and establishes the overall assessment framework.

01.	The Board conducts an annual self-assessment to review the effectiveness of the Board and its committees. In this comprehensive review, the self-assessment focuses on:

	•	The composition and performance of the Board, including the size, mix of skills, and director refreshment practices;
	•	The quality and scope of the materials distributed in advance of meetings;
	•	The Board’s access to Company executives and operations;
	•	The promotion of rigorous decision-making by the Board and its committees; and
	•	The overall functioning of the Board and its committees.

02.	Each of the Audit Committee, Compensation and Nominating Committee, Governance and Sustainability Committee, and Unaffiliated Committee also perform an annual self-assessment.

03.

Annually, Avangrid engages PricewaterhouseCoopers to conduct an independent assessment of its corporate governance practices and the corporate governance practices of its principal subsidiaries and to recommend improvements to the operations of the Board and its committees. The independent assessment focuses on:

	•	Compliance with governance requirements; and
	•	Alignment with trends in corporate governance.

04.	The results of the Board and committee self-assessments are compiled and presented to the Board along with the results of the independent corporate governance assessment.

05.

Items identified in the Board and committee self-assessments and/or the independent corporate governance assessment requiring follow-up are monitored on an ongoing basis by the Board and by Avangrid management.

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Risk Management Oversight

In the normal course of its business, Avangrid is exposed to a variety of risks, including political and regulatory risks, climate-related risks, credit and investment risks, and cybersecurity and other operational risks. In connection with the Board’s oversight function, the Board oversees management’s identification, assessment, and mitigation of risks related to our Company, business, and people and Avangrid’s policies and procedures for managing risk.

Selected areas of Board, committee, and management risk oversight in 2023:

Board of Directors

Continuous oversight of overall risks with emphasis on strategic risks including risks related to major projects, climate change, and the response to extraordinary external events
(such as global health pandemics), and policies and procedures related to risk oversight.

Audit

Committee

Financial reporting, internal
controls and financial risks,
principal operating risks, credit
and investment risks, related
party transactions, political and
regulatory risks, and physical
and cyber security risks.

Compensation and Nominating Committee Compensation policies, practices, incentive-related risks, and human capital and management-related risks.	Governance and Sustainability Committee Environmental, social, and governance-related risks and compliance and ethics risks.

Management

Identification, assessment and management of risks and development of risk management infrastructure through the risk division and a risk committee, which is comprised of key members of management including the chief executive officer, the director of the risk division, the general counsel, and the director of internal audit.

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Transparency

We publicly disclose information about our business across a number of topics including our sustainability efforts across the Company including our commitments, programs, and progress on our ESG+F goals. This includes our annual sustainability report, Global Reporting Initiative (GRI) report, EEI and AGA ESG/sustainability report, Sustainability Accounting Standard Board (SASB) report, and UN Energy Compact report, each of which is available in the Sustainability section of www.avangrid.com. Our sustainability reports and other information contained on our website are not incorporated by reference herein.

Shareholder Engagement

We proactively engage with shareholders and other stakeholders throughout the year to learn their perspectives on significant issues, including Company performance and strategy, corporate governance, executive compensation, climate action, and other important sustainability topics. This engagement helps us better understand the issues that matter most to our shareholders and address them effectively. We take feedback and insights from our engagement with shareholders and other stakeholders into consideration as we review and evolve our practices and disclosures, and further share them with our Board as appropriate. In 2023, we reached out to shareholders to discuss the structure of the Avangrid Governance and Sustainability System, executive compensation, the skills of our directors, and our sustainability achievements. The Board carefully considers shareholder feedback.

Communications with the Board

Any shareholder or interested party who wishes to communicate or request a meeting with members of the Board or with only non-management directors or any specified individual director may do so by writing to Avangrid’s corporate secretary at the address below. All communications will be reviewed by our legal services division who will, in consultation with our chairman of the Board, determine whether the subject matter of the communication deals with the functions of the Board or committees thereof or that our legal services division, in consultation with our chairman of the Board, otherwise determine should be brought to the attention of the non-management directors, the full Board, or one or more of its committees, as well as whether any response to the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

Senior Vice President—General Counsel and Corporate Secretary AVANGRID, Inc. 180 Marsh Hill Road Orange, Connecticut 06477

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Code of Business Conduct and Ethics

Avangrid has a code of business conduct and ethics that applies to all employees including Avangrid’s principal executive officer, principal financial officer, principal accounting officer, directors, and other senior financial officers. The code is intended to provide guidance to employees, management, and the Board to assure compliance with law and promote ethical behavior. Any amendment to the code, or any waivers of its requirements, will be disclosed if required on the Company’s website at www.avangrid.com.

Compensation and Nominating Committee Interlocks and Insider Participation

Messrs. Lahey and Sáinz Armada and Ms. Jacobs deliberated on executive compensation matters in their capacity as members of the Compensation and Nominating Committee during 2023. None of these directors is, or has ever been, an officer or employee of Avangrid or any of our subsidiaries. In addition, during the last fiscal year, none of our executive officers served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our Board.

Review, Approval, or Ratification of Transactions with Related Persons

The Board has adopted a written policy for approval of transactions in which Avangrid was, is, or will be a participant and in which its directors, director nominees, executive officers, greater than 5% beneficial owners, and each of their respective immediate family members has or will have a direct or indirect material interest, where the amount involved in the transaction exceeds or is expected to exceed $120,000. A copy of this policy, the related party transaction policy, is available in the Corporate Governance section on the Company’s website at www.avangrid.com. The policy provides that the Audit Committee reviews all transactions subject to the policy (other than transactions between Avangrid and/or one of its subsidiaries, on the one hand, and Iberdrola and/or its affiliates, on the other hand, which are subject to review by the Unaffiliated Committee pursuant to the Shareholder Agreement) and determines whether or not to approve or ratify those transactions. In addition, the Audit Committee has delegated authority to the chair of the Audit Committee to pre-approve or ratify transactions under certain circumstances. The policy prohibits any director from participating in any review, discussion, consideration, or approval of any transaction subject to the policy for which such director or his or her family member is a related party, except that such director is required to provide all material information concerning the interested transaction to the audit committee. In reviewing the transactions subject to the policy, the Audit Committee, or the chair of the Audit Committee, as applicable, considers among other factors it deems appropriate:

•	the benefits to the Company;

•	the impact on a director’s independence, if applicable;

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•

the opportunity costs of other sources for comparable products or services, including whether the transaction is made on terms no less favorable than terms that would be generally available to an unaffiliated third-party under the same or similar circumstances;

•	the terms of the transaction; and

•	the actual or apparent conflict of interest of the related party.

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Certain Relationships and Related Party Transactions

Relationship with Iberdrola

Iberdrola currently directly holds 81.6% of the outstanding shares of Avangrid Common Stock. As the Company’s controlling shareholder, Iberdrola continues to exercise significant influence over Avangrid, including the composition of our Board and any action requiring the approval of our shareholders. Transactions with Iberdrola relate predominantly to pass-through charges of corporate services/management fees. These corporate services are entered into on an arm’s length basis and are aimed at maximizing our operating efficiency in an efficient and flexible service model. The corporate services are provided at market quality, and subject to audit and dispute resolution procedures.

The Shareholder Agreement

On December 16, 2015, we completed the acquisition of UIL pursuant to a merger agreement. In connection with the transaction, we entered into the Shareholder Agreement on December 16, 2015 with Iberdrola. The Shareholder Agreement sets forth certain governance arrangements and contains various provisions relating to, among other things, representation on our Board, minority protections that limit the disposal or transfer of shares of the Company by Iberdrola, registration rights, preemptive rights, and the requirements for the approval of affiliate transactions and business opportunities, which are described in more detail below.

•

The Shareholder Agreement provides that the Company have at least four “independent” directors (as defined in the Shareholder Agreement), provided that Mr. Baldacci may be deemed an independent director for this purpose. Additionally, in the event of the resignation, removal, or death of Mr. Baldacci (or his respective replacement on the Board) decides not to stand for reelection to our Board or is otherwise unable or unwilling to serve on our Board, Iberdrola will nominate a person to serve on our Board who qualifies as an independent director pursuant to the rules of the NYSE and applicable law.

•

The Shareholder Agreement provides for an Unaffiliated Committee made up of “independent” directors (as defined in the Shareholder Agreement). Under the Shareholder Agreement, a director is considered “independent” if they are (i) independent under the rules of NYSE with respect to Avangrid, and (ii) would be independent under the rules of NYSE with respect to Iberdrola if they were a director of Iberdrola The Unaffiliated Committee is responsible for, among other things, reviewing and authorizing transactions between Avangrid and/or one of its subsidiaries, on the one hand, and Iberdrola and/or its affiliates, on the other hand.

•

Iberdrola, on behalf of itself and its affiliates, is entitled to unlimited requests for demand registrations, piggyback registrations, and shelf registration statement filings following the closing of the acquisition, in each case, subject to certain customary limitations. Iberdrola also has the right to specify the method of distribution of securities,

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including an underwritten public offering, and approve the underwriters. Additionally, Iberdrola has preemptive rights to protect against dilution for issuances of equity.

•

Iberdrola is prohibited from effectuating a “going private” transaction, or any other similar transaction that results in the Company no longer being a publicly traded company, without the prior approval of both the majority of members of the Unaffiliated Committee and a majority of the voting power of the shareholders other than Iberdrola and any Parent Controlled Affiliates. Subject to certain exceptions, the Shareholder Agreement generally prohibits Iberdrola from causing the Company to, and the Company from, entering into or effectuating any transaction for the acquisition of the Company by another entity, including any stock acquisition, reorganization, merger or consolidation, that results in all shareholders of the Company exchanging their voting securities for cash or securities, unless all shareholders of the Company are entitled to the same per share consideration to be received in such transaction as Iberdrola.

•

The Shareholder Agreement includes provisions relating to the approval of transactions with Iberdrola and its affiliates. The services provided by Iberdrola or its affiliates to us and our subsidiaries and joint ventures at completion of the acquisition are provided by Iberdrola or its affiliates at a cost to us not higher than the cost reflected in the expenses shown in our 2014 International Financial Reporting Standards (“IFRS”) audited consolidated financial statements, except (i) in the case of ordinary course, market adjustments of such costs made on an arms’ length basis, or (ii) as otherwise approved by the majority of the members of the Unaffiliated Committee.

•

The Shareholder Agreement provides that as long as Iberdrola continues to own 50% or more of the outstanding voting stock of the Company, Iberdrola will not (and shall cause the Parent Controlled Affiliates not to) engage in any action that is reasonably expected to impair the executive officers of the Company and its subsidiaries from conducting the business or operations in a manner consistent with such business or operation of the Company and its subsidiaries immediately following completion of the acquisition of UIL.

•	Iberdrola has been granted certain information and access rights to information related to our and our subsidiaries’ businesses, operations, plans, and prospects.

Any amendments to the Shareholder Agreement requires prior approval of both our Board and a majority of the members of the Unaffiliated Committee. The Shareholder Agreement will remain in effect as long as Iberdrola owns more than 20% of the outstanding voting stock of the Company. Following any termination of the Shareholder Agreement, Iberdrola will have one demand registration right, subject to customary limitations and exceptions, and unlimited piggyback registration rights with respect to any registration proposed by the Company, subject to customary “cut back” provisions. The laws of the State of New York will govern the Shareholder Agreement as long as we remain a New York corporation. If we are redomiciled to Delaware, the laws of the state of Delaware will govern the Shareholder Agreement.

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The Framework Agreement and Declaration of Acceptance

On July 16, 2015, we entered into the Declaration of Acceptance with Iberdrola (“2015 Declaration of Acceptance”), making us a party to the framework agreement for 2015 and detailing the corporate services Iberdrola provided to us or to any of our affiliates in 2015. The framework agreement governs the relationship between Iberdrola and the various Iberdrola entities, with respect to the corporate services Iberdrola contracts to provide each relevant entity. Pursuant to the framework agreement, and under the Iberdrola group’s “One Corporation” structure, Iberdrola provided efficient and flexible corporate services to us and our subsidiaries. Our entry into the 2015 Declaration of Acceptance was approved by a committee comprised solely of our independent directors. On July 14, 2016, the Unaffiliated Committee approved a new declaration of acceptance detailing the corporate services Iberdrola provided to us or any of our affiliates (“2016 Declaration of Acceptance” and together with the 2015 declaration of acceptance, the “Declarations of Acceptance”).

Pursuant to the Declarations of Acceptance, Iberdrola provides various corporate services to us including, among other services, those relating to the management of buildings and leases, surveillance and maintenance of buildings, international and corporate security, human resources, brand management, procurement, management of the SAP corporate platform, research and development, quality control, insurance, information technology, and general administration. Pursuant to the 2015 Declaration of Acceptance and in accordance with the merger agreement, the foregoing services and the price thereof were entered into on an arms’ length basis and on financial and other material terms no less favorable to us and our subsidiaries than applicable agreements or arrangements in respect of such corporate or other shared services existing as of February 25, 2015, and did not result in a higher cost to us or our subsidiaries and affiliates than the aggregate costs for such services reflected in the 2014 IFRS audited consolidated financial statements of Avangrid, except to the extent related to ordinary course market adjustments made on an arm’s length basis or as otherwise approved by the majority of the members of the unaffiliated committee. All new, future services to be provided by Iberdrola or its affiliates to us and our subsidiaries must be on an arm’s length basis and approved by the Unaffiliated Committee.

By entering into the 2016 framework agreement via the 2016 Declaration of Acceptance, any previous framework agreements between us and Iberdrola were terminated by operation of law. The framework agreement covers any services provided by Iberdrola as of January 1, 2016, and remains in force as long as we and/or our subsidiaries continue to operate as a subsidiary of Iberdrola in accordance with the provisions of Article 42 of the Spanish Commercial Code. As soon as Avangrid or any of our subsidiaries ceases to be a subsidiary of Iberdrola, the contractual relationship under the framework agreement will be terminated between such Avangrid entity and Iberdrola This Declaration of Acceptance remains in force under the same terms unless any ground for termination of the framework agreement arises.

Under the framework agreement, Iberdrola must provide the relevant services pursuant to standard market conditions. Iberdrola cannot receive financial or other types of consideration on a more favorable basis than what a third party in a substantially similar circumstance would receive. Iberdrola must provide the relevant services in a manner that will not impair our decision-making capacity, while we must provide accurate and complete information to Iberdrola to enable Iberdrola to effectively provide the relevant services. Iberdrola must provide the relevant services with a level of

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expertise, care, and diligence that a company providing these services on the open market would provide. We assume any liability that may derive from damage or losses attributable to the instructions or information provided to Iberdrola; provided that Iberdrola will only be liable for non-performance, defective performance, or negligence. Iberdrola is also required to notify us before December 31 of each year regarding the estimated price for each service contracted for the following year.

The framework agreement contains provisions relating to confidentiality, requiring each party to safeguard all information received by the other under the framework agreement. The framework agreement is governed by the laws of Spain and contains arbitration provisions for purposes of dispute resolution. The framework agreement cannot be modified or assigned without our prior written consent or the prior written consent of Iberdrola. We made payments to Iberdrola pursuant to the framework agreement in the approximate amount of $30.1 million for the year ended December 31, 2023.

Agreements Related to Liquidity Resources and Guarantee and Support

We manage our overall liquidity position as part of the broader Iberdrola group of companies and, on December 1, 2017, entered into a customer liquidity agreement (the “Customer Liquidity Agreement”) with Bank of America, National Association (“BOA”), Iberdrola, Iberdrola Mexico, S.A. de C.V., and Scottish Power Ltd. Under the Customer Liquidity Agreement, the participants, including Avangrid, may deposit funds with or borrow from BOA, provided that the balance of funds deposited less funds borrowed by all participants in the aggregate is not less than zero. Deposits are available for next day withdrawal. Simultaneous with entry into the Customer Liquidity Agreement, Avangrid and Iberdrola entered into an indemnification agreement pursuant to which Iberdrola has agreed to indemnify Avangrid against all damages, charges, costs, fees, and other expenses that the Company or its subsidiaries may incur arising out of the deposits or borrowings by Iberdrola, or by the subsidiaries or affiliates of Iberdrola, other than Avangrid or its subsidiaries pursuant to the Customer Liquidity Agreement. Deposit amounts, if any, are reflected in our consolidated balance sheet under cash and cash equivalents. There was no balance under this agreement on December 31, 2023.

On June 18, 2018, Avangrid entered into a credit facility with Iberdrola Financiacion, S.A.U., a member of the Iberdrola group. The facility matured on June 18, 2023, and had a limit of $500 million. On July 19, 2023, we replaced this credit facility with an increased limit of $750 million and maturity date of June 18, 2028. Avangrid pays a quarterly facility fee of 22.5 basis points (rate per annum) on the facility based on Avangrid’s current Moody’s and S&P ratings for senior unsecured long-term debt. As of December 31, 2023, Avangrid has not borrowed any amounts under this credit facility.

On December 31, 2023, Avangrid sent a notice to PNM Resources, Inc. (“PNMR”) terminating the previously announced Agreement and Plan of Merger by and among the Company, PNMR and NM Green Holdings, Inc. (as amended by the amendment to the PNMR Merger Agreement dated January 3, 2022, amendment no. 2 to the PNMR Merger Agreement dated April 12, 2023 and amendment no. 3 to the PNMR Merger Agreement dated June 19, 2023, the “PNMR Merger Agreement”), pursuant to which NM Green Holdings, Inc. a New Mexico corporation and wholly-owned subsidiary of the corporation (“PNMR

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Merger Sub”), agreed to merge with and into PNMR (the “PNMR Merger”), with PNMR surviving the PNMR Merger as a direct wholly-owned subsidiary of Avangrid. A description of the PNMR Merger Agreement was included in the Current Reports on Form 8-K filed by Avangrid on October 21, 2020, January 3, 2022, April 12, 2023, and June 20, 2023, and is incorporated herein by reference.

In connection with the PNMR Merger, Iberdrola provided Avangrid with a commitment letter (“Iberdrola Funding Commitment Letter”), pursuant to which Iberdrola unilaterally agreed to provide to Avangrid, or arrange the provision to Avangrid of, funds to the extent necessary for Avangrid to consummate the PNMR Merger, including the payment of the aggregate merger consideration. On April 15, 2021, Avangrid entered into a side letter agreement with Iberdrola, which set forth certain terms and conditions relating to the Iberdrola Funding Commitment Letter (the “Side Letter Agreement”). The Side Letter Agreement provides that any drawing in the form of indebtedness made by Avangrid pursuant to the Funding Commitment Letter shall bear interest at an interest rate equal to Adjusted Term SOFR or Adjusted Daily Compounded SOFR plus 0.75% per annum calculated on the basis of a 360-day year for the actual number of days elapsed and, commencing on the date of the Funding Commitment Letter, we shall pay Iberdrola a facility fee equal to 0.12% per annum on the undrawn portion of the funding commitment set forth in the Funding Commitment Letter.

The PNMR Merger was conditioned, among other things, upon the receipt of certain required regulatory approvals, including the approval of the New Mexico Public Regulation Commission (“NMPRC”), and provided that the PNMR Merger Agreement may be terminated by either Avangrid or PNMR if the closing of the PNMR Merger shall not have occurred by 5:00 PM New York City Time on December 31, 2023 (“End Date”). Because the required approval of the NMPRC was not received by the End Date and the conditions to the closing of the PNMR Merger were thus not satisfied by the End Date, Avangrid exercised its right to terminate the PNMR Merger Agreement. No termination penalties were incurred by either party in connection with the termination of the PNMR Merger Agreement. The Funding Commitment Letter and related Side Letter Agreement terminated automatically upon termination of the PNMR Merger Agreement.

On December 14, 2020, Avangrid entered into an intra-group loan agreement with Iberdrola (the “Intra-Group Loan Agreement”), which provides the Company with an unsecured subordinated loan in an aggregate principal amount of $3,000,000,000. The loan bears interest until June 15, 2021, at a rate per annum equal to 0.20%, which shall increase one (1) basis point each month following the first month of the term of the Intra-Group Loan Agreement up to a maximum interest rate of 0.25% per annum, and from June 16, 2021 until the loan and any accrued and unpaid interest is repaid in its entirety, at Avangrid’s equity cost of capital as published by Bloomberg. Interest is payable on a monthly basis in arrears. Avangrid is required to repay the loan in full upon certain equity issuances by Avangrid in which Iberdrola participates or a change of control. In addition, on or after June 15, 2021, upon five (5) business days’ notice to Iberdrola, Avangrid may voluntarily repay the loan and any accrued and unpaid interest, in whole or in part, without prepayment premium or penalty if there is a change in Avangrid’s business plan and Avangrid determines that the loan is no longer required. The Intra-Group Loan Agreement was repaid with proceeds of the Private Placement Shares described below.

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On May 12, 2021, Avangrid entered into a share purchase agreement (the “Hyde Purchase Agreement”) with Hyde Member LLC (“Hyde”), a Delaware limited liability company and wholly owned subsidiary of Qatar Investment Authority, to issue and sell to Hyde in a private placement (the “Hyde Private Placement”) approximately $740,000,000 of Avangrid’s Common Stock (the “Hyde Placement Shares”), at the purchase price of $51.40 per share (which was the closing price of the shares of the Avangrid Common Stock on the New York Stock Exchange as of May 11, 2021) (the “Hyde Purchase Price”). Also on May 12, 2021, Avangrid entered into a share purchase agreement with Iberdrola (the “Iberdrola Purchase Agreement” and, together with the Hyde Purchase Agreement, the “Purchase Agreements”), to issue and sell to Iberdrola in a private placement (the “Iberdrola Private Placement” and, together with the Hyde Private Placement, the “Private Placements”) approximately $3,260,000,000 of Avangrid Common Stock (the “Iberdrola Placement Shares” and, together with the Hyde Placement Shares, the “Private Placement Shares”) at the Hyde Purchase Price.

On May 18, 2021, Avangrid closed the sale of the Hyde Placement Shares pursuant to the Hyde Purchase Agreement and the sale of the Iberdrola Placement Shares pursuant to the Iberdrola Purchase Agreement. In connection with the closing, Avangrid issued 14,396,887 shares of Avangrid Common Stock to Hyde in consideration for an aggregate purchase price of approximately $740 million and 63,424,125 shares of Avangrid Common Stock to Iberdrola in consideration for an aggregate purchase price of approximately $3.26 billion. Three billion dollars ($3.0 billion) of the proceeds were used to repay the intra-group loan under the Intra-Group Loan Agreement described above. After the effect of the private placements, Iberdrola retained its 81.5% ownership interest in Avangrid.

On April 6, 2022, Avangrid entered into a Deposit Agreement with Iberdrola in which Avangrid can make term deposits to Iberdrola, and Iberdrola to Avangrid, between one day and twelve months at a rate agreed upon by both parties. There were no deposits outstanding under the agreements as of December 31, 2023.

On July 19, 2023, Avangrid entered into a green term loan agreement with Iberdrola Financiación, S.A.U., with an aggregate principal amount of $800 million maturing on July 13, 2033 at an interest rate of 5.45%. There was $800 million outstanding under the agreement as of December 31, 2023.

On June 13, 2024, Avangrid entered into a green term loan agreement with Iberdrola Financiación, S.A.U., with an aggregate principal amount of $600 million maturing on September 13, 2027 at an annual interest rate of 5.476%.

On June 13, 2024, Avangrid also entered into a green term loan agreement with Iberdrola Financiación, S.A.U., with an aggregate principal amount of $600 million maturing on June 13, 2030 at an annual interest rate of 5.532%.

Other Agreements with Iberdrola or its Affiliates

Avangrid and Iberdrola or its affiliates are also parties to the following additional agreements that primarily relate to the provision of additional corporate services and the recharge of expenses related to the employment of personnel from Iberdrola or its affiliates by the Company:

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•

A corporate trademark licensing agreement between Avangrid and Iberdrola pursuant to which Iberdrola granted Avangrid a non-exclusive, non-transferable license to use certain Iberdrola trademarks in the conduct of Avangrid’s business. We made payments to Iberdrola pursuant to the trademark licensing agreement in the approximate amount of $13.2 million for the year ended December 31, 2023.

•

An international pension contributions recharge agreement between Scottish Power UK PLC and Avangrid Service Company, LLC (“ASC”) regarding Scottish Power UK PLC employees working in the U.S. but who remain as contributing members of the UK Final Salary Scheme. No amounts were paid under this agreement for the year ended December 31, 2023.

•

An insurance framework agreement pursuant to which Iberdrola Financiación S.A.U. provides services to the Company and certain of its subsidiaries related to the purchase and renewal of insurance policies, which are managed through corporate insurance programs. Each entity is charged an amount corresponding to its share under an established allocation formula. The aggregate amount charged to the Company and its subsidiaries was approximately $9 million for the year ended December 31, 2023.

•

A framework agreement for the provision of corporate development services between Iberdrola and the Company. The amount paid under this agreement was approximately $1.2 million for the year ended December 31, 2023.

•

A service agreement for common support and assistance services between Iberdrola Renovables Energia S.A.U. and Avangrid Renewables. The amount paid under this agreement was approximately $6.6 million for the year ended December 31, 2023.

•

A service agreement for the provision of global energy management business support services between Iberdrola Generación España S.A.U. and Avangrid Renewables. No amounts were paid under this agreement for the year ended December 31, 2023. The amount paid under this agreement was approximately $700,000 for the year ended December 31, 2023. Approximately $300,000 was paid in February 2023 and the rest was invoiced in December but payment was received in 2024.

•

An agreement for recharge of services relating to international personnel assignments between Scottish Power Renewables (UK) Limited and Avangrid Renewables. The amount paid under this agreement was approximately $1.4 million for the year ended December 31, 2023.

•

An agreement between AMC and Iberdrola related to the submission of the Company’s IFRS reporting to Iberdrola for inclusion in the consolidated financial reporting of the group of companies controlled by Iberdrola. The amount expected to be invoiced and received under this agreement was approximately $1.1 million for the year ended December 31, 2023.

•

A know-how license agreement between Iberdrola Renovables Energia S.A.U. and Avangrid Renewables Holdings, Inc. The amount paid under this agreement was approximately $1.6 million for the year ended December 31, 2023.

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•

A service agreement for the provision of engineering services between Iberdrola Infraestructuras y Servicios de Redes S.A.U. and Avangrid Networks. The amount paid under this agreement was approximately $800,000 for the year ended December 31, 2023. Approximately $100,000 was invoiced in 2023 but payment was received in 2024.

•

A service agreement between Iberdrola Clientes S.A.U. (“Iberdrola Clientes”) and JUPITER HYDROGEN LLC providing for coordination of certain services related to the green hydrogen projects by Iberdrola Clientes to JUPITER HYDROGEN LLC. The amount paid under this agreement was approximately $112,667 for the year ended December 31, 2023.

•

A service agreement between Iberdrola Generación Térmica S.L. (“Iberdrola Generación Térmica”), Iberdrola Operación y Mantenimiento S.A. (“IOMSA”), and Avangrid Renewables providing for certain project building and development services, engineering services, logistics services, and operation and maintenance services to Avangrid Renewables related to green hydrogen projects. No amounts were paid under this agreement for the year ended December 31, 2023.

•	An intercompany financing agreement between AMC and Iberdrola providing for web services. No amounts were paid under this agreement for the year ended December 31, 2023.

•

A bill of sales and assumption and assignment agreement with Iberdrola Renovables Energia S.A.U. (“IRE”) and an Avangrid Renewables, LLC solar panel supplier to assign all of its rights, title and interest in 220 MWs of solar modules to IRE. Pursuant to this agreement, Avangrid will receive reimbursement of amounts previously paid to the solar supplier for the modules when the title to such modules are transferred to IRE upon deliver to IRE’s delivery location. The amount reimbursed under this agreement was approximately $3.429 million for the year ended December 31, 2023.

•

A service agreement between Avangrid Renewables, LLC and Iberdrola Renovables Del Bajio, S.A. DE C.V. providing supervision, monitoring, support, and guidance to local technicians regarding wind turbines in Mexico. The amount invoiced under this agreement was approximately $9,000 for the year ended December 31, 2023.

•

A collaboration agreement between AMC and Fundación Iberdrola Espana to provide terms and conditions related to a grant received from the European Union for the Energy for Future project. No amounts were received under this agreement for the year ended December 31, 2023.

•	An Iberdrola Group Personal Data Framework Agreement, dated May 18, 2018, to which Avangrid Renewables, LLC, Avangrid Networks, Inc. and Avangrid, Inc. adhered to on January 30, 2019.

•

A services agreement between I-DE Redes Electricas Inteligentes S.A.U and Central Maine Power Co, NY State Electric & Gas Co., Rochester Gas & Elec Corp, and Avangrid Networks, Inc. in relation to the spectrum system. No amounts were paid under this agreement for the year ended December 31, 2023.

•

A service and resources assignment agreement between Iberdrola, S.A. and Avangrid Service Company dated September 1, 2015. No amounts were paid under this agreement for the year ended December 31, 2023.

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•	A resources assignment agreement between Iberdrola España, S.A.U. and Avangrid Service Company dated January 1, 2015. No amounts were paid under this agreement for the year ended December 31, 2023.

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Proposal Three – The Accounting Firm Ratification Proposal

The Board unanimously recommends that the shareholders vote “FOR” the Accounting Firm Ratification Proposal.

The Audit Committee has reappointed KPMG LLP (“KPMG”) as the independent registered public accounting firm of the Company for the year ending December 31, 2024. KPMG has served as the Company’s independent registered public accounting firm since March 10, 2017. The Audit Committee reviews the performance of the independent registered public accounting firm annually. As a result of its evaluation of KPMG’s qualifications, performance, and independence, the Board and the Audit Committee believe that the continued retention of KPMG to serve as Avangrid’s independent auditor for the year ending December 31, 2024 is in the best interests of the Company and its shareholders. Representatives of KPMG are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

At the Annual Meeting, shareholders will be asked to ratify this selection, which requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or proxy by the holders of shares entitled to vote therein at the close of business on the Record Date. Abstentions will not be counted as votes cast for such purposes. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the ratification of the selection of KPMG as our independent registered public accounting firm for the year ending December 31, 2024. Even if the selection of KPMG is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in our best interests.

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Independent Registered Public Accounting Firm Engagement and Fees

The audit committee previously selected KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2024. For the years ended December 31, 2022 and December 31, 2023, Avangrid paid KPMG the following fees for services rendered during each fiscal year:

Audit Fees and Expenses	2023	2022

Audit Fees(1)	$12,925,000	$12,165,000

Audit-Related fees(2)	$40,000	$20,000

Tax Fees(3)	—	—

All Other Fees(4)	—	—

Total Fees and Expenses	$12,965,000	$12,185,000

(1)

Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by KPMG for the audit of the Company’s annual financial statements, review of the Company’s quarterly financial statements, statutory audit services, advice on accounting matters directly related to the audit and audit services, and assistance with review of documents filed with the SEC, including the related consents and comfort letters issued to underwriters. The fees are for services that are normally provided by the KPMG in connection with statutory or regulatory filings or engagements.

(2)	Includes fees billed by the KPMG for due diligence assistance and other services in each of the last two fiscal years

(3)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by KPMG for tax compliance, tax advice and tax planning.

(4)	Includes the aggregate fees recognized in each of the last two fiscal years for services provided by the KPMG, other than those services described above.

Audit Committee Pre-Approval Policy and Procedures

The Audit Committee must be informed of and authorize any audit and non-audit services and relationships with our independent registered public accounting firm, consistent with procedures adopted by the Audit Committee, which must be in compliance with applicable law, regulations, and NYSE rules. In recognition of this responsibility, the Audit Committee has approved in advance a list of expected audit and permitted non-audit services that our independent registered public accounting firm may provide during the year. The request outlines of each of the services expected to be rendered by category outlined above with the Audit Committee approving the services by category. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm to report to the Audit Committee on any services performed pursuant to this pre-approval since the last meeting. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated by the original advance approval. The Audit Committee has delegated pre-approval authority to the committee chair. If such authority is exercised, the committee chair shall report any pre-approval decision to the committee at its next meeting. In conducting reviews of audit and non-audit services, the Audit Committee will determine whether the provision of such services would impair the independent registered public accounting firm’s independence and will only approve and authorize services that it believes will not impair such firm’s independence. All services rendered by KPMG in 2023 were approved and authorized pursuant to this process.

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PROPOSAL FOUR – THE COMPENSATION PROPOSAL

The Board unanimously recommends that the shareholders vote “FOR” the non-binding resolution to approve our named executive officers compensation as disclosed in this Proxy Statement.

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, and the related rules of the SEC, an advisory vote on the frequency of shareholder votes on executive compensation was conducted in connection with the 2023 annual meeting of shareholders. At that meeting our shareholders agreed, and the Board subsequently approved, that our shareholders have the opportunity to cast an advisory vote on an annual basis to approve the compensation of our named executive officers (“NEOs”) (“say-on-pay” vote) as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and related narrative discussion included in this Proxy Statement. In connection with the Compensation Proposal, the Board encourages shareholders to read “Executive Compensation–Compensation Discussion and Analysis” in this Proxy Statement beginning on page 187 (which includes the Compensation Discussion and Analysis and the accompanying tables, narrative disclosures and other information) for additional details about our executive compensation program, including information about the fiscal year 2023 NEO compensation.

Our executive compensation program is designed to effectively reward performance, while reflecting the responsibilities of our executive officers. Our compensation philosophy is to offer compensation that makes it possible to attract, retain, and motivate the most qualified professionals in a way that aligns with our long-term business goals and values, without motivating or rewarding excessive risk-taking. Compensation for the NEOs primarily consists of base salary, annual incentives, and long-term incentives. Other elements of compensation, including retirement benefits, life insurance, savings, health and welfare plans, and other benefits offered to employees generally are also considered in order to evaluate the entire compensation package offered to executives.

We value the feedback provided by our shareholders. At our 2023 annual meeting, approximately 98.54% of the votes cast (not counting “broker non-votes”) were in favor of our NEO compensation. We have discussions with our shareholders on an ongoing basis regarding various corporate governance topics, including executive compensation, and take into account the views of our shareholders regarding the design and effectiveness of our executive compensation program. As an advisory vote, the Compensation Proposal is not binding on us, the Board, or the Compensation and Nominating Committee. However, the Board and the Compensation and Nominating Committee value the opinions expressed by our shareholders and will carefully consider the outcome of the vote on the Compensation Proposal in future decisions on executive compensation. This non-binding resolution will be approved if it receives the affirmative vote

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of a majority of the votes cast in person or by proxy by the holders of shares entitled to vote therein at the close of business on the Record Date. Abstentions and broker non-votes will not be counted as votes cast for such purposes. Shareholders are being asked to approve the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

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Executive Compensation

This section describes the compensation program for our NEOs and includes the required executive compensation tables.

Compensation and Nominating Committee Report

The Compensation and Nominating Committee has reviewed and discussed with management the disclosures contained in the following “Compensation Discussion and Analysis.” Based on this review and discussion, such committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2023. This Compensation and Nominating Committee report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent the Company incorporates such Report by specific reference.

Members of the Compensation and Nominating Committee

John Lahey (Chair) • Patricia Jacobs • José Sáinz Armada

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Compensation Discussion and Analysis

As a purpose-driven organization, we believe sustainable growth requires a diverse and inclusive workplace built on individual accountability and commitment to serving others. We are continuing to invest in initiatives that unleash individual potential, value and reward performance, champion well-being, and foster meaningful connections between each other and the communities we serve. The 2023 compensation of our NEOs appropriately reflects and rewards their significant contributions to Avangrid’s strong performance in a year that presented unique and nuanced challenges for our executive team to manage. This Compensation Discussion and Analysis explains the guiding principles and practices upon which our executive compensation program is based, and the compensation paid to our NEOs for their fiscal year 2023 service:

•	Pedro Azagra Blázquez, Chief Executive Officer of Avangrid.

•

Justin Lagasse, Senior Vice President – Controller and Chief Financial Officer of Avangrid. Mr. Lagasse was appointed Interim Controller on July 7, 2023, and Senior Vice President—Controller on July 18, 2023. On November 24, 2023, Mr. Lagasse was appointed Interim Chief Financial Officer. On February 15, 2024, he was appointed Senior Vice President – Chief Financial Officer and Controller.

•	Catherine Stempien, President and Chief Executive Officer of Avangrid Networks, Inc. On May 1, 2024, Ms. Stempien noticed the Company of her intention to resign effective July 5, 2024.

•	R. Scott Mahoney, Senior Vice President – General Counsel and Corporate Secretary.

•	Jose Antonio Miranda Soto, President and Chief Executive Officer of Avangrid Renewables, LLC.

•

Patricia Cosgel, former Senior Vice President – Chief Financial Officer of Avangrid. Ms. Cosgel retired from her position as Senior Vice President – Chief Financial Officer effective November 24, 2023.

This section should be read in conjunction with the compensation tables below, which provide a detailed view of the compensation paid to our NEOs in 2023.

2023 Compensation Program Overview

Our executive compensation program is designed to effectively reward performance, while reflecting the responsibilities of our executive officers. Our compensation philosophy is to offer compensation that makes it possible to attract, retain, and motivate highly talented professionals in a way that aligns our business strategy with our sustainability stewardship goals, without motivating or rewarding excessive risk-taking. The key elements of our program are base salary, annual cash incentives, and long-term equity incentives. We target a compensation mix for our executive officers that is weighted heavily towards variable compensation, including short-term cash incentives and long-term equity incentives, to align executive compensation with Company performance and shareholder interests.

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Compensation Practices

The table below highlights certain of our executive compensation practices, including practices we have implemented that drive performance as well as those not implemented because we do not believe they would serve our shareholders’ interests.

Independent compensation consultant	The Compensation and Nominating Committee uses an independent compensation consultant.
Annual compensation risk assessment	The Compensation and Nominating Committee conducts an annual risk assessment of our compensation program.
Anti-Hedging and anti-pledging	We prohibit short sales, transactions in derivatives of Avangrid securities, including hedging transactions, and pledging of Avangrid shares.
Stock ownership guidelines & equity retention

Our Board adopted stock ownership guidelines of five times base salary for the Chief Executive Officer and three times base salary for our other NEOs and an equity award retention requirement of 50% of net shares until guidelines are met.

Clawback policy

Our Board has adopted a clawback policy that requires repayment to Avangrid of certain cash and equity compensation that may be paid in the event of certain acts of misconduct in connection with our financial statements.

No repricing

While there are no stock options outstanding and we do not intend to issue stock options, if they are issued in the future, all stock option exercise prices will be set equal to the grant date market price and may not be repriced without shareholder approval.

Engage on executive compensation matters

We engage our shareholders in open dialogue regarding our compensation program and the Compensation and Nominating Committee considers the results of the “say-on-pay” vote when designing our compensation program.

No single trigger change of control agreements	No single trigger termination rights in our employment or change of control agreements.
No excessive perquisites	We do not provide excessive perquisites.
No excise tax gross-ups	We have no excise tax gross-up provisions in change of control arrangements or executive compensation plans.

2023 “Say-on-Pay” Advisory Vote on Executive Compensation

At our 2023 annual meeting, our shareholders voted approximately 99% (represented by 367,153,942 votes) in favor of approving the compensation of our NEOs. The Board and the Compensation and Nominating Committee have each considered these results in determining compensation policies and decisions and have concluded that the compensation paid to our NEOs and the Company’s overall pay practices are strongly supported by our shareholders.

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Our Compensation Program Objectives and Guiding Principles

Our executive compensation philosophy is to offer compensation that makes it possible to attract, retain, and motivate highly-talented professionals, in order to enable us to attain our strategic objectives and sustainability commitments within the increasingly competitive context in which we operate. The following principles guide the Company’s compensation decisions:

•

Recruitment, Retention, and Motivation of Key Leadership Talent. We ensure that our compensation, in terms of structure and total amount, is competitive with that of comparable entities. We review market data to obtain a general understanding of current compensation practices to ensure that compensation offered to our executive officers is reasonably market competitive.

•

Pay for Performance. A significant portion of compensation for our executive officers is linked to the achievement of specific, pre-established, and quantifiable objectives in line with our strategic goals.

•

Emphasis on Performance over Time. The compensation program for our executive officers is designed to mitigate excessive short-term decision making and risk taking, while encouraging the attainment of strategic goals through the inclusion of long-term incentives.

We regularly review our compensation practices and policies and periodically modify our compensation programs in light of evolving best practices, competitive positions, and changing regulatory requirements. The Compensation and Nominating Committee works to ensure that the design of our executive compensation program is focused on long-term shareholder value creation, emphasizes pay for performance, and does not encourage imprudent short-term risks. The Compensation and Nominating Committee uses the “say-on-pay” vote as a guidepost for shareholder sentiment, along with continued shareholder outreach, and believes it is critical to maintain and continually develop our compensation program to promote ongoing shareholder engagement, communication, and transparency.

Compensation-Setting Process

The following parties are responsible for the development and oversight of our executive compensation program:

Role of the Compensation and Nominating Committee

The Compensation and Nominating Committee reviews and recommends to the Board the compensation of Avangrid’s executive officers and acts as the administering committee for Avangrid’s equity compensation plans. Each year, the Compensation and Nominating Committee conducts an evaluation of Avangrid’s executive compensation program to determine if any changes would be appropriate. In making this analysis, the Compensation and Nominating Committee may consult with its independent compensation consultant and management, as described below; however, the Compensation and Nominating Committee uses its own judgment in making recommendations to the Board, which then makes the final decisions regarding the compensation paid to our executive officers. To the extent the Board and

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Compensation and Nominating Committee deem appropriate, executive compensation matters relating to or governed by Rule 16b-3 of the Exchange Act are delegated to a subcommittee of the Compensation and Nominating Committee comprised entirely of two or more directors who qualify as “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act. For additional information regarding the compensation subcommittee, see “Corporate Governance—Compensation and Nominating Committee.”

Role of the Independent Compensation Consultant

The Compensation and Nominating Committee retained the Human Capital Solutions practice, a division of Aon plc (“Human Capital Solutions”), to serve as its compensation consultant in 2023 to provide counsel and advice on executive and non-employee director compensation matters. Human Capital Solutions provided the Compensation and Nominating Committee and the Company’s management information about peer groups against which performance and pay should be examined, financial metrics to be used to assess the Company’s relative performance, competitive long-term incentive practices in the marketplace, and compensation levels relative to market practice. To ensure that Human Capital Solution’s consulting services remain independent and objective: (i) at least annually, the Compensation and Nominating Committee conducts a review of its performance and independence; and (ii) Human Capital Solution’s fees are not linked to the size of the Company’s executive compensation. The Compensation and Nominating Committee has reviewed the independence of Human Capital Solutions, including the “independence” factors contained in Section 303A.05 of the NYSE Listed Company Manual and SEC rules, and determined that Human Capital Solutions is independent and the services provided by Human Capital Solutions do not raise any conflicts of interest. Human Capital Solutions received approximately $102,000 in fees for services performed in 2023 related to benchmarking or recommending the amount or form of executive and non-employee director compensation. Separately, management engaged Aon plc to perform unrelated services and Aon plc was paid approximately $398,000 for services performed in 2023, which included compensation analysis and other consulting services unrelated to executive and non-employee director compensation matters. The Compensation and Nominating Committee was informed about these services, but its formal approval was not requested.

Role of the CEO and Other Executive Officers

The Chief Executive Officer and the Chief Human Resources Officer made recommendations regarding compensation of the executive officers (other than for the Chief Executive Officer) based on competitive market data, internal pay equity, responsibilities, and performance. The Compensation and Nominating Committee reviewed, and made recommendations to the Board, which made all final determinations regarding executive officer compensation, including salary, bonus targets, and related performance goals with respect to 2023 compensation. The executive officers, including the NEOs, do not propose or seek approval for their own compensation.

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Role of Peer Companies and Other Benchmarking

Our Board believes that market data is essential to determining compensation targets and actual awards for executives in an effort to attract and retain highly talented executives. Market data is used to assess the competitiveness of the Company’s compensation packages relative to similar companies and to ensure the Company’s compensation program is consistent with its compensation philosophy, but the Board does not target direct compensation at any particular market percentile. As part of its review of the executive compensation program, the Compensation and Nominating Committee engaged Human Capital Solutions in 2023 to conduct a market compensation analysis for our executive officers, including the NEOs, utilizing proprietary survey data and a group of 16 publicly-traded utility and energy companies based on fiscal year-end revenues, market capitalization, positive total shareholder return performance, and comparable business focus (the “2023 Peer Group”). Each year, the Compensation and Nominating Committee evaluates and, if appropriate, updates the composition of the peer group. Changes to the peer group are carefully considered and made infrequently to assure continuity from year to year. For 2023, the Compensation and Nominating Committee reviewed and determined that the 2023 Peer Group should be reduced in size from 21 to 16 publicly-traded utilities and energy companies. In particular, American Electric Power Company, Inc., Dominion Energy, Inc., and Sempra were excluded from the 2023 Peer Group based on an assessment of market capitalization and Pinnacle West Capital Corporation and OGE Energy Corp were excluded based on business focus. The consideration of competitive compensation data is one of several factors that the Compensation and Nominating Committee considers with respect to the compensation of our executive officers, including our NEOs. The companies in the peer group utilized for 2023 compensation are listed below:

2023 Peer Group

Alliant Energy Corporation	Edison International	PPL Corporation

Ameren Corporation	Entergy Corporation	Public Service Enterprise Group Inc

CenterPoint Energy, Inc.	Evergy, Inc.	WEC Energy Group, Inc.

CMS Energy Corp.	Eversource Energy	XCEL Energy Inc.

Consolidated Edison, Inc.	FirstEnergy Corp.

DTE Energy Company	NiSource Inc.

Elements of Compensation

The objective of our executive compensation programs is to attract and retain talented executives and motivate them to achieve our strategic objectives through a combination of cash and equity-based compensation. Other elements of compensation, including retirement benefits, life insurance, savings, health and welfare plans, and other benefits offered to employees generally are also considered in order to evaluate the entire compensation package offered to executives.

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Compensation for our executive officers, including NEOs, primarily consists of:

Compensation Element	Form	Purpose	How it Links to Performance

Base Salary	Cash	To provide a fixed element of compensation, which is intended to help attract and retain highly talented individuals	Reviewed annually in light of performance factors (company and individual), experience, and market compensation practices

Annual Incentive	Cash	To promote the achievement of annual performance measures, which are reviewed annually	Variable and based on pre-established company and business/corporate function performance goals and individual performance assessment
Long-Term Incentive Awards	Equity	To motivate sustained performance over the long term, and align the interests of our executives and our shareholders	Variable and based on our financial performance in the form of performance share units (PSUs) that are only earned if the applicable performance goals over the performance period are met

2023 Base Salary for NEOs

Base salary is a customary, fixed element of compensation intended to attract and retain executives. Our Compensation and Nominating Committee reviews base salaries annually and considers market data provided by its independent compensation consultant, market surveys, and internal comparisons, as well as the need to maintain internal pay equity. The table below shows salaries and salary increases for 2023 for NEOs approved by the Compensation and Nominating Committee.

Name	2023 Base Salary ($)	Salary Increase (% over 2022 Base Salary)
Pedro Azagra Blázquez	1,150,000	—
Justin Lagasse	355,000	47.9
Catherine Stempien	660,000	5.6
R. Scott Mahoney	585,000	6.4
Jose Antonio Miranda Soto	500,000	11.1
Patricia Cosgel (former CFO)	475,000	18.8

The salary increases for Mmes. Stempien and Cosgel and Messrs. Mahoney, and Miranda Soto reflect the Compensation and Nominating Committee’s consideration of their respective positions and relevant market data provided by its consultant as compared to their experiences and performance in their roles and were approved in recognition of their contributions and continued dedicated services to Avangrid. The salary increase for Mr. Lagasse reflects his appointment as Senior Vice President—Controller. Mr. Lagasse did not receive any additional compensation during 2023 in connection with his appointment as Interim Chief Financial Officer.

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2023 Annual Incentive – Plan Structure

Each of our executive officers, including NEOs, participated in the Executive Variable Pay Plan (the “EVP Plan”), our annual cash incentive plan, during the year ended December 31, 2023. The EVP Plan is designed to provide executives and certain other key employees of the Company and its affiliates with the opportunity to earn annual incentive compensation through engagement in promoting the Company’s objectives and superior management performance and is intended to promote the future growth and success of the Company and its affiliates, and enhance the linkage between employee, customer, and shareholder interests.

Officers and key employees of the Company and its affiliates selected to participate by the Board and who were employed prior to October 1, 2023 were eligible to participate in the EVP Plan during 2023. The Compensation and Nominating Committee approved a threshold, target, and maximum incentive opportunity level for each NEO (as set forth below under “Executive Compensation—2023 Annual Incentive—EVP Payouts”), expressed as a percentage of annual base salary as of December 31, 2023, which is based on the level of the employee’s position and the scope of the employee’s responsibilities. Payments under the EVP Plan are made in cash. Participants may elect, during the year preceding the performance period, to defer up to 100% of any potential cash incentive award into the Avangrid Deferred Compensation Plan.

Performance under the EVP Plan is measured under three levels (Avangrid corporate, business/corporate function, and individual performance assessment). For 2023, the Compensation and Nominating Committee determined that it was appropriate to adjust the allocation among the three categories of metrics for each NEO to better reflect the different roles and responsibilities between business and corporate areas. The tables below show the EVP Plan allocation among the three categories of metrics for each NEO.

Name	Corporate Metrics (%)	Business/ Corporate Function Metrics (%)	Performance Assessment Metrics (%)*
Pedro Azagra Blázquez	70	—	30
Justin Lagasse	50	35	15
Catherine Stempien	25	60	15
R. Scott Mahoney	50	35	15
Jose Antonio Miranda Soto	25	60	15
Patricia Cosgel	50	35	15

*

Performance Assessment Metric represents an individual performance assessment conducted by the Board with respect to the Chief Executive Officer’s performance and an individual performance assessment conducted by the Chief Executive Officer with respect to the other NEOs.

For NEOs, all EVP Plan corporate and business/corporate function metrics are set by the Compensation and Nominating Committee and reflect Avangrid’s key sustainability and financial priorities driving business strategy. For 2023, the Compensation and Nominating Committee determined that it was appropriate to remove metrics related to Avangrid’s

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Total Shareholder Return and plant additions and replace such metrics with metrics related to adjusted non-reconcilable net operating expenses, the ratio of funds from operations to net debt, achievement of Avangrid’s asset rotation strategy, and implementing a plan to increase diversity, inclusion and gender parity. The adjustment in EVP Plan metrics reflect the Compensation and Nominating Committee’s focus on incorporating metrics that increase the organization’s financial sustainability and reflect the organization’s strategic focus on achieving key growth projects and increasing the diversity of Avangrid’s people and supplier sustainability.

Payouts under the EVP Plan are based upon achievement of the performance metrics, with no payouts made for below threshold achievement of metrics, and payouts for performance between levels are determined using straight-line linear interpolation. The level of achievement of the corporate metrics (threshold, target, and maximum) is the same for each participant under the EVP Plan including the NEOs. Maximum performance is obtained by achieving maximum level of the performance goals and results in a payout equal to 200% of his base salary for Mr. Azagra Blázquez, 80% of his base salary for Mr. Lagasse, 130% of their base salaries for Ms. Stempien and Mr. Miranda Soto (which was increased from 120% applicable for 2022), and 110% of their base salary for Ms. Cosgel (which was increased from 100% applicable for 2022) and Mr. Mahoney. Target performance is obtained by achieving the target level of the performance goals and results in a payout equal to 100% of his base salary for Mr. Azagra Blázquez, 40% of his base salary for Mr. Lagasse, 65% of their base salary for Ms. Stempien and Mr. Miranda Soto, 55% of their base salary for Ms. Cosgel and Mr. Mahoney.

The table below sets forth the corporate metrics for the EVP Plan approved by the Compensation and Nominating Committee:

Corporate Metrics	Threshold	Target	Maximum	2023 Results	Weight	% of Target Earned

Adjusted Net income ($ million)	Budget - 8%	Budget -4%	Budget	Budget +0.9%	17.8%	100%

Adjusted non-reconcilable NOE	Budget + 3%	Budget + 1.5%	Budget	Budget	10.7%	100%

FFO/Net Debt	Budget - 1%	Budget - 0.5%	Budget	Budget - 0.25%	10.7%	75%

Rate Base	Budget - 5%	Budget - 2.5%	Budget	Budget	3.6%	100%

Asset Rotation	75% Plan	37.5% Plan	100% Plan	0% of Plan	5.7%	0%

Legislative Action	0%	50%	100%	100%	3.6%	100%

Merger Approval	No	—	Yes	No	11.4%	0%

NECEC	No	—	Yes	Yes	5.7%	100%

Rate Cases		0	2 - 4	4	5.7%	100%

Renewables Growth Milestones		0	50% - 100%	100%	3.6%	100%

SAIDI/SAIFI		0	50% - 100%	89.6%	5.7%	89.6%

Customer Service Standards		0	50% - 100%	65.3%	5.0%	65.3%

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Corporate Metrics	Threshold	Target	Maximum	2023 Results	Weight	% of Target Earned

Employee lost time accidents		48 LTAs	47 LTAs	47 LTAs	5.0%	100%

Sustainability Diversity, Inclusion and Gender Parity Plan		0%	50% - 100%	100%	2.9%	100%

Sustainable Suppliers (%)		65%	70% - 75%	88.1%	2.9%	100%

Total Achievement					100%	77.85%

•

Adjusted Net income, as used for the purposes of the EVP Plan metric, is Avangrid’s adjusted net income as reported in the Company’s 2023 Annual Report on Form 10-K. Adjusted net income is a non-GAAP financial measure. For a discussion of adjusted net income as well as a reconciliation of adjusted net income to net income prepared in accordance with GAAP, see the section entitled “Non-GAAP Financial Measures” in the Company’s 2023 Annual Report on Form 10-K.

•

Adjusted non-reconcilable Net Operating Expenses, as used for the purposes of the EVP Plan metric, is based upon Avangrid’s preliminary unaudited financial statements available to the Compensation and Nominating Committee as of February 2, 2024.

•	FFO/Net Debt, as used for the purposes of the EVP Plan metric, is based on the preliminary unaudited financial statements available to the Compensation and Nominating Committee as of February 2, 2024.

•	Asset Rotation, as used for the purposes of the EVP Plan metric, is based on the Avangrid internal plan from offers received.

•	Legislative Action, as used for the purposes of the EVP Plan metric, is based on new legislation negatively impacting the business.

•	Merger Approval, as used for the purposes of the EVP Plan metric, is based on final regulatory approval of Avangrid’s proposed merger with PNM Resources, Inc.

•	NECEC, as used for the purposes of the EVP Plan metric, is based on final investment decision (FID) for the NECEC Project.

•	Rate Cases, as used for the purposes of the EVP Plan metric, is based on successfully closing rate cases for four of Avangrid’s operating utility companies.

•	Renewables Growth, as used for the purposes of the EVP Plan metric, is based on successfully achieving growth milestones for the Renewables business.

•

Customer metrics, as used for the purposes of the EVP Plan metric, is measured based upon achievement of a targeted system average interruption frequency index (SAIFI) and system average interruption duration index (SAIDI) during the relevant performance period for each of Avangrid’s operating utility companies. In addition, metrics on customer standards.

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•	Employee lost time accidents, as used for the purpose of the EVP Plan metric, is measured based upon achievement of targeted employee lost time accidents.

•

Sustainability, as used for the purposes of the EVP Plan metric, is measured based upon the achievement of the actions set forth in Avangrid’s diversity, inclusion and gender parity plan and percentage of purchasing awards made with sustainable suppliers.

Annual Incentive – Business/Corporate Function Metrics

Business objectives are established at the beginning of each year and are specific to the participant’s business area objectives. Subsequently, the levels of achievement of the business are measured against these pre-established goals and objectives. The business objectives are intended to be considered together with the corporate objectives (as described above) to ensure a tailored evaluation of performance and reflect Avangrid’s financial, operational, and sustainability-related strategic objectives. EVP Plan awards are not payable if threshold performance targets are not met at the Avangrid corporate level. Mr. Azagra Blázquez was not subject to business objectives in 2023.

Justin Lagasse. As the Senior Vice President – Controller and Interim Chief Financial Officer, Mr. Lagasse was subject to four business objectives during 2023, and his total achievement, reflecting both the business objectives and the corporate results, was approximately 174% of his target incentive opportunity, as determined by the Compensation and Nominating Committee. Mr. Lagasse’s business objectives for 2023 were related to effectively managing net operating expenses, maintaining effective internal controls, achieving targets related to financial organization process and procedures improvement, and effectively supporting strategic business objectives.

R. Scott Mahoney. As Senior Vice President – General Counsel and Corporate Secretary, Mr. Mahoney was subject to three business objectives during 2023, and his total achievement, reflecting both the business objectives and the corporate results, was equal to 168% of his target incentive opportunity, as determined by the Compensation and Nominating Committee. Mr. Mahoney’s business objectives for 2023 were related to successful achievement of governance improvements, achieving reductions in external legal costs and positive legal results, and effectively supporting strategic business objectives.

Catherine Stempien. As President and Chief Executive Officer of Networks, Ms. Stempien was subject to five business objectives during 2023, and her total achievement reflecting both the business objectives and corporate results, was equal to 173% of her target incentive opportunity, as determined by the Compensation and Nominating Committee. Ms. Stempien’s business objectives for 2023 were related to achieving Networks-specific financial targets, implementing identified growth initiatives including NECEC, and achieving sustainability, customer, safety, operational metrics and stakeholder engagement targets.

Jose Antonio Miranda Soto. As President and Chief Executive Officer of Renewables, Mr. Miranda Soto was subject to five business objectives during 2023, and his total achievement reflecting both the business objectives and corporate results, was equal to 188% of his target incentive opportunity, as determined by the Compensation and Nominating

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Committee. Mr. Miranda Soto’s business objectives for 2023 were related to achieving Renewables-specific financial and economic efficiency targets, implementing identified growth initiatives, and achieving sustainability and safety metrics.

Patricia Cosgel. As the former Senior Vice President – Chief Financial Officer, Ms. Cosgel was subject to four business objectives during 2023, and her total achievement, reflecting both the business objectives and the corporate results, was equal to 158% of her target incentive opportunity, as determined by the Compensation and Nominating Committee. Ms. Cosgel’s business objectives for 2023 were related to achieving effectively managing finance department budget and financing costs, maintaining effective internal controls, achieving targets related to investor and shareholder relations, and implementing developments in sustainability-related disclosure. Due to Ms. Cosgel’s retirement, she received a prorated EVP Plan payout at the same time as the other eligible NEO’s received their respective EVP Plan payouts based on the number of days employed during 2023.

2023 Annual Incentive – EVP Payouts

Based on the extent to which the Company, Networks, Renewables, and the corporate functions achieved the performance goals, as shown above, the following table shows the incentive eligible earnings threshold, target, and maximum incentive percentages and actual payout amounts for each NEO. These amounts are expressed as a percentage of incentive eligible earnings commensurate with such NEO’s position and scope of responsibilities for 2023 performance. The incentive opportunity as a percentage of base salary is based on industry-competitive practices and internal equity considerations. Additionally, the percentage of compensation at risk reflects levels of accountability and degree of influence each participant has with respect to the performance of the Company. Senior executives have greater levels of accountability and degrees of influence, which corresponds to a greater percentage of base salary under the EVP Plan and, in turn, results in a greater aggregate payout opportunity. The range of the EVP Plan payout is set from 0% to 200% of target from threshold to maximum performance levels, respectively, with the actual EVP Plan payout interpolated from target based on actual performance levels.

Name	Base Salary ($)	Threshold Incentive (% Base Salary)	Target Incentive (% Base Salary)	Maximum Incentive (% Base Salary)	Actual Performance (% Target)	Actual Incentive (% Base Salary)	Actual Incentive Amount ($)(3)

Pedro Azagra Blázquez	1,150,000	—	100.0%	200%	169%	169%	1,943,500

Justin Lagasse(1)	355,000	—	40.0%	80%	174%	56%	198,462

Catherine Stempien	660,000	—	65.0%	130%	173%	112%	740,454

R. Scott Mahoney	585,000	—	55.0%	110%	168%	92%	539,382

Jose Antonio Miranda Soto	500,000	—	65.0%	130%	188%	123%	612,365

Patricia Cosgel(2)	475,000	—	55.0%	110%	158%	78%	371,922

(1)

Mr. Lagasse was appointed Interim Controller on July 7, 2023, and Senior Vice President – Controller on July 18, 2023. On November 24, 2023, Mr. Lagasse was appointed Interim Chief Financial Officer. The actual incentive amount reflected above for Mr. Lagasse represents the pro-rated payout based on his partial year of service in the Controller role. No additional compensation was paid in 2023 in connection with his service as Interim Chief Financial Officer.

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(2)

Ms. Cosgel retired on November 24, 2023. The actual incentive amount reflected above for Ms. Cosgel is the pro-rated incentive payment for 2023 based on the actual performance results. The individual performance was paid at target as per the plan rules on retirement and service years.

(3)	The actual incentive amounts include the individual performance assessment portion of the payouts.

Long-Term Incentive

We provide long-term equity incentive compensation to help align our executives’, including our NEOs’, interests with the long-term interests of our shareholders. We also grant long-term equity incentive awards in order to attract, motivate, and retain executive talent. Our long-term incentive compensation is designed to provide grants with multi-year performance periods that do not overlap, followed by a multi-year retention period.

2022 Phantom Units

On February 15, 2022, the Compensation and Nominating Committee granted Mr. Mahoney phantom share units (“Phantom Units”) under the Avangrid, Inc. Omnibus Incentive Plan (the “Omnibus Incentive Plan”). These Phantom Unit awards were intended to reward service, facilitate retention and incentivize continued performance. The Phantom Units vested in four equal installments, the first installment vested on August 15, 2022, the second installment vested on February 15, 2023, the third installment vested on August 15, 2023, and the final installment vested on February 15, 2024. Each installment will be settled in a cash amount equal to the number of Phantom Units multiplied by the fair market value of Avangrid’s common shares on the respective vesting dates. A summary of the Phantom Units awarded to the NEOs during 2022 is as follows.

Name	Grant Date	Phantom Share Units (#)	Grant Date Value of Phantom Share Units ($)(1)

R. Scott Mahoney	February 15, 2022	3,000	131,640

(1)

For discussion of the assumptions used in these valuations, see Note 26 – Stock-Based Compensation of our audited consolidated financial statements for the year ended December 31, 2023 included in our 2023 Annual Report on Form 10-K.

2020 – 2022 Long-Term Incentive Plan

On February 16, 2021, the Board, upon the recommendation of the Compensation and Nominating Committee, adopted the 2020 – 2022 Long-Term Incentive Plan (the “2020 LTIP”) pursuant to the Omnibus Incentive Plan. The 2020 LTIP is designed to align the interests of executives and key employees with the Company’s shareholders and motivate sustained performance over the long term by promoting the achievement of corporate-wide sustainability goals that the Compensation and Nominating Committee believed could positively impact the Company’s operational performance. In determining the size of equity awards to these NEOs, the Compensation and Nominating Committee considered peer group proxy and market survey data.

Under the 2020 LTIP, PSUs are earned at the end of the two-year performance period measured from January 1, 2021 through December 31, 2022 to the extent the Company has met the performance goals established by the Compensation and Nominating Committee. The two-year performance period under the 2020 LTIP (rather than a four-

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year performance period, which was aligned with the long-term incentive plan of Iberdrola, the Company’s majority shareholder) was determined by the Compensation and Nominating Committee to be appropriate as a reflection of the unique challenges presented by setting long-term performance objectives during 2020 due to the impacts of COVID-19 occurring at the same time as a Chief Executive Officer succession. Earned PSUs are then paid in the Company’s common shares over an additional three-year retention period, provided the grantee remains employed by the Company or any affiliate through the applicable payment date or is separated from service due to death, disability, retirement, resignation for “good reason,” resignation to serve with an affiliate of the Company or by the Company without cause (all as defined by the PSU award agreement or the Omnibus Incentive Plan). Unvested PSUs do not earn dividends.

The 2020 LTIP is tied to achievement of the following performance objectives during the 2021 to 2022 performance period:

Objective	Weight	Threshold (0%)	Target (50%)	Maximum (100%)	Results	Level of Achievement

Adjusted Net Income(1)	35%	$731M	$877M	$1.023B	$ 901M	100%

Total Shareholder Return(2)	35%	Less than 25th percentile	50th percentile	75th percentile or greater	0%	0%

Sustainability(3)	30%	Zero Achievements	Two Achievements	Four Achievements	Four	100%

(1)

Adjusted Net Income, as used for the purposes of the 2020 LTIP objective, is calculated based on Avangrid’s adjusted net income excluding certain non-recurring adjustments as reported in the Company’s earnings releases or annual reports on Form 10-K. For a discussion of adjusted net income as well as a reconciliation of adjusted net income to net income prepared in accordance with GAAP, see the section entitled “Non-GAAP Financial Measures” Company’s 2023 Annual Report on Form 10-K. The Compensation and Nominating Committee adjusted the maximum achievement percentage for this metric because the PNM merger did not take place during 2022 and revised the Adjusted Net Income target to $803 million from $1.023 billion.

(2)	Total Shareholder Return, as used for the purposes of the 2020 LTIP objective, is calculated based on Avangrid’s ranking within the S&P 500 utilities index based on 20 trading day average.

(3)

Sustainability, as used for the purposes of the 2020 LTIP objective, is measured based on achievement of corporate-wide sustainability goals including Vineyard Wind 1 and NECEC Project milestones, supplier sustainability targets, and completion of unconscious bias training that the Compensation and Nominating Committee believe can positively impact Avangrid’s operational performance.

On February 16, 2023, the Compensation and Nominating Committee evaluated the performance achievement under the 2020 LTIP and determined that the level of achievement under the 2020 LTIP plan was 65% of the maximum PSUs awarded under the plan. Earned PSUs will be issued and delivered in three equal installments (June 30, 2023, March 31, 2024, and March 31, 2025, respectively). The closing price of Avangrid’s common shares on the NYSE on the dates of each respective payout will be used to value the shares delivered to each participant.

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Name	Earned Performance Share Units (#)

Pedro Azagra Blázquez	31,597

Justin Lagasse	4,286

Catherine Stempien	48,750

R. Scott Mahoney	27,300

Jose Antonio Miranda Soto	14,820

Patricia Cosgel(1)	12,578

(1)	Ms. Cosgel retired on November 24, 2023 and is entitled to receive the full earned Performance Share Units.

2023 – 2025 Long-Term Incentive Plan

On April 12, 2023, Board, upon the recommendation of the Compensation and Nominating Committee, adopted the 2023- 2025 Long-Term Incentive Plan (the “2023 LTIP”) pursuant to the Omnibus Incentive Plan. The 2023 LTIP is designed to align the interests of executives and key employees with the Company’s shareholders and motivate sustained performance over the long term by promoting the achievement of corporate-wide sustainability goals that the Compensation and Nominating Committee believed could positively impact the Company’s operational performance. In determining the size of equity awards to these NEOs, the Compensation and Nominating Committee considered peer group proxy and market survey data.

Under the 2023 LTIP, PSUs are earned at the end of the three-year performance period measured from January 1, 2023 through December 31, 2025 to the extent the Company has met the performance goals established by the Compensation and Nominating Committee. The three-year performance period under the 2023 LTIP (rather than a two-year performance period used in the 2020 LTIP) was determined by the Compensation and Nominating Committee to be appropriate since the shorter two-year performance period in the 2020 LTIP had been utilized to reflect the unique challenges presented by setting long-term performance objectives during 2020 due to the impacts of COVID-19 occurring at the same time as a Chief Executive Officer succession. Earned PSUs are then paid in the Company’s common shares over an additional three-year retention period, provided the grantee remains employed by the Company or any affiliate through the applicable payment date or is separated from service due to death, disability, retirement, resignation for “good reason”, resignation to serve with an affiliate of the Company or by the Company without cause (all as defined by the PSU award agreement or the Omnibus Incentive Plan). Unvested PSUs do not earn dividends.

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The 2023 LTIP is tied to achievement of the following performance objectives during the 2023 to 2025 performance period:

Objective	Weight	Threshold (0%)	Target (50%)	Maximum (100%)

Adjusted Net Income(1)	30%	2025 Budget - 10%	2025 Budget - 5%	2025 Budget

Relative total shareholder return compared to peers within the S&P Utility Index(2)	20%	Index - 5%	Index	Index + 5%

Solid Investment Grade Credit Ratings	20%	Two agencies <BBB+ or Baa1	N/A	Two agencies BBB+ or Baa1

Reduction of specific CO2 emissions intensity(3)	10%	10% reduction	17.5%	35% reduction

Purchasing from sustainable suppliers(4)	10%	10%	12.5%	15%

Women in executive positions	10%	≤ 4%	4.5%	> 5%

(1)

For purposes of this performance objective, “adjusted net income” is defined as the Company’s net income with certain adjustments to reflect extraordinary or non-recurring items and mark-to-market. The actual adjusted net income for the year ending December 31, 2025 will be compared against the Company’s 2025 budgeted adjusted net income.

(2)	For purposes of this performance objective, “total shareholder return” is calculated based on Avangrid’s ranking within the S&P 500 utilities index based on 20 trading day average.
(3)

For purposes of this performance objective, “reduction of specific CO2 emissions intensity” will be measured based on a comparison of Avangrid’s emissions intensity associated with generation at December 31, 2025, against the Company’s emission intensity associated with generation at December 31, 2015.

(4)

For purposes of this performance objective, “purchasing from sustainable suppliers” will be measured based on a comparison of the percentage of the total percentage of strategic suppliers that apply sustainable policies and practices at December 31, 2025, as compared to December 31, 2022.

A summary of the PSUs granted to the NEOs under the 2023 LTIP is as follows.

Name	Grant Date	Performance Share Units (#)	Grant Date Value of Performance Share Units ($)(1)

Pedro Azagra Blázquez	April 12, 2023	250,000	7,322,440

Justin Lagasse	July 20, 2023	20,000	585,795

Catherine Stempien	April 12, 2023	75,000	2,196,732

R. Scott Mahoney	April 12, 2023	42,000	1,230,170

Jose Antonio Miranda Soto	April 12, 2023	60,000	1,757,386

(1)

For discussion of the assumptions used in these valuations, see Note 26 – Stock-Based Compensation of our audited consolidated financial statements for the year ended December 31, 2023 included in our 2023 Annual Report on Form 10-K.

2023 Phantom Units

On February 16, 2023, the Board, upon the recommendation of the Compensation and Nominating Committee, granted Mmes. Stempien and Cosgel and Messrs. Mahoney and Miranda Soto phantom share units (“Phantom Units”) under the Omnibus Incentive Plan. These Phantom Unit awards were intended to reward service, facilitate retention and incentivize continued performance. The Phantom Units vest in three equal installments on February 16, 2024,

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February 16, 2025, and February 15, 2026, respectively. Each installment will be settled in a cash amount equal to the number of Phantom Units multiplied by the fair market value of Avangrid’s common shares on the respective vesting dates. A summary of the Phantom Units awarded to the NEOs is as follows:

Name	Grant Date	Performance Share Units (#)	Grant Date Value of Performance Share Units ($)(1)

Catherine Stempien	February 16, 2023	8,000	324,240

R. Scott Mahoney	February 16, 2023	8,000	324,240

Jose Antonio Miranda Soto	February 16, 2023	8,000	324,240

Patricia Cosgel (2)	February 16, 2023	4,500	182,385

(1)

For discussion of the assumptions used in these valuations, see Note 26 – Stock-Based Compensation of our audited consolidated financial statements for the year ended December 31, 2023 included in our 2023 Annual Report on Form 10-K.

(2)	Ms. Cosgel’s phantom units were cancelled upon her retirement.

Restricted Stock Units

In conjunction with the commencement of his employment, Mr. Azagra Blázquez received a grant of 25,000 Restricted Stock Units (“RSUs”) under the Omnibus Incentive Plan on June 6, 2022 that vested in two equal installments on January 10, 2023 and January 9, 2024.

Sign-On Bonus

In connection with the commencement of her employment as President and CEO of Avangrid Networks in March 2021, Ms. Stempien received a special one-time transition and employment inducement award of $400,000 in the aggregate intended to offset certain compensation opportunities Ms. Stempien forfeited when she left her former employer. The inducement award was payable in two installments subject to her continued employment through each payment date, as follows: (i) $200,000 on the first regular payroll pay date following sixty days of service; and (ii) $200,000 on the first regular payroll pay date following March 1, 2022. In the event that Ms. Stempien voluntarily resigns her employment without “good reason” (as defined in her employment agreement) before December 31, 2023, she must repay the one-time payment made by the Company in that calendar year no later than six months after her date of termination.

In connection with the commencement of his employment as Chief Executive Officer in May 2022, Mr. Azagra Blázquez received a special one-time transition and employment inducement award of $100,000, which was grossed up for taxes for a total payment of $155,790. The inducement award was payable immediately on the first regular payroll date following commencement of his employment. In the event that Mr. Azagra Blázquez voluntarily resigns his employment without “good reason” (as defined in his employment agreement) before June 30, 2024, he must repay the one-time payment made by the Company in that calendar year no later than six months after his date of termination.

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Perquisites and Other Personal Benefits

We offer a limited number of perquisites and other personal benefits to our executive officers, including NEOs. Perquisites are not a material part of our compensation program. Our Compensation and Nominating Committee reviews the levels of perquisites and other personal benefits provided to our NEOs. See “Executive Compensation-Summary Compensation Table-All Other Compensation.”

Post-Employment Compensation Arrangements

To attract and retain diverse talent, we offer various arrangements that provide certain post-employment benefits in order to alleviate concerns that may arise in the event of an employee’s separation from service with us and enable employees to focus on their duties while employed by us. These post-employment benefits are provided through employment agreements, letter agreements and severance agreements as described more fully below under “Executive Compensation-Summary of Employment Agreements” and “Executive Compensation-Potential Payments upon Termination or Change in Control.”

Certain of our NEOs also participate in qualified defined benefit pension and non-qualified deferred compensation plans. See “Executive Compensation-Pension Benefits” and “Executive Compensation-Nonqualified Deferred Compensation.” Our NEOs also may participate in a defined contribution 401(k) retirement plan, administered through AMC, a wholly-owned subsidiary of the Company, that is available to substantially all of our non-union employees.

Compensation and Risk

We annually conduct risk assessments to determine the extent, if any, to which our compensation practices and programs may create incentives for excessive risk-taking. We believe our compensation program mitigates risk by emphasizing long-term compensation and financial performance measures, rather than simply rewarding shorter-term performance and payout periods, which discourages imprudent short-term decision making and risk taking. For these reasons, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

Stock Ownership and Retention Guidelines

We have a stock ownership policy designed to align the interests of our executive officers with those of the Company’s shareholders by requiring all executive officers to maintain a stated level of stock ownership. Pursuant to this policy, each executive officer must retain at least 50% of net shares paid as incentive compensation until such officer has met or exceeded his or her respective ownership requirement. In accordance with this policy, our Chief Executive Officer is required to hold shares equal to at least five times his base salary and our other NEOs are required to hold shares equal to at least three times their base salary. As of the date of this Proxy Statement, all of our NEOs are in compliance with the requirements of our stock ownership policy.

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Clawback Policy

Our Board has adopted an executive compensation recovery policy (i.e., clawback policy), which provides that the Compensation and Nominating Committee shall require executive officers to repay or deliver certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under federal securities laws, including, without limitation, any restatement required to correct errors that were not material to previously issued financial statements but would result in a material misstatement if (a) the errors were left uncorrected in the current report or (b) the error correction was recognized in the current period.

No Excise Tax Gross-up Provisions

We have no excise tax gross-up provisions in executive employment or change in control arrangements or executive compensation plans and, as a part of the Company’s response to feedback from our shareholders, the Board and Compensation and Nominating Committee have committed to not including excise tax gross-up provisions in any new arrangements or plans.

Prohibition Against Hedging, Pledging, and Similar Transactions

Pursuant to our insider trading policy, short sales, hedging or similar transactions, derivatives trading and pledging Avangrid securities, or using Avangrid securities as collateral, are prohibited for all Avangrid directors, officers (including our NEOs), employees, consultants, and contractors.

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Summary Compensation Table

The following table provides certain information concerning the compensation for services rendered to us during the three years ended December 31, 2023 by (i) our current principal executive officer, (ii) our current and former principal financial officer, (iii) each of the three other most highly-compensated individuals in 2023 who were serving as executive officers of the Company as of December 31, 2023.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)

Pedro Azagra Blázquez Chief Executive Officer	2023	1,150,000	690,000	7,322,440	1,253,500	—	273,852	10,689,792
	2022	641,346	639,397	2,690,619	689,080	—	189,544	4,849,985

Justin Lagasse Senior Vice President – Chief Financial Officer and Controller	2023	296,255	30,782	585,795	167,680	—	33,750	1,114,262
Catherine Stempien President and Chief Executive Officer of Networks	2023	658,654	90,090	2,520,972	650,364	—	54,685	3,974,765
	2022	623,269	419,375	—	470,438	—	47,198	1,560,280
	2021	446,154	200,000	2,557,900	414,398	—	62,147	3,680,599

R. Scott Mahoney Senior Vice President – General Counsel & Corporate Secretary	2023	583,654	96,525	1,554,410	442,857	313,949	145,076	3,136,471
	2022	548,731	163,350	131,640	399,905	—	14,664	1,258,290
	2021	515,192	—	1,295,700	425,956	302,474	9,750	2,549,072

Jose Antonio Miranda Soto President and Chief Executive Officer of Renewables	2023	498,077	97,500	2,081,626	514,865	—	33,750	3,225,818
	2022	448,077	153,900	—	330,480	—	110,748	1,043,205

Patricia Cosgel(6) Former Senior Vice President – Chief Financial Officer	2023	444,711	35,322	182,385	336,600	—	58,185	1,057,203
	2022	382,485	95,017	260,158	218,725	—	30,750	987,135

(1)

Represents the portion of each NEO’s EVP plan payout with respect to the performance assessment metric conducted by the Board with respect to Mr. Azagra Blázquez and conducted by Mr. Azagra Blázquez with respect to the other NEOs. See the section entitled “Compensation Discussion and Analysis – Elements of Compensation – 2023 Annual Incentive – Plan Structure” for additional information about the EVP Plan.

(2)

“Stock Awards” reflect the aggregate grant date fair value of the PSUs granted in 2023, computed in accordance with Financial Accounting Standards Board Accounting Standard Codification, Topic 718 and for the value of the PSUs based on the probable outcome of the performance metrics as of the grant date. The grant date fair value of the PSUs granted to the NEOs in 2023 assuming maximum performance is as follows: for Mr. Azagra Blázquez, $7,322,440; for Mr. Lagasse, $585,795; for Ms. Stempien, $2,196,732; for Mr. Mahoney, $1,230,170; and for Mr. Miranda Soto $1,757,386. For discussion of the assumptions used in these valuations, see Note 26 – Stock-Based Compensation of our audited consolidated financial statements for the year ended December 31, 2023 included in our 2023 Annual Report on Form 10-K.

(3)

The amounts shown represent the components of the cash bonuses relating to the attainment of performance metrics earned by the NEOs under our EVP Plan, as discussed more fully in the section entitled “Compensation Discussion and Analysis-Elements of Compensation-Annual Incentive – EVP Payouts.”

(4)

The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” reflects the aggregate changes in actuarial present value of the accumulated benefit under the defined benefit and actuarial pension plans in which the NEO participated, in the case of Mr. Mahoney, the Retirement Income Plan Non-Union Employees of CMP (“CMP Pension Plan”) and Energy East Corporation ERISA Excess Plan (“Energy East Excess Plan”).

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For discussion of the assumptions used in these valuations, see Note 17 – Post-retirement and Similar Obligations of our consolidated financial statements for the fiscal year ended December 31, 2023 included in our 2023 Annual Report on Form 10-K. The pension value change for Mr. Mahoney was $313,949.

(5)	Amounts reported under “All Other Compensation” for 2023 include:

(a)

For Mr. Azagra Blázquez, $33,750 in employer contributions to the 401(k) Plan. Mr. Azagra Blázquez also has the use of a fully insured company car costing $19,858, $90,494 for an apartment provided for as part of his employment contract, and $2,463 in expenses relating to trips overseas. In addition, tax gross ups to the value of $127,287 for relocation costs and costs for his apartment.

(b)	For Mr. Lagasse, $33,750 in employer contributions to the 401(k) plan.

(c)	For Ms. Stempien, $33,750 in employer contributions to the 401(k) Plan and $20,935 relating to relocation expenses including the tax gross up in connection with such expenses.

(d)

For Mr. Mahoney, $33,750 in employer contributions to the 401(k) Plan. Mr. Mahoney also received $111,326 as a Company paid contribution to his NQDC account in connection with the freeze of the Company pension plan in which he participated.

(e)	For Mr. Miranda Soto, $33,750 in employer contributions to the 401(k) Plan.

(f)	For Ms. Cosgel, $33,750 in employer contributions to the 401(k) plan. Ms. Cosgel also received $24,435 for unused paid time off in connection with her retirement.

(6)

Ms. Cosgel retired as Senior Vice President – Chief Financial Officer on November 24, 2023, and Mr. Lagasse was appointed Interim Chief Financial Officer. On February 16, 2024, Mr. Lagasse was appointed Senior Vice President – Chief Financial Officer and Controller.

Grants of Plan-Based Awards

The following table sets forth the information concerning the grants or modifications of any plan-based compensation to each NEO during 2023. The non-equity awards described below were made under our EVP Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other stock awards: Number of shares of stock or units (#)(3) Target ($)	Grant Date Fair Value of Stock Awards ($) Maximum ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Grant Date	Threshold ($)

Pedro Azagra Blázquez	4/12/2023	—	1,150,000	2,300,000	—	125,000	250,000	—	7,322,440

Justin Lagasse	7/20/2023	—	142,000	284,000	—	10,000	20,000	—	585,795

Catherine Stempien	2/16/2023	—	429,000	858,000	—	—	—	8,000	324,240
	4/12/2023	—	—	—	—	37,500	75,000	—	2,196,732

R. Scott Mahoney	2/16/2023	—	321,750	643,500	—	—	—	8,000	324,240
	4/12/2023	—	—	—	—	21,000	42,000	—	1,230,170

Jose Antonio Miranda Soto	2/16/2023	—	325,000	650,000	—	—	—	8,000	324,240
	4/12/2023	—	—	—	—	30,000	60,000	—	1,757,386

Patricia Cosgel	2/16/2023	—	261,250	522,500	—	—	—	4,500	182,385

(1)

Amounts represent estimated possible payments at threshold, target and maximum achievement under the EVP Plan. Under the EVP Plan, the “Threshold” for payment under the plan is zero and payouts under the EVP plan are interpolated from “Target” based upon the actual achievement of the performance metrics and payouts for performance between levels are determined using straight-line linear interpolation. Actual amounts paid under the EVP Plan for 2023 are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” For more information on the performance metrics applicable to these awards, see “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive.”

(2)

Represents PSUs granted under the 2023 LTIP. These awards are earned over a three-year performance period ending December 31, 2025, with earned amounts, if any, paid in the Company’s common shares over an additional three-year retention period. Unvested PSUs do not earn dividends.

(3)

Amounts represent Phantom Share Units granted to Mmse. Stempien and Cosgel and Messrs. Mahoney and Miranda Soto, which vest in three equal installments on February 16, 2024, February 16, 2025, and February 15, 2026, respectively.

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Description of Compensation Arrangements for Named Executive Officers

A summary of the material terms of our employment agreements with Messrs. Azagra Blázquez, Lagasse, Mahoney, and Miranda Soto, and Mmes. Stempien and Cosgel is provided below.

Pedro Azagra Blázquez

Mr. Azagra Blázquez entered into an employment agreement with AMC on June 6, 2022, effective with the commencement of his employment on May 29, 2022. The agreement provides for an initial base salary of $1,150,000 and an annual bonus opportunity with a target amount of 100% of base salary with a maximum bonus of 200% of base salary. The agreement provides for an initial grant under the 2020 LTIP of 48,610 PSUs and a grant of 25,000 RSUs, which vested in two equal installments on January 10, 2023 and January 9, 2024. Mr. Azagra Blázquez is also eligible to participate in the Company’s 401(k) plan, health and welfare plans, and other benefits on the same terms as all other employees.

The agreement provides for one-time relocation benefits to relocate Mr. Azagra Blázquez to Connecticut, grossed up for taxes. If Mr. Azagra Blázquez voluntarily resigns his employment without “good reason” or is terminated for “cause” (each as defined in the employment agreement) under certain circumstances, then Mr. Azagra Blázquez’s relocation benefits are subject to repayment.

The agreement provides for a special one-time transition and employment inducement cash award of $100,000, grossed up for taxes, payable on the first regular payroll pay date following commencement of his employment. In the event that Mr. Azagra Blázquez voluntarily resigns his employment without “good reason” (as defined in his employment agreement) before June 30, 2024, he must repay to AMC the one-time payment made by the Company in that calendar year no later than six months after his date of termination.

In the event that Mr. Azagra Blázquez’s employment is terminated by AMC without “cause” or by Mr. Azagra Blázquez for “good reason” (each as defined in his employment agreement), Mr. Azagra Blázquez will be entitled to receive, subject to the execution of a release of claims, (i) a severance payment equal to the sum of two times his then-current annual base salary plus an amount equal to two times his then-current annual target bonus, (ii) immediate vesting of any RSUs outstanding that were granted pursuant to his employment agreement, and (iii) immediate vesting of any PSUs outstanding.

In the event that Mr. Azagra Blázquez’s employment is terminated by AMC without “cause” or by Mr. Azagra Blázquez for “good reason” within one year of a “change in control” (as defined in the employment agreement), Mr. Azagra Blázquez will be entitled to receive the benefits described above; provided, that the employment agreement also provides for a reduction in amounts payable under certain circumstances to the maximum amount that does not

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trigger the excise tax imposed by Section 4999 of the Code unless Mr. Azagra Blázquez would be better off (on an after-tax basis) if he received all payments and benefits and paid all excise and income taxes.

In the event that Mr. Azagra Blázquez’s employment is terminated due to resignation without “good reason”, by retirement, death, or disability, Mr. Azagra Blázquez will be entitled to receive actual incentive for the year, pro-rated through date of termination based on actual performance.

The employment agreement contains 12-month post-employment non-competition and non-solicitation provisions.

Justin Lagasse

Mr. Lagasse was appointed Interim Controller on July 7, 2023, and Senior Vice President—Controller on July 18, 2023. On November 24, 2023, Mr. Lagasse was appointed Interim Chief Financial Officer, and was further appointed Senior Vice President—Chief Financial Officer and Controller on February 15, 2024. The Company has not entered into an employment agreement with Mr. Lagasse and his employment is “at will” and subject to the terms of an offer letter dated July 19, 2023, which provides for an initial base salary of $355,000 with an annual bonus opportunity with a target amount of 40% of base salary with a maximum bonus of 80% of base salary. The agreement provides for an initial grant under the 2023 LTIP of 20,000 PSUs.

Catherine Stempien

Ms. Stempien entered into an employment agreement with ASC on February 8, 2021, effective with the commencement of her employment on March 15, 2021. The agreement provides for an initial base salary of $580,000 and an annual bonus opportunity with a target amount of 65% of base salary with a maximum bonus of 130% of base salary. The agreement provides for an initial grant under the 2020 LTIP of 75,000 PSUs. The agreement also provides for a grant of 5,000 RSUs, which vested on March 1, 2023. Ms. Stempien is also eligible to participate in the Company’s 401(k) plan, health and welfare plans, and other benefits on the same terms as all other employees; provided, that in the event that Ms. Stempien becomes eligible to receive benefits under the Company’s long term disability plan, the Company shall supplement such benefits so that Ms. Stempien receives aggregate benefits under the long term disability plan and all other disability income sources of not less than 85% of Ms. Stempien’s base salary at the time such disability commenced.

The agreement provides for one-time relocation benefits to relocate Ms. Stempien to Connecticut, grossed up for taxes. If Ms. Stempien voluntarily resigns her employment without “good reason” or is terminated for “cause” (each as defined in the employment agreement) under certain circumstances, then Ms. Stempien’s relocation benefits are subject to repayment.

The agreement provides for a special one-time transition and employment inducement award of $400,000 in the aggregate, payable in two installments subject to continued employment through each payment date, as follows: (i)

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$200,000 on the first regular payroll pay date following sixty days of her employment; and (ii) $200,000 on the first regular payroll pay date following March 1, 2022. In the event that Ms. Stempien voluntarily resigns her employment without “good reason” (as defined in her employment agreement) before December 31, 2023, she must repay to ASC the one-time payment made by the Company in that calendar year no later than six months after her date of termination.

In the event that Ms. Stempien’s employment is terminated by ASC without “cause” or by Ms. Stempien for “good reason” (each as defined in her employment agreement), Ms. Stempien will be entitled to receive, subject to the execution of a release of claims, (i) a severance payment equal to the sum of her then-current annual base salary plus an amount equal to her then-current annual target bonus, (ii) actual incentive for the year pro-rated through date of termination based on actual performance, (iii) monthly reimbursement for COBRA premium for herself and her dependents for a period of twelve (12) months following the date of termination, and (iv) immediate vesting of any RSUs outstanding that were granted pursuant to her employment agreement. If such termination occurs on or before December 31, 2022, Ms. Stempien would (i) receive a lump sum payment equal to 50% of the initial PSUs granted (i.e. 37,500) multiplied by the closing price of the Company’s shares of Avangrid Common Stock at the date of termination, and (ii) also be entitled to continue to vest in a pro-rated portion of 50% of initial PSUs granted, subject to the attainment of performance objectives under the 2020 LTIP.

In the event that Ms. Stempien’s employment is terminated by ASC without “cause” or by Ms. Stempien for “good reason” within one year of a “change in control” (as defined in the employment agreement), Ms. Stempien will be entitled to receive (i) a severance payment equal to the sum of two times her then-current annual base salary and two times an amount equal to her then-current annual target bonus, (ii) actual incentive for the year pro-rated through the date of termination, based on actual performance, (iii) monthly reimbursement for COBRA premium for herself and her dependents for a period of twelve (12) months following the date of termination, and (iv) immediate vesting of any RSUs outstanding that were granted pursuant to her employment agreement. Ms. Stempien will also be eligible to vest in the full amount of initial PSUs granted, subject to performance conditions, provided that 50% of the initial PSUs will be deemed to have been achieved at 100% performance and the second half based on actual performance as of the change in control date. The employment agreement also provides for a reduction in amounts payable under certain circumstances to the maximum amount that does not trigger the excise tax imposed by Section 4999 of the Code unless Ms. Stempien would be better off (on an after-tax basis) if she received all payments and benefits and paid all excise and income taxes.

In the event that Ms. Stempien’s employment is terminated due to resignation without “good reason”, by retirement, death, or disability, Ms. Stempien will be entitled to receive actual incentive for the year, pro-rated through date of termination based on actual performance.

The employment agreement contains 12-month post-employment non-competition and non-solicitation provisions.

On May 1, 2024, Ms. Stempien notified the Company of her intention to resign effective July 5, 2024.

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R. Scott Mahoney

Mr. Mahoney entered into a new employment agreement with AMC on July 13, 2021, which supersedes and replaces all prior employment agreements. The current agreement provides for an initial base salary of $517,000 and an annual bonus opportunity with a target amount of 55% of base salary with a maximum bonus of 110% of base salary. The current agreement provides for participation in the 2020 LTIP and successor plans. Mr. Mahoney is also eligible to participate in the Company’s 401(k) plan, health and welfare plans, and other benefits on the same terms as all other employees. In the event that Mr. Mahoney’s employment is terminated without “cause” or by Mr. Mahoney for “good reason” (each as defined in his current employment agreement), Mr. Mahoney will be entitled to receive, subject to the execution of a release of claims, a severance payment equal to the sum of his then-current annual base salary plus an amount equal to his prior year EVP or other similar incentive award paid.

In the event that Mr. Mahoney’s employment is terminated by AMC without “cause” or by Mr. Mahoney for “good reason” within one year of a “change in control” (as defined in the employment agreement), the employment agreement also provides for a reduction in amounts payable under certain circumstances to the maximum amount that does not trigger the excise tax imposed by Section 4999 of the Code unless Mr. Mahoney would be better off (on an after-tax basis) if he received all payments and benefits and paid all excise and income taxes.

The current employment agreement contains 12-month post-employment non-competition and non-solicitation provisions.

Jose Antonio Miranda Soto

Mr. Miranda Soto entered into an employment agreement with Avangrid Renewables on October 12, 2021, effective with the commencement of his employment on November 8, 2021. The agreement provides for an initial base salary of $400,000 and an annual bonus opportunity with a target amount of 60% of base salary with a maximum bonus of 120% of base salary. The agreement provides for an initial grant under the 2020 LTIP of 22,800 PSUs. Mr. Miranda Soto is also eligible to participate in the Company’s 401(k) plan, health and welfare plans, and other benefits on the same terms as all other employees.

The agreement provides for a one-time relocation benefit to relocate Mr. Miranda Soto to Connecticut, grossed up for taxes. In the event that Mr. Miranda Soto’s employment is terminated by Avangrid Renewables without “cause” or by Mr. Miranda Soto for “good reason” (each as defined in his employment agreement), Mr. Miranda Soto will be entitled to receive, subject to the execution of a release of claims, a severance payment equal to the sum of his then-current annual base salary plus an amount equal to the actual annual bonus paid in the prior year.

Patricia Cosgel

Patricia Cosgel was appointed Interim Chief Financial Officer effective February 24, 2022. On June 2, 2022, Ms. Cosgel was appointed Senior Vice President – Chief Financial Officer and entered into an employment agreement

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with AMC on June 29, 2022, effective with the commencement of her service as Chief Financial Officer on February 24, 2022. Ms. Cosgel retired from the Company on November 24, 2023. The agreement provided for an initial base salary of $400,000 and an annual bonus opportunity with a target amount of 50% of base salary with a maximum bonus of 100% of base salary. The agreement provided for an initial grant under the 2020 LTIP of 8,433 PSUs. Ms. Cosgel was also eligible to participate in the Company’s 401(k) plan, health and welfare plans, and other benefits on the same terms as all other employees.

In the event that Ms. Cosgel’s employment was terminated by AMC without “cause” or by Ms. Cosgel for “good reason” (each as defined in her employment agreement), Ms. Cosgel would have been entitled to receive, subject to the execution of a release of claims, a severance payment equal to the sum of her then-current annual base salary plus an amount equal to the actual bonus paid in the prior year.

In the event that Ms. Cosgel’s employment was terminated by AMC without “cause” or by Ms. Cosgel for “good reason” within one year of a “change in control” (as defined in the employment agreement), Ms. Cosgel would have been entitled to receive the amounts described above; provided, that the employment agreement also provides for a reduction in amounts payable under certain circumstances to the maximum amount that does not trigger the excise tax imposed by Section 4999 of the Code unless Ms. Cosgel would be better off (on an after-tax basis) if she received all payments and benefits and paid all excise and income taxes.

The employment agreement contained 12-month post-employment non-competition and non-solicitation provisions.

Summary of Executive Variable Pay Plan

In the event that a participant under the EVP Plan is terminated for any reason other than retirement, disability, or death, termination by the Company without “cause” or the participant is no longer employed by the Company or an affiliate due to the participant’s employer ceasing to be a member of the Company’s controlled group due to a sale or other transaction that does not constitute a “change in control” (as defined in the EVP Plan), such participant shall not be entitled to receive the EVP Plan award unless otherwise determined by the Board in its sole discretion. In the event of retirement, disability, or death, termination by the Company without “cause,” or the participant is no longer employed by the Company or an affiliate due to the participant’s employer ceasing to be a member of the controlled group due to a sale or other transaction that does not constitute a “change in control” (as defined in the EVP Plan), the participant is entitled to receive a prorated award based on the number of days of participation. The participant must have been an active employee during at least three months of the relevant calendar performance period in order to be eligible to receive the pro-rated award. For additional information about the EVP Plan, see the section entitled “Compensation Discussion and Analysis-Elements of Compensation-Annual Incentive-Plan Structure” beginning on page 192.

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Summary of Equity Incentive Plans

Avangrid, Inc. Amended and Restated Omnibus Incentive Plan

At the 2016 annual meeting, shareholders approved the Avangrid, Inc. Omnibus Incentive Plan, which was amended and restated by our Board on March 16, 2017, to eliminate the “evergreen” feature so that shareholder approval is required to increase the number of shares available for equity grants under the plan. On February 16, 2021, upon the recommendation of the former compensation, nominating and corporate governance committee, our Board unanimously approved an amendment to the plan to increase the individual share limit for equity-based awards under the plan from 250,000 shares to 300,000 shares of Avangrid Common Stock and to make certain additional immaterial administrative changes, which shareholders approved at the 2021 annual meeting. The Omnibus Incentive Plan provides for grants of stock options (both stock options intended to be “incentive stock options” under Section 422 of the Code and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, cash-based awards, and other stock-based or stock-related awards (including performance awards) pursuant to which Avangrid Common Stock, cash, or other property may be delivered. Each award is evidenced by an award agreement, which will govern that award’s terms and conditions. The maximum number of shares allocated to all participants under all subplans of the Omnibus Incentive plan may not exceed 2,500,000 shares of Avangrid Common Stock.

2020 LTIP

PSUs granted under the 2020 LTIP are earned at the end of the two-year performance period to the extent that the Company has met the performance goals established by the Compensation and Nominating Committee. Earned PSUs then vest and are paid in the Company’s shares of Avangrid Common Stock over an additional three-year period, provided the participant remains employed by the Company or any affiliate through the applicable payment date. The 2020 LTIP has a term of five (5) years, within which the period between financial years 2021 and 2022 is the period for evaluation of achievement of the performance goals and the period between financial years 2023 and 2025 is the payment period.

In the event that a participant under the 2020 LTIP is terminated for any reason other than death, disability, retirement, resignation to serve with and continued service with an affiliate of the Company, resignation for “good reason,” or termination by the Company without “cause” (all as defined in the 2020 LTIP) prior to the payment date, such participant shall not be entitled to receive the outstanding unvested awards. In any of these events, the participant is entitled to a prorated award based on the number of days of participation, subject to the objectives having been achieved and certain other conditions having been fulfilled. PSUs will be payable in shares of Avangrid Common Stock. If there is a change in control during the three-year payment period that constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i), then all outstanding PSUs will vest based on the actual performance levels achieved at the end of the performance period and accelerate payment of shares of Avangrid Common Stock in respect of such PSUs.

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For additional information about the 2020 LTIP, see the section entitled “Compensation Discussion and Analysis-Elements of Compensation-Long Term Incentive” beginning on page 192.

2023 LTIP

PSUs granted under the 2023 LTIP are earned at the end of the three-year performance period to the extent that the Company has met the performance goals established by the Compensation and Nominating Committee. Earned PSUs then vest and are paid in the Company’s shares of Avangrid Common Stock over an additional three-year period, provided the participant remains employed by the Company or any affiliate through the applicable payment date. The 2023 LTIP has a term of six years, within which the period between financial years 2023 and 2025 is the period for evaluation of achievement of the performance goals and the period between financial years 2026 and 2028 is the payment period.

In the event that a participant under the 2023 LTIP is terminated for any reason other than death, disability, retirement, resignation to serve with and continued service with an affiliate of the Company, resignation for “good reason,” or termination by the Company without “cause” (all as defined in the 2023 LTIP) prior to the payment date, such participant shall not be entitled to receive the outstanding unvested awards. In any of these events, the participant is entitled to a prorated award based on the number of days of participation, subject to the objectives having been achieved and certain other conditions having been fulfilled. PSUs will be payable in shares of Avangrid Common Stock. If there is a change in control during the three-year payment period that constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i), then all outstanding PSUs will vest based on the actual performance levels achieved at the end of the performance period and accelerate payment of shares of Avangrid Common Stock in respect of such PSUs.

For additional information about the 2023 LTIP, see the section entitled “Compensation Discussion and Analysis-Elements of Compensation-Long Term Incentive” beginning on page 192.

Phantom Units

Phantom Share Units (“Phantom Units”), which represent the right to receive the value of a share of Avangrid Common Stock in cash, were granted to Mmes. Stempien and Cosgel and Messrs. Mahoney and Miranda Soto under the Omnibus Incentive Plan. On February 15, 2022, Mr. Mahoney was granted 3,000 Phantom Units that vest in four equal installments on August 15, 2022, February 15, 2023, on August 15, 2023, and February 15, 2024, respectively. On February 16, 2023, Mmes. Stempien and Cosgel and Messrs. Mahoney and Miranda Soto were granted 8,000, 4,500, 8,000, and 8,000 Phantom Units, respectively, that vest in three equal installments on February 16, 2024, February 16, 2025, and February 15, 2026, respectively. Due to her retirement on November 24, 2023, Ms. Cosgel forfeited her Phantom Units.

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Restricted Stock Units

Restricted Stock Units (“RSUs”) which represent the right to receive a share of Avangrid Common Stock, were granted in conjunction with the employment agreements for Messrs. Azagra Blázquez and Arriola and Ms. Stempien. Prior to vesting and the provisions of the RSU award agreement that the executive must be present at the time of vesting. On March 15, 2021, Ms. Stempien upon hire received a grant of 5,000 RSUs under the Omnibus Incentive Plan. The RSUs vested in full on March 1, 2023. On June 6, 2022, Mr. Azagra Blázquez received a grant of 25,000 RSUs that vested in two equal installments on January 10, 2023 and January 9, 2024.

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Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning unvested stock and equity incentive plan awards outstanding as of December 31, 2023, for each NEO:

Named Executive Officer	Plan Name		Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards: Numbers of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)

Pedro Azagra Blázquez	2020 LTIP	(1)	June 6, 2022	21,064	682,684	—	—
	2023 LTIP	(1)	April 12, 2023	—	—	250,000	8,102,500
	RSU	(2)	June 6, 2022	13,430	435,266	—	—

Justin Lagasse	2020 LTIP	(1)	Dec 23, 2022	650	21,067	—	—
	2020 LTIP	(1)	Sep 9, 2021	780	25,280	—	—
	2020 LTIP	(1)	Feb 15, 2021	1,426	46,217	—	—
	2023 LTIP	(1)	July 20, 2023	—	—	20,000	648,200

Catherine Stempien	2020 LTIP	(1)	March 15, 2021	32,500	1,053,325	—	—
	2023 LTIP	(1)	April 12, 2023	—	—	75,000	2,430,750
	Phantom Units	(3)	February 16, 2023	8,000	259,280	—	—

R. Scott Mahoney	2020 LTIP	(1)	February 15, 2021	18,200	589,862	—	—
	2023 LTIP	(1)	April 12, 2023	—	—	42,000	1,361,220
	Phantom Units	(3)	February 15, 2022	750	24,308	—	—
	Phantom Units	(3)	February 16, 2023	8,000	259,280	—	—

Jose Antonio Miranda Soto	2020 LTIP	(1)	Sep 13, 2021	9,880	320,211	—	—
	2023 LTIP	(1)	April 12, 2023	—	—	60,000	1,944,600
	Phantom Units	(3)	February 16, 2023	8,000	259,280	—	—

Patricia Cosgel	2020 LTIP	(1)	February 15, 2021	4,731	153,332	—	—
	2020 LTIP	(1)	June 29, 2023	3,654	118,426	—	—

(1)	Number of PSUs represents actual number of units earned based on performance described under “Compensation Discussion and Analysis-Details of Each Element of Compensation-Long Term Incentive.”

(2)	Mr. Azagra Blázquez’s RSU grant vested in two equal installments on January 10, 2023 and January 9, 2024.

(3)

Number of Phantom Units represents the remaining Phantom Award Units awarded, as further described under “Compensation Discussion and Analysis-Details of Each Element of Compensation-Long Term Incentive.” Phantom Units granted in 2022 are paid in cash and vest in four equal tranches in 2022, 2023, and 2024, subject to the participant’s continued employment on each payment date, as follows: (i) August 15, 2022, (ii) February 15, 2023, (iii) August 15, 2023, and (iv) February 15, 2024. Phantom Units granted in 2023 are paid in cash and vest in three equal tranches in 2024, 2025, and 2026, subject to the participant’s continued employment on each payment date, as follows: (i) February 16, 2024, (ii) February 16, 2025, and (iii) February 16, 2026.

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Vested Stock Table

The following table provides information concerning vesting of stock awards during 2023 for each NEO:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)

Pedro Azagra Blázquez(2)(3)	23,291	980,378

Justin Lagasse(2)	1,430	57,028

Catherine Stempien(2)(3)	21,694	855,516

R. Scott Mahoney(2)(4)	10,600	419,383

Jose Antonio Miranda Soto(2)	4,940	197,007

Patricia Cosgel(2)	4,193	167,217

(1)	Represents the aggregate dollar amount realized upon vesting computed by multiplying the number of shares of stock by the fair market value on the vesting date.

(2)	Represents the first installment of PSUs that vested on March 21, 2023 and were distributed on June 30, 2023 and were paid pursuant to the 2020 LTIP.

(3)	For Mr. Azagra Blázquez, RSUs vested on January 10, 2023 and, for Ms. Stempien, RSUs vested on March 1, 2023.

(4)	Represents Phantom Units that vested on February 15, 2023 and August 15, 2023 and were paid in cash.

Pension Benefits Table

The following table sets forth information as to the NEOs regarding payments or other benefits at, following or in connection with retirement:

Named Executive Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Pedro Azagra Blázquez(1)	—	—	—	—

Justin Lagasse(1)	—	—	—	—

Catherine Stempien(1)	—	—	—

R. Scott Mahoney(2)	CMP Pension Plan	24.58	1,216,176	—
	Energy East Excess Plan	24.58	2,273,967	—

Jose Antonio Miranda Soto(1)	—	—	—	—

Patricia Cosgel(1)	—	—	—	—

(1)	Messrs. Azagra Blázquez, Lagasse, and Miranda Soto and Ms. Stempien and Ms. Cosgel are not eligible for participation in Company pension plans.

(2)

Annuities and lump sums are valued using the December 31, 2022 GAAP disclosure assumptions, specifically (i) a 5.21% discount rate for the CMP Pension Plan, and a 5.31% discount rate for the Energy East Excess Plan, and (ii) PRI-2012 with full generational mortality projected with mortality improvement scale 2021 (“MP 2020”) for the CMP Pension Plan and PRI-2012 white collar with full generational mortality projected with scale MP 2020 for the Energy East Excess Plan. For a description of the calculation of present value of the accumulated benefit, see Note 17—Post-retirement and Similar Obligations of our consolidated financial statements for the fiscal year ended December 31, 2023 included in our 2023 Annual Report on 10-K.

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R. Scott Mahoney

Mr. Mahoney participates in the Retirement Income Plan Non-Union Employees of CMP (the “CMP Pension Plan”), a defined benefit pension plan of Avangrid’s subsidiary intended to be qualified under Section 401(a) of the Code. Employees who have reached age 21 are eligible to participate in the CMP Pension Plan, provided, however, that no new employees are eligible to participate after January 1, 2014. The amount of monthly retirement benefit payable to a participant beginning at age 65 is calculated based on a participant’s years of service and monthly average of the participant’s highest 60 consecutive calendar months of basic earnings during the 120-month period ending in the month in which the participant’s service termination date occurs. The normal form of benefit is a single life annuity for unmarried participants and a 50% contingent annuity for married participants, provided that the participant may elect other forms of actuarially equivalent benefits including a joint and survivor annuity. Participants eligible for early retirement will receive a reduced basic annual benefit upon such early retirement after attaining age 55. Benefits are unreduced at age 62 for participants with at least five years of service.

Mr. Mahoney also participates in the Energy East Corporation ERISA Excess Plan (the “Energy East Excess Plan”), which increases retirement benefits available to certain executives beyond those currently provided by the tax qualified defined benefit plans due to limitation under the Code on the amount of benefit that can be accrued and the amount of compensation that can be used to calculate benefits. The benefit payable under the Energy East Excess Plan is generally (i) the benefit payable at date of commencement as a straight life annuity specified by the qualified defined benefit pension plan the executive participates minus (ii) the benefit payable at date of commencement as a straight life annuity under the qualified defined benefit pension plan the executive participates in. Upon separation from service, retirement, or disability, a participant will receive a benefit payable in the form of an actuarially equivalent lump sum. Any portion of the actuarially equivalent lump sum benefit attributable to the eligibility, compensation, and service after December 31, 2004 may be delayed until the earlier of (i) the beginning of the seventh month following the month of the participant’s separation from service (due to termination of employment or retirement) or (ii) death. Assets for the Energy East Excess Plan are in a rabbi trust.

Benefit accruals under the CMP Pension Plan and the Energy East Excess Plan were frozen effective June 30, 2022, and instead of future benefit accruals, the Company provides an enhanced 401(k) match formula increasing the current 401(k) plan match from 50% of 8% of each eligible employee’s compensation to 150% of 8% of each eligible employee’s compensation effective July 1, 2022.

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Nonqualified Deferred Compensation Table

The following table sets forth information as to the NEOs regarding defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax-qualified:

Name(1)	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance Last Fiscal Year ($)

Pedro Azagra Blázquez	—	—	—	—	—

Justin Lagasse	—	—	—	—	—

Catherine Stempien	94,393	—	37,130	—	245,330

R. Scott Mahoney	748,646	111,326	240,582	—	2,678,615

Jose Antonio Miranda Soto	—	—	—	—

Patricia Cosgel	—	—	(31,283)	—	242,987

(1)	Messrs. Azagra Blázquez, Miranda Soto, and Lagasse did not participate in any non-qualified deferred compensation plan sponsored by the Company or a subsidiary.

(2)

Earnings on these accounts are not included in any other amounts in the tables included in this Annual Report, as the amounts of the NEOs’ earnings represent the general market gains on investments and are not amounts or rates set by the Company for the benefit of the NEOs.

Potential Payments Upon Termination or Change in Control

The amount of compensation payable to each NEO in the event of a termination of employment, or a change in control, on December 31, 2023, is described below under “Quantification of Potential Payments upon Termination or Change in Control.” For additional explanation of payments under the various termination scenarios, see “Summary of Employment Agreements.”

Quantification of Potential Payments upon Termination or Change in Control

The following table sets forth potential benefits that each NEO would be entitled to receive in the event that the executive’s employment with us is terminated for any reason, including (i) without good reason, (ii) termination without cause, (iii) resignation with good reason, (iv) termination without cause or resignation with good reason, in each case in connection with a change in control, and (v) in the event of a change in control without termination or death or disability. The amounts shown in the table are the amounts that would have been payable under existing plans and arrangements if the NEO’s employment had terminated, and/or a change in control occurred on December 31, 2023.

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“Cash Compensation” includes payments of salary, bonus, severance, or death benefit amounts payable in the applicable scenario. The actual amounts that would be payable in these circumstances can only be determined at the time of the executive’s termination or a change in control and accordingly, may differ from the estimated amounts set forth in the table below.

Named Executive Officer	Resignation by Executive Without Good Reason ($)	Termination by Company Without Cause ($)	Resignation by Executive with Good Reason ($)	Termination by Company Without Cause, or Resignation by Executive with Good Reason, in Connection with Change in Control ($)	Change in Control Without Termination ($)	Death/ Disability ($)
Pedro Azagra Blázquez
Cash Compensation(1)	1,943,500	4,600,000	4,600,000	4,600,000	—	1,943,500
Long-Term Incentive(2)	3,818,783	3,818,783	3,818,783	5,169,200	682,684	3,818,783
TOTAL	5,762,283	8,418,783	8,418,783	9,769,200	682,684	5,762,283
Justin Lagasse
Cash Compensation(1)	—	—	—	—	—	—
Long-Term Incentive(2)	—	308,631	308,631	416,664	92,564	308,631
TOTAL	—	308,631	308,631	416,664	92,564	308,631
Catherine Stempien
Cash Compensation(1)	740,454	1,829,454	1,829,454	2,178,000	—	740,454
Health and Welfare Benefits(3)	—	28,979	28,979	28,979	—	—
Long-Term Incentive(2)	—	1,863,575	1,863,575	2,527,980	1,053,525	2,122,855
TOTAL	740,454	3,722,008	3,722,008	4,734,959	1,053,525	2,863,309
R. Scott Mahoney
Cash Compensation(1)	—	1,148,255	1,148,255	1,148,255	—	—
Long-Term Incentive(2)	1,327,190	1,043,602	1,043,602	1,554,060	589,862	1,327,190
TOTAL	1,327,190	2,191,857	2,191,857	2,702,315	589,862	1,327,190
Jose Antonio Miranda Soto
Cash Compensation(1)	—	984,380	984,380	984,380	—	—
Long-Term Incentive(2)	—	968,411	968,411	1,551,791	320,211	1,227,691
TOTAL	—	1,952,791	1,952,791	2,536,171	320,211	1,227,691
Patricia Cosgel
Cash Compensation(1)(4)	371,922	—	—	—	—	—
Long-Term Incentive(2)	271,758	—	—	—	—	—
TOTAL	643,680	—	—	—	—	—

(1)	See “—Summary of Employment Agreements” and “—Non-Qualified Deferred Compensation.”

(2)

See “—Summary of Equity Incentive Plans-2020 LTIP”, “—Summary of Equity Incentive Plans-2023 LTIP”, “—Summary of Equity Incentive Plans-Phantom Units”, and “—Summary of Equity Incentive Plans-Restricted Stock Units”.

(3)	Amounts shown reflect the value of the additional benefit Ms. Stempien would receive in the event of a termination per her employment agreement.

(4)	Includes certain amounts paid to Ms. Cosgel in connection with her retirement.

Proxy Statement 2024	Executive Compensation	| 220

CEO Pay Ratio

We believe our executive compensation program must be internally consistent and equitable and be designed to attract, retain, and motivate the most qualified professionals, in order to enable us to attain our strategic objectives. For 2023, the annual total compensation of Mr. Azagra Blázquez was $10,689,792, as shown in the Summary Compensation Table beginning on page 205 (the “CEO Compensation”), which reflects annual base salary and 2023 EVP payout, in addition to the sign-on bonus, grants of RSUs and PSUs, Company 401(k) contributions, and relocation expenses. The annual total compensation of our median employee was $122,442. We reasonably estimate, based on the calculations described below consistent with Item 402(u) of Regulation S-K, that the ratio of the CEO Compensation to the total compensation of our median employee was 87:1.

On December 31, 2023, our measurement date for the employee population, we had 7,999 employees (whether employed on a full-time, part-time, or seasonal basis), all of whom were located in the United States. We identified the median employee using W-2 compensation as our consistently applied measure, which consisted of total cash compensation paid during 2023 and excluded any long-term incentive awards granted in 2023 for all individuals. We identified this payment information for all employees who were employed by us on the December 31, 2023 measurement date. These results were then ranked, excluding the CEO, from lowest to highest, and the median employee was identified. After identifying the median employee, we calculated annual total compensation for such employee in accordance with the rules applicable to the Summary Compensation Table.

Because the SEC rules for identifying the median of the annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee population and practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company.

Proxy Statement 2024	Executive Compensation	| 221

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid and certain measures of Avangrid’s financial performance. For further information concerning Avangrid’s pay-for-performance
philosophy and how our Compensation and Nominating Committee aligns executive compensation with Avangrid’s performance, refer to the section titled “
Executive Compensation—Compensation Discussion and Analysis
.
”
The tabular and narrative disclosures provided below are intended to be calculated in a manner consistent with the applicable SEC rules and may reflect reasonable estimates and assumptions where appropriate.
Pay Versus Performance Table
The following table provides information required under the SEC’s Item 402(v) of Regulation
S-K
disclosing (i) a measure of total compensation and a measure reflecting “compensation actually paid” for our principal executive officer (“PEO”) and, as an average, for our other NEOs, and (ii) select financial performance measures, in each case, for our three most recently completed fiscal years.

Year (a)	Summary Compensation Table Total for First PEO ($) (b) (1)	Summary Compensation Table Total for Second PEO ($) (b) (1)	Summary Compensation Table Total for Third PEO ($) (b) (1)	Compensation Actually Paid to First PEO ($) (c) (2)	Compensation Actually Paid to Second PEO ($) (c) (2)	Compensation Actually Paid to Third PEO ($) (c) (2)

2023	10,689,792	—	—	8,837,673	—	—

2022	4,849,985	2,999,632	—	4,540,112	2,999,632	—

2021	—	12,557,063	—	—	4,844,563	—

2020	—	1,779,329	1,225,293	—	1,779,329	1,018,238

Year (a)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (d) (3)	Average Compensation Actually Paid to Non-PEO NEOs ($) (e) (4)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) ($ in millions) (h) (7)	Adjusted Net Income ($ in millions) (i) (8)
			Total Shareholder Return ($) (f) (5)	Peer Group Total Shareholder Return ($) (g) (6)

2023	2,501,704	1,949,564	74	112	786	808

2022	1,175,774	919,586	94	120	881	901

2021	3,035,233	2,751,903	105	118	707	780

2020	2,153,217	1,401,321	92	100	581	625

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Pedro Azagra Blázquez (First PEO) in 2022 and 2023, who has served as our Chief Executive Officer since May 2022, Dennis Arriola (Second PEO) for 2020, 2021, and 2022, who served as our Chief Executive Officer from July 2020 through May 2022, and James Torgerson (Third PEO), who served as our Chief Executive Officer through June 2020, for each corresponding year in the “Total” column of the “
Summary Compensation Table
.” For additional information, refer to the section titled “
Summary Compensation Table.”

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(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Pedro Azagra Blázquez (First PEO), Dennis Arriola (Second PEO), and James Torgerson (Third PEO) for the corresponding fiscal year, as computed in accordance with Item 402(v) of Regulation
S-K
and as further described below. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Pedro Azagra Blázquez (First PEO), Dennis Arriola (Second PEO), and James Torgerson (Third PEO) during the applicable year. For actual amounts of compensation earned or paid during each year, refer to the section titled “
Summary Compensation Table
.”

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the non-PEO
NEOs in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the non-PEO
NEOs included for purposes of calculating the average amounts in each applicable year are as follows: Robert Kump, Douglas Stuver, Robert Mahoney, Alejandro de Hoz Garcia Bellido, and Anthony Marone III for 2020; Robert Kump, Douglas Stuver, Robert Mahoney, and Catherine Stempien for 2021; Patricia Cosgel, Jose Antonio Miranda Soto, William White, Robert Kump, Douglas Stuver, Robert Mahoney, and Catherine Stempien for 2022; Justin Lagasse, Patricia Cosgel, Jose Antonio Miranda Soto, Robert Mahoney, and Catherine Stempien for 2023.

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the non-PEO
NEOs specified in footnote (3), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the non-PEO
NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the equity adjustments made to average total compensation for the non-PEO
NEOs for each year to determine the compensation actually paid, using the same methodology described above in footnote (2), are shown below in table
“Non-PEO
NEOs.”

(5)
Total shareholder return (“TSR”) is the value of $100 at the end of the measurement period assuming invested in Avangrid’s stock as of the beginning of the measurement period, including dividend reinvestment during this time period. On May 18, 2021, Avangrid issued 77,821,012 shares of Avangrid Common Stock in two private placements, which impacted Avangrid’s TSR during the measurement period. For additional information about these equity issuances, please refer to the section titled “
Certain Relationships and Related Party Transactions
.
”

(6)
Peer group TSR, is the value of $100 at the end of the measurement period assuming invested in the peer group index as of the beginning of the measurement period, including dividend reinvestment during this time period. The peer group used for this purpose is the following published industry index: S&P 500 Utilities Index.

(7)	The dollar amounts reported in column (h) represent our net income, as reflected in Avangrid’s audited financial statements for the applicable year.

(8)
The dollar amounts reported in column (i) represent our adjusted net income, as reflected in Avangrid’s audited financial statements for the applicable year. While the Company uses several financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that adjusted net income is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the NEOs, for the most recently completed fiscal year, to the Company’s performance. See Annex D for a discussion of adjusted net income as well as a reconciliation of adjusted net income to net income prepared in accordance with GAAP.

(9)
In addition to adjusted net income, Avangrid also considers the following to be the most important measures for determining NEO pay: net income, total shareholder return, sustainability projects, customer reliability and standards, net operating expenses, FFO/net debt, and PNM merger.

In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to Pedro Azagra Blázquez (First PEO), Dennis Arriola (Second PEO), and James Torgerson’s (Third PEO) total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for First PEO ($)	Reported Value of Equity Awards ($) (a)	Equity Award Adjustments ($) (b)	Reported Change in the Actuarial Present Value of Pension Benefits ($) (c)	Pension Benefit Adjustments ($) (d)	Compensation Actually Paid to First PEO ($)

2023	10,689,792	(7,322,440)	5,470,321	0	0	8,837,673

2022	4,849,985	(2,690,619)	2,380,745	—	—	4,540,112

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Year	Reported Summary Compensation Table Total for Second PEO ($)	Reported Value of Equity Awards ($) (a)	Equity Award Adjustments ($) (b)	Reported Change in the Actuarial Present Value of Pension Benefits ($) (c)	Pension Benefit Adjustments ($) (d)	Compensation Actually Paid to Second PEO ($)

2022	2,999,632	(842,800)	842,800	—	—	2,999,632

2021	12,557,063	(8,650,325)	937,825	—	—	4,844,563

2020	1,779,329	—	—	—	—	1,779,329

Year	Reported Summary Compensation Table Total for Third PEO ($)	Reported Value of Equity Awards ($) (a)	Equity Award Adjustments ($) (b)	Reported Change in the Actuarial Present Value of Pension Benefits ($) (c)	Pension Benefit Adjustments ($) (d)	Compensation Actually Paid to Third PEO ($)

2020	1,225,293	—	(207,055)	—	—	1,018,238

(a)
The fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year. For additional information, refer to the section titled “Summary Compensation Table.”

(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end
fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate the fair value were updated as of each measurement date and will differ from those disclosed as of the grant date. The methodology used to develop the valuation assumptions as of each applicable measurement date is consistent with those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are contained in the tables below.

(c)	and (d) We have never provided pension benefits to our PEOs; therefore, no adjustments to the “Summary Compensation Table” total for changes in pension values are necessary.
First PEO

Year	Year-End Fair Value of Equity Awards Granted in the Year and that are Unvested ($)	Year-over- Year Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year-over- Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Prior Year- End Fair Value of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)

2023	5,840,886	(346,052)	(24,513)	—	—	—	5,470,321

2022	2,380,745	—	—	—	—	—	2,380,745

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Second PEO

Year	Year-End Fair Value of Equity Awards Granted in the Year and that are Unvested ($)	Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Prior Year-End Fair Value of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)

2022	—	—	842,800	—	—	—	842,800

2021	—	—	937,825	—	—	—	937,825

2020	—	—	—	—	—	—	—
Third PEO

Year	Year-End Fair Value of Equity Awards Granted in the Year and that are Unvested ($)	Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Prior Year-End Fair Value of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)

2020	—	(97,163)	—	(109,892)	—	—	(207,055)

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments ($) (a)	Reported Change in the Actuarial Present Value of Pension Benefits ($) (b)	Pension Benefit Adjustments ($) (c)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2023	2,501,704	(1,385,038)	895,687	(62,790)	0	1,949,564

2022	1,175,774	(55,971)	(223,644)	0	23,427	919,586

2021	3,035,233	(1,950,600)	1,693,131	(76,585)	50,724	2,751,903

2020	2,153,217	(663,910)	476,131	(608,155)	44,038	1,401,321

(a)	Represents the amounts deducted or added in calculating the total average equity award adjustments as shown in the supplemental table included below.

(b)
The reported change in the actuarial present value of pension benefits reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table for the applicable year. Refer to the section titled “Summary Compensation Table.”

(c)	The pension benefit adjustment is the pension value attributable to the applicable year’s change in service cost. These values were calculated and provided by Avangrid’s current actuary.

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Year	Average Year- End Fair Value of Equity Awards Granted in the Year and that are Unvested ($)	Average Year- over-Year Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Average Year- over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Prior Year-End Fair Value of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Average Equity Award Adjustments ($)

2023	1,067,207	(139,779)	(31,741)	—	—	—	895,687

2022	45,570	(186,426)	5,476	(9,728)	(78,535)	—	(223,644)

2021	1,664,989	23,296	—	4,845	—	—	1,693,131

2020	319,943	(15,162)	189,381	(18,031)	—	—	476,131
Financial Performance Measures
As described in greater detail in the section “
Compensation Discussion and Analysis
,” Avangrid’s executive compensation program reflects a
pay-for-performance
philosophy. The metrics that Avangrid uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the long-term value of our enterprise for our shareholders. The most important financial performance measure used by Avangrid to link executive compensation for the NEOs, for the most recently completed fiscal year, to Avangrid’s performance is adjusted net income. For further information concerning Avangrid’s variable pay-for-performance
philosophy and how Avangrid uses these financial performance measures to align executive compensation with Avangrid’s performance, refer to the section titled “
Compensation Discussion and Analysis
.”
Analysis of the Information Presented in the Pay Versus Performance Table
As described in more detail in the section titled “
Compensation Discussion and Analysis
,” Avangrid’s executive compensation program reflects a variable pay-for-performance
philosophy. While Avangrid utilizes several financial performance measures to align executive compensation with Avangrid’s performance, all of those Avangrid measures are not presented in the Pay Versus Performance Table. Moreover, Avangrid generally seeks to incentivize creation of long-term shareholder value, and, therefore, does not specifically align Avangrid’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation
S-K)
for a particular year. In accordance with Item 402(v) of Regulation
S-K,
Avangrid is providing the following descript
i
ons of the relationships between information presented in the Pay Versus Performance Table.

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Compensation Actual Paid and Net Income
As demonstrated by the following graph, the longer-term trend shows correlation in the amount of compensation actually paid to Pedro Azagra Blázquez (First PEO), Dennis Arriola (Second PEO), and James Torgerson (Third PEO) and the average amount of compensation actually paid to the non-PEO
NEOs with Avangrid’s net income. The compensation actually paid to the PEO during 2023 reflects the fair value of the 2023 LTIP Plan in which the PEO received a PSU grant of 250,000 shares.

Proxy Statement 2024	Executive Compensation	| 227

Compensation Actually Paid and Total Shareholder Return (TSR)
As demonstrated by the following graph, the longer-term trend shows correlation in the amount of compensation actually paid to Pedro Azagra Blázquez (First PEO), Dennis Arriola (Second PEO) and James Torgerson (Third PEO) and the average amount of compensation actually paid to the non-PEO
NEOs with Avangrid’s TSR as well as the S&P 500 Index (“Peer Group”). The compensation actually paid to the PEO during 2023 reflects the fair value of the 2023 LTIP Plan in which the PEO received a PSU grant of 250,000 shares. For more information regarding the elements of our executive compensation program and, in particular, our pay mix, please refer to the section titled “
Executive Compensation
—
Compensation Discussion and Analysis.
”

*
On May 18, 2021, Avangrid issued 77,821,012 shares of Avangrid Common Stock in two private placements, which impacted Avangrid’s TSR during the measurement period. For additional information about these equity issuances, please refer to the section titled “
Certain Relationships and Related Party Transactions.
”

Proxy Statement 2024	Executive Compensation	| 228

Compensation Actually Paid and Net Adjusted Income
As demonstrated by the following graph, the longer-term trend shows correlation in the amount of compensation actually paid to Pedro Azagra Blázquez (First PEO), Dennis Arriola (Second PEO), and James Torgerson (Third PEO), and the average amount of compensation actually paid to the non-PEO
NEOs with Avangrid’s adjusted net income. The compensation actually paid to the PEOs during 2023 reflects the fair value of the 2023-LTIP Plan in which the PEO received a PSU grant of 250,000 shares.

Proxy Statement 2024	Executive Compensation	| 229

Tabular List of Most Important Financial Performance Measures
The financial performance measures that we believe are the most important financial performance measures used to link NEO compensation to company performance in addition to adjusted net income. For more information, refer to the section titled “
Executive Compensation
—
Compensation Discussion and Analysis.
” Although we do not in practice use any performance measures to link “compensation actually paid” (as calculated herein) to Avangrid’s performance, we are providing this list in accordance with Item 402(v) of Regulation
S-K
to provide information on performance measures used by the Compensation and Nominating Committee to determine NEO compensation, as more fully described the section titled “
Executive Compensation
—
Compensation Discussion and Analysis.
”

3 to 7 Most Important Measures for Determining NEO Pay
Measure 1	Net Income
Measure 2	Total Shareholder Return
Measure 3	Sustainability Projects
Measure 4	Customer Reliability and Standards
Measure 5	Net Operating Expenses
Measure 6	FFO/Net Debt
Measure 7	PNM Merger
Equity Compensation Plan Information
The following table shows information relating to the number of shares authorized for issuance under the company’s equity compensation plans as of December 31, 2022, including the legacy UIL Holdings Corporation Deferred Compensation Plan, which was an equity compensation plan assumed by us (and which was not subsequently voted on by our shareholders) in connection
with our acquisition of UIL in December 2015, and subsequently merged into the Avangrid Deferred Compensation Plan effective July 1, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (column (a))		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation Plans
Approved by shareholders of Avangrid	1,459,291	(2)	—	1,040,709
Not approved by shareholders of Avangrid (1)	103,889	(3)	—	—
Total	1,563,180		—	1,040,709

(1)
In connection with the acquisition of UIL, each award of restricted UIL common stock granted under the UIL Deferred Compensation Plan that was outstanding and unvested or otherwise subject to forfeiture or other restrictions immediately prior to the effective time of the acquisition (which are referred to as restricted shares), other than those restricted shares that vested by their terms upon the effective time of the acquisition, converted into the right to receive the number of validly-issued restricted shares of Avangrid Common Stock equal to the product (rounded up to the nearest whole number) of the number of such restricted shares multiplied by the equity exchange factor of 1.2806. Any restricted shares of Avangrid Common Stock received remain subject to the same terms and conditions (including vesting and forfeiture restrictions) as were applicable to the corresponding UIL restricted shares immediately prior to the effective time of the acquisition.

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(2)
Represents PSUs and RSUs to be issued upon satisfaction of applicable performance and service requirements: a) 677,752 PSUs were earned under the 2022 LTIP based on performance during the 20
2
1-2022 performance measurement period. The first installment was paid in June 2023, and remaining will be payable in March 2024 and 2025; and b) during 2023, a total of 1,067,500 PSUs were granted under the 2023 LTIP with achievement measured based on certain performance and market-based metrics for the 2023 to 2025 performance period. The PSUs will be payable in three equal installments in 2026, 2027 and 2028.

(3)	Includes deferred restricted stock to be issued upon satisfaction of applicable performance and service requirements.

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Proposal Five – The Adjournment Proposal

The Board unanimously recommends that the shareholders vote “FOR” the Adjournment Proposal

At the Annual Meeting, we may ask shareholders to vote upon an adjournment of the Annual Meeting, if necessary, to solicit additional proxies for the adoption of the Merger Agreement.

In the Adjournment Proposal, we are asking you to authorize the holder of any proxy solicited by our Board to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the Annual Meeting to another time and place for the purpose of soliciting additional proxies. If the shareholders approve the Adjournment Proposal, we could adjourn any adjourned session of the Annual Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Merger Agreement Proposal to defeat that proposal, we could adjourn the Annual Meeting without a vote to on the Merger Agreement Proposal and seek to convince the holders of those shares to change their votes to vote in favor of the Merger Agreement Proposal.

Approval of the Adjournment Proposal, should it be proposed at the Annual Meeting, requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy by the holders of shares entitled to vote therein at the close of business on the Record Date. This means that the Adjournment Proposal must receive more “FOR” than “AGAINST” votes at the Annual Meeting by the holders of shares of Avangrid Common Stock. Abstentions and broker non-votes will not be counted as votes cast for such purposes.

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Important Additional Information Regarding Avangrid

Company Background

Avangrid is headquartered in Orange, CT with approximately $45 billion in assets and operations in 24 U.S. states, Avangrid has two primary lines of business: networks and renewables. Through its networks business, Avangrid owns and operates eight electric and natural gas utilities, serving more than 3.3 million customers in New York and New England. Through its renewables business, Avangrid owns and operates a portfolio of renewable energy generation facilities across the United States. Avangrid employs approximately 8,000 people and was recognized by JUST Capital as one of the JUST 100 companies – a ranking of America’s best corporate citizens – in 2024 for the fourth consecutive year. In 2024, Avangrid ranked first within the utility sector for its commitment to the environment. The Company supports the U.N.’s Sustainable Development Goals and was named among the World’s Most Ethical Companies in 2024 for the sixth consecutive year by the Ethisphere Institute. Avangrid is a member of the group of companies controlled by Iberdrola.

Our direct, wholly-owned subsidiaries include Avangrid Networks, Inc., and Avangrid Renewables Holdings, Inc. (“ARHI”). ARHI in turn holds subsidiaries including Avangrid Renewables, LLC. Networks owns and operates our regulated utility businesses through its subsidiaries, including electric transmission and distribution and natural gas distribution, transportation and sales. Renewables operates a portfolio of renewable energy generation facilities primarily using onshore wind power and also solar, biomass and thermal power.

Through Networks, we own electric distribution, transmission and generation companies and natural gas distribution, transportation and sales companies in New York, Maine, Connecticut and Massachusetts, delivering electricity to approximately 2.3 million electric utility customers and delivering natural gas to approximately 1.0 million natural gas utility customers as of December 31, 2023. The interstate transmission and wholesale sale of electricity by these regulated utilities is regulated by FERC, under the FPA, including with respect to transmission rates. Further, Networks’ electric and gas distribution utilities in New York, Maine, Connecticut and Massachusetts are subject to regulation by the NYPSC, the MPUC, the Connecticut Public Utilities Regulatory Authority, and the Massachusetts Department of Public Utilities, respectively. Networks strives to be a leader in safety, reliability and quality of service to its utility customers.

Through Renewables, we have a combined wind, solar and thermal installed capacity of 9,338 megawatts (“MW”), as of December 31, 2023, including Renewables’ share of joint projects, of which 8,045 MW was installed onshore wind capacity and 39 MW of offshore wind capacity. Renewables targets to contract or hedge above 80% of its capacity under long-term power purchase agreements, (“PPAs”), and hedges to limit market volatility. As of December 31, 2023, approximately 78% of the capacity was contracted with PPAs, for an average period of approximately nine (9) years, and an additional 11% of production was hedged. Avangrid is one of the three largest wind operators in the U.S. based on installed capacity as of December 31, 2023 and strives to lead the transformation of the U.S. energy industry to a

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sustainable, competitive, clean energy future. As of December 31, 2023, Renewables installed capacity includes 68 onshore wind farms and six solar facilities operational in 21 states across the U.S.

Executive Officers

Set forth below are the names of our executive officers as of the date of this Proxy Statement and a brief account of the business experience during the past five years of each such executive officer:

Name	Age (1)	Title
Pedro Azagra Blázquez	55	Chief Executive Officer
Justin B. Lagasse	36	Senior Vice President – Chief Financial Officer and Controller
Jose Antonio Miranda Soto	52	President and Chief Executive Officer of Renewables
R. Scott Mahoney	58	Senior Vice President – General Counsel and Corporate Secretary
Catherine Stempien	54	President and Chief Executive Officer of Networks
(1)	Age as of December 31, 2023.

The biography for Pedro Azagra Blázquez appears above on page 154.

Justin B. Lagasse. Mr. Lagasse was appointed Senior Vice President – Chief Financial Officer and Controller on February 15, 2024. Mr. Lagasse had previously served as Senior Vice President – Controller from July 2023 and Interim Chief Financial Officer from November 2023. He is responsible for all aspects of accounting, financial reporting, business performance, long-term planning, and administration for Avangrid and its two lines of business, Networks and Renewables. Prior to this role, Mr. Lagasse most recently served as Vice President, Chief Accounting Officer and was responsible for corporate accounting, consolidations and reporting, technical accounting, and internal controls. Before joining Avangrid, Mr. Lagasse served as Assurance Director at BDO, LLP in Southern California and Assurance Senior at a regional accounting firm in Maine. Mr. Lagasse holds a bachelor’s degree in accounting and master’s degree of business administration from Thomas College and holds an active Certified Public Accountant license in Maine.

Jose Antonio Miranda Soto. Mr. Miranda Soto was appointed as Co-Chief Executive Officer and President-Onshore of Renewables on October 12, 2021, responsible for leading the growth and development of the company’s onshore wind and solar pipeline in the United States. On October 12, 2022, Mr. Miranda Soto became the sole President and Chief Executive Officer of Renewables. Prior to joining Avangrid, he served as Chief Executive Officer of Onshore in the Americas region for Siemens Gamesa and chairman of its boards in the US, Mexico and Brazil. He also served as Secretary of the board and executive committee of the American Wind Energy Association (AWEA). Prior to his fourteen-year tenure at Siemens Gamesa, where he held roles in Europe, Asia and the Americas, he held a variety of roles over a ten-year period at the multinational engineering firm, ABB. Mr. Miranda Soto holds a Master of Business Administration ICADE (Universidad Pontificia de Comillas, Madrid, Spain) and a Master’s degree in Industrial Engineering from the Superior Technical Institute of Industrial Engineers of Gijón (Oviedo University, Spain).

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R. Scott Mahoney. Mr. Mahoney was appointed Senior Vice President – General Counsel of Avangrid on December 17, 2015. He was appointed Secretary of Avangrid on January 27, 2016, and previously served as Vice President – General Counsel and Secretary of Networks. From January 2007 to June 2012, Mr. Mahoney served as Deputy General Counsel and Chief FERC Compliance Officer for Avangrid and served in legal and senior executive positions at Avangrid subsidiaries from October 1996 until January 2007. Mr. Mahoney also serves on the board of directors of the Gulf of Maine Research Institute. Mr. Mahoney earned a B.A. from St. Lawrence University, a J.D. from the University of Maine, a master’s degree in environmental law from the Vermont Law School, and a postgraduate diploma in business administration from the University of Warwick. He has received bar admission to the State of Maine, the State of New York, the U.S. Court of Appeals, the U.S. District Court and the U.S. Court of Military Appeals and is a State of Connecticut Authorized House Counsel.

Catherine Stempien. Ms. Stempien was appointed President and Chief Executive Officer of Networks on March 15, 2021. On May 1, 2024, Ms. Stempien notified the Company of her resignation effective July 5, 2024. Prior to joining Avangrid, Ms. Stempien served in various roles for Duke Energy Corporation, a publicly-traded energy company, including as the President of Duke Energy Florida, as Senior Vice President of Corporate Development with responsibility for Duke Energy’s corporate development activities, and as Vice President of Legal for Duke Energy. Ms. Stempien has more than 25 years of legal and financial experience, predominantly in the energy and telecommunications fields. Ms. Stempien previously served as Associate General Counsel for Cinergy Corp., Senior Attorney for AT&T Corporation and AT&T Broadband, and Associate with Covington & Burling LLP. Ms. Stempien earned a Juris Doctor degree, magna cum laude, from Boston University School of Law and a Bachelor of Arts degree in government from Dartmouth College. She also completed a joint Dartmouth/London School of Economics program in comparative political studies and participated in the Advanced Management Program at Harvard Business School. She is a member of the Bar in the District of Columbia, Colorado, the U.S. Supreme Court, and the U.S. Court of Appeals for the Third Circuit.

Prior Public Offerings

During the past three (3) years, neither the Company, Parent, Merger Sub nor any of their respective affiliates have made an underwritten public offering of the Avangrid Common Stock for cash that was registered under the Securities Act of 1933, as amended, or exempt from registration under Regulation A promulgated thereunder.

Historical Selected Consolidated Financial Information

Set forth below is certain historical selected consolidated financial information of Avangrid. The historical selected consolidated financial data as of and for the fiscal years ended December 31, 2023 and December 31, 2022 have been derived from Avangrid’s historical audited consolidated financial statements and the historical selected consolidated financial data as of and for the three month period ended March 31, 2024 has been derived from Avangrid’s unaudited consolidated financial statements. This information is only a summary and should be read in conjunction with our Annual

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Report on Form 10-K for the fiscal year ended 2023 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, each of which is incorporated by reference into this Proxy Statement. More comprehensive financial information is included in those reports, including management’s discussion and analysis of financial condition and results of operations, and the following summary is qualified in its entirety by reference to those reports and all of the financial information and notes contained in them. For additional information, see “Where You Can Find Additional Information” beginning on page 252. Historical results are not necessarily indicative of results to be expected in any future period.

Summary Consolidated Statements of Income

	Three Months Ended March 31,		Year Ended December 31,
($ millions, except per share data)	2024	2023	2023	2022
Operating Revenues	2,417	2,466	8,309	7,923
Operating Income	407	265	930	852
Income Before Income Tax	342	197	656	841
Income tax expense (benefit)	20	(18)	(9)	20
Net Income	322	215	665	821
Net loss attributable to noncontrolling interests	29	30	121	60
Net Income Attributable to Avangrid, Inc.	351	245	786	881
Earnings Per Common Share, Basic	$0.91	$0.63	$2.03	$2.28
Earnings Per Common Share, Diluted	$0.91	$0.63	$2.03	$2.27

Summary Consolidated Balance Sheet

	As of March 31	As of December 31,
$ millions	2024	2023	2022
Total Property, Plant and Equipment	33,323	32,857	30,994
Total Other Assets	3,970	3,958	3,953
Total Assets	45,062	43,989	41,123
Liabilities
Current portion of debt	729	612	412
Non-current debt	9,059	9,184	8,215
Non-current debt to affiliate	800	800	8
Total Liabilities	24,173	23,313	20,781
Total Shareholders’ Equity	19,876	19,648	19,380
Total Equity	20,889	20,676	20,342

Book Value Per Share

Our net book value per share as of March 31, 2024 was approximately $53.99 (calculated by dividing total equity at March 31, 2024 by the total shares outstanding on that date).

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Market Price of Avangrid Common Stock

The Avangrid Common Stock is traded on the NYSE under the symbol “AGR.”

The following table sets forth for the periods indicated the high and low closing prices for the Avangrid Common Stock.

	Market Price
Fiscal Year	High	Low
2024
First Quarter	$36.44	$29.91

2023
First Quarter	$44.54	$37.53
Second Quarter	$41.12	$37.19
Third Quarter	$39.10	$29.90
Fourth Quarter	$33.99	$28.36

2022
First Quarter	$50.14	$43.39
Second Quarter	$49.22	$43.26
Third Quarter	$51.63	$41.70
Fourth Quarter	$43.71	$38.29

The closing price of Avangrid Common Stock on [ ● ], 2024 was $[ ● ]. As of the Record Date, Avangrid had approximately [ ● ] shareholders of record.

Dividends

On April 11, 2024, the Board declared a quarterly dividend of $0.44 per share of its Avangrid Common Stock. This dividend is payable on July 1, 2024 to shareholders of record at the close of business on June 3, 2024. Avangrid expects to continue paying regularly quarterly cash dividends not to exceed $0.440 per share through the closing of the transaction, although there is no assurance as to the amount of future dividends, which depends on future earnings, capital requirements and financial condition, including a pro-rated dividend for any partial quarter prior to the closing of the Merger.

Avangrid Purchases of Equity Securities

Avangrid has not repurchased any outstanding Avangrid Common Stock during the periods set forth above.

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Report of the Audit Committee

On behalf of the Board, the Audit Committee oversees the operation of Avangrid’s system of internal controls in respect of the integrity of its financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance, and independence of its independent registered public accounting firm. The Audit Committee’s function is one of oversight, recognizing that Avangrid’s management is responsible for preparing its financial statements, and the Company’s independent registered public accounting firm is responsible for auditing those financial statements. Consistent with this oversight responsibility, the Audit Committee has reviewed and discussed with management the audited financial statements of Avangrid for the year ended December 31, 2023, and management’s assessment of internal control over financial reporting as of December 31, 2023.

The Audit Committee has also discussed with KPMG the matters required to be discussed by the applicable Public Company Accounting Oversight Board (the “PCAOB”) rules. The Audit Committee has also received the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG their independence and considered whether any non-audit services provided by the independent registered public accounting firm to the Company are compatible with maintaining the firm’s independence.

Avangrid also has an internal audit department that reports to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives updates of internal audit results throughout the year. The Audit Committee discussed with the Company’s internal auditors and KPMG the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and KPMG to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on these reviews and discussions, the Audit Committee recommended to the Board that Avangrid’s audited financial statements for the year ended December 31, 2023, be included in its annual report on Form 10-K for the fiscal year then ended for filing with the SEC. The Audit Committee has selected KPMG as our independent registered public accounting firm for the year ending December 31, 2024, and has asked the shareholders to ratify the selection.

Audit Committee

Alan Solomont (Chair) • Teresa Herbert • Camille Joseph Varlack

This Report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Report of the Audit Committee by reference therein.

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Security Ownership of Management and Certain Beneficial Owners

The following table sets forth certain information known to the Company regarding the beneficial ownership of Avangrid Common Stock as of June 4, 2024, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Avangrid Common Stock, (ii) each of our directors and nominees, (iii) each of our NEOs, and (iv) all of our executive officers and directors serving as of June 4, 2024, as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days or, in the case of our directors or executive officers, upon termination of service other than for death, disability, or involuntary termination. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage.

Unless otherwise stated, the address of each director, NEO, and other executive officer is c/o Avangrid, Inc., 180 Marsh Hill Road, Orange, Connecticut 06477. The persons listed below have sole voting and investment power as to all shares indicated unless otherwise noted.

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Name	Total number of shares beneficially owned and nature of beneficial ownership(2)	Percent of outstanding shares of common stock owned	Of total number of shares beneficially owned, number of deferred shares

Iberdrola, S.A(1)	315,659,357	81.6	—

Ignacio S. Galán	106,400	*	—

John Baldacci	350	*	—

Daniel Alcain Lopéz	2,654	*	—

María Fátima Báñez García	—	—	—

Pedro Azagra Blázquez	41,139	—	—

Agustín Delgado Martín	—

Robert Duffy	—	*	—

Teresa Herbert	1,000	*	—

Patricia Jacobs	—	—	—

Justin Lagasse	3,370	*	—

John Lahey	93,832	*	71,784

Scott Mahoney	15,032	*	—

Santiago Martínez Garrido	—	—	—

José Sáinz Armada	—	—	—

Alan Solomont	10,883	*	—

Catherine Stempien	40,253	*

Patricia Cosgel(3)	22,757	*	4,765

Jose Antonio Miranda Soto	11,728	*	—

Camille Joseph Varlack	—	—	—

All directors and executive officers as a group (18 persons)(4)	326,641	*	76,549

*	The percentage of shares beneficially owned by such director, NEO or group does not exceed one percent of the outstanding shares of Avangrid Common Stock.

(1)

Information with respect to Iberdrola was obtained from a Schedule 13G/A filed with the SEC on February 7, 2022. Iberdrola’s address is c/o Avangrid, Inc., 180 Marsh Hill Road, Orange, Connecticut 06477.

(2)	Amounts include [55,680] PSUs granted under the 2020 LTIP that have vested and are payable in shares of Avangrid Common Stock by [Record Date Plus Sixty (60) Days], 2024.

(3)	Because Ms. Cosgel has retired as Senior Vice President - Chief Financial Officer, this information is based on the Form 4 filed with the SEC on July 5, 2023.

(4)	Includes all of our current directors and executive officers.

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Transactions in Avangrid Common Stock

As of both March 31, 2024 and December 31, 2023, we had 103,889 shares of Avangrid Common Stock held in trust, respectively, and no convertible preferred shares outstanding. During the three months ended March 31, 2024 and 2023, we issued 135,345 and 12,332 shares of Avangrid Common Stock, respectively, each having a par value of $0.01, and released 0 shares of Avangrid Common Stock held in trust.

We maintain a repurchase agreement with J.P. Morgan Securities, LLC. (“JPM”), pursuant to which JPM will, from time to time, acquire, on behalf of Avangrid, shares of Avangrid Common Stock. The purpose of the stock repurchase program is to allow Avangrid to maintain Iberdrola’s relative ownership percentage of approximately 81.5%. The stock repurchase program may be suspended or discontinued at any time upon notice. As of March 31, 2024, a total of 997,983 shares have been repurchased in the open market, all of which are included as Avangrid treasury shares. The total cost of all repurchases, including commissions, was $47 million as of March 31, 2024.

There were no repurchases pursuant to the stock repurchase program in the first quarter of 2024, or in 2023 or 2022.

Transactions Between Avangrid and Parent

For more information about transactions between Avangrid and Parent, see “Certain Relationships and Related Party Transactions.” beginning on page 173.

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Important Additional Information Regarding Parent and Merger Sub

Iberdrola, S.A.

The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment during at least the past five (5) years for each of Parent’s directors and executive officers. During the past five (5) years, none of the persons listed in this section has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five (5) years, none of the persons listed in this section has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Unless otherwise noted, the current business address of each person identified below is Plaza Euskadi, 5, 48009 Bilbao, Spain and the current business phone number of each such person is +34 94 415 1411.

Iberdrola, S.A. Directors

For additional information regarding the composition of the board of directors and its committees and the professional background of the directors, please check the corporate website:

https://www.iberdrola.com/corporate-governance/board-directors/composition

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
José Ignacio Sánchez Galán, Spain	Functions at Parent: Mr. Sánchez Galán was appointed as a member of the board of directors of Parent in 2001. He served as Chairman and Chief Executive Officer from May 2006 until October 2022, when he was appointed to his current position of Executive Chairman. He is a member of the Executive Committee since 2001, which he has chaired since 2006.

Other Activities: Mr. Sánchez Galán is a member and chairman of the boards of directors of Scottish Power Ltd. (a country subholding company of Parent in the United Kingdom) and Neoenergia S.A. (a country subholding company of Parent in Brazil). He is a member and chairman of the board of directors of the Company, where he also chairs its executive committee. He is also a member of the boards of trustees of Fundación Princesa de Asturias, Fundación Carolina, Fundación Universitaria Comillas-ICAI, Fundación Conocimiento y Desarrollo, Real Instituto Elcano and Real Patronato del Museo del Prado. He is a member of the electricity cluster of the World Economic Forum (Davos), a member of the European Round Table for Industry (ERT), of the Global Leadership Council of the UNICEF Generation Unlimited Organization, of the Renewable Hydrogen Coalition, and of the J.P. Morgan International Council. In Spain, he is a member of the Círculo de Empresarios Vascos, the Círculo de Empresarios (Madrid), the Círculo de Economía, and the Asociación para el Progreso de la Dirección (APD). He has also been chief executive officer of Airtel Móvil, S.A. (now, Vodafone España, S.A.U.) and a member of the Supervisory Board of Nutreco Holding N.V., a listed

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Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
company in The Netherlands, active in the food industry. He was also founding partner and director of the Matarromera Group, dedicated to viticulture and the production of wine and oil.

Armando Martínez Martínez, Spain	Functions at Parent: Mr. Martínez Martínez has been a director, a member of the Executive Committee and Chief Executive Officer of Parent since 2022. He was Director of the Networks Business from 2016 until 2021 and was appointed as Business CEO in 2021 with overall responsibility for all businesses at the global level.

Other Activities: Mr. Martínez Martínez has been chair and member of the boards of directors of Iberdrola España, S.A. (Sociedad Unipersonal) (Spain), Iberdrola Redes España, S.A. (Sociedad Unipersonal) (Spain), Avangrid Networks, Inc. (USA), Neoenergia Distribuicao Brasilia S.A. (Brazil), Iberdrola Clientes, S.A. (Sociedad Unipersonal) (Spain) and Iberdrola México Energía S.A. de C.V. (Mexico). He was chair and member of the boards of directors of Scottish Power Energy Networks Holdings Ltd. and Scottish Power Retail Holdings Ltd. (Scotland, United Kingdom) from 2016 to 2021, and general manager and director of generation of Iberdrola México, S.A. de C.V. (Mexico).

Juan Manuel González Serna, Spain	Functions at Parent: Mr. González Serna was appointed as a director of Parent in 2017, and has been the lead independent director since 2018 and vice-chair since 2020 (specifically, first vice-chair since 2021). He is a member of the Executive Committee of the board of directors of Parent since 2020, and of the Remuneration Committee since 2017, which he has chaired since 2018.

Other Activities: Mr. González Serna was an independent director of Iberdrola España, S.A. (Sociedad Unipersonal) (Spain) and of Iberdrola Renovables, S.A. (Spain), a predecessor in interest to Parent, as well as the chair of the appointments and remuneration committee of the latter.

He is the chairman of the patrimonial company GSU Found, S.L. (Spain), of Tuero Medioambiente, S.L. (Spain), and from 1991 to 2022 of Ceralto Siro Foods, S.L. (Spain), a business group in the food sector.

He is a member of the sustainability committee of the Spanish Commercial Coding Association (Asociación Española de Codificación Comercial) (AECOC) (Spain). He is also a director of Profesionales de la Medicina y de la Empresa, S.A. (Spain), of Hommingcloud, S.L. (Spain) and of Digital Cinegetics, S.L. (Spain). He has also been a member and a member of the advisory board of Rabobank in Spain and Europe. as member of the Consultive Board of CaixaBank in Castilla y León (Spain) as well as director of CO2 Revolution, S.L., of Banco Urquijo Sabadell Banca Privada, S.A. and of Sociedad para el Desarrollo Industrial de Castilla y León, Sociedad de Capital Riesgo, S.A. (SODICAL, now Ade Capital Social, Sociedad de Capital Riesgo de Régimen Común, S.A.), as well as member of the Executive Committee and trustee of Fundación SERES.

Anthony L. Gardner, United States of America and Italy	Functions at Parent: Mr. Gardner was appointed as a director of Parent in 2018 and is a member of the Appointments Committee of the board of directors of Parent since 2019. In 2021, he was appointed second vice-chair and a member of the Executive Committee of the board of directors of Parent. He was also a member of the Sustainable Development Committee of the board of directors of Parent.

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Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Other Activities: Mr. Gardner is an executive adviser of Brookfield Asset Management (United Kingdom) since 2023 and prior to that, from 2020 to 2023, he was a member of the board of directors of Brookfield’s Private Equity Group. He has also been a senior adviser of the consulting firm Brunswick Group, LLP (USA) since 2023.

Iñigo Victor de Oriol Ibarra, Spain

Functions at Parent: Mr. de Oriol Ibarra has been a director of Parent since 2006 and has been a member of the Remuneration Committee of the board of directors of Parent since 2020.

He was previously a member of the Appointments Committee and of the Sustainable Development Committee of the board of directors of Parent, as well as Director of Corporate Governance for the Americas and financial analyst in the Financial Division and the International Division of Parent.

Other Activities: Mr. de Oriol Ibarra was chair of Electricidad de La Paz, S.A. (Bolivia), of Empresa de Luz y Fuerza Eléctrica de Oruro, S.A. (Bolivia), of Empresa de Servicios Sanitarios de Los Lagos, S.A. (Chile), and of Iberoamericana de Energía Ibener, S.A. (Chile), as well as a member of the boards of directors of Empresa de Alumbrado Eléctrico de Ceuta, S.A. (Spain), of Neoenergia S.A., a Brazilian subsidiary of Parent listed on the Sao Paulo Stock Exchange, and of Empresa Eléctrica de Guatemala, S.A. (Guatemala).

María Helena Antolín Raybaud, Spain and France

Functions at Parent: Ms. Antolín Raybaud was appointed as a director of Parent in 2010 and has been a member of the Appointments Committee of the board of directors of Parent since 2015, which she chaired until 2022.

She was previously a member of the Corporate Social Responsibility Committee of the board of directors of Parent.

Other Activities: Ms. Antolín Raybaud served as an external independent director of Iberdrola Renovables, S.A. (Spain) and as a member of its related-party transactions committee from 2007 to 2010.

She is a member of the boards of directors of INJAT, S.L. (Spain), and of Danosa, S.A. (Spain) since 2021, member of the Territorial Advisory Board of Madrid and Central Spain of Banco Sabadell, S.A. (Spain) since 2019, vice-chair of the Confederation of Employers and Industries of Spain (Confederación Española de Organizaciones Empresariales) (CEOE) (Spain) since 2022, , and Board member of France Foreign Trade (Comercio Exterior de Francia), Spain section (France). She has been a member of the advisory committee of Sabadell Urquijo Banca Privada (Spain) and member of the management board of the Spanish Associate of Automotive Equipment and Component Manufacturers (Spain). She was vice-chair of the board of directors and a member of the management committee of Grupo Antolín Irausa, S.A. (Spain) from 2015 to 2023, where she was in charge of the corporate industrial and Strategy Divisions, where she has also been the director of human resources and head of ‘Total Quality’.

Manuel Moreu Munaiz, Spain

Functions at Parent: Mr. Moreu Munaiz has been a director of Parent since 2015. He has been a member of the Executive Committee of the board of directors of Parent since 2016 and of the Remuneration Committee of the board of directors of Parent since 2018.

He was previously a member of the Corporate Social Responsibility Committee and Sustainable Development Committee of the board of directors of Parent.

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Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Other Activities: Mr. Moreu Munaiz was a member of the board of directors of Iberdrola Renovables, S.A. (Spain), as well as a member of the board of directors and audit and compliance committee of Gamesa Corporación Tecnológica, S.A. (currently Siemens Gamesa Renewable Energy, S.A.).

He is also the chairman of Seaplace, S.L. (Spain), sole director of Heath Wind, S.L. (Spain), sole director of H.I. de Iberia Ingeniería y Proyectos, S.L. (Spain), sole director of Howard Ingeniería y Desarrollo, S.L. (Spain, as well as member of the Spanish Commitee of Lloyd’s Register EMEA (Spain). He is also chairman of Tubacex, S.A. (Spain), and a member of its audit and compliance committee and strategy and monitoring committee.

Xabier Sagredo Ormaza, Spain	Functions at Parent: Mr. Sagredo Ormaza has been a director of Parent and a member of the Audit and Risk Supervision Committee of the board of directors of Parent since 2016. He chaired the Audit and Risk Supervision Committee until 2023 and was re-appointed as Chairman of this Committee in June 2024.

Other Activities: Mr. Sagredo Ormaza was a director and member of audit and compliance committee of Iberdrola Generación, S.A. (Sociedad Unipersonal) (Spain) and was also a director and chair of audit and compliance committee of Iberdrola Distribución Eléctrica, S.A. (Sociedad Unipersonal) (Spain).

He is chair of the Board of Trustees of Bilbao Bizkaia Kutxa Fundación Bancaria-Bilbao Bizkaia Kutxa Banku Fundazioa (Spain) and of BBK Fundazioa (Spain) since 2013. He is a member of the board of directors of Instituto Vasco de Competitividad Orkestra (Spain) since 2018 and of the Management Council of Universidad de Deusto (Spain) since 2018.

Mr. Sagredo Ormaza was the director of the expansion and assets area of the credit institution Ipar Kutxa (Spain) and was a member of the Board of the Bilbao Port Authority (Spain). In addition, he has been chair and vice-chair of the Board of Directors of Caja de Ahorros Bilbao Bizkaia Kutxa, Aurrezki Kutxa eta Bahitetxea (BBK) (Spain), and chair of its Audit Committee, as well as chair of the Board of Trustees of Fundación Eragintza (Spain)

Sara de la Rica Goiricelaya, Spain

Functions at Parent. Ms. De la Rica Goiricelaya has been a director of Parent and a member of the Sustainable Development Committee of the board of directors of Parent since 2019, which she has chaired since 2020.

She was a member of the Appointments Committee of the board of directors of Parent in 2019.

Other Activities: Ms. De la Rica Goiricelaya was an independent director of Iberdrola España, S.A. (Sociedad Unipersonal) (Spain).

She is the director of Fundación ISEAK (Initiative for Socio-economic Analysis and Knowledge) (Spain) since 2018, a member of the scientific committee of the Basque Institute for the Evaluation of the Educational System (IVEI-ISEI) (Spain), member of the Think Tank of AMETIC (Asociación Multisectorial de Empresas de la Electrónica, las Tecnologías de la Información y la Comunicación, de las Telecomunicaciones y de los Contenidos Digitales) (Spain). She has also been a member of the scientific committee of the Basque Institute for the Evaluation of the Educational System (IVEI-ISEI) (Spain), a member of the board of directors of

Proxy Statement 2024	Important Additional Information Regarding Parent and Merger Sub	| 245

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Basquetour, Turismoaren Euskal Agentzia, Agencia Vasca de Turismo, S.A. (Spain), a government-owned company of the Department of Tourism, Trade and Consumption of the Basque Government created to lead the promotion and implementation of the competitiveness strategy of Basque tourism.

Nicola Mary Brewer, United Kingdom	Functions at Parent: Ms. Brewer has been a director of Parent and a member of the Sustainable Development Committee of the board of directors of Parent since 2020.

Other Activities: Ms. Brewer was an independent director of Scottish Power Ltd. (United Kingdom) from 2017 to 2020. She also served as a non-executive director of Aggreko plc (United Kingdom) from 2016 to 2021.

She is an independent director, and a member of the nomination committee, the remuneration committee and the sustainability and technology committee of the board of directors of The Weir Group plc (United Kingdom) since 2022, and in 2024 was appointed as its senior independent director.

Regina Helena Jorge Nunes, Brazil	Functions at Parent: Ms. Jorge Nunes has been a director and a member of the Audit and Risk Supervision Committee of the board of directors of Parent since 2020.

Other Activities: Ms. Jorge Nunes was an independent director of Neoenergia S.A. (Brazil), the country subholding company of the energy business in Brazil, from 2019 to 2020.

She is founding member, partner and CEO of RNA Capital (Brazil) since 2019, as well as the director of Cielo, S.A. (Brazil) since 2022. She was the independent director and member of the audit committee of Companhia Distribuidora de Gás do Rio de Janeiro (Brazil). From 2019 to 2021 she was a member of the risk and capital committee of Bank of Brazil (Brazil). She was the independent director of IRB-Brasil Resseguros, S.A. (Brazil) from 2020 to 2022, the chair coordinator of its Risk and Solvency Committee and a member of its Investments, Capital Structure and Dividend Committee. She was also a member of the advisory board of Mercado Eletrônico (Brazil), a company dedicated to electronic B2B commerce, from 2018 to 2020.

Ángel Jesús Acebes Paniagua, Spain

Functions at Parent: Mr. Acebes Paniagua was appointed as a director, as well as member of the Executive Committee and of the Appointments Committee of the board of directors of Parent, in 2020, chairing the Appointments Committee since 2022.

From 2012 to 2019, he was an independent director, and during a part of this period, he was also a member of the Executive Committee and the Appointments Committee of the board of directors of Parent.

Other Activities: Mr. Acebes Paniagua has been the founding partner and chairman of MA Abogados Estudio Jurídico, S.L.P. (Spain) since 2011; the managing partner of Michavila Acebes Abogados, S.L.P. (Spain), as well as the sole director and professional partner of Doble A Estudios y Análisis, S.L.P. (Spain). He is also a trustee of Fundación para el Análisis y Estudios Sociales (FAES) and of Fundación España Constitucional. He was a director of Caja Madrid Cibeles, S.A., which manages the investments of Grupo Caja Madrid in other companies with activities in the financial and insurance sectors, as well as the retail banking sector outside of Spain.

Proxy Statement 2024	Important Additional Information Regarding Parent and Merger Sub	| 246

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
María Ángeles Alcalá Díaz, Spain	Functions at Parent: Ms. Alcalá Díaz has been a director and a member of the Audit and Risk Supervision Committee of the board of directors of Parent since 2021, and has chaired this committee from 2023 until June 2024.

Other Activities: Ms. Alcalá Díaz was an independent director and member of the audit and compliance committee of Iberdrola España, S.A. (Sociedad Unipersonal) (Spain), and was an independent director and member of the financial, remuneration and succession committees of Neoenergia S.A. (Spain) in 2020. She is a professor of Commercial Law at Universidad de Castilla-La Mancha (Spain) since 1991 and has held several positions at the university including vice-chancellor for student affairs and general secretary. She is a director of UCLM Emprende, S.L. (Spain) and is an of Counsel advisor of the law firm Ramón y Cajal Abogados, S.L.P. (Spain) since 2013. She is also a permanent member of the General Legislation Commission of the Ministry of Justice.

Isabel García Tejerina, Spain	Functions at Parent: Ms. García Tejerina has been a director and a member of the Sustainable Development Committee of the board of directors of Parent since 2021.

Other Activities: Ms. García Tejerina was an independent director of Neoenergia S.A. (Brazil), a member of its Finance, Audit, Remuneration and Succession committees, as well as the chair of its Sustainability Committee.

She is a Senior Advisor at Ernst & Young España, S.A. (Spain) for sustainability issues and the agri-food sector. She is an independent director of Avanza Previsión Compañía de Seguros, S.A. (Spain) as well as a member of its audit committee. She is also an independent director and member of the audit committee of Avanza Previsión Compañía de Seguros, S.A. (Spain) since 2021.

Ms. García Tejerina was the director of strategic planning at the chemical fertilizer company Fertiberia, S.A. (Spain); a member of the board of Fertial SPA (Algeria), a fertilizer manufacturing company; a member of the board of Sociedad Estatal de Infraestructuras Agrarias del Norte, S.A. (Spain); and a member of the Governing Board of the Spanish Ports System (Puertos del Estado). She was also an independent director, a member of the audit committee and chair of the innovation and sustainability committee of Primafrio, S.L. (Spain) from 2021 to 2022.

Proxy Statement 2024	Important Additional Information Regarding Parent and Merger Sub	| 247

Iberdrola, S.A. Officers

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Armando Martínez Martínez, Spain	Functions at Parent: Mr. Martínez Martínez has been a director, a member of the Executive Committee and Chief Executive Officer of Parent since 2022. He was Director of the Networks Business from 2016 until 2021 and was appointed as Business CEO in 2021 with overall responsibility for all businesses at the global level.

Other Activities: Mr. Martínez Martínez has been chair and member of the boards of directors of Iberdrola España, S.A. (Sociedad Unipersonal) (Spain), Iberdrola Redes España, S.A. (Sociedad Unipersonal) (Spain), Avangrid Networks, Inc. (USA), Neoenergia Distribuicao Brasilia S.A. (Brazil), Iberdrola Clientes, S.A. (Sociedad Unipersonal) (Spain) and Iberdrola México Energía S.A. de C.V. (Mexico). He was chair and member of the boards of directors of Scottish Power Energy Networks Holdings Ltd. and Scottish Power Retail Holdings Ltd. (Scotland, United Kingdom) from 2016 to 2021, and general manager and director of generation of Iberdrola México, S.A. de C.V. (Mexico).

José Sainz Armada, Spain	Functions at Parent: Mr. Sainz Armada became Chief Financial Officer of Parent in 2003, served as the Chief Financial and Resource Officer from 2015 until 2022, and since 2022 he serves as Chief Finance, Control and Corporate Development Officer of Parent.

Other Activities: Mr. Sainz Armada is a director of the Company since 2014 and is also a member of its Compensation and Nominating Committee, Executive Committee and Governance and Sustainability Committee. He is also the Chairman of Iberdrola Inmobiliaria, S.A.U. (Spain), a subsidiary of Parent, since 2009; and a director of Scottish Power Ltd. (United Kingdom) since 2007. He is a board member and chairman of the compensation and succession committee of Neoenergia, S.A. (Brazil), a subsidiary of Parent, since 2017.

Santiago Martínez Garrido, Spain	Functions at Parent: Mr. Martínez Garrido is the Head of Legal Services since 2016. He is also the General Secretary since July 2021 and the Secretary of the Board of Directors since January 1, 2023. He previously served as the Deputy Secretary of the Board of Directors from 2015 until January 2023.

Other Activities: Mr. Martínez Garrido is a member of the Board of Directors of the Company since 2015 and is a member of its Standing NECEC Committee, a special committee responsible for oversight of the New England Clean Energy Connect Project. He is also the member of the board of directors of Neoenergia, S.A. (Brazil), a subsidiary of Parent, since 2017.

Sonsoles Rubio Reinoso, Spain	Functions at Parent: Ms. Rubio Reinoso is the Chief Internal Audit and Risk Officer and Internal Audit Director since 2017. She was the Chief Compliance Officer from 2013 until 2017.

Other Activities: She has been the President of the Institute of Internal Auditors of Spain since 2020. She was an advisor for Gamesa Corporación Tecnológica (later named Siemens Gamesa Renewable Energy, S.A.) from 2012 to 2018.

María Dolores Herrera Pereda, (Spain)	Functions at Parent: Ms. Herrera Pereda is the Chief Compliance Officer since 2017. She previously served as the Director of Development Legal Services from January 2004 to March 2012 and as Director of Finance and Resources Legal Services from March 2012 until March 2017.

Proxy Statement 2024	Important Additional Information Regarding Parent and Merger Sub	| 248

Arizona Merger Sub, Inc.

The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment during at least the past five years for each of Merger Sub’s directors and executive officers. During the past five years, none of the persons listed in this section has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, none of the persons listed in this section has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Unless otherwise noted, the current business address of each person identified below is c/o Iberdrola, S.A., Plaza de Euskadi, 5, 48009 and the current business phone number of each such person is +34 91 784 3232.

Arizona Merger Sub, Inc. Directors and Officers

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
David José Mesonero Molina, Spain	Functions at Merger Sub: Mr. Mesonero Molina is the President and a director of Merger Sub since 2024.

Other Activities: Mr. Mesonero Molina is the Global Head of Corporate Development Division at Parent since 2022. He has served as the Proprietary Director of Iberdrola Renovables Internacional, S.A.U. (Spain) since December 2022 and has served as the Non-Independent Member of the board of managers of Avangrid Renewables, LLC (USA) since June 2020.

Mr. Mesonero Molina was the CFO at Siemens Gamesa Renewable Energy (“SGRE”) from 2018 until 2020 and a member of its management committee from 2010 (until 2017 in Gamesa Corporación Tecnológica, S.A., that merged in 2017 with the wind power division of Siemens AG forming SGRE) until 2020.

Gonzalo Cerón Hernández, Spain	Functions at Merger Sub: Mr. Cerón Hernández is the Secretary and a director of Merger Sub since 2024.

Other Activities: Mr. Cerón Hernández is also the Head of M&A Legal of Parent since March 2021. Prior to his role at Parent, Mr. Cerón Hernández was a partner at Martinez-Echevarría Abogados from 2020 until 2021 and a Partner at Andersen Tax & Legal in Spain from 2010 until 2020.

África Benito De Valle Villalba, Spain	Functions at Merger Sub: Mr. Valle Villalba is the Treasurer and a director of Merger Sub since 2024.

Other Activities: Mr. Valle Villalba is the Global Head of Corporate Functions Controlling at Parent since March of 2021. Prior to this role, Mr. Valle Villalba was the Head of Control and Joint Director of Iberdrola Ingeniería y Construcción S.A.U. from 2017 to February 2021.

Proxy Statement 2024	Agreements with Parent Involving Avangrid Common Stock	| 249

Agreements With Parent Involving Avangrid Common Stock

Parent currently directly holds 81.6% of the outstanding shares of Avangrid Common Stock. As the Company’s controlling shareholder, Parent continues to exercise significant influence over us, including the composition of our Board and any action requiring the approval of our shareholders. Transactions with Parent relate predominantly to pass-through charges of corporate services/management fees. These corporate services are entered into on an arm’s length basis and are aimed at maximizing our operating efficiency in an efficient and flexible service model. The corporate services are provided at market quality, and subject to audit and dispute resolution procedures.

Shareholder Agreement

On December 16, 2015, Parent and the Company entered into the Shareholder Agreement. The Shareholder Agreement sets forth certain governance arrangements and contains various provisions relating to, among other things, representation on the Board, minority protections that limit the disposal or transfer of shares of Avangrid Common Stock of the Company by Parent, registration rights, preemptive rights and protections for the Company relating to affiliate transactions, competitive business opportunities, and certain information and access rights.

The foregoing description of the Shareholder Agreement is qualified in its entirely by the full text of such agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule 13E-3, and is incorporated by reference to Exhibit 4.1 to Avangrid, Inc’s Current Report on Form 8-K filed on December 18, 2015.

For additional information, see “Certain Relationships and Related Party Transactions” beginning on page 173.

Proxy Statement 2024	Section 16(a) Beneficial Ownership Reporting Compliance	| 250

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Avangrid’s directors, certain of its officers and persons who beneficially own more than 10% of the outstanding shares of Avangrid Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on Avangrid’s review of such reports filed electronically with the SEC and on any written representations from such reporting persons, Avangrid believes that in 2023 all such reporting persons filed the required reports on a timely basis in accordance with Section 16(a) other than due to an inadvertent administrative error on the part of Avangrid one late Form 4 was filed on behalf of Mr. Azagra Blázquez, our Chief Executive Officer and director, to report his acquisition of shares of Avangrid Common Stock upon the vesting of certain restricted share units.

Proxy Statement 2024	Submission of Shareholder Proposals	| 251

Submission of Shareholder Proposals

If the Merger is completed in the expected timeframe, we will not hold a 2025 Annual Meeting of Shareholders. If the Merger is not completed in the expected timeframe, in accordance with the rules established by the SEC, shareholders who intend to present proposals for action at the 2025 annual meeting of shareholders are advised that such proposals must be received at our principal executive offices by [ ● ], which is the 120th day prior to the first anniversary of the date on which this Proxy Statement was first released to our shareholders in connection with the Annual Meeting, and must satisfy the conditions established by SEC Rule 14a-8 for such purpose in order to be included in the Proxy Statement and form of proxy for that meeting.

Outside the processes of Rule 14a-8, written notice of proposals of shareholders to be considered at the 2025 annual meeting without inclusion in next year’s Proxy Statement must be received on or before [ ● ], which is the 45th day prior to the first anniversary of the date on which this Proxy Statement was first released to our shareholders in connection with the Annual Meeting. If a notice is received after [ ● ], then the notice will be considered untimely and the proxies held by management may provide the discretion to vote against such proposal, even though the proposal is not discussed in the Proxy Statement. In order for shareholders to give timely notice of director nominations for inclusion on a universal proxy card under Rule 14a-19 of the Exchange Act, any notice must be submitted by [ ● ] and otherwise meet the requirements of Rule 14a-19 of the Exchange Act.

Notices of intention to present proposals at the 2025 annual meeting should be addressed to R. Scott Mahoney, Senior Vice President – General Counsel and Corporate Secretary, Avangrid, Inc., 180 Marsh Hill Road, Orange, Connecticut 06477.

Proxy Statement 2024	Where You Can Find Additional Information	| 252

Where You Can Find Additional Information

Our 2023 Annual Report on Form 10-K is being mailed with this Proxy Statement to those shareholders that received a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability of Proxy Materials, this Proxy Statement and our 2023 Annual Report on Form 10-K are available at our website at www.avangrid.com. Additionally, and in accordance with SEC rules, you may access our 2023 Annual Report on Form 10-K and Proxy Statement at www.proxyvote.com. If you did not receive this Proxy Statement or our 2023 Annual Report on Form 10-K by mail, one will be provided to you without charge, if you request it in writing. Please direct your written requests to R. Scott Mahoney, Senior Vice President – General Counsel and Corporate Secretary, Avangrid, Inc., 180 Marsh Hill Road, Orange, Connecticut 06477. The Company’s copying costs will be charged if exhibits to the 2023 Annual Report on Form 10-K are requested.

The information provided on the Company’s website (www.avangrid.com) is referenced in this Proxy Statement for information purposes only. The information on the Company’s website shall not be deemed to be a part of or incorporated by reference into this Proxy Statement or any other filings we make with the SEC.

Proxy Statement 2024	Annex A	| A- 1

ANNEX A

MERGER AGREEMENT

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AVANGRID, INC.,

IBERDROLA, S.A.

AND

ARIZONA MERGER SUB, INC.

DATED AS OF MAY 17, 2024

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		27

6.1.	Organization, Good Standing and Qualification	27
6.2.	Corporate Authority	27
6.3.	Governmental Filings; No Violations; Etc.	27
6.4.	Litigation	28
6.5.	Available Funds	28
6.6.	Brokers and Finders	29
6.7.	Certain Arrangements	29
6.8.	Operations of Merger Sub; No Prior Activities	29
6.9.	Ownership of Common Stock	29
6.10.	No Other Representations and Warranties	29
6.11.	Acknowledgement of Disclaimer of Other Representations and Warranties	29

ARTICLE VII COVENANTS AND AGREEMENTS		30

7.1.	Conduct of Business by the Company	30
7.2.	No Solicitation; Change of Recommendation	35
7.3.	Shareholders Meeting; Proxy Statement; Schedule 13E-3	39
7.4.	Shareholder Litigation	42
7.5.	Reasonable Best Efforts	42
7.6.	Access and Reports	46
7.7.	Stock Exchange De-listing	47
7.8.	Publicity	47
7.9.	Employee Matters	47
7.10.	Expenses	48
7.11.	Indemnification; Directors’ and Officers’ Insurance	48
7.12.	State Takeover Statutes	50
7.13.	Notification of Certain Matters	50
7.14.	Section 16 Matters	50
7.15.	Parent Vote	51

ARTICLE VIII CONDITIONS TO THE MERGER		51

8.1.	Conditions to Each Party’s Obligation to Effect the Merger	51
8.2.	Conditions to Obligations of Parent and Merger Sub	51
8.3.	Conditions to Obligation of the Company	52

ARTICLE IX TERMINATION		53

9.1.	Termination by Mutual Consent	53
9.2.	Termination by Parent or the Company	53
9.3.	Termination by the Company	54
9.4.	Termination by Parent	54
9.5.	Effect of Termination and Abandonment	54

ARTICLE X MISCELLANEOUS AND GENERAL		54

10.1.	Survival	54
10.2.	Amendments; Waivers	55
10.3.	Special Committee Approval	55
10.4.	Counterparts; Effectiveness	55
10.5.	Governing Law and Venue; Waiver of Jury Trial	55
10.6.	Specific Performance	57
10.7.	Notices	57
10.8.	Entire Agreement	59
10.9.	No Third Party Beneficiaries	59
10.10.	Obligations of Parent and of the Company	59
10.11.	Definitions	60
10.12.	Severability	60
10.13.	Interpretation; Construction	60
10.14.	Assignment	61

ANNEXES

Annex A	Definitions

EXHIBITS

Exhibit A	Surviving Corporation Certificate of Incorporation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 17, 2024, is entered into by and among Avangrid, Inc., a New York corporation (the “Company”), Iberdrola, S.A., a corporation organized under the laws of Spain (“Parent”), and Arizona Merger Sub, Inc., a New York corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). All capitalized term used in this Agreement shall have the meaning ascribed to them in Annex A hereto.

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the parties hereto intend that Merger Sub be merged with and into the Company, with the Company surviving the Merger as a wholly-owned Subsidiary of Parent (the “Merger”);

WHEREAS, the members of the Unaffiliated Committee of the Company Board consisting only of independent and disinterested directors have been appointed by the Company Board as a special committee of the Company Board (the “Special Committee”) to, among other things, review, evaluate and negotiate the terms of this Agreement and the transactions contemplated hereby;

WHEREAS, the Special Committee has unanimously: (a) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (b) determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the Unaffiliated Shareholders, (c) recommended that the Company Board authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein and (d) recommended that the Company Board recommend that the shareholders of the Company adopt this Agreement;

WHEREAS, the Company Board (upon the unanimous recommendation of the Special Committee) has: (a) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (b) determined that the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its shareholders, including the Unaffiliated Shareholders, (c) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein, (d) resolved to recommend that the shareholders of the Company adopt this Agreement and (e) directed that this Agreement be submitted to the shareholders of the Company for their adoption at a duly held meeting of such shareholders for such purpose;

WHEREAS, the board of directors of Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of Merger Sub and its sole shareholder and unanimously approved this Agreement, and the board of directors of Parent has approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, and immediately following the execution of this Agreement, Parent will, in its capacity as the sole shareholder of Merger Sub, adopt this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the New York Business Corporate Law (“NYBCL”);

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

WHEREAS Parent is committed to continue investing in the energy market of the United States of America and considers that the Transaction shall facilitate such future investments plans to be deployed.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the NYBCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the NYBCL as a wholly-owned subsidiary of Parent.

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, New York 10020, or by electronic transmittal of executed documents, at 10:00 a.m. (New York time), on a date to be specified by the parties hereto which shall be no later than the third (3rd) Business Day following the satisfaction or, if permissible under applicable Law, waiver of the last of the conditions set forth in Article VIII to be satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permissible under applicable Law, waiver of those conditions), or such other date and time as the Company and Parent may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

1.3. Effective Time.

(a) Concurrently with the Closing, the Company and Merger Sub shall cause to be filed with the New York State Department of State (the “Department of State”) a certificate of merger (the “Certificate of Merger”), executed and filed in accordance with, and containing such information as is required by, the relevant provisions of the NYBCL in order to effect the Merger. The Merger will become effective upon the acceptance for filing of the Certificate of Merger by the Department of State or, subject to the NYBCL, at such later date and time as may be agreed by the Company and Parent and specified in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

(b) The Merger shall have the effects set forth in Section 906 of the NYBCL and this Agreement. Without limiting the generality of the foregoing, from and after the Effective Time, all the rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all liabilities, obligations and penalties of the Company and Merger Sub shall become liabilities, obligations and penalties of the Surviving Corporation, and the Surviving Corporation shall continue to be governed by the Laws of the State of New York.

1.4. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

CERTIFICATE OF INCORPORATION AND

BYLAWS OF THE SURVIVING CORPORATION

2.1. The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and, as so amended and restated, subject to Section 7.11, shall be the certificate of incorporation of the Surviving Corporation from and after the Effective Time until thereafter amended or restated as provided therein or by applicable Law.

2.2. The Bylaws. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended or restated as provided therein or by applicable Law, subject to Section 7.11, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation.

ARTICLE III

OFFICERS AND DIRECTORS

OF THE SURVIVING CORPORATION

3.1. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, incapacitation, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

3.2. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, incapacitation, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE IV

CONVERSION OF SECURITIES

4.1. Conversion of Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, Parent or Merger Sub:

(a) Merger Consideration. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent and shares of Common Stock owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, and in each case not held on behalf of third parties (collectively, the “Excluded Shares”)) shall be converted into the right to receive $35.75 per share of Common Stock in cash (the “Per Share Merger Consideration”), without interest. At the Effective Time, all of the shares of Common Stock shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the shares of Common Stock (each, a “Certificate”) or non-certificated shares of Common Stock held in book-entry form (each, a “Book-Entry Share”) (in each case other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration for each such share of Common Stock, without interest.

(b) Cancellation of Excluded Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Excluded Share shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Stock”).

4.2. Exchange of Certificates and Book-Entry Shares.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s written prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit of the holders of shares of Common Stock (other than Excluded Shares) and pursuant to a paying agent agreement in customary form that is reasonably acceptable to the Company, cash in immediately available funds in the aggregate amount necessary for the Paying Agent to make the payments contemplated by Section 4.1(a) (such cash amount being hereinafter referred to as the “Exchange Fund”). Except as otherwise provided in such paying agent agreement, the Paying Agent shall invest the Exchange Fund as directed by Parent in (1) short-term direct obligations of the United States of America, (2) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (3) commercial paper obligations rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (4) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amount payable pursuant to Section 4.1(a) shall be delivered to the Surviving Corporation in accordance with Section 4.2(d). To the extent that there are any losses with respect to any such investments, the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment pursuant to Section 4.1(a), or all or any portion of the Exchange Fund is unavailable for Parent (or the Paying Agent on behalf of Parent) to make prompt cash payment pursuant to Section 4.1(a), Parent shall promptly replace or restore the cash in the Exchange Fund so as to make all such cash payments under Section 4.1(a). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 4.1(a). Parent shall be responsible for all fees and expenses of the Paying Agent.

(b) Exchange Procedures. Promptly (and in any event within three (3) Business Days) after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (other than Certificates representing Excluded Shares) immediately prior to the Effective Time (each holder of record of a Certificate and/or Book-Entry Share, a “Record Holder”) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in customary form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the amount to which such Record Holder is entitled as a result of the Merger pursuant to Section 4.1(a). Upon delivery of the letter of transmittal duly executed by the applicable Record Holder and the surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) (other than Certificates representing Excluded Shares) to the Paying Agent in accordance with the terms of such letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax deductions or withholdings as provided in Section 4.2(g)) equal to the product of (A) the number of shares of Common Stock represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)), and (B) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. Promptly (and in any event within three (3) Business Days) after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to (1) mail to each Record Holder of Book-Entry Shares materials advising such Record Holder of the effectiveness of the Merger and the conversion of its Book-Entry Shares into the right to receive the Per Share Merger Consideration and (2) subject to receipt by the Paying Agent of any documentary or other evidence of transmittal of the applicable Book-Entry Shares and/or related information in customary form to the extent reasonably required by the Paying Agent (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such shares of Common Stock upon receipt by the Paying Agent of such evidence of transmittal and/or related information, if any, as the Paying Agent may reasonably request), pay to each Record Holder of Book-Entry Shares (other than with respect to Excluded Shares) a cash amount in immediately available funds (after giving effect to any required Tax deductions or withholdings as provided in Section 4.2(g)) equal to the product of (x) the number of Book-Entry Shares and (y) the Per Share Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates (or affidavits of loss) or Book-Entry Shares, as the case may be. In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company, payment of cash to be delivered upon due surrender of the Certificate or Book-Entry Shares may be made to such transferee if the Certificate or acceptable evidence of a Book-Entry Share formerly representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c) Transfers. From and after the Effective Time, the transfer books or ledger of the Company shall be closed and there shall be no further transfers on the stock transfer books or ledger of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, the holder of such Certificate shall be given a copy of the letter of transmittal referred to in Section 4.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which the holder of such Certificate is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund; Escheat. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for twelve (12) months after the Effective Time shall be delivered to Parent. Any holder of shares of Common Stock (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to Parent for payment of the amount to which such holder is entitled as a result of the Merger pursuant to Section 4.1(a) (after giving effect to any required Tax deductions or withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund remaining unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permissible under applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in reasonable and customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay the amount (after giving effect to any required Tax deductions or withholdings as provided in Section 4.2(g)) equal to the product of (i) the number of shares of Common Stock represented by such lost, stolen or destroyed Certificate and (ii) the Per Share Merger Consideration, in exchange for such lost, stolen or destroyed Certificate. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant shares of Common Stock for purposes of this Article IV.

(f) Appraisal Rights. Holders of shares of the Common Stock are not entitled to appraisal rights under Section 910 of the NYBCL.

(g) Withholding Rights. Notwithstanding any other provision of this Agreement to the contrary, each of Parent, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts that it is required to deduct and withhold with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld and paid to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

4.3. Treatment of Company Equity-Based Awards.

(a) Immediately prior to the Effective Time, each outstanding Company Equity-Based Award, shall automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Equity-Based Award to receive from the Surviving Corporation, as promptly as practicable after the Effective Time, a cash-settled award (an “Adjusted Award”) in an amount equal to the product of (A) the Per Share Merger Consideration multiplied by (B) the total number of shares of Common Stock subject to such Company Equity-Based Award immediately prior to the Effective Time (with the number of shares of Common Stock subject to any Company PSU that has not completed its applicable “Performance Period” (as defined in the applicable Company PSU award agreement) as of the Effective Time calculated based on achievement of target performance, and with the number of shares of Common Stock subject to any Company PSU that has completed its applicable “Performance Period” calculated based on actual achievement of the performance goals). Except as expressly provided herein, each Adjusted Award shall be subject to the same terms and conditions, including the time- and performance-based vesting schedule and treatment upon termination terms, as applied to the corresponding Company Equity-Based Award as of immediately prior to the Effective Time; provided, however, that (x) for Company PSUs which have not completed their applicable “Performance Period” as of the Effective Time, the performance metrics shall be adjusted in the manner set forth on Section 4.3(a) of the Company Disclosure Letter, and (y) with respect to the Company PSUs granted in 2020, such awards (to the extent that they remain unpaid) shall be settled in March 2025 in cash.

(b) Corporate Actions. At or prior to the Effective Time, the Company and the Company Board (or any committee thereof, as applicable) shall adopt resolutions and will take such other actions requested by Parent to (i) cause the Company Equity-Based Awards to be treated in accordance with the provisions of this Section 4.3 and (ii) to terminate the Incentive Plans effective as of the Effective Time.

4.4. Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that, prior to the Effective Time, the Company changes the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock issued and outstanding, as a result of a reclassification, stock split (including a reverse stock split), stock dividend, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (x) the Company SEC Reports (but excluding, in each case, any disclosures contained therein under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein to the extent relating to information, factors or risks that are predictive, cautionary or forward looking in nature) filed or furnished with the SEC on or after January 1, 2022 and at least one (1) Business Day prior to the date of this Agreement (and (i) other than any matters required to be disclosed for purposes of Section 5.1 (Organization, Good Standing and Qualification), Section 5.2 (Capital Structure) and Section 5.20 (Brokers and Finders), which matters shall only be disclosed by specific disclosure in the respective corresponding Section of the Company Disclosure Letter and (ii) without giving effect to any amendment to any such documents filed on or after the date hereof) or (y) the corresponding Section or Subsection of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any fact or item in any Section or Subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other applicable Section or Subsection only to the extent that the relevance thereof is reasonably apparent on its face to a Person who has read that reference and such representations and warranties, other than any matters required to be disclosed for purposes of Section 5.1 (Organization, Good Standing and Qualification) and Section 5.2 (Capital Structure), which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Letter), the Company hereby represents and warrants to Parent and Merger Sub that:

5.1. Organization, Good Standing and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York. Each of the Subsidiaries of the Company is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing or in good standing (with respect to jurisdictions that recognize the concept of good standing) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company to timely perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated hereby (a “Company Impairment Effect”). Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified or licensed to do business as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business as presently conducted requires such qualification or licensing, except where any such failure to have such power or authority, or to be so qualified or licensed, has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect. The Company has made available to Parent complete and correct copies of the Organizational Documents of the Company, each as amended as of the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement. Except as set forth on Section 5.1 of the Company Disclosure Letter, all of the Subsidiaries of the Company are wholly-owned.

5.2. Capital Structure.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”). As of the close of business on May 15, 2024 (the “Capitalization Date”), (i) 387,010,149 shares of Common Stock were issued and outstanding (not including shares of Common Stock that were held by the Company as treasury stock), (ii) 997,983 shares of Common Stock were held by the Company as treasury stock, and (iii) an aggregate maximum of 2,412,464 unissued shares of Common Stock were reserved for issuance pursuant to awards under the Incentive Plans, of which 1,230,997 shares were subject to outstanding Company PSUs (assuming target performance), 48,999 shares were subject to outstanding Company Phantom Awards (payable in cash, not in stock), and 1,181,467 shares remain available for future issuance (and for the avoidance of doubt, the reserved unissued shares described in this clause are not included in the number of issued and outstanding shares of Common Stock set forth in clause (i)). All of the outstanding shares of Common Stock are, and all shares of Common Stock reserved for issuance as noted in clause (iii) above shall be (when issued in accordance with the terms of the Incentive Plans and the respective grants thereunder), duly authorized, validly issued, fully paid and nonassessable. Since the close of business on the Capitalization Date, the Company has not issued any shares of Common Stock or any Company Equity-Based Awards or other Equity Interests, except for shares of Common Stock issued upon the settlement of any Company Equity-Based Awards, in each case, that were outstanding as of the Capitalization Date, in accordance with their terms.

(b) As of the date of this Agreement, except as set forth in Section 5.2(a), or as provided in the Shareholder Agreement or in Section 5.2(b) of the Company Disclosure Letter, there were no issued or outstanding (A) shares of capital stock, equity interests or other voting securities of the Company or any of its Subsidiaries, (B) securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock, equity interests or other voting securities of the Company or any of its Subsidiaries, (C) preemptive or other rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock, equity interests or other voting securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock, equity interests or other voting securities of the Company or any of its Subsidiaries, or (D) securities or rights that are derivative of, or provide economic benefits based on the value of, any shares of capital stock, equity interests or other voting securities of the Company or any of its Subsidiaries (clauses (A),

(B), (C) and (D), collectively, “Equity Interests”). There are no outstanding obligations of the Company or any of its Subsidiaries to redeem, purchase or otherwise acquire any Equity Interests of the Company or any of its Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interests of the Company or any of its Subsidiaries.

(c) Section 5.2(c) of the Company Disclosure Letter contains (i) a true and complete list as of the Capitalization Date of each outstanding Company Equity-Based Award, including the holder thereof, the number of shares of Common Stock subject to each award (including, with respect to each Company PSU, (ii) the maximum number of shares of Common Stock that may be issued in respect of each such Company PSU assuming achievement of any applicable performance metrics at the maximum level), (iii) the exercise price (if applicable), and (iv) the grant date, the expiration date (if applicable), and the vesting schedule. Each Company Equity-Based Award was granted in compliance, in all material respects, with (A) applicable Law, (B) the terms and conditions of the relevant Incentive Plan and (C) the rules and regulations of the New York Stock Exchange (“NYSE”).

(d) Except as set forth on Section 5.1 of the Company Disclosure Letter, (i) each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Liens, except for Permitted Liens and such Liens and transfer restrictions as may be provided under the Securities Act or other applicable securities Laws and (ii) none of the Company or any of its Subsidiaries (A) owns, directly or indirectly, any Equity Interests in any Person or (B) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Person.

5.3. Corporate Authority; Approval; Financial Advisor Opinion.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to the affirmative vote of (i) the holders of a majority of all outstanding shares of Common Stock in accordance with the Certificate of Incorporation of the Company, the bylaws of the Company and the NYBCL, (ii) the holders of a majority of all outstanding shares of Common Stock held by the Company’s shareholders other than Parent and its Controlled Affiliates (as defined in the Shareholder Agreement) in accordance with the Certificate of Incorporation of the Company, the bylaws of the Company, the Shareholder Agreement and the NYBCL, and (iii) the Unaffiliated Shareholder Approval (the vote described in the foregoing clauses (i) through (iii) collectively, the “Company Requisite Votes”), and the filing of the Certificate of Merger with the Department of State. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability is subject to the Bankruptcy and Equity Exception.

(b) On or prior to the date hereof, the Special Committee has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the Unaffiliated Shareholders, (iii) recommended that the Company Board authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein and (iv) recommended that the Company Board recommend that the shareholders of the Company adopt this Agreement.

(c) On or prior to the date hereof, the Company Board (upon the unanimous recommendation of the Special Committee) has (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its shareholders, including the Unaffiliated Shareholders, (iii) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein, (iv) resolved to recommend that the shareholders of the Company adopt this Agreement (such recommendation, the “Company Board Recommendation”) and (v) directed that this Agreement be submitted to the shareholders of the Company for their adoption at a duly held meeting of such shareholders for such purpose, which resolutions have not, except after the date hereof as permitted by Section 7.2, been rescinded, modified or withdrawn in any way.

(d) The Special Committee and the Company Board have received the opinion of Moelis & Company LLC (the “Financial Advisor”) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Per Share Merger Consideration to be received by the Unaffiliated Shareholders pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such final written opinion shall be promptly provided by the Company to Parent, solely for informational purposes and on a non-reliance basis, following receipt thereof by the Special Committee.

5.4. Governmental Filings; No Violations; Certain Contracts.

(a) Except for (i) compliance with, and filings under, the Exchange Act and the Securities Act, including the filing with the SEC of a Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with any amendments or supplements thereto, the “Schedule 13E-3”) and a proxy statement relating to the Shareholders Meeting to be held in connection with this Agreement, the Merger and the other transactions contemplated hereunder (together with any amendments or supplements thereto, the “Proxy Statement”), (ii) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Department of State, (iv) compliance with the applicable requirements of the NYSE, (v) the filings with and the approval of the Federal Energy Regulatory Commission (“FERC”) under Section 203 of the Federal Power Act (“FPA”), and (vi) the filings with and consents required under Law from state utility commissions in the jurisdictions set forth in Section 5.4(a) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company or a Subsidiary of the Company with, nor are any consents, registrations, approvals or authorizations required to be obtained by the Company or any

Subsidiary of the Company from, any domestic or foreign governmental or regulatory body, commission, agency, court, instrumentality, authority or other legislative, executive or judicial entity (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby, except those that (x) relate solely to Parent or Merger Sub or their Affiliates (other than the Company and its Subsidiaries) or (y) the failure to make or obtain, as the case may be, have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect.

(b) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby, will not, constitute or result in (i) subject to receipt of the Company Shareholder Approval, a breach or violation of, or a default under, the Organizational Documents of (A) the Company or (B) any of its Subsidiaries or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien (other than any Permitted Lien) on any of the assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract binding upon the Company or any of its Subsidiaries, or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) receipt of the Company Shareholder Approval and compliance with the matters referred to in Section 5.4(a), under any Law to which the Company or any of its Subsidiaries is subject, except, in the case of clause (i)(B) or this clause (ii), for any such breach, violation, termination, default, creation, acceleration or change that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect.

5.5. Company Reports; Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis (taking into account all applicable grace periods) all forms, certifications, reports, statements and documents required to be filed or furnished by it with the SEC pursuant to the Securities Act and the Exchange Act since December 31, 2021 (the “Applicable Date”) (all such forms, certificates, reports, statements and documents filed or furnished after the Applicable Date, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “Company SEC Reports”). Each of the Company SEC Reports, at the time of its filing or being furnished (or, if amended, as of the time of such amendment or, if superseded by a filing, as of the date of such filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of their respective dates (or, if amended, as of the date of such amendment or, if superseded by a filing, as of the date of such filing), the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date hereof, there are no outstanding or unresolved written comments from the SEC staff with respect to any of the Company SEC Reports, and, to the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) The Company has established and maintains “disclosure controls and procedures” and “internal controls over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed and maintained to provide reasonable assurance (i) that material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents, and (ii) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since December 31, 2022, neither the Company nor, to the Knowledge of the Company, its independent registered public accounting firm has identified, been made aware of or received any written notification of any (A) “significant deficiency,” (B) “material weakness” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) or (C) fraud in the design or operation of the Company’s internal controls over financial reporting or that involves management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(c) Since the Applicable Date, the Company has been in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the listing and corporate governance rules and regulations of the NYSE applicable to a “controlled company” as defined by Rule 303A of the NYSE Listed Company Manual.

(d) Each of the audited annual consolidated financial statements and the unaudited quarterly consolidated financial statements of the Company and its Subsidiaries included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules and the consolidated results of operations and cash flows for the periods set forth therein) (collectively, the “Company Financial Statements”) fairly present in all material respects, the consolidated or combined financial position of the Company and its Subsidiaries as of their dates and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and to normal year-end adjustments).

(e) No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.

(f) Neither the Company nor any of its Subsidiaries is, or has any commitment to become, a party to any joint venture, off-balance sheet partnership or any similar Contract, including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or its Subsidiaries in the Company SEC Reports.

5.6. Absence of Certain Changes. Since December 31, 2023 through the date of this Agreement, (a) except as contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business, (b) no event contemplated by Section 7.1(b)(i), Section 7.1(b)(ii), Section 7.1(b)(vi), Section 7.1(b)(vii), Section 7.1(b)(viii), Section 7.1(b)(ix), Section 7.1(b)(x), Section 7.1(b)(xi) and Section 7.1(b)(xiii) has occurred which if it had occurred following the date of this Agreement and before the Effective Time would have required the written consent of Parent, and (c) there has not been any development, fact, change, event, effect, occurrence or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect.

5.7. Litigation and Liabilities.

(a) Except as set forth in Section 5.7(a) of the Company Disclosure Letter, as of the date of this Agreement, there are no civil, criminal or administrative actions, suits, litigations, claims, hearings, arbitrations, inquiries, investigations, examinations, audits or other proceedings (whether civil, criminal, administrative, investigative or appellate proceedings) (each, a “Proceeding”) pending or threatened in writing against the Company or any of its Subsidiaries, in each case commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity, mediator, arbitrator or arbitration panel, except any such Proceeding that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect.

(b) Except as set forth in Section 5.7(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order specifically imposed upon the Company or any of its Subsidiaries, except any such Order that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect.

(c) Neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP or the notes thereto, other than liabilities and obligations (i) disclosed, set forth or as reflected or reserved against in the Company Financial Statements filed prior to the date of this Agreement (including in the notes thereto), (ii) incurred in the ordinary course of business since the Applicable Date (iii) incurred in connection with this Agreement and the transactions contemplated hereby, including the Merger, (iv) disclosed on Section 5.7(c) of the Company Disclosure Letter or (v) that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.8. Employee Benefits.

(a) Section 5.8(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Plan and separately designates each material International Plan. For purposes of this Agreement, “Company Plans” shall mean all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA, all equity or equity-based (including the Incentive

Plans), change in control, bonus or other incentive compensation, disability, salary continuation, employment, severance, retention, retirement, pension, profit sharing, savings or thrift, deferred compensation, health or life insurance, housing fund contributions, vacation, sick pay or paid time off agreements, plans or policies, and each other material benefit or compensation plan, program, policy, contract, agreement or arrangement, in each case established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any of its Subsidiaries, or under or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation, including on behalf of any employee, director, consultant, or other individual service provider of the Company or any of its Subsidiaries (whether current, former or retired); provided, however, that no plan, program or arrangement that is (x) sponsored or maintained by any Governmental Entity or (y) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), in each case, shall be considered a Company Plan.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Company Plan that is a “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Section 412 of the Code or Title IV of ERISA (each, a “Company Pension Plan”): (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no notice of intent to terminate any Company Pension Plan has been filed and no amendment to treat a Company Pension Plan as terminated has been adopted, and there have been no Proceedings instituted (by the Pension Benefit Guaranty Corporation (“PBGC”) or otherwise) to treat any Company Pension Plan as terminated, (iii) no accumulated funding deficiency, whether or not waived, exists, (iv) since the last valuation date for each Company Pension Plan, no Company Pension Plan is considered to be in “at risk” status under Section 430 of the Code and (v) none of the Company, any of its Subsidiaries or any ERISA Affiliate has incurred or is expected to incur any liability to the PBGC or otherwise under any provision of Title IV of ERISA. No Company Pension Plan is, or has ever been, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

(c) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Proceeding is pending or, to the Knowledge of the Company, has been threatened in writing, against or involving any of the Company Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciary thereof, or any of the assets of any trust of any of the Company Plans. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Plan complies in form and has been maintained and operated in accordance with its terms and applicable Law, including ERISA and the Code, and none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any third party, has engaged in a non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA or any breach of fiduciary duty (as determined under ERISA).

(d) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no underfunded or unfunded liabilities or obligations that are not reflected in the Company Financial Statements with respect to any Company Plan that is maintained for severance or retirement purposes located outside the United States.

(e) Neither the execution of this Agreement nor the consummation of the Merger and the other transactions contemplated hereby, alone or in combination with any other event, will (i) give rise to any material liability under any Company Plan or otherwise to any employee, director, or other individual service provider of the Company or any of its Subsidiaries (whether current, former or retired), (ii) accelerate the time of funding, payment or vesting or materially increase the amount of compensation or benefits due to any employee, director, or other individual service provider of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries, (iii) entitle any employee, director, or other individual service provider of the Company or any of its Subsidiaries (whether current, former or retired) to severance pay, or any other material payment, except as expressly provided in this Agreement, or (iv) limit or restrict the right of Parent to merge, amend or terminate any Company Plan on or after the Effective Time. No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the Merger by any employee, director, or other individual service providers of the Company or any of its Subsidiaries (whether current or former) under any Company Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Except as set forth on Section 5.8(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any employee or other individual service-provider providing for a tax gross-up or tax reimbursement.

5.9. Compliance with Laws; Licenses; Business Practices.

(a) Neither the Company nor any of its Subsidiaries is in violation of, or since December 31, 2022 has been in violation of or has been given written notice of or been charged with any violation of, any Law or Order of any Governmental Entity, except as have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect. The Company and its Subsidiaries have all Permits necessary to conduct their businesses as presently conducted and have been in compliance with all such Permits since the Applicable Date, and no Governmental Entity has declined any renewals of any such Permits, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Applicable Date, neither the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any of its or their directors, officers or agents, has, in the course of its actions for, or on behalf of, any of them violated any Anti-Corruption Laws or corruptly made or promised to make a payment or anything of value (i) to or for the use or benefit of any Government Official, in violation of applicable Anti-Corruption Laws; (ii) to any other Person either for an advance or reimbursement, if, to the Knowledge of the Company, any part of such payment or thing of value will be directly or indirectly given or paid by such other Person, to any Government Official in violation of applicable Anti-Corruption Laws; or (iii) to any other Person, to obtain or keep business or to secure some other improper advantage, the payment of which would violate applicable Anti-Corruption Laws. Since the Applicable Date, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written communication that alleges that the Company or any of its Subsidiaries or any of its or their directors, officers or agents is in violation of, or has any liability under, the Anti-Corruption Laws which has not been resolved.

(c) The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to comply with the Anti-Corruption Laws.

(d) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Applicable Date, the operations of the Company and its Subsidiaries have been conducted in compliance with applicable Anti-Money Laundering Laws.

(e) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company, its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, or agents is a Sanctioned Person, and (ii) the Company has not, since the Applicable Date, conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with or for the benefit of a Sanctioned Person in a manner that would violate applicable Sanctions.

(f) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, no Proceeding by or before any Governmental Entity involving the Company, its Subsidiaries, or their respective directors, officers, employees, or agents in relation to potential violations of applicable Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions is pending or threatened in writing.

5.10. Environmental Matters.

(a) The Company and its Subsidiaries have since the Applicable Date complied, and are in compliance, with all Environmental Laws and have obtained, maintained and, since the Applicable Date, complied, and are in compliance with all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws except, in each case, as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries have not received any written notice of any obligation, liability, order, settlement, judgment, injunction or decree involving outstanding requirements for any noncompliance with Environmental Laws by the Company or any of its Subsidiaries, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) There are no written Proceedings arising under any Environmental Laws that are pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or, to the Knowledge of the Company, the Leased Real Property, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company and its Subsidiaries have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, manufactured, distributed or exposed any Person to any material, substance or waste that is defined under Environmental Laws as “hazardous” or “toxic” or as a “pollutant” or “contaminant” (“Hazardous Materials”), at the Leased Real Property, in noncompliance with Environmental Laws, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Except as set forth on Section 5.10(e) of the Company Disclosure Letter, the Company and its Subsidiaries have not assumed, undertaken or provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person pursuant to Environmental Laws, except for any liability that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.11. Taxes. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) (i) All Tax Returns required to be filed by the Company and its Subsidiaries have been timely filed (taking into account any applicable extensions of time within which to file), (ii) all such Tax Returns are true, complete and correct, (iii) each of the Company and its Subsidiaries has timely paid all Taxes (whether or not shown as due and payable by it on such Tax Returns) due and payable, other than Taxes for which adequate reserves have been established in accordance with GAAP on the Company Financial Statements and (iv) the Company and its Subsidiaries have (A) duly and timely deducted, withheld and collected all Taxes required to be deducted, withheld or collected with respect to any payment owing to, or received from, any Person, and such deducted, withheld or collected Taxes have been duly and timely paid to the proper Taxing Authority, and (B) otherwise complied with all applicable Law relating to the withholding, collection and remittance of Taxes (including information reporting requirements).

(b) Except as set forth in Section 5.11(b) of the Company Disclosure Letter, (i) no audits or other Proceedings before any Taxing Authority are presently pending or threatened in writing by any Taxing Authority, in each case with regard to any Taxes or Tax Return of the Company or any of its Subsidiaries, and (ii) no Taxing Authority has asserted in writing any deficiency, assessment or claim for Taxes or any adjustment to Taxes with respect to which the Company or any of its Subsidiaries may be liable with respect to income or other Taxes that has not been fully paid or finally settled.

(c) Except as set forth in Section 5.11(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than exclusively among the Company and its Subsidiaries), except for commercial agreements entered into in the ordinary course of business, a primary purpose of which is not related to Taxes, and neither the Company nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which the Company is the common parent corporation), (ii) has entered into within the last five (5) years a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state, local or foreign Law, or any other ruling or written agreement with a Taxing Authority that could be reasonably expected to have a material impact on the amount of Taxes or Tax attributes of the Company or any of its Subsidiaries in a taxable period (or portion thereof) beginning after the Closing Date or (iii) has any liability for the payment of Taxes of any Person as a successor or transferee or otherwise by operation of applicable Law.

(d) None of the Company or any its Subsidiaries will be required to include any amount in income, or exclude any item of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in method of accounting occurring on or prior to the Closing Date, (ii) any intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar or analogous provision of state, local, or non-U.S. Law), (iii) an installment sale or open transaction arising on or before the Closing Date, or (iv) a prepaid amount received or paid or deferred revenue received or recognized outside of the ordinary course of business on or before the Closing Date.

(e) None of the assets of the Company or any of its Subsidiaries is subject to any Lien for Taxes (other than Permitted Liens).

(f) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or analogous provision of state, local, or non-U.S. Law).

(g) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock purported or intended to qualify for tax-free treatment under Section 355 of the Code within the past two (2) years.

(h) There are no extensions or waivers of the limitation period applicable to the period for the assessment of any Taxes of the Company or any of its Subsidiaries.

(i) The Company and its Subsidiaries are in full compliance with all terms and conditions of all Tax exemptions, Tax holidays and other Tax reduction agreements or Orders of Governmental Entities applicable to the Company and its Subsidiaries and all Tax credits (including pursuant to Section 45 of the Code and Section 48 of the Code) claimed by the Company and its Subsidiaries, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued qualification, validity and effectiveness, or result in the recapture, of any such Tax exemption, Tax holiday or other Tax reduction agreement or Order or Tax credit.

5.12. Labor and Employment Matters.

(a) Except as set forth on Section 5.12(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other material agreement or bargaining relationship with any labor organization, works council, trade union or other employee representative (each, a “Collective Bargaining Agreement”), (ii) to the Knowledge of the Company, there are no (and for the past three (3) years there have not been any) ongoing or threatened in writing union organization or decertification activities or proceedings relating to any employees of the Company or any of its Subsidiaries, and no demand for recognition as the exclusive bargaining representative of any employees is pending by or on behalf of any labor organization, works council, trade union, or other employee representative and (iii) there is no (and for the past three (3) years there has not been any) pending or, to the Knowledge of the Company, threatened in writing strike, lockout, work stoppage, or other material labor disputes against or involving the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. With respect to any Collective Bargaining Agreement, no consent or consultation of, requirement to provide information to, or the rendering of, or receipt of an opinion or formal advice by, any labor or trade union, works council or other employee representative body or any other Governmental Entity with jurisdiction over labor matters is required for the Company to enter into this Agreement or to consummate the Merger.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as set forth on Section 5.12(b) of the Company Disclosure Letter, each of the Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, occupational safety and health and workers’ compensation, employee classification and wages and hours. There are no unfair labor practice charges pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, nor are there any grievances or arbitrations under any Collective Bargaining Agreement pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, in either case except for such matters as have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.13. Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Registered Company Owned IP is not, to the Knowledge of the Company, subject to any outstanding Order or Proceeding that adversely affects any of the Company’s or any of its Subsidiaries’ rights in or to such Registered Company Owned IP, and (ii) the Company or one of its Subsidiaries exclusively legally and beneficially owns all right, title and interest in and to the Company Owned IP purported to be owned by the Company or any of its Subsidiaries, and owns or has a valid and enforceable license to use all other Intellectual Property and Computer Systems used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, in each case, free and clear of all Liens (except for Permitted Liens).

(b) The Company and its Subsidiaries, their products and services and the conduct of their business have not infringed, misappropriated or otherwise violated any Intellectual Property rights of any other Person (other than Parent) in any manner that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written claims, which remain unresolved (and there are no actions or Proceedings pending or threatened in writing), either: (i) alleging that the Company or any of its Subsidiaries or any other Person has infringed, misappropriated or otherwise violated any Intellectual Property of any Person, or (ii) contesting the validity, use, ownership, registrability or enforceability of, or requesting compensation for, any Company Owned IP (other than office actions issued by the United States

Patent and Trademark Office or a similar office in another jurisdiction in the ordinary course of patent or trademark prosecution or related to any Company Owned IP for which Parent is in the owner of record at the United States Patent and Trademark Office or a similar office in another jurisdiction), that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated any Company Owned IP in any manner that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries has taken commercially reasonable actions to maintain and protect the confidentiality of all material Trade Secrets that are Company Owned IP, and (ii) to the Knowledge of the Company, there has been no unauthorized use, access or disclosure of any Trade Secrets or other confidential information included in the Material Company IP that is Company Owned IP.

(d) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there have not been any security breaches, cyber incidents, misappropriation, unauthorized access, disclosure or use, intrusions, or compromises of or to any Computer Systems controlled by the Company or any of its Subsidiaries (or to the Knowledge of the Company, any other Computer Systems), or any Personal Data used, collected, processed, maintained, or stored by or on behalf of the Company or any of its Subsidiaries, in each case, that have not been remedied in all material respects prior to the date of this Agreement.

(e) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries use commercially reasonable efforts to protect the confidentiality, integrity and security of the Computer Systems controlled by the Company or any of its Subsidiaries from any unauthorized use, access, interruption, or modification, (ii) the Computer Systems operate in conformance with their technical specifications and are sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted, and (iii) since the Applicable Date, there have been no material failures, breakdowns, continued substandard performance or other adverse events affecting any such Computer Systems controlled by the Company or any of its Subsidiaries that have caused any substantial disruption of or interruption in or to the use of such Computer Systems, except where the cause of such disruption or interruption has been remedied in all material respects. The Computer Systems do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software or other vulnerability, faults or malicious code or damaging devices designed or reasonably expected to adversely impact the functionality of or permit unauthorized access or to disable or otherwise harm any information technology or software applications.

5.14. Privacy; Cybersecurity. For the purposes of Section 5.13 and this Section 5.14, the terms “controller,” “data subject,” “personal data breach,” “processing” (and its cognates) and “processor” shall have the meaning given to them in the applicable Privacy Laws.

(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Applicable Date, the Company and its Subsidiaries have complied with applicable Privacy Laws, and all other obligations of the Company and any of its Subsidiaries under any Contract to customers and other third parties, in each case regarding collection, storage, use, disclosure, transfer or other processing or the protection of Personal Data (collectively, the “Data Security Requirements”).

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received any written notice of any claims, investigations, or complaints (including written notice from third parties acting on their behalf) of, or been subject to any Proceedings concerning, the violation or alleged violation of any Data Security Requirements, in each case, that have not been remedied in all material respects, and (ii) there have been no Proceedings pending or, to the Knowledge of the Company, threatened in writing against, the Company or any of its Subsidiaries regarding violation or alleged violation of any Data Security Requirements.

5.15. Insurance. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries, taking into account the insurance coverage received under policies maintained by Parent or its Affiliates, maintain reasonable insurance, in such amounts and against such risks as are customary for the industries in which the Company and its Subsidiaries operate and for companies of the size of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened in writing cancellation with respect to any such insurance policy (except for any renewal or expiration in accordance with the terms thereof) and each of the Company and its Subsidiaries is in compliance in all respects with all conditions contained therein, with such exceptions that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.16. Real Property.

(a) Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable fee simple title to and beneficial ownership of all real property owned by them (collectively, the “Owned Real Properties”) free and clear of any Liens (except for Permitted Liens). There are no outstanding options or rights of first refusal to purchase or lease the Owned Real Property, or any portion thereof or interest therein, that are material to the value or use of such Owned Real Property. No other real property rights are necessary for the conduct of the Company and its Subsidiaries as it is currently conducted in all material respects.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease, license, concession and other agreement under which the Company or its Subsidiaries lease, sublease, use or occupy the real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries, including all material amendments, modifications, extensions and guaranties relating thereto (each, a “Lease” and, such real property, the “Leased Real

Property”) is a valid and binding obligation on the Company and such of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect and enforceable in accordance with its terms (except that (A) such enforcement may be subject to the Bankruptcy and Equity Exception and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought), (ii) there is no breach or default under any Lease by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, (iii) no event has occurred which, with notice, lapse of time or both, would constitute a default under any Lease by any of the Company or its Subsidiaries and (iv) the Company or one of its Subsidiaries that is either the tenant, subtenant or licensee named under the Lease has a good and valid leasehold interest in each Leased Real Property, except for Permitted Liens, which is subject to a Lease and is in possession of such Leased Real Property.

(c) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or any of its Subsidiaries have not received written notice of any pending condemnation or eminent domain proceedings and, to the Knowledge of the Company, there are no threatened condemnation or eminent domain proceedings, in each case, that affect any Owned Real Property or Leased Real Property and (ii) the Company has not received any written notice of the intention of any Governmental Entity or other Person to take any Owned Real Property or Leased Real Property.

5.17. Contracts.

(a) Except as set forth on Section 5.17(a) of the Company Disclosure Letter, as of the date hereof, neither of the Company or any of its Subsidiaries is a party to or bound by any:

(i) Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K that has not been filed or incorporated by reference in the Company SEC Reports;

(ii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness, in each case providing for Indebtedness in excess of $50,000,000, other than Indebtedness solely between or among any of the Company and any of its wholly owned Subsidiaries;

(iii) Collective Bargaining Agreement;

(iv) Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person, other than any Contract disclosed under clause (viii) below entered into in the ordinary course of business and not having, or that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect;

(v) Contract to which the Company or any of its Subsidiaries is a party related to (A) licensing, use, or development of, or for, or grant any rights, immunity, license, or covenant not to sue to or under, any Material Company IP that has a maximum potential value (or which otherwise requires the receipt or making of payments) in excess of $15,000,000 (including pursuant to any “earn-out,” contingent value rights, milestone payments, license fees, royalty payments, development costs or other contingent payment or value obligations), (B) that restricts the Company’s or any of its Subsidiaries’ ability to use or enforce any Material Company IP that is Company Owned IP, or (C) pursuant to which any material Computer Systems are licensed to the Company or any of its Subsidiaries (in each case of (A), (B), and (C), other than (i) pursuant to the Shareholder Agreement, (ii) pursuant to the Trademark Licensing Agreement or (iii) shrink-wrap, click-wrap and any other standard form licenses of uncustomized commercially available off-the-shelf software or Computer Systems granted to the Company or any of its Subsidiaries or Parent for annual payments of less than $5,000,000);

(vi) Contract that purports to bind the Company or any of its Subsidiaries or Affiliates or, at or after the Effective Time, Parent or any of its controlled Affiliates to any material (A) exclusivity provision in favor of the other parties thereto, (B) non-compete provision that limits, curtails or restricts the ability of such Person to compete or conduct activities in any geographic area or line of business or with any Person or (C) “most favored nation” provision in favor of the other parties thereto, in each case, that cannot be cancelled by the Company or one of its Subsidiaries without more than ninety (90) days’ notice without payment of a material penalty, other than, in each case, Contracts entered into the ordinary course of business and not having, or that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect;

(vii) Contract that obligates the Company or any of its Subsidiaries to make a loan, capital contribution to, or investment in excess of $10,000,000 in any Person, other than (i) loans to any Subsidiary of the Company and advances to employees in the ordinary course of business and (ii) as provided for in any Contract disclosed under clause (viii) below;

(viii) Contract that creates, governs or controls any partnership or joint venture or relates to an equity investment that is material to the business of the Company and its Subsidiaries, taken as a whole;

(ix) Contract that obligates the Company or any of its Subsidiaries to purchase or sell any material (A) electric energy, capacity and/or ancillary services or (B) renewable energy certificates, credits or other environmental attributes associated with renewable generation other than any Contract that is on file with FERC, the Connecticut Public Utilities Regulatory Authority, the Massachusetts Department of Public Utilities, the New York Public Service Commission or the Maine Public Utilities Commission; or

(x) other Contract (other than this Agreement, purchase orders for the purchase of inventory or agreements (A) between the Company and any of its Subsidiaries or (B) between any of the Company’s Subsidiaries or disclosed on Section 5.17(a)(i)-(ix) of the Company Disclosure Letter) under which the Company and its Subsidiaries are obligated to make or receive payments in excess of $25,000,000 during the fiscal year ending December 31, 2024 that cannot be cancelled by the Company or one of its Subsidiaries without more than ninety (90) days’ notice without payment of a material penalty (other than Contracts entered into in the ordinary course of business).

Each such Contract set forth on Section 5.17(a) of the Company Disclosure Letter under (i) through (x) is referred to herein as a “Company Material Contract.”

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect or as set forth on Section 5.17(b) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is (and, to the Knowledge of the Company, no other party is) in default under or breach of any Company Material Contract, there are no events or conditions, including with respect to any events or conditions as a result of COVID-19, which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries or to the Knowledge of the Company, any counterparty, other than Parent, under such Company Material Contract, (ii) each of the Company Material Contracts is in full force and effect and is a valid, binding and enforceable obligation of the Company and its Subsidiaries, except (A) that such enforcement may be subject to the Bankruptcy and Equity Exception, (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (C) to the extent that any Company Material Contract expires in accordance with its terms, (iii) the Company and its Subsidiaries have performed all respective material obligations required to be performed by them to date under the Company Material Contracts to which they are a party, and (iv) neither the Company nor any of its Subsidiaries has received any written notice of termination with respect to, and, to the Knowledge of the Company, no party has threatened in writing to terminate, any Company Material Contract.

5.18. Takeover Law. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Law”) is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

5.19. Regulatory Matters.

(a) Each Subsidiary of the Company that generates, transmits, or distributes electric energy for sale is subject to regulation by FERC as a public utility under the FPA or as a public utility or public service company (or similar designation) by the relevant state utility commission. The Company itself is a “holding company” under the Public Utility Holding Company Act of 2005. Each Subsidiary of the Company that owns and operates natural gas pipe-lines and related facilities is not subject to, or is otherwise exempt from, regulation by FERC under the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978.

(b) All filings required under Law to be made by the Company or any Subsidiary of the Company with FERC or any applicable state utility commissions, as the case may be, have been timely made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings compiled, as of their respective dates, and currently comply, with all requirements of applicable Laws, except for filings the failure of which to make or the failure of which to make in compliance with all requirements of applicable Laws, have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect.

(c) Each Subsidiary of the Company has all tariffs, service agreements, rates or other Contracts on file with applicable Governmental Entity required to be legally entitled to operate its business and provide services in all areas (i) where it currently provides service to its customers, and (ii) as identified in their respective tariffs, service agreements and other Contracts with its customers, except for failures to be so entitled, that, individually or in the aggregate, have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect. All charges by the Company and the Subsidiaries of the Company that have been made for service and all related fees have been charged in accordance with the terms and conditions of valid and effective tariffs or valid and enforceable agreements for non-tariff charges and are not subject to refund, except for failures to have made such charges or charged such fees that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect or a Company Impairment Effect.

5.20. Brokers and Finders. Neither the Company nor any of its Subsidiaries, officers, directors or employees has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated hereby, other than the Financial Advisor. Other than arrangements with the Financial Advisor pursuant to an engagement letter, a copy of which has been made available to Parent prior to the date of this Agreement (and such engagement letter shall have not been amended, modified or waived by the Company), neither the Company nor any of its Subsidiaries has any arrangements in place that could result in any brokerage fees, commissions or finder’s fees in connection with the Merger or other transactions contemplated hereby.

5.21. No Other Representations and Warranties. Except for the representations and warranties contained in this Article V or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person acting on behalf of the Company makes any other express or implied representation or warranty. In particular, and without limiting the generality of the foregoing, except for the representations and warranties contained in this Article V, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives in connection with this Agreement or the transactions contemplated hereby, including the Merger, with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, (b) any oral, written, video, electronic or other information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the transactions contemplated by this Agreement (including with respect to the accuracy and completeness thereof) or (c) any information provided, or made available, to any Representatives of Parent acting in their capacity as directors or shareholders of the Company or any of its Subsidiaries. Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their Representatives in management presentations or otherwise in expectation of the transactions contemplated by this Agreement, unless and to the extent any such information is included in the representations and warranties contained in this Article V.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

6.1. Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified or licensed to do business as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business as presently conducted requires such qualification or licensing, except where any such failure to have such power or authority, or to be so qualified or licensed is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

6.2. Corporate Authority. The board of directors of Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of, Merger Sub and its sole shareholder and unanimously approved this Agreement, and the board of directors of Parent has approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger. The adoption of this Agreement by Parent as the sole shareholder of Merger Sub is the only vote or consent of holders of capital stock of Parent or Merger Sub necessary to approve this Agreement, and to consummate the transactions contemplated hereby, including the Merger. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforceability is subject to the Bankruptcy and Equity Exception.

6.3. Governmental Filings; No Violations; Etc.

(a) Except for (i) compliance with, and filings under, the Exchange Act and the Securities Act, including the filing with the SEC of the Schedule 13E-3 and the Proxy Statement, (ii) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Department of State, (iv) compliance with the applicable requirements of the NYSE, (v) the filings with and the approval of

FERC under Section 203 of the FPA, and (vi) the filings with and consents required under Law from state utility commissions in the jurisdictions set forth in Section 5.4(a) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation of the transactions contemplated by this Agreement, including the Merger, other than such items that (x) relate solely to the Company or its Subsidiaries or (y) the failure to make or obtain, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the respective Organizational Documents of Parent or Merger Sub, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any of their respective obligations under or the creation of a Lien (other than any Permitted Lien) on any of the assets of Parent or Merger Sub pursuant to any Contract binding upon Parent or Merger Sub, or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 6.3(a), under any Law to which Parent or Merger Sub is subject, except, in the case of clause (ii) above, for any such breach, violation, termination, default, creation, acceleration or change that has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

6.4. Litigation. As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of Parent, threatened in writing against Parent or Merger Sub, in each case commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity, mediator, arbitrator or arbitration panel, that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except any such Proceeding that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any of their respective material properties or assets is or are subject to any Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

6.5. Available Funds. Parent and Merger Sub together have and, as of the Closing, will have sufficient cash on hand and or/undrawn amounts immediately available under existing lines of credit or other sources of funds to enable Parent and Merger Sub to consummate the transactions contemplated hereby, including the Merger and to perform and satisfy their respective obligations under this Agreement, including payment of the amounts required under Section 4.1(a) and any other amounts required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with or as a result of the consummation of the transactions contemplated hereby, including the Merger. Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligation to consummate the transactions contemplated hereby, including the Merger, are not subject to, or conditioned on, the receipt or availability of any funds or financing.

6.6. Brokers and Finders. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability prior to the Closing.

6.7. Certain Arrangements. There are no written, or to the Knowledge of Parent, oral, Contracts or other understandings or commitments to enter into any written Contracts or understandings (whether or not binding) between Parent, Merger Sub or any of their Affiliates or Representatives, on the one hand, and (a) any member of the Company’s management or the Company Board, on the other hand, as of the date hereof that relate to this Agreement or the transactions contemplated hereby or (b) any shareholder of the Company (in its capacity as such), on the other hand, as of the date hereof, pursuant to which such shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration, pursuant to which any shareholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal or pursuant to which any shareholder has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance the payment of the Per Share Merger Consideration.

6.8. Operations of Merger Sub; No Prior Activities. All of the authorized capital stock of Merger Sub consists of 100 shares, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding shares of stock of Merger Sub are, and at the Effective Time will be, owned directly by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, including the Merger, and, except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, including the Merger, Merger Sub has not and will not prior to the Effective Time, have incurred, directly or indirectly, any liabilities or obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

6.9. Ownership of Common Stock. Except for 315,659,357 shares of Common Stock, Parent and Merger Sub and their respective Subsidiaries do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Common Stock or other securities of the Company or any options, warrants or other rights to acquire Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company except pursuant to this Agreement.

6.10. No Other Representations and Warranties. Except for the representations and warranties contained in this Article VI, neither Parent nor Merger Sub nor any other Person acting on behalf of Parent or Merger Sub makes any other express or implied representation or warranty.

6.11. Acknowledgement of Disclaimer of Other Representations and Warranties. Each of Parent and Merger Sub acknowledges that they and their Representatives have received access to such documents and information that they have requested to review, including those made available in a data room hosted by Datasite. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article V or any certificate delivered pursuant to this Agreement, (i) neither the Company nor any of the Subsidiaries of the Company makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub have not relied and are not relying on any representation or warranty, (ii) no Person has been authorized by the Company or any of the Subsidiaries of the Company, expressly or impliedly, to make any representation or warranty relating to the Company or any of the Subsidiaries of the Company or their respective businesses or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by the Company or any of the Subsidiaries of the Company and (iii) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available for purposes of the transactions contemplated by this Agreement, marketing material, confidential information memorandum, management presentation, functional break-out discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, are not and shall not be deemed to be or include representations or warranties (and neither the Company nor any other Person will have any liability or other obligation to Parent, Merger Sub or their respective Affiliates or Representatives or any other Person resulting from such Person’s use of such material or information). Each of Parent and Merger Sub has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Merger Sub has relied on the results of its own independent review and analysis.

ARTICLE VII

COVENANTS AND AGREEMENTS

7.1. Conduct of Business by the Company.

(a) From and after the date hereof and until the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 7.1(a) of the Company Disclosure Letter, (iii) as required by applicable Law or Order, a Governmental Entity or the express terms of any Commercial Agreement in effect as of the date of this Agreement or (iv) as consented to in writing by Parent after the date of this Agreement and prior to the Effective Time, which consent shall not be unreasonably withheld, conditioned or delayed (provided that consent of Parent shall be deemed to have been given if Parent does not object within ten (10) Business Days after a written request for such consent is provided by the Company to Parent), the Company shall, and shall cause its Subsidiaries to use commercially reasonable efforts to, (A) conduct its business and operations in the ordinary course of business, (B) preserve substantially intact its current business organization, (C) keep available the services of its current executive officers and key employees and (D) preserve in all material respects its relationships and goodwill with Governmental Entities, customers, suppliers, landlords and other Persons having material business dealings with the Company and its Subsidiaries.

(b) From and after the date hereof and until the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX, except (1) as expressly contemplated by this Agreement, (2) as set forth in Section 7.1(b) of the Company Disclosure Letter, (3) as required by applicable Law, Order, a Governmental Entity or express terms of any Commercial Agreement in effect as of the date of this Agreement or (4) as consented to in writing by Parent after the date of this Agreement and prior to the Effective Time, which consent shall not be unreasonably withheld, conditioned or delayed (provided that consent of Parent shall be deemed to have been given if Parent does not object within ten (10) Business Days after a written request for such consent is provided by the Company to Parent), the Company shall not, and shall cause its Subsidiaries not to:

(i) amend or propose to amend the Organizational Documents of the Company or any of its Subsidiaries, other than immaterial ministerial changes or amendments to the Organizational Documents of Subsidiaries of the Company that would not prevent, prohibit, restrict or delay the consummation of the Merger or any other transactions contemplated by this Agreement;

(ii) (A) declare, set aside or pay any dividend or other distribution (including any constructive or deemed distribution), whether payable in cash, stock or other property, with respect to its capital stock, other than (1) dividends paid or distributions entirely to the Company or a wholly owned Subsidiary of the Company, (2) ordinary course cash dividends or distributions ratably made to the equityholders of a non-wholly-owned Subsidiary of the Company to the extent permitted under the Organizational Documents of such non-wholly-owned Subsidiary, or (3) regular quarterly cash dividends on Common Stock for each quarterly period ending after the date of this Agreement (including the dividend corresponding to the quarter where the Closing Date takes place, pro-rata based on the number of days elapsed from the beginning of such quarter through the Closing Date (the “Interim Dividend”)), not to exceed $0.44 per share of Common Stock, with usual record and payment dates for such quarterly dividends in accordance with past dividend practice (other than with respect to the Interim Dividend), (B) issue, authorize, sell, grant, transfer, pledge, dispose of or encumber, or cause to be issued, sold, granted, transferred, pledged, disposed of or encumbered, any shares of Common Stock or other Equity Interests of the Company or any of its Subsidiaries (except pursuant to (i) the due vesting and/or settlement of Company Equity-Based Awards outstanding as of the date hereof in accordance with their terms as such terms are in effect on the date hereof or (ii) pursuant to any Contract disclosed on Section 5.17(a)(viii) of the Company Disclosure Letter), (C) adjust, split, combine, subdivide or reclassify the shares of Common Stock or any other Equity Interests of the Company or any of its Subsidiaries (except for the settlement of any Company Equity-Based Awards outstanding on the date hereof in accordance with their terms on the date hereof pursuant to the terms of the Incentive Plans), (D) redeem, purchase or otherwise acquire, directly or indirectly, any shares of Common Stock or other Equity Interests of the Company or any of its Subsidiaries, other than in connection with the vesting of Company Equity-Based Awards outstanding on the date hereof in accordance with their terms on the date hereof (including in connection with any required withholding Taxes related to such exercise or vesting), or (E) issue, allot, grant, deliver, sell, authorize or pledge any bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Common Stock may vote by virtue of their ownership thereof;

(iii) except (A) as required by applicable Law, (B) pursuant to any Company Plan in effect and disclosed to Parent prior to the date of this Agreement, (C) in the ordinary course of business, as approved by the Company’s Chief Executive Officer or (D) as approved by the Company Board or the Compensation and Nominating Committee thereof (i) increase the compensation or benefits payable or to become payable to any of its officers, directors, employees, agents, or consultants, (ii) enter into, establish, amend or terminate any Company Plans or benefit arrangement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any current or former employee, director, agent or consultant, (iii) terminate (without cause), hire or engage for services any individual with target annual cash compensation of more than $200,000, other than newly hired or replacement employees who are not officers of the Company in the ordinary course of business and consistent with past practices, (iv) enter into any employment, change of control, severance or retention agreement with any director, officer or employee of the Company, except with respect to employment agreements entered into with newly hired employees permitted to be hired by the terms of this Agreement, or (v) take any action to accelerate the vesting, payment or funding of any compensation, payment or benefit;

(iv) make any loans, capital contributions, investments in, or advances to any of its current or former officers, directors, employees, agents or consultants or other related parties (other than advances of business expenses made in the ordinary course of business) or make any change in its existing borrowing or lending arrangements for or on behalf of any such Persons;

(v) plan, announce, implement, or effect a reduction in force, any employee layoffs, furloughs, early-retirement program, severance program, or other program or effort concerning the termination of a group of employees, except in the ordinary course of business;

(vi) (A) incur or assume any Indebtedness, other than (1) Indebtedness not in excess of $50,000,000 in the aggregate, (2) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs made or entered into in the ordinary course of business and in any event not in excess of $50,000,000 in the aggregate, (3) intercompany Indebtedness among the Company and its wholly-owned Subsidiaries or (4) draws under the Company and any of its Subsidiaries’ existing revolving credit facilities for working capital purposes in the ordinary course of business, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except (i) in the ordinary course of business, or (ii) among the Company and its direct or indirect wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, or (C) make any loans, advances or capital contributions to, or investments in, any other Person, except to the Company or any wholly-owned Subsidiary of the Company in the ordinary course of business;

(vii) in each case subject to Section 7.1(c), authorize, incur or commit to incur any capital expenditures other than (A) in connection with the repair or replacement of facilities, properties or other assets (provided, that any such capital expenditures shall be made in accordance with Good Industry Practices), (B) pursuant to the CapEx Plan or any variations to the CapEx Plan approved by the Board of Directors of the Company, (C) any project that the Company is permitted to pursue without Parent’s consent pursuant to existing Contracts between the Company or any wholly-owned Subsidiary of the Company, on the one hand, and Parent, on the other hand, or (D) is approved in accordance with the Company Investment and Divestment Standards;

(viii) subject to Section 7.4, pay, discharge, waive, settle or satisfy any Proceeding, other than any such payment, discharge, waiver, settlement or satisfaction (A) in the ordinary course of business, of Proceedings reflected or reserved against in the Company Financial Statements for an amount not materially in excess of the amount so reflected or reserved (excluding any amount that may be paid under insurance policies or indemnification agreements), or (B) for amounts in cash, not to exceed $5,000,000 individually or $50,000,000 in the aggregate (in excess of third party insurance); provided, that the Company may not, and shall cause its Subsidiaries not to, pay, discharge, waive, settle or satisfy any Proceeding that would (1) involve the admission of wrongdoing by the Company or any of its Subsidiaries or (2) impose any material restriction on the business or operations of the Company, any of its Subsidiaries, the Surviving Corporation or any of their respective Affiliates following the Effective Time;

(ix) change its fiscal year or materially change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or Law or required by any Governmental Entity or the Financial Accounting Standards Board or any similar organization;

(x) (A) make, change or rescind any material Tax election, (B) make any material change to any Tax accounting period or Tax accounting method, (C) file any amended Tax Return with respect to any material Taxes, (D) enter into a “closing agreement” pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Law, with respect to any material Taxes, (E) settle or compromise any claim, assessment or Proceeding with respect to any material Taxes, (F) surrender any right to claim a material Tax refund, offset or other reduction in liability, (G) request any Tax ruling from any Governmental Entity or (H) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to material Taxes, except in each case with respect to any such actions taken in the ordinary course of business, or that are not reasonably expected to materially increase the tax liabilities of the Company and its Subsidiaries;

(xi) (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization, (B) directly or indirectly acquire or agree to acquire in any transaction, any equity interest in, or any material portion of the business, assets or capital stock of, any Person or division thereof, other than (x) transactions solely between the Company and any of its wholly-owned Subsidiaries or between wholly-owned Subsidiaries of the Company or (y) acquisitions for consideration that does not exceed $10,000,000 in the aggregate or (C) sell, lease (as lessor), license, mortgage, pledge, assign to a third party, abandon, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any material properties, assets or rights (including capital stock of a Subsidiary of the Company) (whether material individually or in the aggregate) or any material interests therein other than: (i) pursuant to Contracts in existence on the date of this Agreement that have been disclosed or made available to Parent, (ii) with respect to transactions between the Company, on the one hand, and any wholly owned Subsidiary of the Company, on the other hand, or between wholly owned Subsidiaries of the Company, (iii) sales of inventory or abandonments of obsolete or worn-out assets or equipment, or assets or equipment that are no longer used or useful, in each case, on an arms-length basis and in the ordinary course of business, (iv) capital expenditures permitted by clause (vii) of this Section 7.1(b) or (v) as approved in accordance with the Company Investment and Divestment Standards;

(xii) cancel, terminate, extend, renew, amend in any material respect or waive any of its material rights under any Company Material Contract, or enter into any Contract that would constitute a Company Material Contract if it had been entered into prior to the date of this Agreement, except (i) in the ordinary course of business, (ii) auto-renewals in accordance with the terms thereof, (iii) termination as a result of a material breach or a material default by the counterparty to such Company Material Contract or (iv) in compliance with the Purchasing Process;

(xiii) enter into or discontinue any material line of business, or, other than in the ordinary course of business, establish any new Subsidiary or joint venture;

(xiv) other than in the ordinary course of business, (A) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) with individual annual rents in excess of $6,000,000, (B) terminate, modify, amend or exercise any right to renew any Lease with aggregate annual rents in excess of $6,000,000 or (C) acquire any interest in real property with a purchase price in excess of $6,000,000;

(xv) other than licenses granted in the ordinary course of business that are not material to the business of the Company and its Subsidiaries taken as a whole, (A) assign, transfer, convey, license, sublicense, covenant not to assert, encumber, abandon, allow to lapse, or fail to renew or maintain any Company Owned IP that is material to the conduct of the business of the Company and its Subsidiaries; or (B) disclose any Trade Secrets or material confidential information of the Company or its Subsidiaries to any third Person (other than pursuant to sufficiently protective written confidentiality agreements);

(xvi) adopt, modify, extend, or enter into any Collective Bargaining Agreement, or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries, other than extensions or renewals made in the ordinary course of business to any Collective Bargaining Agreements;

(xvii) amend, terminate or allow to lapse (without renewal of a similar permit) any Permits of the Company or any of its Subsidiaries in a manner that materially and adversely impacts the ability of the Company and its Subsidiaries to conduct their respective businesses; and

(xviii) authorize, resolve or enter into any binding commitment to do any of the foregoing subsections (i) through (xvii) of this Section 7.1(b).

(c) Notwithstanding anything to the contrary set forth in this Agreement, the Company shall be permitted to take commercially reasonable actions that would otherwise require the prior written consent of Parent under this Section 7.1 to the extent that the Company reasonably deems such action to be necessary to prevent the occurrence of, or mitigate the existence of (1) any material damage to the material equipment or other material assets of the Company or any of its Subsidiaries or (2) any Emergency and any Emergency relief measure adopted by any Governmental Entity, including (A) any action or omission required to protect the health or safety of the employees of the Company and its Subsidiaries and other individuals having business dealings with the Company or any of its Subsidiaries, (B) any action or omission taken in response to third-party supply or service disruptions caused by an Emergency and (C) any other action or omission which is reasonably necessary to respond to, prevent, mitigate or limit the effects of an Emergency on the Company or any of its Subsidiaries; provided, in each case, that the Company and its Subsidiaries shall (x) use Good Industry Practices in implementing any such actions, and (y) provide Parent with written notice of such action taken as soon as reasonably practicable (and in no event later than two (2) Business Days) thereafter.

(d) Notwithstanding anything to the contrary set forth in this Agreement, any agreement or covenant of the Company in this Agreement to cause its Subsidiaries to take or refrain from taking any action with respect to its non-wholly-owned Subsidiaries shall only be deemed to include a covenant of the Company to use commercially reasonable efforts to cause such non-wholly-owned Subsidiary to take or refrain from taking such action, which efforts shall include the exercise of management, voting, consent or similar rights available to the Company or any of its Subsidiaries under the Organizational Documents of such non-wholly-owned Subsidiary or other Contract with respect to the Company or any of its Subsidiaries’ ownership interest in such non-wholly-owned Subsidiary. For the avoidance of doubt, nothing in this Section 7.1 (or Section 7.1 of the Company Disclosure Letter), shall be deemed to waive, supersede or otherwise limit the operation of any internal, intragroup or intercompany policies and protocols applicable to the Company and its Subsidiaries.

7.2. No Solicitation; Change of Recommendation.

(a) Except as expressly permitted by this Section 7.2, the Company shall, and shall cause its Subsidiaries and its and such Subsidiaries’ directors, officers and employees to, and shall use reasonable best efforts to cause its and its Subsidiaries’ other Representatives to: (i) following execution of this Agreement, promptly cease any existing solicitations, discussions or negotiations with, and the provision of any nonpublic information to, any Persons that may be ongoing with respect to any Acquisition Proposal or any inquiry, proposal, discussion, offer or request that would reasonably be expected to result in an Acquisition Proposal; (ii) (A) as promptly as reasonably practicable (and in any event within two (2) Business Days) following the date hereof, request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all confidential information previously furnished to any Person (other than Parent and Merger Sub) that has, within the one (1)-year period prior to the date of this Agreement, entered into a confidentiality agreement with the Company or any of its Subsidiaries that would reasonably be expected to result in an Acquisition Proposal and (B) enforce the provisions of any existing confidentiality or non-disclosure agreement entered into with respect to any such Person (provided, that, the Special Committee shall be permitted to grant waivers of, and not to enforce, any standstill provision to the extent necessary to permit the counterparty thereto to make an Acquisition Proposal directly to the Special Committee in accordance with the terms of this Section 7.2); (iii) during the period from and after the date hereof and until the earlier of the Effective Time and the termination of this Agreement in accordance with Article X, not, directly or indirectly, (A) solicit, initiate, knowingly encourage or knowingly facilitate the submission of an Acquisition Proposal or any inquiry, proposal, discussion, offer or request that would reasonably be expected to result in an Acquisition Proposal, (B) furnish information, or afford access to the business, employees, officers, contracts, properties, assets, books and records or other aspects of the Company and its Subsidiaries, to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) in connection with, or that would reasonably be expected to result in, an Acquisition Proposal, in any case, with the intent to induce the making, submission or announcement of, or to knowingly encourage or knowingly facilitate an Acquisition Proposal or any inquiry, proposal, discussion, offer or request that would reasonably be expected to result in an Acquisition Proposal or (C) enter into, continue or otherwise participate in any discussions or negotiations with any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) with respect to an Acquisition Proposal or any inquiry, proposal, discussion, offer or request that would reasonably be expected to result in an Acquisition Proposal; provided, that, the Company and its Subsidiaries and its and their Representatives may (x) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any Person or group of Persons (including by requesting that such terms and conditions be conveyed in writing) solely to determine whether such inquiry or proposal constitutes or would reasonably be expected to result in a Superior Proposal or (y) inform a Person or group of Persons that has made an Acquisition Proposal of the provisions of this Section 7.2; and (iv) during the period from and after the date hereof and until the earlier of the Effective Time and the termination of this Agreement in accordance with Article X, not, directly or indirectly, (A) approve, agree to, adopt, recommend or submit or agree to submit to a vote of its shareholders any Acquisition Proposal, or propose publicly to do any of the foregoing, (B) fail to make, or withdraw, or materially and adversely, qualify, modify or amend, the Company Board Recommendation (or recommend an Acquisition Proposal), (C) fail to include the Company Board Recommendation in the Proxy Statement, (D) make any public statement, filing or release inconsistent with the Company Board Recommendation, (E) fail to publicly reaffirm the Company Board Recommendation in connection with the public disclosure by the Company of an Acquisition Proposal (other than of the type referred to in the following clause (F)) by any Person other than Parent and Merger Sub within three (3) Business Days after Parent so requests in writing; provided, that, Parent may make such a request no more than once in respect of such public disclosure of an Acquisition Proposal except in connection with any material amendment of such Acquisition Proposal (and no more than once in connection with each such amendment), (F) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act after the commencement of such Acquisition Proposal (it being understood that the Company Board (or a committee thereof, including the Special Committee) may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the 10th Business Day after the commencement of such Acquisition Proposal), (G) commit or agree to do any of the foregoing (any of the foregoing clauses (A) through (G) in this subsection (iv), a “Company Adverse Recommendation Change”), or (H) enter into any letter of intent, agreement in principle, term sheet, expense reimbursement provision, merger agreement, acquisition agreement, option agreement or other similar instrument (except for Acceptable Confidentiality Agreements) relating to or providing for any Acquisition Proposal or a potential Acquisition Proposal. It is agreed that any breach of the restrictions set forth in this Section 7.2 by any Affiliate of the Company or any Representative of the Company (acting as such) shall constitute a breach of this Section 7.2 by the Company.

(b) Notwithstanding anything to the contrary in Section 7.2(a), if following the date hereof and prior to the date on which the Company Shareholder Approval has been obtained the Company or any of its Subsidiaries or any of its or their Representatives receives a bona fide unsolicited written Acquisition Proposal (which Acquisition Proposal did not result from a breach of Section 7.2(a)) from any Person or group of Persons, (i) the Company, the Special Committee and their respective Representatives may, prior to (but not after) the date on which the Company Shareholder Approval has been obtained, furnish information, and afford access to the business, employees, officers, contracts, properties, assets, books and records or other aspects of the Company and its Subsidiaries, to the Person or group of Persons who made such Acquisition Proposal and such Person’s or group’s Representatives pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (provided, that, the Company has previously furnished, made available or provided access to Parent to any such information, or substantially concurrently (and in any event within twenty-four (24) hours thereafter) does so); and (ii) the Special Committee and its Representatives may enter into or otherwise participate in any discussions or negotiations with any Person or group and its Representatives (including solicitations of revised Acquisition Proposals) regarding such Acquisition Proposal, in each case of the foregoing sub-clauses (i) and (ii), if the Special Committee has determined in good faith (after consultation with its outside financial advisors and legal counsel), that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.

(c) Reasonably promptly (and in any event within forty-eight (48) hours) following receipt of any Acquisition Proposal from and after the date of this Agreement, the Company shall advise Parent in writing of the receipt of such Acquisition Proposal, and a summary of the material terms and conditions of such Acquisition Proposal (including, in each case, the identity of the Person making any such Acquisition Proposal), and the Company shall as reasonably promptly as practicable provide to Parent a complete and unredacted copy of such Acquisition Proposal and all related material transaction documentation (including drafts) (subject to customary redactions of any debt financing documents). In addition, the Company shall keep Parent reasonably informed in all material respects on a reasonably current basis of the status and terms and conditions (including amendments or proposed material amendments to) of such Acquisition Proposal and none of the Company or any of its Subsidiaries or any of their Representatives will, after the date of this Agreement, enter into any agreement that would prohibit them from providing such information or the information contemplated by this Section 7.2(c) to Parent.

(d) Notwithstanding anything herein to the contrary, at any time prior to the date on which the Company Shareholder Approval has been obtained,

(i) if (A) the Company receives a bona fide unsolicited written Acquisition Proposal (which Acquisition Proposal did not result from a material breach of Section 7.2(a)) that the Special Committee determines in good faith, after consultation with its outside financial advisors and legal counsel, constitutes a Superior Proposal, and (B) the Special Committee determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, then each of the Company Board (upon the recommendation of the Special Committee) and the Special Committee may make a Company Adverse Recommendation Change; provided, that, neither the Company Board or the Special Committee may make a Company Adverse Recommendation Change pursuant to this Section 7.2(d)(i) unless:

(1) the Company Board (or any committee thereof, including the Special Committee) shall have first provided prior written notice (a “Company Notice”) to Parent, at least four (4) Business Days in advance, of the Company’s intention to take any action permitted under this Section 7.2(d)(i), which Company Notice shall, if applicable, specify the reasons for the proposed Company Adverse Recommendation Change and, if applicable, the terms and conditions of any Superior Proposal (including the identity of the Person making such Superior Proposal) and provide complete and unredacted copies of all related transaction documentation (subject to customary redactions of any debt financing documents) (it being agreed that the provision of such Company Notice shall not constitute a Company Adverse Recommendation Change) to enable Parent to propose revisions to the terms of this Agreement in such a manner that would obviate the need for taking such action; and

(2) prior to making a Company Adverse Recommendation Change in response to a Superior Proposal, the Special Committee shall have, and shall have used reasonable best efforts to cause its Representatives to, during such four (4) Business Day period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, (it being understood that neither the Company Board or the Special Committee may make a Company Adverse Recommendation Change in response to a Superior Proposal unless the Special Committee reaffirms in good faith (x) after consultation with its outside financial advisors and legal counsel that such Acquisition Proposal continues to constitute a Superior Proposal even if the adjustments to the terms and conditions of this Agreement proposed by Parent in a written offer (if any) were to be given effect and (y) after consultation with its outside legal counsel, that the failure to make a Company Adverse Recommendation Change would be reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law). In the event of any material revisions to an Acquisition Proposal constituting a Superior Proposal, the Company Board (or any committee thereof, including the Special Committee) shall be required to deliver a new Company Notice to Parent and to comply with the requirements of this with respect to such new Company Notice, except that references to the four (4) Business Day period above shall be deemed to be references to a two (2) Business Day period; or

(ii) if in response to an Intervening Event, the Special Committee determines in good faith (after consultation with its outside financial advisors and legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, then each of the Company Board (upon the recommendation of the Special Committee) and the Special Committee may make a Company Adverse Recommendation Change; provided, that, neither the Company Board or the Special Committee may make a Company Adverse Recommendation Change pursuant to this Section 7.2(d)(ii) unless:

(1) the Company Board (or any committee thereof, including the Special Committee) shall have first provided prior written notice to Parent at least four (4) Business Days in advance of the Company’s intention to effect a Company Adverse Recommendation Change pursuant to this Section 7.2(d)(ii), which notice shall include reasonably sufficient information about the Intervening Event to enable Parent to propose revisions to the terms of this Agreement in such a manner that would obviate the need for taking such action; and

(2) prior to making a Company Adverse Recommendation Change, the Special Committee shall have, and shall have used reasonable best efforts to cause its Representatives to, during such four (4) Business Day period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the Special Committee can determine in good faith, after consultation with outside counsel, that the failure to make a Company Adverse Recommendation Change would not reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law (it being understood that neither the Company Board or the Special Committee may make a Company Adverse Recommendation Change in response to an Intervening Event unless the Special Committee reaffirms in good faith, after consultation with its outside legal counsel, that even if the adjustments to the terms and conditions of this Agreement proposed by Parent (if any) were to be given effect, the failure to make a Company Adverse Recommendation Change would be reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law).

(e) Nothing contained in this Agreement shall prevent the Company or the Company Board (or any committee thereof, including the Special Committee) from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the Company’s shareholders if, in the good faith judgment of the Special Committee, after consultation with its outside legal advisors, failure to make such disclosure would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided, that, this Section 7.2(e) shall not permit the Company, the Company Board or the Special Committee to make a Company Adverse Recommendation Change except as expressly set forth in Section 7.2(d).

7.3. Shareholders Meeting; Proxy Statement; Schedule 13E-3.

(a) Shareholders Meeting. The Company, acting through the Company Board (or a committee thereof), shall take all actions in accordance with applicable Law, the Organizational Documents of the Company and the rules of the NYSE to establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournment or postponement thereof, the “Shareholders Meeting”) for the purpose of obtaining the Company Shareholder Approval, as soon as reasonably practicable after (i) the tenth (10th)

calendar day after the initial Schedule 13E-3 and the preliminary Proxy Statement therefor have been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Schedule 13E-3 and the Proxy Statement, or (ii) if the SEC has by such date informed the Company that it intends to review the Schedule 13E-3 and the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Schedule 13E-3 and the Proxy Statement. Notwithstanding anything to the contrary in this Agreement, in no event shall the Company be required to hold the Shareholders Meeting prior to the twentieth Business Day following the mailing of the Proxy Statement and the Schedule 13E-3. Except to the extent that the Company Board (upon the recommendation of the Special Committee) or the Special Committee has made a Company Adverse Recommendation Change in accordance with (and not in violation of) Section 7.2(d), the Company, acting through the Company Board (or a committee thereof), shall include in the Proxy Statement the Company Board Recommendation and shall use its reasonable best efforts to obtain the Company Shareholder Approval; provided, that, if the Company Board or the Special Committee shall have effected a Company Adverse Recommendation Change in accordance with Section 7.2(d), then in submitting this Agreement to the shareholders of the Company, the Company Board may submit this Agreement to the shareholders of the Company without the Company Board Recommendation, in which event the Company Board or the Special Committee may communicate the basis for its lack of recommendation to the shareholders of the Company in the Proxy Statement or an appropriate amendment thereof or supplement thereto. Parent acknowledges that the matters to be addressed at the Shareholders Meeting may be combined with the Company’s annual meeting of shareholders rather than through a special meeting. The Company agrees that no matters shall be brought before the Shareholders Meeting other than adoption of this Agreement, any related “golden parachute” vote under Rule 14a-21(c) of the Exchange Act, any customary and routine matters brought before the Company’s annual meeting of shareholders (to the extent the Shareholders Meeting is combined with the Company’s annual meeting of shareholders) and any related and customary procedural matters (including a proposal to adjourn the meeting to allow additional solicitation of votes). The Company shall not, without the consent of Parent, adjourn or postpone the Shareholders Meeting; provided, that, the Company may, without the consent of Parent, adjourn or postpone the Shareholders Meeting (A) if as of the time for which the Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders Meeting, (B) to allow additional time for the filing and distribution of any supplement or amendment to the Schedule 13E-3 or the Proxy Statement which the Special Committee has determined in good faith, after consultation with its outside legal counsel, is necessary or advisable under applicable Law for such amended or supplemental disclosure to be reviewed by the shareholders of the Company prior to the Shareholders Meeting, (C) after consultation with Parent, on one or more occasions for up to ten (10) Business Days (but not to a date that is less than three (3) Business Days prior to the Termination Date) each to solicit additional proxies if necessary to obtain the Company Shareholder Approval, (D) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the transactions contemplated hereby or required by the SEC or its staff or (E) with Parent’s consent (not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, in the event that subsequent to the date of this Agreement, the Company Board (or any committee thereof, including the Special Committee) shall have made a Company Adverse Recommendation Change or shall have provided any notice of its intent to make a Company

Adverse Recommendation Change, the Company nevertheless shall continue to submit this Agreement to the shareholders of the Company for approval at the Shareholders Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Shareholders Meeting.

(b) Proxy Statement; Schedule 13E-3. As promptly as reasonably practicable (and, in any event, not later than twenty (20) Business Days) after the date hereof, the Company shall prepare the Proxy Statement in preliminary form and file it with the SEC. Concurrently with the preparation of the Proxy Statement, Parent and the Company shall jointly prepare a Schedule 13E-3 and use their reasonable best efforts to cause the initial Schedule 13E-3 to be filed with the SEC as promptly as reasonably practicable (and, in any event not later than twenty (20) Business Days) after the date hereof. The parties shall use reasonable best efforts to respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement or the Schedule 13E-3. The Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as reasonably practicable after the resolution of any such comments. The parties shall notify promptly the other party upon the receipt of any comments from the SEC (written or oral) or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall supply the other party with copies of all correspondence with the SEC or its staff with respect to the Proxy Statement or the Schedule 13E-3.

(c) The Company and Parent shall not file the Proxy Statement or the Schedule 13E-3 or any amendments thereof with the SEC without the other party’s reasonable prior review and comment, which comments the Company or Parent, as applicable, shall consider in good faith, and will not participate substantively in, or initiate, any substantive meetings or discussions with the SEC regarding the Proxy Statement or the Schedule 13E-3 without first consulting with Parent or the Company, as applicable, and providing Parent or the Company, as applicable, the opportunity to participate; provided, that, neither party will continue to be required to comply with the foregoing to the extent that the Company Board (or any committee thereof, including the Special Committee) has made a Company Adverse Recommendation Change in accordance with (and not in violation of) Section 7.2(d).

(d) Without limiting the generality of the foregoing, the parties shall cooperate with the other party in connection with the preparation and filing of the Proxy Statement and the Schedule 13E-3, including promptly furnishing to the other party in writing upon request any and all information relating to it as may be required to be set forth in the Proxy Statement or the Schedule 13E-3 under applicable Law.

(e) Each of the Company and Parent shall use reasonable best efforts to ensure that the Proxy Statement and Schedule 13E-3 comply as to form in all material respects with the applicable requirements of the Exchange Act, the SEC and the NYSE and that none of the information supplied by it, any of its controlled Affiliates or their respective Representatives for inclusion (or incorporation by reference) in the Proxy Statement or the Schedule 13E-3 will, at the date it is first mailed to shareholders of the Company and at the time of the Shareholders Meeting or filed with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that,

(a) no representation or warranty is made by Parent with respect to information contained or incorporated by reference in the Schedule 13E-3 or the Proxy Statement supplied by or on behalf of the Company in writing specifically for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement and (b) no representation or warranty is made by the Company with respect to information contained or incorporated by reference in the Schedule 13E-3 or the Proxy Statement supplied by or on behalf of Parent in writing specifically for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement.

(f) If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3 so that the Proxy Statement or Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall notify promptly the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.

7.4. Shareholder Litigation. The Company shall give Parent the opportunity to participate in, but not control, the defense or settlement of any shareholder litigation against the Company and/or any of its directors or officers relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, and the Company shall not, and shall cause its Representatives not to, agree to any settlement of any shareholder litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that, such consent shall not be required for settlements solely for money damages and the payment of attorneys’ fees in an aggregate amount not in excess of the dollar amount of the aggregate coverage limits for settlements under the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries; provided, further, that the Company shall give reasonable and good faith consideration to Parent’s advice with respect to such shareholder litigation. The Company shall notify Parent promptly (and in any event within forty-eight (48) hours) of becoming aware of the commencement of any such shareholder litigation (or demand for appraisal or access to the Company’s books and records) or any material developments with respect to the status thereof.

7.5. Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement (including Section 7.5(g)), prior to the Closing, Parent, Merger Sub and the Company shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable and in any event prior to the Termination Date, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the other transactions contemplated by this Agreement, (ii) the satisfaction of the parties’ respective conditions to the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) refraining from taking any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any consents, authorizations, approvals, clearances, expirations or terminations of waiting periods, registrations, waivers, permits, franchises, certificates, variances, Orders, confirmations and exemptions from any Governmental Entity necessary to be obtained prior to Closing, (iv) the taking of all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, approval, clearance, expiration or termination of waiting periods, registration, waiver, permit, franchise, certificate, variance, Order, confirmation or exemption from any Governmental Entity required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, (v) cooperating with each other in (A) determining which filings, submissions and declarations are required to be made prior to the Effective Time with, and which material consents, authorizations, approvals, clearances, expirations or terminations of waiting periods, registrations, waivers, permits, franchises, certificates, variances, Orders, confirmations and exemptions are required to be obtained prior to the Effective Time from, Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings, submissions and declarations and timely seeking all such consents, authorizations, approvals, clearances, expirations or terminations of waiting periods, registrations, waivers, permits, franchises, certificates, variances, Orders, confirmations and exemptions, and (vi) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that, the foregoing shall not require any party to this Agreement to waive any of the conditions set forth in Article VIII.

(b) Without limiting the generality of the foregoing, the Company and Parent shall (i) file, or cause to be filed, an application under Section 203 of the FPA as promptly as practicable, but in any event no later than thirty (30) Business Days after the date of this Agreement, and (ii) file, as promptly as practicable within thirty (30) Business Days following the date of this Agreement, all other filings, applications, and/or notifications required under applicable Laws with any applicable Governmental Entity in the jurisdictions set forth on Section 5.4(a) of the Company Disclosure Letter. Subject to Section 7.5(g), Parent shall use its reasonable best efforts to cause its Affiliates to cooperate with the Company and Parent in taking the actions described in, and provide any information required for any of the filings or responses required by, this Section 7.5(b).

(c) Without limiting the generality of the foregoing, the Company shall, in connection with the efforts referenced in Section 7.5(a) and Section 7.5(b), (i) provide notice or obtain consent, as applicable, to employees or their representatives required under applicable Law or Collective Bargaining Agreement prior to the Closing Date and (ii) satisfy all bargaining obligations required under applicable Law or Collective Bargaining Agreement prior to the Closing Date.

(d) Without limiting the generality of Section 7.5(g), each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 7.5(a) and Section 7.5(b), (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) prior to submitting or making any correspondence, filing or communication with any Governmental Entity or members of their respective staffs, subject to applicable Law, first provide the other party with a copy of such correspondence, filing or communication in draft form, give such other party a reasonable opportunity to discuss its content before it is submitted or filed with the relevant Governmental Entity and consider in good faith such other party’s reasonable comments thereon, (iii) subject to applicable Law, furnish to the other party as promptly as reasonably practicable all information reasonably required for any application or other filing to be made by the other party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (iv) promptly notify the other party of any written or substantive oral communication received by such party from, or given by such party to any Governmental Entity and of any written or substantive oral communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and, subject to applicable Law, furnish the other party promptly with copies of all correspondence, filings and communications between such party and any Governmental Entity with respect to the transactions contemplated by this Agreement (excluding personal identifier information and any internal documents submitted with any application or other filing and with due regard for customary information exchange protocols); (v) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by any Governmental Entity in respect of such registrations, declarations and filings or such transactions; and (vi) consult with each other reasonably in advance, and consider in good faith the other party’s reasonable comments in connection with, any communication, meeting or conference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person. No party shall independently participate in any meeting or communication with respect to the transactions contemplated by this Agreement with any Governmental Entity in respect of any such filings, investigation or other inquiry relating to Section 7.5(b) or this Section 7.5(c) without giving the other parties sufficient and reasonable prior notice of the meeting and, to the extent not prohibited by such Governmental Entity, the opportunity to attend and/or participate in such meeting or communication; provided, however, that the requirements of this provision shall not apply to any portion of a meeting or discussion between Parent or its Representatives, on the one hand, and any Governmental Entity, on the other hand, solely to the extent such a meeting or communication relates only to Parent confidential business information unrelated to the Merger or the other transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, Parent and the Company shall, (A) jointly control and direct all communications and strategy in dealing with any Governmental Entity, (B) jointly coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with a Governmental Entity in connection with the Merger and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Entity relating to the Merger and all other regulatory matters incidental thereto, and (C) consult with and consider in good faith the views and comment comments of the other party and its outside counsel with respect to such communications, strategies and positions.

(e) In furtherance and not in limitation of the foregoing, but subject to Section 7.5(g), each of Parent and Merger Sub, on the one hand and the Company, on the other hand, shall, and shall use its reasonable best efforts to cause its Affiliates and Subsidiaries to, (i) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement and (ii) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other Order that would prevent, prohibit, restrict or delay the consummation of the Merger or any other transactions contemplated by this Agreement (including using reasonable best efforts to defend through litigation on the merits any claim asserted by any Person), in each case, so as to enable the parties to close the contemplated transactions as expeditiously as practicable.

(f) In furtherance and not in limitation of the foregoing, each of Parent and Merger Sub covenants and agrees that, from the date of this Agreement through the earlier of the Closing and the termination of this Agreement, it shall not, and shall cause its Affiliates not to, directly or indirectly acquire or agree to acquire, by merger, consolidation, stock or asset purchase or otherwise, any business or corporation, partnership or other business organization or division thereof located in the United States, or dissolve, merge or consolidate with any other Person located in the United States, if such transaction would reasonably be expected to prevent, prohibit, restrict or materially delay the consummation of the Merger or any other transactions contemplated by this Agreement.

(g) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 7.5 or any other provision of this Agreement shall require, or be construed to require, Parent or any of its Affiliates or the Company or any of its Subsidiaries to agree or commit to any imposition of any undertakings, terms, conditions, liabilities, obligations, commitments, restrictions, sanctions or other measures or provisions (each, a “Remedy”) with respect to any such Person or their respective businesses, product lines or assets necessary to secure the requisite approvals, clearances, and authorizations or expiration of waiting periods for the transactions contemplated by this Agreement under any applicable Law or to obtain the approval, clearance, authorization or exemption of any Governmental Entity, including (i) proposing, negotiating, committing to or effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture, disposition, or license of any assets, properties, products, rights, services or businesses (collectively “Assets”) of Parent or any of its Affiliates or any interest therein, (ii) otherwise proposing, negotiating, committing to or effecting any actions that would limit its or their freedom of action with respect to, or its or their ability to retain any Assets of, the Parent or any of its Affiliates or any interest therein contemporaneously with or subsequent to the Closing, or (iii) terminating, relinquishing, modifying or waiving, or proposing or agreeing to terminate, relinquish, modify or waive, existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or any of its Affiliates, in each case, except for Remedies that solely relate to the Company and/or any of its Subsidiaries and that, individually or in the aggregate, would reasonably be expected to have an immaterial effect on the business, assets, liabilities, properties, condition (financial or otherwise) of (i) the Company and each of its Subsidiaries, taken as a whole, and (ii) each of its Subsidiaries set forth in Section 7.5(g) of the Company Disclosure Letter, taken individually (except as explicitly set forth on Section 7.5(g) of the Company Disclosure Letter) (any such matters described in this Section 7.5(g) that are not immaterial as described in the immediately preceding clauses (i) and (ii), individually and collectively, a “Burdensome Condition”). The Company and its Subsidiaries shall not undertake, or agree to undertake, any action contemplated by a Remedy, without the prior written consent of Parent; provided, that Parent shall consider in good faith reasonable proposals made by Company to undertake, or agree to undertake, any such action. Notwithstanding the foregoing and anything to the contrary in this Agreement, in no event will Parent, the Company or any of their respective Affiliates be required to effect any action contemplated by a Burdensome Condition that is not conditioned on the occurrence of the Closing.

7.6. Access and Reports.

(a) Subject to applicable Law, upon reasonable advance notice to the Company and without any prejudice to Parent’s ordinary course access and information rights existing as of the date of this Agreement, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other Representatives reasonable access, during the period commencing from the date of this Agreement and until the Effective Time, to its employees, properties, books, Contracts and records, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may be reasonably requested for any reasonable business purpose (including for purposes of consummating the transactions contemplated hereby, including the Merger, and including any information reasonably requested by Parent concerning the Company’s fees and expenses incurred, or expected to be incurred, in connection with the transactions contemplated hereby (including the Merger)); provided, however, that any such access shall be conducted at Parent’s expense, during normal business hours of the Company, to the extent required by the Company, under the supervision of appropriate personnel of the Company and its Subsidiaries and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company and its Subsidiaries. All requests for information made pursuant to this Section 7.6 shall be directed to the executive officer or other Persons designated by the Company. No investigation pursuant to this Section 7.6 or by Parent or its Representatives at any time prior to or following the date of this Agreement shall affect or be deemed to modify any representation or warranty made by the Company herein.

(b) This Section 7.6 shall not require the Company or its Subsidiaries to permit any access, or to disclose any information that, in the reasonable, good faith judgment (after consultation with counsel) of the Company, is likely to result in any violation of any Law, cause any privilege (including attorney-client privilege) that the Company or its Subsidiaries would be entitled to assert to be undermined with respect to such information, result in a breach of an agreement to which the Company or any of its Subsidiaries is a party as of the date hereof (or to which the Company or any of its Subsidiaries becomes a party after the date hereof in the ordinary course of business and which are not related to any Acquisition Proposal) or result in the disclosure of Trade Secrets or competitively sensitive information to third parties (other than Parent and its Representatives); provided, that, the parties hereto shall cooperate in seeking to make appropriate substitute arrangements to permit reasonable disclosure of such information to the extent doing so (i) would not (in the good faith belief of the Company (after consultation with counsel)) be likely to result in the violation of any such Law, be likely to cause such privilege to be undermined with respect to such information or be likely to result in such breach or disclosure, or (ii) could reasonably (in the good faith belief of the Company (after consultation with counsel)) be managed through the use of customary “clean-room” arrangements; provided, further, that the Company will not be required to disclose any materials of the Company, the Company Board or the Special Committee that relate to consideration of the transactions contemplated hereby.

(c) The information provided pursuant to this Section 7.6 shall be governed by the terms and conditions of the Confidentiality Agreement.

7.7. Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and shall use reasonable best efforts to take all actions required, proper or advisable to cause the shares of Common Stock of the Company to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

7.8. Publicity. The initial press release regarding this Agreement, the Merger and the transactions contemplated by this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, none of the Company, Parent or Merger Sub shall, and the Company shall not permit any of its Subsidiaries to, issue or cause the publication of any press release or similar public announcement with respect to, or otherwise make any public statement concerning, this Agreement, the Merger or the other transactions contemplated by this Agreement without the prior consent (which consent will not be unreasonably withheld, conditioned or delayed) of Parent, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Parent or Merger Sub; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent such party may reasonably conclude may be required by applicable Law or by the rules and regulations of the NYSE; provided, further, however, that the restrictions set forth in this Section 7.8 will not apply to (a) any release or public statement made or proposed to be made by any party in connection with an Acquisition Proposal or made or proposed to be made relating to a Company Adverse Recommendation Change in accordance with this Agreement, (b) any release or public statement that does not contain information related to Parent or its Affiliates, this Agreement or the transactions contemplated by this Agreement that has not been previously publicly disclosed in a press release, public statement or filing with the SEC that was not made in violation of this Agreement, (c) any release or public statement made in the ordinary course of business and that does not expressly and substantively relate to Parent or its Affiliates, this Agreement or the transactions contemplated by this Agreement or (d) any release or public statement in connection with any dispute between the parties hereto regarding this Agreement, the Merger, or the transactions contemplated by this Agreement. The Company shall not, without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) make any communications to employees with respect to the Merger and the other transactions contemplated by this Agreement containing information that has not been previously publicly disclosed in a press release or filing with the SEC. Without limiting the foregoing, the Company and Parent will consult with each other and provide the other with a reasonable opportunity to comment before publishing any other press release or public announcement.

7.9. Employee Matters.

(a) The Company shall not, and shall direct its Subsidiaries not to, take any actions prior to the Closing which would reasonably be expected to result in “Good Reason” under any agreement between the Company or any of its Subsidiaries on one hand, and an employee or other service provider of the Company or its Subsidiaries on the other. The Company shall use its commercially reasonable endeavors to seek to obtain “Good Reason” waivers from the employees set forth on Section 7.9 of the Company Disclosure Letter, which shall waive the applicable employees eligibility to resign for “Good Reason” solely as a result of the Merger.

(b) Except as otherwise explicitly provided in this Agreement or as deemed equitable to reflect the change in capital structure of the Company, employee benefit and compensation arrangements as in effect as of the Closing shall not be modified or amended solely as a result of the Merger.

(c) Nothing contained in this Section 7.9 or any other provision of this Agreement, (i) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) shall limit the ability of Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation or any of its Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) shall create any third-party beneficiary rights or obligations in any Person (including any Affected Employee) other than the parties to this Agreement or any right to employment or continued employment or to a particular term or condition of employment with Parent, the Surviving Corporation, any of its Subsidiaries, or any of their respective Affiliates or (iv) shall limit the right of Parent (or its Subsidiaries) to terminate, in accordance with applicable Law, the employment or service of any employee or other service-provider following the Effective Time.

7.10. Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

7.11. Indemnification; Directors’ and Officers’ Insurance.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer, employee or agent of the Company and its Subsidiaries, and any person who becomes a director, officer, employee or agent of the Company or any of its Subsidiaries prior to the Effective Time (collectively with such Person’s heirs, executors and administrators, the “Indemnified Parties” and each, an “Indemnified Party”) as provided in the Organizational Documents of the Company and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time. From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) indemnify and hold harmless, and advance expenses as incurred to, to the fullest extent permitted under the Company’s Organizational Documents and the Organizational Documents of its Subsidiaries or in any Contract in existence as of the date of this Agreement providing for indemnification between the Company or any of its Subsidiaries and any Indemnified Party, in each case in a manner consistent with the terms and conditions on which indemnification is provided for as of the date hereof, each Indemnified Party against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities, penalties, costs and amounts paid in settlement (collectively, “Costs”) incurred in connection with any actual or threatened in writing investigation, audit, inquiry or Proceeding, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Party’s service as a director, officer, employee or agent of the Company or its Subsidiaries or services performed by such Person at the request of the Company or its Subsidiaries at or prior to the Effective Time (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), whether asserted or claimed prior to, at or after the Effective Time (a “Claim”), including, for the avoidance of doubt, in connection with (A) the Merger and the other transactions contemplated by this Agreement and (B) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and excluding, for the avoidance of doubt, any Claims related to fraud; provided, that, the Person to whom Costs are advanced provides an undertaking to repay such Costs if it is ultimately determined that such Person is not entitled to indemnification, and (ii) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the Company and its Subsidiaries to the Indemnified Parties in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company’s Organizational Documents and the Organizational Documents of its Subsidiaries as in effect on the date of this Agreement or in any Contract in existence as of the date of this Agreement providing for indemnification between the Company or any of its Subsidiaries and any Indemnified Party. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification has been sought by such Indemnified Party hereunder, unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.11.

(b) Prior to the Effective Time, the Company may purchase a six (6) year “tail” prepaid policy on such terms and conditions approved by Parent, in which event Parent shall cease to have any obligations under this Section 7.11(b), except to cause any such “tail” prepaid policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. In the event the Company has not purchased such “tail” policy prior to the Effective Time, then, for at least six (6) years after the Effective Time, (i) Parent shall, and shall cause the Surviving Corporation and its other Subsidiaries to maintain in full force and effect the existing directors’ and officers’ liability insurance maintained by the Company or any of its Subsidiaries, as applicable, as of the date hereof, covering claims first made during the corresponding policy period arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided that Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premiums currently paid by the Company or any of its Subsidiaries, as applicable, on an annualized basis, but in such case shall purchase as much of such coverage as possible for such amount; and provided, further, that no such insurance shall cover instances of fraud) and (ii) Parent shall not, and shall not permit the Surviving Corporation or its other Subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time.

(c) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, unless provided by operation of Law, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 7.11.

(d) The provisions of this Section 7.11 are intended to be for the benefit of, and shall be enforceable after the Effective Time by, each of the Indemnified Parties, their heirs and their respective Representatives, who are third party beneficiaries of this Section 7.11 as of the Closing. Notwithstanding any other provision of this Agreement to the contrary, this Section 7.11 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation.

(e) The rights of the Indemnified Parties under this Section 7.11 shall be in addition to any rights such Indemnified Parties may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

7.12. State Takeover Statutes. If any Takeover Law is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and Parent shall each use reasonable best efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effects of Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

7.13. Notification of Certain Matters. Subject to applicable Law, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause any condition to the Merger to be unsatisfied in any material respect at the Effective Time and (b) any material failure of the Company, Merger Sub or Parent, as the case may be, or any officer, director, employee, agent or representative of the Company, Merger Sub or Parent as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement, which failure would be reasonably likely to cause any condition to the Merger to be unsatisfied at the Effective Time; provided, however, that the delivery of any notice pursuant to this Section 7.13 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VIII or give rise to any right to terminate under Article IX.

7.14. Section 16 Matters. Prior to the Effective Time, the Company Board (or an appropriate committee thereof) shall take all such steps as may be required and permitted to cause dispositions of equity securities of the Company (including derivative securities) pursuant to this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.15. Parent Vote. Immediately following the execution and delivery of this Agreement, Parent shall, in its capacity as the sole shareholder of Merger Sub, execute and deliver to Merger Sub and the Company a written consent approving the transactions contemplated hereby, including the Merger, in accordance with the NYBCL. Parent shall vote or cause to be voted any shares of Common Stock beneficially owned by it or any of its Affiliates or which it or any of its Affiliates has the power to cause to be voted, in favor of the adoption of this Agreement at the Shareholders Meeting or any other meeting of shareholders of the Company at which this Agreement shall be submitted for adoption, including all adjournments, recesses or postponements thereof; provided that, such agreement to vote in favor of the adoption of this Agreement shall terminate, and Parent and its Affiliates shall have no obligation with respect thereto, in the event that the Company Board (or a committee thereof) effects a Company Adverse Recommendation Change.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Company Shareholder Approval. This Agreement shall have been duly adopted by holders of shares of Common Stock constituting the Company Requisite Votes in accordance with applicable Law and the Organizational Documents of the Company (the “Company Shareholder Approval”).

(b) Regulatory Approvals. The (i) approval of FERC under Section 203 of the FPA and (ii) notices, reports, filings, consents, registrations, approvals and authorizations from state utility commissions in Maine and New York and any other jurisdictions set forth in Section 5.4(a) of the Company Disclosure Letter shall have been duly obtained, shall have been received or deemed to have been received, or shall have been made or given, as applicable, and shall not have required a Burdensome Condition, and each shall remain in full force and effect.

(c) No Injunction. No Order (whether temporary, preliminary or permanent) or Proceeding by any Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have been issued and be continuing in effect. No Law shall have been enacted, issued, entered, promulgated or enforced by any Governmental Entity that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger and shall continue to be in effect.

8.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 5.2(a) (other than the penultimate sentence thereof) and the first sentence of Section 5.2(b) (Capital Structure) shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of the Company contained in the last sentence of Section 5.2(b) (Capital Structure), Section 5.3(a)-(c) (Corporate Authority, Approval), Section 5.18 (Takeover Law; Absence of Rights Agreement) and Section 5.20 (Brokers and Finders) of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (iii) the representations and warranties of the Company contained in Section 5.6 (Absence of Certain Changes) shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date, and (iv) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein) as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of this clause (iv), for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by the Company under this Agreement on or prior to the Closing Date.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect that is continuing as of the Effective Time.

(d) Company Closing Certificate. Parent shall have received a certificate of the Company, dated as of the Closing Date, signed by an officer of the Company certifying for and on behalf of the Company that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

8.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth therein) as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by Parent and Merger Sub, as applicable, under this Agreement on or prior to the Closing Date.

(c) Parent Closing Certificate. The Company shall have received a certificate of Parent, dated as of the Closing Date, signed by an officer of Parent certifying for and on behalf of Parent that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX

TERMINATION

9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholder Approval is obtained, by mutual written consent of the Company (upon the recommendation of the Special Committee) and Parent.

9.2. Termination by Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company (upon the recommendation of the Special Committee) if:

(a) the Merger shall not have been consummated by June 30, 2025, whether such date is before or after the Company Shareholder Approval is obtained (such date, as it may be extended in accordance with the following proviso, the “Termination Date”); provided, however, that if the conditions to the Closing set forth in Section 8.1(b) have not been satisfied or waived on or prior to such date but all other conditions to Closing set forth in Article VIII have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing (so long as such conditions are reasonably capable of being satisfied)), the Termination Date may be extended by either Parent or the Company (upon the recommendation of the Special Committee) (provided, that, such party has complied in all material respects with its obligations under Section 7.5) no more than one (1) time, for a period of three (3) months; provided, further, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any party whose breach of any provision of this Agreement has been a principal cause of the failure of the Merger to be consummated by such time;

(b) the Shareholders Meeting shall have been held and the Company Shareholder Approval shall not have been obtained at such Shareholders Meeting or at any adjournment or postponement thereof; or

(c) an Order or Law shall have been issued, entered, enforced, enacted or promulgated by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger and shall have become final and non-appealable (whether before or after the Company Shareholder Approval is obtained), provided, that, the right to terminate this Agreement pursuant to this Section 9.2(c) shall not be available to any party whose breach of any provision of this Agreement has been a principal cause of such Order or Law.

9.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company (upon the recommendation of the Special Committee) at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied, and such breach or failure of a condition is not curable or, if curable, is not cured prior to the earlier of (i) the thirtieth (30th) day after written notice thereof is given by the Company to Parent and (ii) the date that is two (2) Business Days prior to the Termination Date; provided, however, that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.2(a) or Section 8.2(b) not to be capable of being satisfied.

9.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent:

(a) at any time prior to the time the Company Shareholder Approval is obtained, if the Company Board or any committee thereof (including the Special Committee) shall have made a Company Adverse Recommendation Change; or

(b) at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and such breach or failure of a condition is not curable or, if curable, is not cured prior to the earlier of (i) the thirtieth (30th) day after written notice thereof is given by Parent to the Company and (ii) the date that is two (2) Business Days prior to the Termination Date; provided, however, that Parent is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.3(a) or Section 8.3(b) not to be capable of being satisfied.

9.5. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement shall terminate and become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, the provisions set forth in this Section 9.5, Article X and the agreements of the Company, Parent and Merger Sub contained in Section 7.10 and the Confidentiality Agreement shall survive the termination of this Agreement. Notwithstanding the foregoing, nothing in this Agreement will relieve any party from any liability for Fraud or any Willful Breach of this Agreement.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1. Survival. None of the representations or warranties in this Agreement or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

10.2. Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company (acting through the Special Committee), Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, (a) that after receipt of the Company Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company and (b) the definition of the terms “Unaffiliated Shareholders” and “Unaffiliated Shareholder Approval” may not be amended, and the condition precedent set forth in Section 8.1(a) regarding the receipt of the Unaffiliated Shareholder Approval may not be amended. At any time before the Effective Time, Parent and Merger Sub, on the one hand, and the Company (only pursuant to a resolution adopted by the Special Committee), on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement; provided, however, the condition precedent set forth in Section 8.1(a) regarding the receipt of the Unaffiliated Shareholder Approval may not be waived. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby and specifically referencing this Agreement. No failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.3. Special Committee Approval. No amendment or waiver of any provision of this Agreement and no decision or determination shall be made, or action taken, by the Company under or with respect to this Agreement without first obtaining the approval of the Special Committee. From and after the date hereof and until the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX, the Company shall not, and shall cause its Subsidiaries not to, take any action contemplated by Section 7.1(b)(xi)(C) without first obtaining the approval of the Special Committee. Notwithstanding anything to the contrary contained herein, any determination with respect to the enforcement (or non-enforcement) of the Company’s rights under this Agreement shall be made by, and only by, the Special Committee.

10.4. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by email, pdf, facsimile or other readable electronic format), each such counterpart being deemed to be an original instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (including by email, pdf, facsimile or other readable electronic format) to the other parties hereto, and all such counterparts shall together constitute one and the same agreement.

10.5. Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any legal proceeding relating to this Agreement or the transactions contemplated hereby or thereby, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.7 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10.5 will affect the right of any party to serve legal process in any other manner permitted by applicable Law, (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any legal proceeding to the exclusive general jurisdiction of the United States District Court for the Southern District of New York (or, if that court does not have jurisdiction, the Supreme Court of the State of New York, County of New York) and the appropriate appellate courts therefrom (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby or thereby, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any legal proceeding arising in connection with this Agreement or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts, (v) waives any objection that it may now or hereafter have to the venue of any such legal proceeding in the Chosen Courts or that such legal proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it will not bring any legal proceeding relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any legal proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6. Specific Performance.

(a) The parties hereto agree and acknowledge that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly, prior to any valid termination of this Agreement in accordance with Article IX, (i) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof, in each case in the Chosen Courts (in the order expressed in Section 10.5(b)), (ii) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iii) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. The parties’ rights in this Section 10.6 are an integral part of the transactions contemplated hereby and each party hereby waives any objections to any remedy referred to in this Section 10.6.

(b) If any party brings any Proceeding to enforce specifically the performance of the terms and provisions hereof, the Termination Date shall automatically be extended by (x) the amount of time during which such Proceeding is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such Proceeding.

10.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, e-mail or by overnight courier:

If to Parent or Merger Sub:

Iberdrola, S.A.

Plaza de Euskadi, 5

48009 Bilbao

Spain

Attention: David Mesonero Molina

E-mail:  ******

with a copy (which shall not constitute notice) to:

Attention: Félix Sobrino Martínez

E-mail:  ******

and

Attention: Gonzalo Cerón Hernándes

E-mail:  ******

and

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

United States

Attention: Robert N. Chung, Esq.

E-mail: ******

- and –

White & Case LLP

Calle Velázquez 86D, 3rd floor 28006

Madrid, Spain

Attention: Juanma de Remedios

E-mail: ******

- and –

Clifford Chance US LLP

31 W 52nd Street

New York, New York 10019

Attention: Chang-Do Gong, Esq.

E-mail: ******

If to the Company:

Avangrid, Inc.

180 March Hill Road

Orange, Connecticut 06477

Attention: R. Scott Mahoney

E-mail: ******

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Attention: Jeffrey D. Marell, Ravi Purohit, Steven J. Williams

Address: 1285 Avenue of the Americas New York, NY 10019

Email:   ******

with a copy (which shall not constitute notice) to:

Avangrid General Counsel

180 March Hill Road

Orange, Connecticut 06477

Attention: R. Scott Mahoney

E-mail: ******

and

Latham & Watkins, LLP

Attention:   David Kurzweil, Eyal Orgad

Address:    1271 Avenue of the Americas

  New York, NY 10020

Email:     ******

Or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party (a) upon actual receipt, if delivered personally, (b) three (3) Business Days after deposit in the mail, if sent by registered or certified mail, (c) upon confirmation of successful transmission if sent by facsimile (provided, that, if given by facsimile, such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein other than by email), (d) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier or (e) upon written confirmation of receipt, if sent by email (provided, that, if given by email, such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein other than by facsimile).

10.8. Entire Agreement. This Agreement (including any schedules and exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

10.9. No Third Party Beneficiaries. Except (a) with respect to the Indemnified Parties and only after the Effective Time, as provided in Section 7.11 (Indemnification; Directors’ and Officers’ Insurance) and (b) with respect to shareholders and holders of Company Equity-Based Awards and only after the Effective Time, to receive such amounts as provided for in Article IV, Parent, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

10.10. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.11. Definitions. Each of the terms set forth in Annex A is defined as set forth therein or as in the Section or Subsection of this Agreement corresponding to such term.

10.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the parties, each acting reasonably and in good faith, shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.13. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Annex or Exhibit, such reference shall be to a Section of or Annex or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “ordinary course of business” refer to the ordinary course of business of the Company and its Subsidiaries, taken as a whole, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of the current pandemic, epidemic or disease outbreak to the extent reasonably consistent with policies, procedures and protocols recommended by the Centers for Disease Control and Prevention, the World Health Organization and other Governmental Entities). All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. Where a reference in this Agreement is made to any Contract (including this Agreement) or Law, such references are to, except as context may otherwise require, the Contract or Law as amended, modified, supplemented, restated or replaced from time to time (in the case of an Contract, to the extent permitted by the terms thereof); and to any Section of any Law including any successor to the Section and, in the case of any statute, any rules or regulations promulgated thereunder; provided, that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date. All references to “dollars” or “$” in this Agreement are to U.S. dollars. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The terms “or”, “any” and “either” are not exclusive.

(b) The parties hereto have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) The mere inclusion of any item in any Section or Subsection of the Company Disclosure Letter as an exception to any representation or warranty or otherwise shall not be deemed to constitute an admission by the applicable party, or to otherwise imply, that any such item has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or otherwise represents an exception or material development, fact, change, event, effect, occurrence or circumstance for the purposes of this Agreement, or that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement. Matters disclosed in any Section or Subsection of the Company Disclosure Letter are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Headings inserted in the Sections or Subsections of the Company Disclosure Letter are for convenience of reference only and shall not have the effect of amending or changing the express terms of the Sections or Subsections as set forth in this Agreement. Nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein.

10.14. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other parties hereto (in the case of the Company, acting through the Special Committee); provided, however, that Merger Sub shall be permitted to assign its rights and obligations under this Agreement to any Subsidiary of Parent; provided, further, that no assignment by any party shall relieve such party of any of its obligations hereunder. Any purported assignment in violation of this Agreement is void.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

AVANGRID, INC.

By	/s/ R. Scott Mahoney
	Name:	R. Scott Mahoney
	Title:	Senior Vice President – General Counsel and Corporate Secretary

By	/s/ Justin B. Lagasse
	Name:	Justin B. Lagasse
	Title:	Senior Vice President – Chief Financial Officer and Controller

IBERDROLA, S.A.

By	/s/ David José Mesonero Molina
	Name:	David José Mesonero Molina
	Title:	Global Head of Corporate Development

ARIZONA MERGER SUB, INC.

By	/s/ Gonzalo Cerón Hernández
	Name:	Gonzalo Cerón Hernández
	Title:	Authorized Signatory

By	/s/ África Benito de Valle Villalba
	Name:	África Benito de Valle Villalba
	Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

ANNEX A

DEFINITIONS

As used in this Agreement, the following terms have the meanings specified in this Annex A.

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing confidentiality and use provisions that are not materially less restrictive of, and no more favorable to, a third party or “group” that is a party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreement are to Parent and its Affiliates and Representatives; provided, however, that such confidentiality agreement shall not (i) prohibit compliance by the Company with any of the provisions of Section 7.2, or (ii) be required to include any standstill or similar provisions that would prohibit the making or amendment of any Acquisition Proposal.

“Acquisition Proposal” means any bona fide inquiry, proposal or offer (whether or not in writing) from any Person or group of Persons providing for (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (i) ten percent (10%) or more (based on the fair market value thereof, as determined in good faith by the Special Committee) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (ii) shares of Common Stock or other Equity Interests in the Company, which together with any other shares of Common Stock or other Equity Interests in the Company beneficially owned by such Person or group, would equal ten percent (10%) or more of the aggregate voting power of the Company or any of its Subsidiaries, the business of which constitutes ten percent (10%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any Person or group owning, directly or indirectly, ten percent (10%) or more of the aggregate voting power of the Company or any of its Subsidiaries, the business of which constitutes ten percent (10%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (c) any merger, consolidation, business combination, binding share exchange or similar transaction involving the Company pursuant to which any Person or group (or the shareholders of any Person) would own, directly or indirectly, ten percent (10%) or more of the aggregate voting power of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, (d) any recapitalization, liquidation, dissolution or any other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes ten percent (10%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than, in each case, the transactions contemplated by this Agreement; or (e) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement or any other proposal or offer by Parent or its Affiliates); provided, that, any inquiry, proposal or offer in connection with any of the matters listed on Section 10.11(a) of the Company Disclosure Letter shall not be an Acquisition Proposal.

“Adjusted Award” has the meaning set forth in Section 4.3(a).

“Affected Employees” has the meaning set forth in Section 7.9(a).

“Affiliate” means, when used with respect to any party, any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act. For purposes of this Agreement, “control” (as used in Rule 405 promulgated under the Securities Act) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract, management control, or otherwise. “Controlled” and “controlling” shall be construed accordingly. For the avoidance of doubt, for purposes of this Agreement, (i) Parent and its Affiliates (other than the Company and its Subsidiaries) shall not be deemed to be Affiliates of the Company and its Subsidiaries and (ii) the Company and its Subsidiaries shall not be deemed to be Affiliates of the Parent and its Affiliates.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Anti-Corruption Laws” means any applicable Law relating to anti-bribery or anti-corruption of any jurisdiction in which the Company or any of its Subsidiaries performs business, or of the United States, or of the United Kingdom, including the Provisional Regulations on Anti-Commercial Bribery, the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, and where applicable, legislation enacted by member States and signatories implementing the OECD Convention Combating Bribery of Foreign Officials.

“Anti-Money Laundering Laws” means all applicable anti-money laundering Laws of all jurisdictions in which the Company or any of its Subsidiaries conducts its business (including all anti-money laundering Laws of the U.S.).

“Applicable Date” has the meaning set forth in Section 5.5(a).

“Assets” has the meaning set forth in Section 7.5(g).

“Bankruptcy and Equity Exception” means any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights, to general equity principles (whether considered in a proceeding in equity or at law).

“Book-Entry Share” has the meaning set forth in Section 4.1(a).

“Burdensome Condition” has the meaning set forth in Section 7.5(g).

“Business Day” means any day other than a Saturday or Sunday or other day on which banks are required or authorized to close in the City of New York, United States, Bilbao, Spain or Madrid, Spain.

“CapEx Plan” means the capital expenditures and major maintenance expenditures plan set forth on Section 10.11(b) of the Company Disclosure Letter.

“Capitalization Date” has the meaning set forth in Section 5.2(a).

“Certificate” has the meaning set forth in Section 4.1(a).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Chosen Courts” has the meaning set forth in Section 10.5(b).

“Claim” has the meaning set forth in Section 7.11(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 4.2(g).

“Collective Bargaining Agreement” has the meaning set forth in Section 5.12(a).

“Common Stock” has the meaning set forth in Section 5.2(a).

“Commercial Agreements” mean all service agreements, licensing agreements and other commercial agreements (excluding, for the avoidance of doubt, (i) agreements relating to Parent’s or its Affiliates’ ownership of securities of the Company and (ii) this Agreement), by and between Parent or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand, including, but not limited to, the Framework Agreement and the Trademark Licensing Agreement.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Company Adverse Recommendation Change” has the meaning set forth in Section 7.2(a).

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 5.3(c).

“Company Disclosure Letter” has the meaning set forth in Article V.

“Company Equity-Based Awards” means the Company PSUs and the Company Phantom Awards and any other awards granted under any Incentive Plan.

“Company Financial Statements” has the meaning set forth in Section 5.5(d).

“Company Impairment Effect” has the meaning set forth in Section 5.1.

“Company Investment and Divestment Standards” means the Standards for the Supervision of Investments and Divestments of the Companies Belonging to the Company, as amended and/or restated from time to time in accordance with past practice.

“Company Material Adverse Effect” means any development, fact, event, change, effect, occurrence or circumstance (each, an “Effect”) that, individually or in the aggregate with all other Effects has had a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries (taken as a whole), except to the extent such Effect arises out of, relates to or results from (either alone or in combination): (i) any changes in financial or economic conditions generally or financial or economic conditions in countries in which the Company and its Subsidiaries conduct significant operations, (ii) any changes in conditions generally affecting the industries or markets in which the Company or any of its Subsidiaries operate, including electric and renewable power generation industries in which the Company and/or the Subsidiaries of the Company operate, (iii) regulatory, social or political conditions or securities, financial, credit or other capital markets conditions, (iv) any failure, in and of itself, by the Company to meet any internal or published projections, budgets, plans or forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period or any decline in the market price or trading volume of Common Stock, as well as any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (it being understood that the facts or occurrences giving rise to or contributing to such failure, decline or change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect), (v) the execution, delivery or performance of this Agreement or effects related to the public announcement or pendency of any of the transactions contemplated hereby, including the Merger, or the identity of, or any facts or circumstances relating to Parent or its Affiliates, including any impact of the foregoing on relationships, contractual or otherwise, with customers, lessors, suppliers, vendors, investors, lenders, partners, contractors or employees of the Company and its Subsidiaries, and including the identities of Parent and Merger Sub (provided, that, the exceptions in this clause (v) shall not apply to any representation or warranty contained in Section 5.4 to the extent that it purports to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement or Section 8.2(a) to the extent that it relates to any representation or warranty contained in Section 5.4), (vi) any adoption, implementation, promulgation, repeal, modification, amendment, change or prospective change in applicable Law or GAAP (or enforcement or authoritative interpretations thereof), (vii) any hurricane, cyclone, tornado, earthquake, flood, tsunami, other natural disaster, act of God, any epidemic, pandemic, or disease outbreak (including the COVID-19 virus), the outbreak or escalation of war, military actions or any act of sabotage or terrorism in the United States or in any country in which the Company and its Subsidiaries has significant operations, (viii) any Proceeding or shareholder litigation against the Company and/or any of its directors or officers relating to this Agreement, the Merger or any other transactions contemplated by this Agreement or (ix) any action taken or omitted by the Company or its Subsidiaries that is required by this Agreement or any action taken or omitted with Parent’s written consent or at Parent’s written request, except, in each case of clauses (i), (ii), (iii), (vi) and (vii) to the extent such Effects have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies operating in the industry in which the Company and any of its Subsidiaries operate (in which case solely the incremental disproportionate effect may be taken into account in determining whether there has been, or would reasonably expected to be, a Company Material Adverse Effect).

“Company Material Contract” has the meaning set forth in Section 5.17(a).

“Company Owned IP” means any and all Intellectual Property owned or purported by the Company and its Subsidiaries to be owned, in whole or in part, by the Company or any of its Subsidiaries, other than any Intellectual Property owned by Parent and used by the Company or any of its Subsidiaries.

“Company Pension Plan” has the meaning set forth in Section 5.8(b).

“Company Phantom Award” means the phantom restricted stock unit awards granted under the Incentive Plans.

“Company Plans” has the meaning set forth in Section 5.8(a).

“Company PSUs” means the restricted stock unit awards granted under the Incentive Plans and subject to performance-based vesting conditions.

“Company Requisite Votes” has the meaning set forth in Section 5.3(a).

“Company SEC Reports” has the meaning set forth in Section 5.5(a).

“Company Shareholder Approval” has the meaning set forth in Section 8.1(a).

“Computer Systems” means any and all software, computer firmware, computer hardware, electronic data processing, telecommunications networks, network equipment, interfaces, platforms, peripherals, computer systems, and data and information contained therein or transmitted thereby, including any outsourced systems and processes and any related services and documentation, and all other similar or related items of telecommunications, and information and operational technology, automated, computerized or software systems, assets or equipment, and all associated documentation, that are owned, leased, licensed, used, held for use, or relied on by the Company or any of its Subsidiaries.

“Confidentiality Agreement” means the Confidentiality Agreement, dated March 26, 2024 entered into by and between the Company and Parent.

“Contract” means any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other similar obligation.

“Costs” has the meaning set forth in Section 7.11(a).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof (including any subsequent waves or outbreaks thereof).

“Data Security Requirements” has the meaning set forth in Section 5.14(a).

“Department of State” has the meaning set forth in Section 1.3(a).

“Effective Time” has the meaning set forth in Section 1.3.

“Emergency” means any (a) natural disaster (including any epidemic, pandemic or disease outbreak, act of God, casualty, earthquake, storm, hurricane, tornado, severe weather, fire, accident, flood or other natural or man-made catastrophe), or (b) outbreak, escalation or worsening of hostilities, war (whether or not declared), military actions, acts of terrorism, political instability or other national or international calamity, crisis or emergency and, in each case, any governmental response to any of the foregoing.

“Environmental Law” means any Law concerning worker health and safety to the extent relating to exposure to Hazardous Materials, pollution, or the protection of the environment (including air, surface water and groundwater), or the use, storage, recycling, treatment, generation, transportation, processing, handling, release or disposal of any Hazardous Materials.

“Equity Interests” has the meaning set forth in Section 5.2(b).

“ERISA” has the meaning set forth in Section 5.8(a).

“ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, is (or at any relevant time has been or would be) treated as a single employer under Section 414 of the Code.

“Exchange Act” means Securities Exchange Act of 1934.

“Exchange Fund” has the meaning set forth in Section 4.2(a).

“Excluded Shares” has the meaning set forth in Section 4.1(a).

“Financial Advisor” has the meaning set forth in Section 5.3(d).

“Framework Agreement” means that certain Framework Agreement For the Provision of Corporate Services for Iberdrola and the Companies of its Group, dated as of July 16, 2015, as supplemented by that certain Declaration of Acceptance, dated as of July 16, 2015, and as further amended or supplemented from time to time.

“Fraud” means actual and intentional common law fraud under New York law (with, for the avoidance of doubt, shall not include any fraud based on constructive knowledge, or negligent or reckless misrepresentation) committed by a party to this Agreement in making the representations and warranties set forth in Article V or Article VI of this Agreement or any certificate delivered pursuant hereto

“GAAP” means generally accepted accounting principles in the United States.

“Good Industry Practice” means (a) any of the practices, methods, standards, procedures and acts that, at the time the decision was made, are engaged in or approved by a significant portion of the owners and operators of electric generating, transmission or distribution facilities of a similar size, using similar technologies and located in the United States or (b) any of the practices, methods or acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, would reasonably have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition; provided, that Good Industry Practice is not intended to be limited to optimum practices, methods, standards, procedures or acts to the exclusion of all others but rather to be acceptable practices, methods, standards, procedures or acts generally accepted in the geographic location of the performance of such practice, method or act in light of the circumstances.

“Government Official” means (a) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (b) any political party or party official or candidate for political office or (c) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (a) or (b) of this definition.

“Governmental Entity” has the meaning set forth in Section 5.4(a).

“Hazardous Materials” has the meaning set forth in Section 5.10(d).

“Incentive Plans” means the Amended and Restated Omnibus Incentive Plan, as amended and/or restated from time to time.

“Indebtedness” of any Person means, as of any specified time, (a) all obligations of such Person for borrowed money to the extent appearing as a liability on a balance sheet of such Person prepared in accordance with GAAP, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable to the extent appearing as a liability on a balance sheet of such Person prepared in accordance with GAAP, (c) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances or similar credit transactions, (d) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof), (e) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (f) the deferred purchase price of goods or services (other than trade payables or accruals or other current liabilities, in each case, arising in the ordinary course of business), including any “earn-out” payments, contingent payments, seller notes or other similar obligations in connection with the acquisition of a business, and (g) all obligations of such Person guaranteeing any obligations of any other Person of the type described in the foregoing.

“Indemnified Parties” has the meaning set forth in Section 7.11(a).

“Intellectual Property” means any and all intellectual property and all rights, title, and interests therein or thereto arising in any jurisdiction of the world, including in or with respect to any and all of the following: (a) trademarks, service marks, trade names, corporate names, company names, business names, trade styles, logos, slogans, brand names, product names, trade dress, rights in get-up and all other source or business identifiers, social media accounts and identifiers, Internet domain names, and all applications and registrations and renewals for, goodwill associated with and symbolized by, any of the foregoing, (b) proprietary rights in inventions, patent disclosures, patent applications and patents, supplementary protection certificates, and all registrations, continuations, continuations-in-part, divisionals, re-examinations, renewals, extensions and reissues and counterparts thereof, (c) Trade Secrets, (d) design rights, rights in works of authorship (whether or not copyrightable), copyrights and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, (e) proprietary rights in software and other technology, data, databases, data collections, and related documentation, (f) rights of publicity or privacy, (g) database rights and rights in data, (h) all other intellectual property, industrial property, and proprietary rights, in each case of (a) to (h), in any part of the world and whether registered, unregistered, patented, unpatented or the subject of an application for registration or a patent application, and (i) all rights relating to any of the foregoing, including all causes of action, judgments, settlements, claims and demands related thereto, and rights to prosecute and recover damages for any past, present or future infringements, misappropriations and other violations thereof.

“International Plan” means any Company Plan, including any material employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement providing for cash or equity compensation, profit-sharing, incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, disability or sick leave benefits and post-employment or retirement benefits, in each case which is subject to the applicable Laws of a jurisdiction outside of the United States (a) primarily for the benefit of any employee, director, consultant, or other individual service provider of the Company or any of its Subsidiaries who reside or are working or otherwise providing services outside of the United States (whether current, former or retired) or any of their beneficiaries or (b) with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have, any liability or obligation.

“Intervening Event” means, with respect to the Company, any material development, fact, event, change, effect, occurrence or circumstance occurring after the date hereof (unrelated to an Acquisition Proposal or any inquiry, proposal, discussion, offer or request that would reasonably be expected to result in an Acquisition Proposal) that was not known to, or, if known, the consequences of which were not reasonably foreseeable by, the Special Committee as of or prior to execution of this Agreement, that becomes known to the Special Committee after execution of this Agreement and prior to receipt of the Company Shareholder Approval; provided, that, in no event shall any of the following constitute or be deemed to be an Intervening Event: (a) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or (b) changes in the stock price of the shares of Common Stock or the fact that the Company meets or exceeds internal or published projections, budgets, plans or forecasts, estimates or predictions (it being understood, however, that any underlying cause of any of the foregoing in this clause (b) may be taken into account for purposes of determining whether an Intervening Event has occurred).

“Knowledge” means, (A) in the case of the Company, the actual knowledge, following reasonable inquiry of direct reports, of the individuals listed on Section 10.11(c) of the Company Disclosure Letter, and (B) in the case of Parent, the actual knowledge, following reasonable inquiry of direct reports, of any of the officers or directors of Parent or Merger Sub.

“Law” or “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, legally enforceable requirements or Orders enacted, issued, adopted, or promulgated by any Governmental Entity and any judicial interpretation thereof.

“Lease” has the meaning set forth in Section 5.16(b).

“Leased Real Property” has the meaning set forth in Section 5.16(b).

“Lien” means any lien, license, covenant not to sue, option, right of first refusal, negotiation or offer, charge, pledge, security interest, claim or other encumbrance.

“Material Company IP” means any and all (i) Company Owned IP, (ii) Intellectual Property exclusively licensed to the Company or its Subsidiaries, and (iii) other Intellectual Property used by the Company or any of its Subsidiaries, in each case, that is material to the conduct of the businesses of the Company and its Subsidiaries, taken as a whole.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Sub” has the meaning set forth in the Preamble to this Agreement.

“NYBCL” has the meaning set forth in the Recitals to this Agreement.

“NYSE” has the meaning set forth in Section 5.2(c) to this Agreement.

“Order” means any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity or arbitrator.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, memorandum of association, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Owned Real Properties” has the meaning set forth in Section 5.16(a).

“Parent” has the meaning set forth in the Preamble to this Agreement.

“Parent Material Adverse Effect” means any development, fact, event, change, effect, occurrence or circumstance that has had or would reasonably be expected to have a material adverse effect on the ability of Parent to timely perform its obligations under this Agreement in all material respects or to consummate the Merger and the other transactions contemplated by this Agreement.

“Paying Agent” has the meaning set forth in Section 4.2(a).

“PBGC” has the meaning set forth in Section 5.8(b).

“Per Share Merger Consideration” has the meaning set forth in Section 4.1(a).

“Permits” means any authorizations, licenses, franchises, consents, certificates, registrations, approvals or other permits of any Governmental Entity.

“Permitted Liens” means (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (b) Liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings or for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP, (c) Liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate, (d) with respect to real property, (i) easements, rights of way, covenants, conditions, encumbrances and other similar matters of record (but excluding any violation thereof) which do not, individually or in the aggregate, materially adversely affect the current use, occupancy, ownership, or maintenance of, or access to the property of the Company or the Subsidiaries of the Company encumbered or affected thereby, (ii) encroachments, defects, exceptions, restrictions, exclusions, encumbrances, and other matters that would be shown in an accurate survey or physical inspection of such real property, (iii) Liens encumbering the interests of any lessor (other than the Company or any Subsidiary) of any such real property and (iv) zoning, entitlement, building and other land use codes and regulations or ordinances imposed by any Governmental Entity having jurisdiction over any real property, (e) any conditions of real property that would be disclosed by a current, accurate survey or physical inspection, (f) non-exclusive licenses of Intellectual Property granted to customers, subcontractors, or distributors in the ordinary course of business, (g) statutory liens securing payments not yet due, (h) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (i) Liens securing indebtedness or liabilities that are reflected in the Company SEC Reports or incurred in the ordinary course of business since the date of the most recent Annual Report on Form 10-K filed with the SEC by the Company and Liens securing surety bonds or indebtedness or liabilities that have otherwise been disclosed in the Company Disclosure Letter, (j) Liens that will be released on or prior to the Closing Date, (k) Liens securing acquisition financing of Parent or its Affiliates with respect to any applicable asset, including refinancings thereof, and (l) the matters set forth on Section 10.11(d) of the Company Disclosure Letter.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Data” means, in addition to any definition for any similar term (e.g., “personally identifiable information,” “personal data” or “PII”) provided by applicable Law, any information relating to an identified or identifiable natural person; an “identifiable natural person” is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of such natural person, including payment card information.

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) governing the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure, transfer (including cross-border) or protection of Personal Data or Computer Systems or privacy, including, as applicable, the Federal Trade Commission Act, Payment Card Industry Data Security Standard (PCI-DSS), Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, EU-U.S. Privacy Shield, Swiss-U.S. Privacy Shield, General Data Protection Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, the California Consumer Privacy Act of 2018, and any Laws supplementing or implementing any of the foregoing, and any amendments or re-enactments of the foregoing from time to time.

“Proceeding” has the meaning set forth in Section 5.7(a).

“Proxy Statement” has the meaning set forth in Section 5.4(a).

“Purchasing Process” means the purchasing process currently implemented by the Company and its Subsidiaries, as such process may be updated or amended from time to time in accordance with past practice.

“Record Holder” has the meaning set forth in Section 4.2(b).

“Registered Company Owned IP” means any and all Company Owned IP which is registered or patented or the subject of a pending application for registration or a pending patent application with a Governmental Entity, or for domain names, a private registrar.

“Remedy” has the meaning set forth in Section 7.5(g).

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors, Affiliates and other representatives.

“Sanctioned Person” means any Person: (a) listed on any Sanctions-related list of blocked Persons maintained by the United States, the European Union, the United Nations or the United Kingdom; (b) resident in or organized under the Laws of a country or territory that is the subject of comprehensive Sanctions (which includes as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine); or (c) majority-owned or controlled (as applicable under relevant Law) by any of the foregoing.

“Sanctions” means all economic or financial sanctions Laws, measures or embargoes administered or enforced by the United States (including all sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and its “Specially Designated Nationals and Blocked Persons” list), the European Union, the United Nations or the United Kingdom.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.5(a).

“Schedule 13E-3” has the meaning set forth in Section 5.4(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Standards” means all applicable rules, regulations, standards or guidelines adopted or required by major credit card networks or the PCI Security Standards Council, LLC relating to privacy, data security, and the safeguarding, disclosure and handling of payment information, including the Payment Card Industry Data Security Standard and Guidelines

(PCI-DSS), Visa’s Cardholder Information Security Program, MasterCard’s Site Data Protection Program, Visa’s Payment Application Best Practices, the Payment Card Industry’s Payment Application Data Security Standard (PA-DSS), MasterCard Point of Sale Terminal Security Program, and the Payment Card Industry PIN Security Requirements, in each case as may be amended from time to time.

“Shareholder Agreement” means that certain Shareholder Agreement, dated as of December 16, 2015, by and between the Company and Parent.

“Shareholders Meeting” has the meaning set forth in Section 7.3(a).

“Special Committee” has the meaning set forth in the Recitals to this Agreement.

“Subsidiary” means, with respect to any Person (the “Subject Person”), any other Person in which the Subject Person and/or one or more other Subsidiaries of the Subject Person (a) owns, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests or (b) directly or indirectly holds the voting power or right to elect a majority of the board of directors or others performing similar functions with respect to such other Person.

“Superior Proposal” means any bona fide, written Acquisition Proposal (with all references to “ten percent (10%)” in the definition of Acquisition Proposal being deemed to be references to “fifty percent (50%)”) which the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) (a) is reasonably likely to be consummated in accordance with its terms, and (b) if consummated, would be more favorable to the Unaffiliated Shareholders (solely in their capacity as such) from a financial point of view than the Merger, in each case, taking into account all financial, legal, financing, regulatory and other aspects of such Acquisition Proposal (including the Person or group making the Acquisition Proposal and timing of consummation thereof) and of this Agreement as the Special Committee deems relevant (including any changes to the terms of this Agreement proposed by Parent and any conditionality and timing of such proposal).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Surviving Corporation Stock” has the meaning set forth in Section 4.1(c).

“Takeover Law” has the meaning set forth in Section 5.18.

“Tax” or “Taxes” means any and all taxes, assessments, levies, duties, tariffs, imposts or other governmental charges of any kind whatsoever, including any federal, state, local and non-U.S. income, profits, franchise, gross receipts, stamp, transfer, payroll, sales, use, employment, enterprise, net worth, capital stock, social security, environmental, property, ad valorem, withholding, escheat, excise, production, value added, goods and services, alternative or add on minimum, or estimated tax (whether or not requiring the filing of a Tax Return), together with all interest, penalties and additions imposed with respect thereto.

“Tax Return” means any return, report, declaration, statement or other document relating to Taxes filed or required to be filed with any Governmental Entity, including any schedules or attachments thereto and any amendments to any of the foregoing.

“Taxing Authority” means any Governmental Entity responsible for the administration, collection, imposition or determination of any Taxes.

“Termination Date” has the meaning set forth in Section 9.2(a).

“Trade Secrets” means any and all trade secrets, know-how and other confidential information, including all proprietary and confidential: inventions, invention disclosures, improvements, processes, methods, techniques, protocols, formulae, recipes, compositions, assays, protocols, screens, algorithms, models, layouts, designs, drawings, plans, specifications, methodologies, ideas, lab notebooks, patent data and records, experiment, test and other data and results, formulations, manufacturing production, stability, pharmacological, biological, chemical, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, nonclinical, pre-clinical and clinical data and information, regulatory data and filings, and other proprietary and confidential information.

“TSR” has the meaning set forth in Section 4.3(a).

“Trademark Licensing Agreement” means that certain Trademark License agreement, dated as of November 29, 2022, by and between Parent and the Company.

“Unaffiliated Shareholder Approval” means the holders of at least a majority of all outstanding shares of Common Stock held by the Unaffiliated Shareholders, in each case, entitled to vote in favor of adopting this Agreement at the Shareholders Meeting.

“Unaffiliated Shareholders” means all of the holders of outstanding shares of Common Stock, excluding (i) Parent, Merger Sub and their respective Affiliates, (ii) any members of the Company Board who are employees of Parent or its Affiliates, (iii) any officer of the Company, and (iv) any member of any of the foregoing’s “immediate family” (as defined in Rule 16a-1 of the Exchange Act), or any “affiliate” or “associate” (as defined in Rule 12b-2 of the Exchange Act) of any of the foregoing.

“Willful Breach” means with respect to any covenant, representation, warranty or other agreement set forth in this Agreement, a material breach that is a consequence of an act or failure to act undertaken or omitted to be taken by the breaching party with the actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have known, based on reasonable due inquiry) that the taking of such act or failure to take such act would, or would reasonably be expected to, cause, or constitute a breach of the relevant covenant, representation, warranty or other agreement.

Exhibit A

Surviving Corporation Certification of Incorporation

Proxy Statement 2024	Annex B	| B- 1

ANNEX B

OPINION OF MOELIS & COMPANY

May 17, 2024

Unaffiliated Committee of the Board of Directors

Avangrid, Inc.

180 Marsh Hill Road

Orange, CT 06477

Ladies & Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of outstanding shares of common stock, par value $0.01 per share (“Company Common Stock”), of Avangrid, Inc. (the “Company”), excluding (i) Iberdrola, S.A. (the “Parent”), Arizona Merger Sub, Inc. a wholly owned subsidiary of the Parent (the “Merger Sub”) and their respective affiliates, (ii) any members of the Company board of directors who are employees of Parent or its affiliates, (iii) any officer of the Company and (iv) any member of any of the foregoing’s “immediate family” (as defined in Rule 16a-1 of the Securities Exchange Act of 1934), or any “affiliate” or “associate” (as defined in Rule 12b-2 of the Securities Exchange Act of 1934) of any of the foregoing (collectively, “Excluded Holders”), of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among the Company, Parent and Merger Sub. As more fully described in the Agreement, Merger Sub will be merged with and into the Company (the “Transaction”), with the Company surviving the Transaction as a wholly owned subsidiary of the Parent, and each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and shares of Company Common Stock owned by the Company or any direct or indirect wholly-owned subsidiary of the Company, and in each case not held on behalf of third parties) will be converted into the right to receive $35.75 per share of Company Common Stock in cash without interest (the “Consideration”).

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company, including publicly available research analysts’ reports; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company; (iii) reviewed information regarding the capitalization of the Company furnished to us by the Company; (iv) conducted discussions with members of the senior management and representatives of the Company concerning the information described in clauses (i) through (iii) of this paragraph, as well as the business and prospects of the Company generally; (v) reviewed the reported prices and trading activity for the Company Common Stock; (vi) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (vii) reviewed the financial terms of certain other transactions that we deemed relevant; (viii) reviewed a draft, dated May 16, 2024 of the Agreement; (ix) participated in certain discussions and negotiations among representatives of the Company and the Parent and their advisors; and (x) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

399 Park Avenue | 4th Floor | New York, NY 10022

Moelis & Company LLC doing business as Moelis

In connection with our analysis and opinion, we have, at your direction, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not independently verified any such information (or assumed any responsibility for the independent verification of any of such information). With your consent, we have also relied on the representation of the Company’s management that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. We express no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the fairness of the Consideration from a financial point of view to the holders of Company Common Stock other than Excluded Holders. We are not expressing any opinion as to fair value, viability or the solvency of the Company following the closing of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, that the representations and warranties of each party set forth in the Agreement are accurate and correct, and that the parties to the Agreement will comply with all the material terms of the Agreement. We have assumed, with your consent, that all governmental, regulatory or other consents or approvals necessary for the completion of the Transaction will be obtained, except to the extent that could not be material to our analysis. We have not been authorized to solicit and have not solicited indications of interest in a possible transaction with the Company from any party.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.

We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee promptly upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and the Parent. We may in the future provide investment banking or other services to any of the parties involved in the Transaction and may receive compensation for such services.

2

This opinion is for the use and benefit of the Unaffiliated Committee of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Consideration from a financial point of view to the holders of Company Common Stock other than Excluded Holders. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Transaction is fair from a financial point of view to such holders, other than Excluded Holders.

Very truly yours,

/s/ Moelis & Company LLC
MOELIS & COMPANY LLC

3

Proxy Statement 2024	Annex C	| C- 1

ANNEX C

OPINION OF MORGAN STANLEY & CO. LLC

May 16, 2024

Board of Directors

lberdrola S.A.

Plaza de Euskadi, 5

48009 Bilbao

Spain

Members of the Board:

We understand that Avangrid, Inc., a New York corporation (the “Company”), lberdrola S.A., a corporation organized under the laws of the Kingdom of Spain (“Parent”) and Arizona Merger Sub, Inc., a New York corporation and wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated May 15, 2024 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent, and each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and shares of Company Common Stock owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties, will be converted into the right to receive $35.75 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We further understand that approximately 81.6 % of the outstanding shares of the Company Common Stock is owned by Parent.

You have asked for our opinion as to whether the Consideration to be paid by Parent pursuant to the Merger Agreement is fair from a financial point of view to Parent.

For purposes of the opinion set forth herein, we have:

I)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections relating to the Company prepared by the management of the Company and approved for our use by Parent;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of Parent;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)

Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of the Company and its advisors, including advisors of the Special Committee of the Board of Directors of the Company;

1

9)	Reviewed the Merger Agreement and certain related documents; and

10)	Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and Parent, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Parent of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Parent and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be paid to the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of Parent in connection with this transaction and will receive a fee for our services which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for Parent and the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to Parent and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of Parent and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Parent is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

2

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be paid by Parent pursuant to the Merger Agreement is fair from a financial point of view to Parent.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Todd Giardinelli
Todd Giardinelli
Managing Director

3

Proxy Statement 2024	Non-GAAP Financial Measures	| D- 1

ANNEX D

NON-GAAP FINANCIAL MEASURES

Use of Non-GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we consider adjusted net income and adjusted earnings per share, adjusted EBITDA and adjusted EBITDA with tax credits as financial measures that are not prepared in accordance with GAAP. The non-GAAP financial measures we use are specific to Avangrid and the non-GAAP financial measures of other companies may not be calculated in the same manner. We use these non-GAAP financial measures, in addition to GAAP measures, to establish operating budgets and operational goals to manage and monitor our business, evaluate our operating and financial performance and to compare such performance to prior periods and to the performance of our competitors. We believe that presenting such non-GAAP financial measures is useful because such measures can be used to analyze and compare profitability between companies and industries by eliminating the impact of certain non-cash charges. In addition, we present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance.

We define adjusted net income as net income adjusted to exclude mark-to-market earnings from changes in the fair value of derivative instruments, costs incurred in connection with the COVID-19 pandemic, costs incurred related to the PNMR Merger and other transactions, accelerated depreciation from the repowering of wind farms, and costs incurred in connection with an offshore contract provision. We believe adjusted net income is more useful in understanding and evaluating actual and projected financial performance and contribution of Avangrid core lines of business and to more fully compare and explain our results. The most directly comparable GAAP measure to adjusted net income is net income. We also define adjusted earnings per share as adjusted net income converted to an earnings per share amount.

We define adjusted EBITDA as adjusted net income adjusted to fully exclude the effects of net (loss) income attributable to noncontrolling interests, income tax expense (benefit), depreciation and amortization, interest expense, net of capitalization, other (income) expense and (earnings) losses from equity method investments. We further define adjusted EBITDA with tax credits as adjusted EBITDA adding back the pre-tax effect of retained PTCs and ITCs and PTCs allocated to tax equity investors. The most directly comparable GAAP measure to adjusted EBITDA and adjusted EBITDA with tax credits is net income.

The use of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to Avangrid’s GAAP financial information, and investors are cautioned that the non-GAAP financial measures are limited in their usefulness, may be unique to Avangrid and should be considered only as a supplement to Avangrid’s GAAP financial measures. The non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and have limitations as analytical tools.

Proxy Statement 2024	Non-GAAP Financial Measures	| D- 2

Non-GAAP financial measures are not primary measurements of our performance under GAAP and should not be considered as alternatives to operating income, net income or any other performance measures determined in accordance with GAAP.

The following tables provide a reconciliation between Net Income attributable to Avangrid and non-GAAP measures Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA with Tax Credits by segment for the years ended December 31, 2023, 2022 and 2021, respectively:

	Year Ended December 31, 2023
$ millions	Total	Networks	Renewables	Corporate*

Net Income Attributable to Avangrid, Inc.	$786	$726	$145	$(85)

Adjustments:

Mark-to-market adjustments—Renewables	(21)	—	(21)	—

PNMR Merger and other transaction costs	11	1	6	3

Offshore contract provision	40	—	40	—

Accelerated depreciation from repowering	1	—	1	—

Income tax impact of adjustments(1)	(8)	—	(7)	(1)

Adjusted Net Income(2)	$808	$727	$163	$(82)

Net (loss) income attributable to noncontrolling interests	(121)	3	(124)	—

Income tax (benefit) expense	(1)	141	(60)	(82)

Depreciation and amortization	1,158	694	456	8

Interest expense, net of capitalization	409	287	16	106

Other (income) expense	(129)	(146)	(24)	41

Losses (earnings) from equity method investments	(6)	(15)	9	—

Adjusted EBITDA(3)	$2,118	$1,691	$436	$(9)

Retained PTCs and ITCs	162	—	162	—

PTCs allocated to tax equity investors	150	—	150	—

Adjusted EBITDA with Tax Credits(3)	$2,430	$1,691	$749	$(9)

Proxy Statement 2024	Non-GAAP Financial Measures	| D- 3

	Year Ended December 31, 2022
$ millions	Total	Networks	Renewables	Corporate*

Net Income Attributable to Avangrid, Inc.	$881	$628	$386	$(133)

Adjustments:

Mark-to-market adjustments—Renewables	—	—	—	—

Impact of COVID-19	—	—	—	—

PNMR Merger and other transaction costs	4	—	—	4

Offshore contract provision	24	—	24	—

Accelerated depreciation from repowering	—	—	—	—

Income tax impact of adjustments(1)	(7)	—	(6)	(1)

Adjusted Net Income(2)	$901	$628	$403	$(130)

Net (loss) income attributable to noncontrolling interests	(60)	3	(63)	—

Income tax (benefit) expense	27	94	(108)	41

Depreciation and amortization	1,085	660	424	1

Interest expense, net of capitalization	303	220	16	67

Other (income) expense	(30)	(33)	(10)	13

Losses (earnings) from equity method investments	(262)	(11)	(251)	—

Adjusted EBITDA(3)	$1,964	$1,561	$411	$(8)

Retained PTCs and ITCs	162	—	162	—

PTCs allocated to tax equity investors	119	—	119	—

Adjusted EBITDA with Tax Credits(3)	$2,246	$1,561	$693	$(8)

Proxy Statement 2024	Non-GAAP Financial Measures	| D- 4

	Year Ended December 31, 2021
$ millions	Total	Networks	Renewables	Corporate*

Net Income (Loss) Attributable to Avangrid, Inc.	$707	$636	$131	$(60)

Adjustments:

Mark-to-market adjustments—Renewables	53	—	53	—

Impact of COVID-19	34	34	—	—

PNMR Merger and other transaction costs	12	—	—	12

Offshore contract provision	—	—	—	—

Accelerated depreciation from repowering	—	—	—	—

Income tax impact of adjustments(1)	(26)	(9)	(14)	(3)

Adjusted Net Income(2)	$780	$661	$170	$(51)

Net (loss) income attributable to noncontrolling interests	(64)	3	(67)	—

Income tax (benefit) expense	47	107	(34)	(26)

Depreciation and amortization	1,014	616	397	1

Interest expense, net of capitalization	298	217	1	80

Other (income) expense	(60)	(66)	4	2

Losses (earnings) from equity method investments	(7)	(12)	5	—

Adjusted EBITDA(3)	$2,008	$1,526	$476	$7

Retained PTCs and ITCs	175	—	175	—

PTCs allocated to tax equity investors	80	—	80	—

Adjusted EBITDA with Tax Credits(3)	$2,263	$1,526	$731	$7

(1)

Income tax impact of adjustments: For the year ended December 31, 2023, $6 million from MtM adjustment, $(3) million from merger and other transaction costs and $(11) million from an offshore contract provision. For the year ended December 31, 2022, $(6) million from an offshore contract provision and $(1) million from merger and other transaction costs. For the year ended December 31, 2021, $14 million from MtM adjustment, $9 million from COVID-19 impacts and $3 million from merger and other transaction costs.

(2)

Adjusted Net Income is a non-GAAP financial measure and is presented after excluding MtM activities in Renewables, costs incurred related to the PNMR Merger and other transactions, accelerated depreciation from the repowering of wind farms, an offshore contract provision and costs incurred in connection with the COVID-19 pandemic.

(3)

Adjusted EBITDA is a non-GAAP financial measure defined as adjusted net income adjusted to fully exclude the effects of net (loss) income attributable to noncontrolling interests, income tax expense (benefit), depreciation and amortization, interest expense, net of capitalization, other (income) expense and (earnings) losses from equity method investments. We further define adjusted EBITDA with tax credits as adjusted EBITDA adding back the pre-tax effect of retained PTCs and ITCs and PTCs allocated to tax equity investors.

*	Includes Corporate and other non-regulated entities as well as intersegment eliminations.

Proxy Statement 2024	Proxy Card	| E- 1

FORM OF PROXY CARD

AVANGRID, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: [GRAPHIC APPEARS HERE] 1 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.2 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. AVANGRID, INC. The Board of Directors recommends you vote FOR the following proposal: For AgainstAbstain 1. ADOPT AN AGREEMENT AND PLAN OF MERGER (AS IT MAY BE AMENDED FROM TIME TO TIME, THE “MERGER AGREEMENT”), DATED AS OF MAY 17, 2024, BY AND AMONG IBERDROLA, S.A., A CORPORATION ORGANIZED UNDER THE LAWS OF SPAIN (“PARENT”), ARIZONA MERGER SUB, INC., A NEW YORK CORPORATION AND WHOLLY-OWNED SUBSIDIARY OF PARENT (“MERGER SUB”), AND AVANGRID, INC., A NEW YORK CORPORATION (“AVANGRID”). THE MERGER AGREEMENT PROVIDES THAT, UPON THE TERMS AND SUBJECT TO THE SATISFACTION OR WAIVER OF THE CONDITIONS SET FORTH THEREIN, MERGER SUB WILL MERGE WITH AND INTO AVANGRID, WITH AVANGRID CONTINUING AS THE SURVIVING CORPORATION AND A WHOLLY-OWNED SUBSIDIARY OF PARENT. ☐ ☐ ☐ For All Against All For All Except To vote against any individual nominee(s) mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following nominees: Vote on Directors ☐ ☐ ☐ 2. ELECTION OF DIRECTORS  Nominees: 01) Ignacio S. Galán 08) Teresa Herbert 02) John Baldacci 09) Patricia Jacobs 03) Daniel Alcain Lopéz 10) John Lahey 04) Pedro Azagra Blázquez 11) Santiago Martínez Garrido 05) María Fátima Báñez García 12) José Sáinz Armada 06) Agustín Delgado Martín 13) Alan Solomont 07) Robert Duffy 14) Camille Joseph Varlack The board of directors recommends you vote FOR the following proposals: For  Against Abstain 3. RATIFICATION OF THE SELECTION OF KPMG LLP AS AVANGRID, INC.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024. ☐ ☐ ☐ 4. APPROVE, ON AN ADVISORY BASIS, NAMED EXECUTIVE OFFICERS COMPENSATION. ☐ ☐ ☐ 5. ADJOURN THE ANNUAL MEETING, FROM TIME TO TIME, TO A LATER DATE OR DATES, IF NECESSARY OR APPOPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES TO ADOPT THE MERGER AGREEMENT AT THE TIME OF THE ANNUAL MEETING. ☐ ☐ ☐ NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, 3, 4 and 5. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 1 Note to Draft: Format of the Annual Meeting to be confirmed. 2 Note to Draft: Please confirm if Broadridge will perform tabulation services.

ATTENDANCE TICKET If you plan on personally attending the annual meeting of shareholders, you will be asked to verify that you are a shareholder by presenting this attendance ticket together with a proper form of identification. Cameras, recording devices and other electronic devices including telephones or other devices with photographic capability should not be used during the meeting and are subject to confiscation. For the safety of attendees, all bags, packages, briefcases, and similar items are subject to inspection. Your compliance is appreciated. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON [ 🌑 ], 2024: The notice of annual meeting of shareholders, proxy statement and 2023 annual report are available at www.proxyvote.com. AVANGRID, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS [ 🌑 ], 2024 The shareholder(s) hereby appoint(s) R. Scott Mahoney and Elizabeth K. Riotte, as proxies, each with the power to appoint his or her substitute; and hereby authorize(s) him or her to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of Avangrid, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at [ 🌑 ] a.m. on [ 🌑 ], 2024, at AVANGRID, [125 High Street, Boston, Massachusetts 02110], and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND AS RECOMMENDED FOR EACH PROPOSAL AS WELL AS IN THE DISCRETION OF THE APPOINTED PROXIES WITH RESPECT TO ANY OTHER ITEMS THAT MAY PROPERLY COME BEFORE THE MEETING. FOR PARTICIPANTS IN THE AVANGRID Union 401(k) Plan and AVANGRID Non-Union 401(k) Plan: This Proxy covers all shares for which the undersigned has the right to give voting instructions to Fidelity Management Trust Company, Trustee of the AVANGRID Union 401(K) Plan and AVANGRID Non-Union 401(k) Plan. This Proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 p.m. Eastern Time on [ 🌑 ], 2024, the shares represented by this proxy will be voted in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote. Continued and to be signed on reverse side